As filed with the Securities and Exchange Commission on December 3, 2001
Registration No. 333-72202

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENESIS MICROCHIP INC.
(Exact name of registrant as specified in its charter)

Delaware	5065	77-0584301
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2150 Gold Street
Alviso, California 95002
(408) 262-6599
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Amnon Fisher
Genesis Microchip Inc.
2150 Gold Street
Alviso, California 95002
(408) 262-6599
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Selim Day, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market Street, Spear Tower, Suite 3300 San Francisco, California 94105 (415) 947-2000	Chandrashekar M. Reddy Sage, Inc. 1601 McCarthy Boulevard Milpitas, California 95035 (408) 383-5300	John W. Campbell, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TO THE STOCKHOLDERS OF GENESIS MICROCHIP INCORPORATED AND SAGE, INC.:

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

          Genesis Microchip Incorporated, a Nova Scotia company, which we refer to as Genesis Microchip, and Sage, Inc., a Delaware corporation, which we refer to as Sage, have agreed to merge. Immediately prior to the merger, Genesis Microchip will complete a reorganization in which the public company will change from Genesis Microchip, a Nova Scotia company, to Genesis Microchip Inc., a Delaware corporation, which we refer to as Genesis Microchip Delaware. When the reorganization is completed, Genesis Microchip shareholders will receive one share of Genesis Microchip Delaware for each common share of Genesis Microchip they own. When the merger is completed, Sage common stockholders will receive 0.571 of a share of common stock of Genesis Microchip Delaware for each share of Sage common stock they own. Genesis Microchip’s shareholders must approve the reorganization proposal as a condition to the merger. However, if the reorganization is approved, Genesis Microchip intends to complete the reorganization whether or not the merger is approved.

          Genesis Microchip Delaware common stock will be listed on the Nasdaq National Market under the trading symbol “GNSS.” Genesis Microchip common stock is currently listed on the Nasdaq National Market under the trading symbol “GNSS,” and closed at $56.93 per share on November 30, 2001. Sage common stock is listed on the Nasdaq National Market under the trading symbol “SAGI,” and closed at $31.85 per share on November 30, 2001.

          The board of directors of each of Genesis Microchip and Sage have approved the merger and recommend that their respective stockholders vote “FOR” the merger proposals as described in the attached materials. In addition, the board of directors of Genesis Microchip has approved the reorganization and recommends that its shareholders vote “FOR” the reorganization proposal as described in the attached materials. Information about the merger and the reorganization is contained in this joint proxy statement/prospectus. We urge you to read this material, including the section describing risk factors that begins on page 20.

          The dates, times and places of the meetings are as follows:

For Genesis Microchip shareholders:	For Sage stockholders:

, 8:00 a.m.	, a.m.
Stewart McKelvey Stirling Scales	Sage, Inc. Headquarters
Purdy’s Wharf Tower One	1601 McCarthy Boulevard
Suite 900	Milpitas, California 95035
1959 Upper Water Street
Halifax, Nova Scotia
Canada B3J 2X2

          Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meetings, please take the time to vote by completing, signing and dating the enclosed proxy card and returning it promptly in the postage paid envelope provided so that your shares will be represented at the special meetings.

          We strongly support the proposed transactions and join with our boards of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

Amnon Fisher	Chandrashekar M. Reddy
President and Chief Executive Officer	President and Chief Executive Officer
Genesis Microchip Incorporated	Sage, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Genesis Microchip Delaware common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          This joint proxy statement/prospectus is dated         , 2002 and is first being mailed to stockholders of Genesis Microchip and Sage on or about         , 2002 .

Genesis Microchip Incorporated
165 Commerce Valley Drive W.
Thornhill, Ontario Canada L3T 7V8
(905) 889-5400

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD             , 2002

To	the Shareholders of Genesis Microchip Incorporated:

          Notice is hereby given that a special general meeting of shareholders of Genesis Microchip Incorporated, which we refer to as Genesis Microchip, will be held on                              , 2002 at 8:00 a.m., local time, at Stewart McKelvey Stirling Scales at Suite 900, Purdy’s Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, NS, Canada, B3J 2X2, for the following purposes:

1.
to consider, pursuant to an interim order of the Supreme Court of Nova Scotia dated             , 2002, and to vote upon a proposed resolution to approve an arrangement under Section 130 of the Companies Act (Nova Scotia) that will reorganize Genesis Microchip from a Nova Scotia company to a newly formed Delaware corporation, which we refer to as Genesis Microchip Delaware. In this reorganization, Genesis Microchip, a Nova Scotia company, will become a wholly owned subsidiary of Genesis Microchip Delaware, and shareholders of Genesis Microchip will become stockholders of Genesis Microchip Delaware;

2.
to consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of Genesis Microchip Delaware, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 27, 2001, by and between Genesis Microchip and Sage, pursuant to which Sage will become a wholly owned subsidiary of Genesis Microchip Delaware; and

3.	to transact such other business as may properly come before the special general meeting or any adjournment or postponement thereof.

          These items of business are more fully described in the attached joint proxy statement/prospectus.

          All Genesis Microchip shareholders are cordially invited to attend the Genesis Microchip special general meeting. Only shareholders of record at the close of business on                  , 2002, the record date fixed by the board of directors, are entitled to notice of and to vote at the special general meeting or any adjournment or postponement thereof.

        Your vote is very important. Whether or not you plan to attend the special general meeting, please take the time to vote today by completing, signing and dating the enclosed proxy and returning it promptly in the postage paid envelope provided so that your shares will be represented at the special general meeting.

By	Order of the Board of Directors of Genesis Microchip Incorporated

Ontario, Canada	I. Eric Erdman
, 2002	Chief Financial Officer and Secretary

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD             , 2002

To	the Stockholders of Sage, Inc.:

          Notice is hereby given that a special meeting of stockholders of Sage, Inc., which we refer to as Sage, will be held on             , 2002 at         a.m., local time, at its offices at 1601 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

1.
to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of September 27, 2001, by and between Genesis Microchip and Sage and to approve the merger described therein. Prior to the merger, Genesis Microchip will reorganize from a Nova Scotia company to a Delaware corporation, which we refer to as Genesis Microchip Delaware. Pursuant to the merger agreement, Sage will become a wholly owned subsidiary of Genesis Microchip Delaware. Each outstanding share of common stock, par value $0.01 per share, of Sage will be canceled and converted into the right to receive 0.571 of a share of common stock of Genesis Microchip Delaware; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

          These items of business are more fully described in the attached joint proxy statement/prospectus.

          All Sage stockholders are cordially invited to attend the Sage special meeting. Only stockholders of record at the close of business on             , 2002, the record date fixed by the board of directors, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

          Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote today by telephone, via the Internet, or by completing, signing and dating the enclosed proxy and returning it promptly in the postage paid envelope provided so that your shares will be represented at the special meeting.

By	Order of the Board of Directors of Sage, Inc.

Sim	on P. Westbrook
Ch	ief Financial Officer and Secretary

Mi	lpitas, California
, 2002

i

(continued)

(continued)

(continued)

ADDITIONAL INFORMATION

          This joint proxy statement/prospectus incorporates important business and financial information about Genesis Microchip and Sage from documents that each company has filed with the Securities and Exchange Commission and that have not been included in or delivered with this joint proxy statement/prospectus.

          Genesis Microchip will provide you with copies of this information relating to Genesis Microchip, without charge, upon written or oral request to:

Genesis Microchip Incorporated
165 Commerce Valley Drive W.
Thornhill, Ontario Canada L3T 7V8
Attention: Chief Financial Officer
Telephone Number: (905) 889-5400

          Sage will provide you with copies of this information relating to Sage, without charge, upon written or oral request to:

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035
Attention: Chief Financial Officer
Telephone Number: (408) 383-5300

          If you would like to request any documents, please do so by         , 2002 in order to receive them before the special meetings. See “Where You Can Find More Information” beginning on page 137.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE REORGANIZATION

Q:	What is happening?

A:	Two things are happening.

•
First, Genesis Microchip is exchanging its shares in order to reorganize from a Nova Scotia company to a Delaware corporation. Currently, Genesis Microchip is a Nova Scotia company but has most of its operations in Silicon Valley in the United States.

•	Second, Genesis Microchip and Sage are proposing to merge.

Q:	How is this happening?

A:	The reorganization and the merger will be completed in two distinct steps, to be completed in succession once all conditions are satisfied.

•
Step One – The Reorganization. Genesis Microchip, a Nova Scotia company, will exchange all common shares held by its shareholders for newly issued shares of Genesis Microchip Inc., a newly formed Delaware corporation and a subsidiary of Genesis Microchip Incorporated. The Nova Scotia company will become a subsidiary of the Delaware corporation and the shareholders of the Nova Scotia company will become stockholders of the Delaware corporation.

•
Step Two – The Merger. The newly formed Delaware corporation, Genesis Microchip Delaware, will acquire Sage in a merger transaction between Sage and a subsidiary of Genesis Microchip Delaware, such that Sage will survive the merger as a subsidiary of Genesis Microchip Delaware.

Q:	Why are Genesis Microchip and Sage proposing to merge?

A:
We are proposing the merger because we believe the combined strengths of our two companies will create a more efficient and competitive participant in the display processor industry. We believe that the merger will expand our financial, technological, operational, and marketing resources and capabilities that will be necessary to compete successfully in this industry against companies with far greater resources and capabilities and new entrants.

Q:	Why is Genesis Microchip proposing the reorganization?

A:
Genesis Microchip is generally unable to acquire U.S. companies in stock-for-stock transactions intended to be tax-free to the selling company’s stockholders under U.S. law. The reorganization of Genesis Microchip from a Nova Scotia company to a Delaware corporation will enable it to acquire U.S. companies in tax-free transactions.

Q:	What effect will the reorganization have on Genesis Microchip shareholders?

A:
If the reorganization is completed, Genesis Microchip shareholders will become stockholders of Genesis Microchip Delaware, and each outstanding share of Genesis Microchip will be exchanged for one share of Genesis Microchip Delaware.

Q:	What will Sage stockholders receive in the merger?

A:
If the merger is completed, each outstanding share of Sage common stock will be converted into the right to receive 0.571 of a common share of Genesis Microchip Delaware. Genesis Microchip Delaware will not issue fractional shares in connection with the merger. Sage stockholders will receive cash, without interest, rather than a fractional share of Genesis Microchip Delaware common stock that Sage stockholders would otherwise be entitled to receive in the merger.

Q:	What happens if the reorganization is not completed?

A:	Genesis Microchip shareholders: You will continue to hold shares of Genesis Microchip.

The proposed merger with Sage, even if approved by stockholders of both companies, will not be consummated.

Sage stockholders: The proposed merger, even if approved by stockholders of both companies, will not be consummated.

Q:	What happens if the reorganization is approved but the merger or the issuance of shares in the merger is not approved by stockholders?

A:	The reorganization will be effected but the merger will not be completed.

Q:	What will happen to my stock options?

A:
Genesis Microchip option holders:    Your options to purchase common stock of Genesis Microchip will be assumed by Genesis Microchip Delaware in the reorganization and will become exercisable, on the same terms and conditions as your current options, for common stock of Genesis Microchip Delaware.

Sage option holders:    Your options to purchase common stock of Sage will be assumed by Genesis Microchip Delaware in the merger, and will become exercisable for shares of Genesis Microchip Delaware common stock after completion of the merger. After the merger, your options will constitute options to acquire a number of shares of Genesis Microchip Delaware common stock equal to the number of shares of Sage common stock subject to the unexercised portion of such option multiplied by 0.571, rounded down to the nearest whole number. The exercise price per share of each assumed option will be equal to the exercise price per share of each assumed option to purchase shares of Sage common stock divided by 0.571, rounded up to the nearest whole cent.

Q:	What am I being asked to vote upon?

A:	Genesis Microchip shareholders: You are being asked to vote to approve two things:

•	First, the reorganization of Genesis Microchip from a Nova Scotia company to Genesis Microchip Delaware, a newly formed Delaware corporation.

•	Second, the issuance of shares of common stock of Genesis Microchip Delaware in connection with the merger.

Sage stockholders: You are being asked to vote to approve the merger.

Q:	What approvals are required?

A:	Genesis Microchip shareholders: The reorganization of Genesis Microchip from a Nova Scotia company to a Delaware corporation requires:

•	The affirmative vote of at least a majority of the number of shareholders of Genesis Microchip present, in person or by proxy, at the Genesis Microchip special general meeting; and

•	The affirmative vote of holders of at least seventy-five percent of the common shares of Genesis Microchip present, in person or by proxy, at the special general meeting.

The approval of the issuance of shares of Genesis Microchip Delaware in the merger requires the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the special general meeting.

Sage stockholders:    The affirmative vote of stockholders holding at least a majority of the outstanding shares of Sage common stock is required to approve and adopt the merger agreement and approve the merger.

Q:	Will the merger result in any material disadvantages to Genesis Microchip shareholders?

A:
Genesis Microchip will incur significant costs as a result of the merger. In addition to incurring transaction costs, Genesis Microchip expects to incur additional charges to the combined company’s earnings as a result of the amortization of intangible assets arising from the merger. Genesis Microchip currently estimates the amount of the additional annual charges for amortization of intangible assets to be approximately $22.8 million. Additional information relating to these charges for amortization of intangible assets can be found in “Unaudited Pro Forma Combined Consolidated Financial Statements” beginning on page 82.

Q:	How does my board of directors recommend that I vote on the proposals?

A:	Genesis Microchip shareholders: The board of directors of Genesis Microchip unanimously recommends that you vote “FOR” each of the two proposals submitted by the board.

Sage stockholders: The board of directors of Sage unanimously recommends that you vote “FOR” the merger.

Q:	Will I be able to trade the stock I receive?

A:
Genesis Microchip shareholders:    Yes, unless you are an affiliate of Genesis Microchip. Genesis Microchip is currently traded on the Nasdaq National Market under the symbol “GNSS” and is not traded on any Canadian or other exchange. Your shares of Genesis Microchip exchanged for shares of common stock of Genesis Microchip Delaware will be listed on the Nasdaq National Market under the same symbol, “GNSS.” Persons who are deemed to be affiliates of Genesis Microchip Delaware, however, must comply with Rule 145 under the Securities Act if they wish to sell or otherwise transfer any of the shares of Genesis Microchip Delaware they receive in the reorganization.

Sage stockholders:    Yes. The shares of Genesis Microchip Delaware common stock will be listed on the Nasdaq National Market under the symbol “GNSS.” Persons who are deemed to be affiliates of Sage prior to the completion of the merger, however, must comply with Rule 145 under the Securities Act if they wish to sell or otherwise transfer the shares of Genesis Microchip Delaware common stock they receive in the merger.

Q:	If the reorganization and merger are approved, when is everything expected to be completed?

A:	The reorganization must occur prior to consummation of the merger.

•
The reorganization.    The reorganization is subject to approval by the Supreme Court of Nova Scotia. A hearing for this approval has been scheduled for              , 2002. It is expected that the reorganization will become effective as soon as possible after Genesis Microchip obtains a final order from the Supreme Court of Nova Scotia.

•
The merger.    If all conditions to closing have been satisfied, the parties will close as soon as possible after the special meeting of stockholders of Sage and the special general meeting of shareholders of Genesis Microchip on              , 2002 and after Genesis Microchip obtains a final order from the Supreme Court of Nova Scotia to approve the reorganization.

Q:	When is the special general meeting of shareholders of Genesis Microchip relating to the reorganization and the merger?

A:
The special general meeting of shareholders of Genesis Microchip will be held on              , 2002, at 8:00 a.m. local time, at Stewart McKelvey Stirling Scales at Suite 900, Purdy’s Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, NS, Canada, B3J 2X2.

If there is no quorum for the special general meeting, Genesis Microchip intends to adjourn the special general meeting for seven days as provided in its articles of association. Genesis Microchip may then conduct a special general meeting and the shareholders present at that meeting shall constitute a quorum.

Q:	When is the special meeting of Sage stockholders relating to the merger?

A:	The special meeting of Sage stockholders will take place on , 2002 , at , local time, at the offices of Sage at 1601 McCarthy Boulevard, Milpitas, California 95035.

Q:	How do I vote? (see pages 37 and 40)

A:	•
After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, complete, sign and date the enclosed proxy card, and then mail it in the enclosed pre-paid return envelope as soon as possible so that your shares can be voted at the Genesis Microchip special general meeting or the Sage special meeting.

•
You may also attend the Genesis Microchip special general meeting or the Sage special meeting and vote in person instead of submitting a proxy. If your shares are held by your broker, consult your broker on how to arrange for voting at the meeting.

•
Whether or not you plan to attend the Genesis Microchip special general meeting or the Sage special meeting, please complete, sign, date and return the accompanying proxy card so that your shares will be represented.

•	Returning your proxy will not deprive you of your right to attend the Genesis Microchip special general meeting or the Sage special meeting and vote your shares in person.

Q:	Can I vote by telephone or electronically? (see pages 37 and 40)

A:
Genesis Microchip shareholders:    Registered Genesis Microchip shareholders must vote by returning their proxy cards or voting in person at the special general meeting. Registered Genesis Microchip shareholders cannot vote by telephone or electronically. Non-registered shareholders may be able to submit voting instructions to their intermediary by telephone or via the internet, and should follow the instructions provided by such intermediary.

Sage stockholders:    Under Delaware law, Sage stockholders may submit proxies electronically, via the Internet or by telephone. Specific instructions on voting via the Internet or by telephone are included in the Sage proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (see pages 36 and 39)

A:
No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares may be considered present at the special general meeting of Genesis Microchip shareholders or the special meeting of Sage stockholders for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of any proposal. If you have instructed a broker to vote your shares and wish to change your vote, you must follow directions received from your broker to change those instructions.

Q:	What happens if I don’t return a proxy card? (see pages 36 and 39)

A:
Genesis Microchip shareholders:    Failure to return a proxy will have the effect of reducing the number of votes cast at the special general meeting of Genesis Microchip shareholders and of reducing the number of votes needed to approve the proposals. The failure to return a proxy may also contribute to a failure to obtain a quorum at the meeting.

Sage stockholders:    Failure to return a proxy will have the effect of reducing the number of votes cast at the special meeting of Sage stockholders. The failure to return a proxy may also contribute to a failure to obtain a quorum at the meeting.

Q:	What happens if I am a record holder and I return a properly executed proxy card but I don’t indicate how to vote my proxy? (see pages 37 and 40)

A:	Genesis Microchip shareholders: Your shares will be voted “FOR” each of the reorganization and the issuance of shares of Genesis Microchip Delaware common stock in the merger.

Sage stockholders: Your shares of Sage common stock will be voted “FOR” adoption and approval of the merger agreement and approval of the merger.

Q:	Can I change my vote after I have mailed my proxy card? (see pages 37 and 40)

A:	Yes, you can change your vote at any time before your proxy is voted at your special meeting or special general meeting. If you are a shareholder of record, you can do this in one of three ways.

•	First, you can send a written notice to Genesis Microchip or Sage care of Innisfree M&A Incorporated or to the Secretary of Sage, stating that you would like to revoke your previously delivered proxy.

•	Second, you can complete and deliver a later dated proxy card to Genesis Microchip or Sage care of Innisfree M&A Incorporated.

•
Third, you can attend the Genesis Microchip special general meeting or the Sage special meeting and vote in person. Your attendance at the special general meeting or special meeting, by itself, however, will not revoke your previously delivered proxy.

If your shares are held by your broker, consult your broker for procedures to change your vote.

Q:	When should I send in my share certificates? (see pages 65 and 107)

A:
Genesis Microchip shareholders:    Please do not send in your share certificates with your proxy card. You must keep your share certificates until after the reorganization has been completed, at which time you will receive a letter of transmittal describing how you may exchange your Genesis Microchip share certificates for certificates representing shares of Genesis Microchip Delaware common stock. At that time, you will have to submit your Genesis Microchip share certificates to the exchange agent with your completed letter of transmittal.

Sage stockholders:    Please do not send in your stock certificates with your proxy card. You must keep your stock certificates until after the merger has been completed, at which time you will receive a letter of transmittal describing how you may exchange your Sage stock certificates for certificates representing shares of Genesis Microchip Delaware common stock. At that time, you will have to submit your Sage stock certificates to the exchange agent with your completed letter of transmittal.

Q:	Are there risks I should consider in deciding whether to vote for the reorganization and the merger? (see page 20)

A:
Yes.    The section entitled “Risk Factors” beginning on page 20 of this joint proxy statement/prospectus describes a number of risk factors that you should consider in connection with the reorganization and the merger.

Q:	Who can help answer my questions about the reorganization and the merger?

A:
If you have any questions about the reorganization or the merger or how to vote your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, New York 10022

Call Toll Free: (888) 750-5834
Banks and Brokers Call Collect:
(212) 750-5833

Genesis Microchip shareholders may also call:

Genesis Microchip Incorporated
165 Commerce Valley Drive, W.
Thornhill, Ontario Canada L3T 7V8
Attention: Chief Financial Officer
(905) 889-5400

          Sage stockholders may also call:

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035
Attention: Chief Financial Officer and Secretary
(408) 383-5300

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

          This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, you should carefully read the entire joint proxy statement/prospectus for a more complete understanding of the proposed reorganization of Genesis Microchip and the merger with Sage. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement and the share exchange and arrangement agreement and plan of arrangement, which are attached as Annexes A and E, respectively. You should also review the other available information referred to in “Where You Can Find More Information” on page 137.

THE COMPANIES

Genesis Microchip Incorporated
165	Commerce Valley Drive W.
Th	ornhill, Ontario L3T 7V8
(90	5) 889-5400

          Genesis Microchip designs, develops and markets integrated circuits that process digital video and graphic images. Genesis Microchip’s integrated circuits are typically located inside a display device and process images so that they can be viewed on that display. Genesis Microchip currently focuses on digital display systems such as flat panel computer monitors, digital CRT monitors, and digital television. In addition to Genesis Microchip’s image processing technologies, Genesis Microchip has developed communications technologies. These communications technologies focus on the reception of data by display devices, such as a computer monitor receiving signals from a computer. Genesis Microchip’s integrated circuit products contain various combinations of its image processing or communications technologies, depending on the needs of the targeted market.

Genesis Microchip Inc.
215	0 Gold Street
Alv	iso, California 95002
(40	8) 262-6599

          Genesis Microchip Delaware is a newly formed Delaware corporation and will become the parent company of Genesis Microchip following the reorganization. Shareholders of Genesis Microchip immediately prior to the reorganization will become stockholders of Genesis Microchip Delaware after giving effect to the reorganization.

Sage, Inc.
160	1 McCarthy Boulevard
Mi	lpitas, California 95035
(40	8) 383-5300

          Sage was incorporated in 1994 in California. Sage designs, develops and markets digital display and video processors that are used in existing personal computers and display monitors and in emerging display devices such as flat panel monitors, flat panel televisions, projection devices, digital cathode ray tube displays, Internet appliances and touch-screen displays used in retail and industrial settings. These display processor chips provide integrated analog-to-digital conversion, signal reformatting and color processing capabilities. Sage’s systems-on-a-chip technology is designed to provide highly integrated mixed-signal and system functionality with higher picture quality than lower-quality processors at a similar component cost. Sage also designs and sells circuit boards that incorporate its semiconductors.

REVENUE AND NET INCOME (LOSS)

Revenue

          For the fiscal year ended March 31, 2001, Genesis reported revenues of $63.6 million, representing a 19.3% increase from the previous fiscal year. For the six months ended September 30, 2001, Genesis reported revenue of $57.4 million, representing an increase of 106.2% from the corresponding six month period ended September 30, 2000.

          For the fiscal year ended March 31, 2001, Sage reported revenues of $31.4 million, representing a 75.6% increase from the previous fiscal year. For the six months ended September 30, 2001, Sage reported revenue of $18.0 million, representing an increase of 19.2% from the corresponding six month period ended September 30, 2000.

          This significant growth in revenue has resulted from the increased demand for Genesis and Sage products.

Net Income (Loss)

          For the fiscal year ended March 31, 2001, Genesis reported net income of $2.7 million compared to net income of $6.0 million for the previous fiscal year. The decrease in earnings was primarily due to lower gross margin percentage offset in part by higher revenues. The lower gross margin resulted primarily from costs incurred in the fourth quarter of the 2001 fiscal year, attributable to the write down of prior generation products and initial low manufacturing yield associated with a new product. For the six months ended September 30, 2001, Genesis reported net income of $8.2 million compared with $3.5 million in the corresponding six month period ended September 30, 2000. The increase in earnings resulted from significantly higher revenues offset in part by lower gross margins and higher operating expenses.

          For the fiscal year ended March 31, 2001, Sage reported a net loss of $121.1 million compared to a net loss of $4.6 million for the previous fiscal year. The increase in loss was due to the write down of intangible assets previously recorded on acquisition of Faroudja, lower margins and increases in operating expenses. Net loss, excluding amortization and charges that related to these intangibles and in-process technology, was $2.3 million for the fiscal year ended March 31, 2001, compared to $2.1 million in fiscal 2000. For the six months ended September 30, 2001, Sage reported a net loss of $6.5 million compared with $15.3 million in the corresponding six month period ended September 30, 2000. The decrease in loss resulted from lower amortization of remaining intangibles assets related to the acquisition of Faroudja, offset in part by higher operating expenses and costs associated with the proposed sale of the company to Genesis.

EXCHANGE RATIO

          Because the exchange ratio is fixed at 0.571, as the stock price of Genesis Microchip fluctuates, so does the market value of the stock consideration to be paid by Genesis Microchip. For example, as set forth in the table below, if Genesis Microchip Delaware common stock is trading at $27.30 per share at the time of close, the consideration received by Sage stockholders would have a value of $15.59 per share and approximately $221.54 million in total. If Genesis Microchip Delaware common stock is trading at $56.93 per share at the time of close, the consideration received by Sage stockholders would have a value of approximately $32.51 per share and $462.07 million in total. The post-closing value of the consideration would then be subject to the fluctuations of the stock market. In reaching their respective decisions to approve the merger agreement, the board of directors of each of Genesis Microchip and Sage considered, among other factors, in exercising their fiduciary duties, this fixed exchange ratio and the percentages of the combined company that will be held by the former stockholders of Genesis Microchip and Sage following the merger.

Genesis Stock Price	Per Share Consideration to Sage Stockholders
$20.00	$11.42
$27.30(1)	$15.59
$40.00	$22.84
$56.93(2)	$32.51

(1)	Closing price on September 27, 2001.
(2)	Closing price on November 30, 2001.

          Each board has obtained from its respective investment banking firm an opinion as to the fairness, from a financial point of view, of the fixed exchange ratio.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

Opinion of Dresdner Kleinwort Wasserstein (see page 47)

          In deciding to approve the merger, Genesis Microchip’s board of directors considered the opinion of its financial advisor, Dresdner Kleinwort Wasserstein, Inc., or DrKW, that, as of the date of its opinion, the ratio to exchange Genesis Microchip Delaware common stock for Sage common stock was fair, from a financial point of view, to Genesis Microchip. The full text of this opinion, which sets forth the assumptions made, matters considered, and limits on review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Genesis Microchip urges its shareholders to read the opinion of DrKW in its entirety.

Opinion of U.S. Bancorp Piper Jaffray (see page 56)

          In deciding to approve the merger, Sage’s board of directors considered the opinion of its financial advisor, U.S. Bancorp Piper Jaffray, that, as of the date of its opinion, the ratio to exchange Genesis Microchip Delaware common stock for Sage common stock was fair, from a financial point of view, to the stockholders of Sage. The full text of this opinion, which sets forth the assumptions made, matters considered, and limits on review undertaken, is attached as Annex D to this joint proxy statement/prospectus. Sage urges its stockholders to read the opinion of U.S. Bancorp Piper Jaffray in its entirety.

INTERESTS OF SAGE MANAGEMENT IN THE MERGER

          Some of Sage’s executive officers have entered into employment agreements with Genesis Microchip in connection with the merger. If Genesis Microchip terminates without cause the employment of these executive officers or if such officers terminate their employment for good reason during a period of up to two years after the merger is consummated, Genesis Microchip must continue to pay such officers’ base salary for the six month period following the termination date, such officers will be entitled to continue to participate in benefit plans during that period (or receive a lump sum payment, at the option of Genesis Microchip) and, if the termination occurs within six months after the closing, effective on the termination date, the unvested portion of any option exchanged for options of Genesis Microchip Delaware will vest and such officers will have the right to exercise the option for a twenty-four month period following the termination date.

SHARE OWNERSHIP OF
GENESIS MICROCHIP MANAGEMENT

          At the close of business on the record date, directors and executive officers of Genesis Microchip together with their affiliates beneficially owned and were entitled to vote approximately              Genesis Microchip common shares, which represented less than        percent of all outstanding shares of Genesis Microchip common shares entitled to vote at the special general meeting.

SHARE OWNERSHIP OF
SAGE MANAGEMENT

          At the close of business on the record date, directors and executive officers of Sage together with their affiliates beneficially owned and were entitled to vote approximately                  shares of Sage common stock which represented approximately          of all outstanding shares of Sage common stock entitled to vote at the special meeting.

          Each of these directors and some of the executive officers entered into voting agreements with Genesis Microchip, whereby Genesis Microchip has an irrevocable proxy to vote such shares of Sage common stock in favor of the merger.

THE MERGER AGREEMENT

Sage Prohibited from Soliciting Other Offers (see page 70)

          Sage has agreed that while the merger agreement is pending, it will not initiate or, subject to some limited exceptions, participate in discussions with any third party regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock.

Conditions to Completion of the Merger (see page 72)

          Completion of the merger is subject to the satisfaction of a number of conditions, including:

•	approval of the merger by the Sage stockholders;

•	approval of the issuance of Genesis Microchip Delaware common stock by the Genesis Microchip shareholders;

•	consummation of the reorganization of Genesis Microchip; and

•
Genesis Microchip Delaware’s receipt of an opinion of its U.S. tax counsel that the reorganization together with the merger qualifies as a tax-free exchange under the provisions of Section 351 of the United States Internal Revenue Code and Sage’s receipt of an opinion of its U.S. tax counsel that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code.

Termination of the Merger Agreement (see page 74)

          Either Genesis Microchip or Sage can terminate the merger agreement if the merger is not completed by May 31, 2002, and under various other circumstances.

Termination Fee (see page 75)

          Sage may be required to pay Genesis Microchip a fee of $9.64 million, plus Genesis Microchip’s actual and documented out-of-pocket fees and expenses incurred in connection with the merger (but in any event not to exceed $1.75 million in the aggregate), if the merger agreement is terminated under certain enumerated circumstances. Genesis Microchip will not be required to pay Sage any fee, or issue any stock to Sage’s stockholders, if the merger agreement is terminated for any reason. Sage does not have the right to terminate the transaction solely because of changes in the market price of Genesis Microchip common shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (see page 77)

          It is expected that the merger will constitute a tax-free reorganization for United States federal income tax purposes. Accordingly, no gain or loss is expected to be recognized for United States federal income tax purposes by the Sage stockholders upon exchange of their Sage common stock in the merger (except with respect to any cash received in the merger in lieu of any fractional share). It is a condition to the merger that Sage receives an opinion from its United States tax counsel that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code.

          Tax matters can be complicated, and the tax consequences to you of the merger will depend on the facts of your own situation. You are urged to consult your own tax advisors to understand fully the tax consequences of the merger to you.

DISSENTERS’ RIGHTS OF APPRAISAL IN THE MERGER (see page 80)

          Neither holders of Sage common stock nor holders of Genesis Microchip Delaware common stock will be entitled to dissenters’ rights of appraisal in connection with the merger.

ACCOUNTING TREATMENT OF THE MERGER (see page 79)

          Genesis Microchip Delaware will account for the merger as a purchase transaction. Under the purchase method of accounting, Genesis Microchip Delaware will measure the purchase price at the fair value of consideration (measured as at the date of agreement and announcement) given for the Sage common stock and for options to purchase Sage common stock assumed by Genesis Microchip Delaware, plus the amount of direct transaction costs. Genesis Microchip Delaware will allocate these costs to the acquired tangible and intangible assets, with any excess purchase price being assigned to goodwill.

REGULATORY APPROVALS (see page 79)

          The merger is subject to United States antitrust law. Genesis Microchip and Sage have made required filings under applicable United States antitrust law with the U.S. Department of Justice and the Federal Trade Commission. The Hart-Scott-Rodino statutory waiting period has expired. A governmental authority or private person could challenge or seek to block the merger under the antitrust laws at any time before or after the merger is completed.

GENESIS MICROCHIP DELAWARE BOARD COMPOSITION (see page 79)

          At the closing of the merger:

•	the board of directors of Genesis Microchip Delaware will consist of seven directors, including five directors from the board of Genesis Microchip; and

•	Chandrashekar M. Reddy, president and chief executive officer of Sage and N. Damodar Reddy, a member of Sage’s board of directors, will be appointed to the Genesis Microchip board.

BUSINESS AND STRUCTURE OF THE COMBINED COMPANY

          Genesis Microchip and Sage believe that the transaction will enable the combined company to create a more efficient and competitive participant in the industry for display processor applications by combining the companies’ complementary technologies.

          Following completion of the merger, Genesis Microchip and Sage plan to combine their businesses. The combined company will be organized into two groups:

•	Research and Development; and

•	Sales and Administration.

          The Research and Development operations of both Genesis Microchip and Sage located in Silicon Valley, California will be consolidated into one location while operations in Canada and India will remain in their present locations.

          The sales, marketing and administrative functions of each of Genesis Microchip and Sage will be consolidated into one functional group. The combined company will have some redundancy potentially resulting in job losses primarily in its sales, marketing and administrative functions.

THE REORGANIZATION

Material Tax Consequences of the Reorganization (see page 111)

Sage and Genesis Microchip stockholders should read carefully the information under “The Reorganization—Material Tax Consequences,” which qualifies the information set forth below, and should consult their tax advisors. No advance income tax rulings have been or will be sought or obtained with respect to any of the transactions described herein.

•	United States

          It is expected and intended that the reorganization and the merger will be treated, for U.S. federal income tax purposes, as one integrated transaction qualifying as a tax-free exchange with respect to the Genesis Microchip shareholders such that Genesis Microchip shareholders are expected to recognize no gain or loss for United States federal income tax purposes upon exchange of their Genesis Microchip shares for Genesis Microchip Delaware stock in the reorganization.

•	Canada

          The exchange of Genesis Microchip common shares in connection with the reorganization will be taxable to Genesis Microchip shareholders that are Canadian residents. As a result, a Canadian resident Genesis Microchip shareholder will realize a capital gain (or loss) if the fair market value of the Genesis Microchip Delaware shares received exceeds (or is less than) the total of the adjusted cost base of his or her Genesis Microchip common shares and any reasonable costs of disposition. Non-resident Canadian Genesis Microchip shareholders will not be subject to Canadian federal income tax on the exchange of Genesis Microchip common shares in connection with the reorganization unless those Genesis Microchip common shares constitute “taxable Canadian property” within the meaning of the Income Tax Act (Canada) and any gains are not otherwise exempt from tax under that Act pursuant to an exemption contained in an applicable income tax treaty or convention.

Rights of Dissent and Dissent Procedures (see page 108)

          Genesis Microchip shareholders will be granted dissenters’ rights of appraisal pursuant to the plan of arrangement in connection with the reorganization. Genesis Microchip shareholders who properly exercise their dissent rights pursuant to the interim order issued by the Supreme Court of Nova Scotia will be entitled to be paid the fair value of their Genesis Microchip common shares, determined as of the day before the arrangement resolution is passed. The dissent procedures require that a Genesis Microchip shareholder who wishes to dissent must provide Genesis Microchip a dissent notice prior to the termination of the Genesis Microchip special general meeting.

Accounting Treatment of the Reorganization (see page 110)

          For accounting purposes, the reorganization will be accounted for as a non-substantive exchange whereby the net assets of Genesis Microchip will be recorded by Genesis Microchip Delaware in its consolidated financial statements initially at the same carrying value as recorded in the consolidated financial statements of Genesis Microchip immediately prior to the reorganization. In addition, the financial position, results of operations and cash flows previously reported by Genesis Microchip prior to the reorganization will be reported unchanged in the comparative period to the consolidated financial statements of Genesis Microchip Delaware.

          On an ongoing basis, Genesis Microchip Delaware will continue to assess the recoverability of its deferred tax assets arising in various tax jurisdictions and will review the related valuation allowances as appropriate.

GENESIS MICROCHIP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The selected consolidated statement of operations data of Genesis Microchip for the years ended March 31, 2001 and 2000 and the ten months ended March 31, 1999 and the selected consolidated balance sheet data at March 31, 2001 and 2000 are derived from Genesis Microchip’s Annual Report on Form 10-K for its fiscal year ended March 31, 2001 incorporated by reference in this joint proxy statement/prospectus. The selected consolidated statement of operations data for the years ended March 31, 1998 and 1997 and the selected consolidated balance sheet data at March 31, 1999, May 31, 1998 and 1997 are derived from Genesis Microchip’s audited consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus. The selected consolidated statement of operations data for the six-month periods ended September 30, 2001 and 2000 and selected consolidated balance sheet data as at September 30, 2001 are derived from Genesis Microchip’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001 incorporated by reference in this joint proxy statement/prospectus. The unaudited September 30, 2001 and 2000 financial information reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary to a fair presentation of the results for the periods presented. The operating results for the six months ended September 30, 2001 are not necessarily indicative of results that may be expected for the year ending March 31, 2002 or any other interim period of future fiscal years. The historical data are only a summary, and you should read them in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Genesis Microchip which have been incorporated by reference into this joint proxy statement/prospectus.

Genesis Microchip
Selected Consolidated Financial Data

	Six Months Ended September 30,		Year Ended March 31,		Ten Months Ended March 31,	Year Ended May 31,
	2001	2000	2001	2000	1999	1998	1997
	(unaudited)		(in thousands of U.S. dollars, except per share data)
Consolidated Statement of Operations Data:
Revenues	$57,443	$27,852	$63,627	$53,332	$37,738	$15,988	$4,527
Cost of revenues	30,910	9,957	32,416	17,021	14,062	4,869	2,983

Gross profit	26,533	17,895	31,211	36,311	23,676	11,119	1,544
Operating expenses:
Research and development	9,385	8,465	17,413	16,065	10,261	6,210	2,888
Selling, general and administrative	8,754	6,742	15,947	12,364	10,307	6,137	4,833
Merger related costs	—	—	—	3,455	—	—	—

Total operating expenses	18,139	15,207	33,360	31,884	20,568	12,347	7,721

Income (loss) from operations	8,394	2,688	(2,149)	4,427	3,108	(1,228)	(6,177)
Interest and other income	753	1,253	2,328	1,941	1,436	773	184

Income (loss) before income taxes	9,147	3,941	179	6,368	4,544	(455)	(5,993)
Provision for (recovery of) income taxes	918	411	(2,483)	360	(986)	—	—

Net income (loss)	$ 8,229	$ 3,530	$ 2,662	$ 6,008	$ 5,530	$ (455)	$(5,993)

Earnings (loss) per share:
Basic	$ 0.41	$ 0.18	$ 0.14	$ 0.32	$ 0.31	$ (0.04)	$ (0.63)
Diluted	0.37	0.18	0.13	0.30	0.29	(0.04)	(0.63)
Shares used in computing earnings (loss) per share:
Basic	20,211	19,241	19,406	18,756	18,027	11,634	9,447
Diluted	22,024	19,902	19,884	19,922	19,365	11,634	9,447

Genesis Microchip
Selected Consolidated Financial Data

	September 30, 2001	March 31, 2001	March 31, 2000	March 31, 1999	May 31, 1998	May 31, 1997
	(unaudited)	(in thousands of U.S. dollars)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 57,344	$32,827	$42,942	$38,479	$38,421	$ 4,734
Working capital	80,287	53,190	50,661	50,131	43,008	7,754
Other assets	687	642	565	80	80	80
Total assets	105,515	81,446	71,791	64,815	51,423	11,027
Total long-term debt, net of current portion	319	410	518	504	655	794
Total shareholders’ equity	97,344	70,389	65,247	55,408	47,164	8,820

SAGE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The selected consolidated statement of operations data for the fiscal years ended March 31, 2001, 2000 and 1999, and selected consolidated balance sheet data at March 31, 2001 and 2000, are derived from Sage’s Annual Report on Form 10-K for its fiscal year ended March 31, 2001 incorporated by reference in this joint proxy statement/prospectus. The selected consolidated balance sheet data at September 30, 2001 and statement of operations data for the six-month periods ended September 30, 2001and 2000 are derived from Sage’s unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001 incorporated by reference in this joint proxy statement/prospectus. The selected consolidated statement of operations data for the fiscal years ended March 31, 1998 and 1997, and selected consolidated balance sheet data at March 31, 1999, 1998 and 1997, are derived from Sage’s audited consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus. The consolidated financial statements for the five fiscal years ended March 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent accountants. Sage’s unaudited consolidated financial statements have been prepared by Sage on a basis consistent with its audited financial statements and, in management’s opinion, included all adjustments necessary for a fair presentation of such information. The operating results for the six months ended September 30, 2001 are not necessarily indicative of results that may be expected for the year ending March 31, 2002 or any other interim period of future fiscal years. The historical data are only a summary, and you should read them in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports of Sage which have been incorporated by reference into this joint proxy statement/prospectus.

Sage
Selected Consolidated Financial Data

	Six Months Ended September 30,		Year Ended March 31,
	2001	2000	2001	2000	1999	1998	1997
	(in thousands of U.S. dollars, except per share data)
Consolidated Statement of Operations Data:
Revenues	$17,971	$15,074	$ 31,399	$17,881	$7,132	$1,495	$1,758
Cost of revenues	10,196	7,728	16,898	10,026	4,914	1,639	1,136

Gross profit (loss)	7,775	7,346	14,501	7,855	2,218	(144)	622

Operating expenses:
Research and development	5,488	3,753	8,239	4,363	2,908	1,597	994
Charge for in—process technology	—	7,200	7,200	2,500	—	—	—
Selling, general and administration	7,212	5,826	12,302	6,509	4,172	945	329
Business combination expenses	1,136	—	—	—	—	—	—
Amortization of intangible assets	1,285	7,438	19,310	—	—	—	—
Impairment of intangible assets	—	—	91,463	—	—	—	—

Total operating expenses	15,121	24,217	138,514	13,372	7,080	2,542	1,323

Loss from operations	(7,346)	(16,871)	(124,013)	(5,517)	(4,862)	(2,686)	(701)
Interest income (expenses), net	838	1,537	2,932	922	111	(89)	(7)

Net loss	$ (6,508)	$(15,334)	$(121,081)	$ (4,595)	$(4,751)	$(2,775)	$ (708)

Net loss per share: basic and diluted	$ (0.47)	$ (1.28)	$ (9.48)	$ (1.04)	$ (2.00)	$ (1.08)	$ (0.32)

Shares used in computing net loss per share: basic and diluted	13,959	12,014	12,776	4,414	2,381	2,578	2,246

	September 30, 2001	March 31,
		2001	2000	1999	1998	1997
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$31,731	$ 22,344	$20,157	$2,473	$ 380	$ 908
Short term marketable securities	6,589	19,040	18,799	—	—	—
Working capital	46,227	49,333	40,097	1,471	(1,440)	357
Total assets	67,888	72,570	45,411	4,293	1,309	1,692
Total stockholders’ equity	61,981	65,959	41,277	1,903	(972)	538

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

          The selected unaudited pro forma consolidated financial information should be read in conjunction with the audited consolidated financial statements and the unaudited interim consolidated financial statements of Genesis Microchip and Sage incorporated by reference into this joint proxy statement/prospectus.

Genesis Microchip Delaware and Sage
Selected Unaudited Pro Forma Consolidated Financial Data
(in thousands of U.S. dollars, except per share data)

	Year Ended March 31, 2001	Six Months Ended September 30, 2001
Consolidated Statement of Operations Data:
Revenues	$ 96,694	$ 75,414
Cost of revenues	49,277	41,106

Gross profit	47,417	34,308
Operating expenses:
Research and development	32,882	17,860
Selling, general and administrative	37,555	18,952
Charge for in-process technology	—	—
Amortization of intangible assets	200	100
Impairment of intangible assets	91,463	—
Amortization of acquired technology	10,625	5,313
Business combination expenses	—	1,136

Total operating expenses	172,725	43,361

Loss from operations	(125,308)	(9,053)

Interest and other income	5,458	1,591

Loss before income taxes	(119,850)	(7,462)
Recovery of income taxes	(11,591)	(3,636)

Loss for the period	$(108,259)	$ (3,826)

Loss per share:
Basic and diluted	$ (4.05)	$ (0.14)
Shares used in computing loss per share (in thousands):
Basic and diluted	26,701	28,182

		September 30, 2001
Consolidated Balance Sheet Data:
Cash and cash equivalents		$ 89,075
Short-term marketable securities		6,589
Working capital		120,829
Total assets		357,290
Total long-term debt, net of current portion		319
Shareholders’ equity		314,285

CO MPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

          In the following tables, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger assuming that 0.571 of a share of common stock of Genesis Microchip Delaware is issued in exchange for each share of common stock of Sage. This data should be read together with the selected historical financial data set forth herein and the historical financial statements of Genesis Microchip and Sage and the notes thereto that are incorporated by reference into this joint proxy statement/prospectus.

          The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operation of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

Genesis Microchip Historical Data

Genesis Microchip
Net income per share (diluted):
Year ended March 31, 2001	$0.13
Six months ended September 30, 2001	$0.37
Book value per share (1):
March 31, 2001	$3.60
September 30, 2001	$4.64

Sage Historical Data

Sage
Loss per share (basic and diluted):
Year ended March 31, 2001	$(9.48)
Six months ended September 30, 2001	$(0.47)
Book value per share (1):
March 31, 2001	$4.74
September 30, 2001	$4.35

	Genesis Microchip Delaware Pro Forma Consolidated	Sage Equivalent Pro Forma Consolidated (2)
Net income (loss) per share (diluted) (3):
Year ended March 31, 2001	$(4.05)	$(2.31)
Six months ended September 30, 2001	$(0.14)	$(0.08)
Book value per share:
September 30, 2001	$10.79	$6.16

(1)
Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Genesis Microchip or Sage common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Genesis Microchip Delaware common stock outstanding at the end of each period.

(2)	The Sage equivalent pro forma combined per share amounts are calculated by multiplying Genesis Microchip Delaware combined pro forma share amounts by the exchange ratio for the merger (e.g., 0.571).
(3)
Genesis Microchip Delaware’s pro forma consolidated net income per share for the year ended March 31, 2001 combines Genesis Microchip’s net income for the fiscal year ended March 31, 2001 and Sage’s net income for the fiscal year ended March 31, 2001. Genesis Microchip Delaware’s pro forma consolidated net income per share for the six months ended September 30, 2001 combines Genesis Microchip’s net income for the six month period ended September 30, 2001 and Sage’s net income for the six month period ended September 30, 2001.

COMPARATIVE PER SHARE MARKET PRICE DATA

          Sage common stock has traded on the Nasdaq National Market under the symbol “SAGI” since November 11, 1999. Genesis Microchip common shares are traded on the Nasdaq National Market under the symbol “GNSS”.

          The following table sets forth, for the quarters indicated, the high and low prices per share of Genesis Microchip common shares and Sage common stock as reported on the Nasdaq National Market.

	Genesis Microchip Common Shares		Sage Common Stock
	High	Low	High	Low
Calendar year ended December 31, 1999
First quarter	$35.000	$22.000	—	—
Second quarter	$27.563	$17.063	—	—
Third quarter	$29.625	$16.750	—	—
Fourth quarter	$26.750	$15.688	$25.750	$19.188
Calendar year ended December 31, 2000
First quarter	$24.875	$15.250	$45.625	$19.938
Second quarter	$21.000	$15.375	$20.625	$ 8.250
Third quarter	$20.125	$16.625	$13.000	$ 8.125
Fourth quarter	$18.250	$ 8.563	$20.875	$ 7.063
Calendar year ended December 31, 2001
First quarter	$18.875	$ 9.313	$17.250	$ 5.875
Second quarter	$37.400	$ 8.375	$15.500	$ 5.125
Third quarter	$36.000	$19.700	$18.600	$11.150
Fourth quarter (through November 30, 2001)	$58.200	$26.700	$32.680	$14.590

          The following table shows the high and low prices per share of Sage common stock and Genesis Microchip common shares each as reported on the Nasdaq National Market on September 27, 2001, the last full trading day preceding public announcement that Genesis Microchip and Sage had entered into the merger agreement, and on November 30, 2001, the last full trading day for which high and low prices were available at the time of the printing of this document.

	Genesis Microchip Common Shares		Sage Common Stock		Sage Equivalent Price per Share
	High	Low	High	Low	High	Low
September 27, 2001	$29.050	$24.910	$11.790	$10.220	$16.590	$14.220
November 30, 2001	$59.440	$56.000	$33.300	$31.500	$33.940	$31.980

          The estimated equivalent per share price of Sage common stock equals the exchange ratio of 0.571 multiplied by the price of a share of Genesis Microchip Delaware common stock. We urge you to obtain current market quotations for Genesis Microchip common shares and Sage common stock. We cannot assure you as to the market prices of Genesis Microchip common shares and Sage common stock at any time prior to the completion of the merger or as to the market price of Genesis Microchip common stock at any time.

          Neither Genesis Microchip nor Sage has ever paid dividends, and neither company has any present intention to do so.

STRUCTURE OF THE REORGANIZATION AND THE MERGER

The Reorganization

          To effect the reorganization of Genesis Microchip Incorporated from a Nova Scotia company to a Delaware corporation, Genesis Microchip Incorporated formed a Delaware subsidiary, Genesis Microchip Inc. Genesis Microchip Inc. incorporated Genesis Microchip Nova Scotia Corp., which we refer to as Genesis NSULC, which is a wholly owned subsidiary and a Nova Scotia unlimited liability company created solely to facilitate the reorganization. Genesis NSULC will not engage in any operations during any period of its existence. After the reorganization is completed, Genesis NSULC will continue to be a wholly owned subsidiary of Genesis Microchip Inc. At the time of the reorganization, each common share of Genesis Microchip will be exchanged for a share of Genesis Microchip Inc. common stock.

          The organization of the company before and after the reorganization is illustrated below:

The Merger

          Following completion of the reorganization, a subsidiary of Genesis Microchip Inc. will be merged into Sage. The organization of the company before and after the merger is illustrated below:

RISK FACTORS

          You should carefully consider the risks described below regarding the merger, the reorganization and the combination of the business of Genesis Microchip and Sage following the merger, together with all of the other information included in this joint proxy statement/prospectus and along with any other risk factors in documents incorporated by reference, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Merger

          The following risk factors relate to the merger between Genesis Microchip Delaware and Sage. The merger cannot be completed unless the reorganization of Genesis Microchip, a Nova Scotia company, to Genesis Microchip Delaware, a Delaware corporation, is completed. Following the reorganization, Genesis Microchip Delaware will be the parent company and Genesis Microchip, the Nova Scotia company, will become a subsidiary of the Delaware corporation.

          A number of factors, including the failure to retain existing customers of both businesses and the failure to retain key employees, could impair the combined company’s ability to successfully integrate the business of Sage with Genesis Microchip Delaware, which could harm the combined company’s business, financial condition and operating results.

          After the merger, Genesis Microchip Delaware and Sage, each of which had previously operated independently of the other, will need to integrate their respective operations. The integration will require significant efforts by the combined company, including the coordination of product plans, research and development, sales and marketing efforts, and finance and administration activities. The combined company will have a large number of employees in widely dispersed operations in California, Canada, India and other locations, which will increase the difficulty of integrating operations. The challenges involved in integrating the two businesses include, but are not limited to, the following:

•	retaining existing customers of each business;

•	retaining and integrating management and other key employees of each of Genesis Microchip Delaware and Sage to pursue the business objectives of the combined company;

•	consolidating product plans and coordinating research and development activities to permit efficient time-to-market introductions and time-to-volume production for new products and technologies;

•	integrating purchasing and procurement operations in multiple locations;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	transitioning all facilities to common accounting and information technology systems;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	maximizing efficiency of operations by eliminating redundant functions, centralizing functions in one location to the extent possible and discontinuing unprofitable lines of business; and

•	controlling the costs associated with integration.

          It is not certain that Genesis Microchip Delaware and Sage will be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. The risks of unsuccessful integration of the companies include:

•	impairment and/or loss of relationships with employees, customers and/or suppliers;

•	disruption of the combined company’s business;

•	distraction of management; and

•	adverse financial results related to unanticipated expenses associated with integration of the two businesses.

          The combined company may not succeed in addressing these risks. The combined company will operate in a highly competitive industry. Average selling prices for flat panel display applications and other electronics applications are expected to continue to decline, demand is expected to continue to be volatile and industry margins are expected to continue to be tight, heightening the potential risks of a failure to achieve successful integration or expected cost reductions. Further, neither Genesis Microchip Delaware nor Sage can assure you that the growth rate of the combined company will equal the historical growth rates experienced by Genesis Microchip or Sage considered separately.

          Because Sage stockholders will receive a fixed ratio of 0.571 of a share of Genesis Microchip Delaware common stock for each share of Sage common stock, regardless of any changes in market value of Sage common stock, Genesis Microchip common shares or Genesis Microchip Delaware common stock before the completion of the merger, the actual value of the consideration to be paid in the merger to Sage stockholders will not be certain until the merger occurs.

          Upon completion of the merger, each share of Sage common stock will be converted into the right to receive 0.571 of a share of Genesis Microchip Delaware common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like with respect to shares of Genesis Microchip or Genesis Microchip Delaware or Sage common stock). This exchange ratio is fixed, and there will be no adjustment for changes in the market price of Genesis Microchip common shares, Genesis Microchip Delaware common stock or Sage common stock, and Sage is not permitted to withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Genesis Microchip common shares, Genesis Microchip Delaware common stock or Sage common stock. In reaching their respective decisions to approve the merger agreement, the board of directors of each of Genesis Microchip and Sage, considered, among other factors, in exercising their fiduciary duties, this fixed exchange ratio and the percentages of the combined company that will be held by the former stockholders of Genesis Microchip and Sage following the merger. Following the reorganization and immediately prior to the merger, Genesis Microchip common shares will cease to be traded on the Nasdaq National Market and shares of Genesis Microchip Delaware common stock will be listed on the Nasdaq National Market under the symbol “GNSS.” Accordingly, the dollar value of Genesis Microchip Delaware common stock that Sage stockholders will receive upon completion of the merger will depend on the market value of Genesis Microchip Delaware common stock at the time of completion of the merger, which may be different than the market value of Genesis Microchip common shares on September 27, 2001 or January     , 2002. The share prices of each company are subject to price fluctuations in the market for publicly traded equity securities, and each has experienced historical volatility. We cannot predict the market prices for either Genesis Microchip common shares, Genesis Microchip Delaware common stock or Sage common stock at any time before the completion of the merger or the market price of Genesis Microchip Delaware common stock after completion of the merger. Sage stockholders are therefore urged to obtain current market quotations. The merger will not be completed until the reorganization of Genesis Microchip from a Nova Scotia company to a Delaware corporation has been completed and all regulatory approvals have been obtained and other closing conditions have been satisfied or waived. We cannot assure you that the value of the Genesis Microchip Delaware common stock that you will receive in the merger will not decline prior to or after the merger.

          If the reorganization is not approved by the shareholders of Genesis Microchip and the Supreme Court of Nova Scotia, the merger cannot be completed.

          Under the terms of the merger agreement, the reorganization of Genesis Microchip from a Nova Scotia company to a Delaware corporation must be completed in order to complete the merger with Sage. The Companies Act (Nova Scotia), which applies to Genesis Microchip, requires the affirmative vote of at least a majority of the number of shareholders of Genesis Microchip present, in person or by proxy, at the Genesis Microchip special general meeting, as well the affirmative vote of holders of at least seventy-five percent of the common shares of Genesis Microchip shares present, in person or by proxy, at the special general meeting in order to approve the reorganization. The reorganization also must be approved by the Supreme Court of Nova Scotia. Even if Genesis Microchip shareholders approve the issuance of Genesis Microchip Delaware common stock in the merger, if the reorganization is not approved, the merger will not be consummated.

          The operating histories of Genesis Microchip and Sage make it difficult for you to evaluate the business of the combined company after the merger.

          Genesis Microchip commenced operations in 1987, but did not achieve profitability until 1997. Sage commenced operations in 1995, but did not generate material revenues from the sale of its semiconductor products until 1998. Sage incurred net losses of $4.8 million, $4.6 million and $121.1 million for each of the years ended March 31, 1999, 2000 and 2001, respectively, and had an accumulated deficit of $140 million as of September 30, 2001. Thus, the operating histories of the two companies make it difficult to evaluate current business and prospects and predict future results of operations of the combined company. Most of the expenses of both Genesis Microchip and Sage have been relatively fixed in the short term, and the combined company may not be able to quickly reduce spending if revenues are lower than projected. In addition, because substantially all of the present customers of Genesis Microchip and Sage have ordered on a purchase order basis rather than on long-term purchase commitments, there is only a limited ability to project future revenues. An inability to reduce spending in response to any unanticipated declines in revenues would harm the business, financial condition and results of operations of the combined company.

          The directors and officers of Sage have interests in the merger that are different from, or in addition to, the interests of Sage stockholders generally. These interests could have affected their decision to enter into the merger agreement and agree to the merger.

          The directors and officers of Sage have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Sage stockholders generally. These include the following:

•
executives of Sage have entered into employment agreements with Genesis Microchip that will become effective upon completion of the merger, which agreements entitle them to, among other benefits, options to purchase shares of the combined company’s common stock following the merger and receipt of severance payments and accelerated vesting of assumed options in the event of a termination under various circumstances;

•
all directors and some of the executive officers of Sage have entered into voting agreements with Genesis Microchip under which they give Genesis Microchip the right to vote their Sage shares in favor of adopting the merger agreement and the merger;

•	two directors of Sage, Chandrashekar M. Reddy and N. Damodar Reddy, will become directors of the combined company; and

•	directors and officers of Sage are entitled to specified indemnification rights.

          Sage stockholders should consider whether their interests might have influenced these directors and officers to support or recommend the merger. As of the close of business on the record date for the special meeting of Sage stockholders at which the merger agreement and the merger will be presented and voted upon, Sage’s officers and directors, and their respective affiliates, together beneficially owned approximately                  shares of Sage common stock, excluding options to purchase Sage common stock that were unexercised as of the record date, which represented approximately        % of all outstanding shares of Sage common stock entitled to vote at the special meeting. See the section entitled “The Merger and Related Transactions—Interests of Sage Directors and Officers in the Merger” beginning on page 62 of this joint proxy statement/prospectus.

          As a result of the merger, some customers who purchased products from both Genesis Microchip and Sage prior to the merger may curtail or not do business with the combined company, which could cause a decline in the sales of the combined company.

          Customers who have historically purchased products from both Genesis Microchip and Sage may seek additional or alternative solutions following the merger. These customers may diversify their purchases by qualifying products from other suppliers and reducing their purchases from the combined company. The flat panel display applications industry is intensely competitive. The loss or reduction in sales to historical customers of Genesis Microchip and Sage would harm the business, financial condition and results of operations of the combined company.

          Genesis Microchip and Sage may lose key customers, sales representatives, foundries, licensees, vendors, other business partners and employees due to uncertainties regarding the merger which could seriously harm the combined company.

          Customers of Genesis Microchip and/or Sage may, in response to the announcement of the merger, delay or defer purchasing decisions or elect to switch to other suppliers. Any delay, deferral or change in purchasing decisions by the customers of Genesis Microchip or Sage could seriously harm the business of the combined company. Sales representatives, foundries, licensees, vendors and others doing business with Genesis Microchip or Sage may experience uncertainty about their future role with the combined company. Similarly, employees of Genesis Microchip or Sage may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company’s ability to attract and retain key management, marketing and technical personnel. The loss of a significant group of key technical personnel would seriously harm the product development efforts of the combined company. The loss of key sales personnel could cause the combined company to lose relationships with existing customers, which could cause a decline in the sales of the combined company.

          Genesis Microchip and Sage may be unable to attain the regulatory approvals required to complete the merger.

          Genesis Microchip and Sage intend to comply with the antitrust laws of the United States and any other jurisdiction in which the merger is subject to review. However, the reviewing authorities may not permit the merger at all or may impose restrictions or conditions as a condition to approving the merger, such as mandatory licenses or divestitures, that may impact the combined company if the merger were completed. It is a condition to completing the merger that all waiting periods under applicable antitrust laws expire or are terminated and that Sage and Genesis Microchip obtain all governmental approvals without which the consummation of the merger would be prohibited. The Hart-Scott-Rodino statutory waiting period has expired.

          Genesis Microchip and Sage may also agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s business. No additional shareholder approval is expected to be required or sought for any decision by Genesis Microchip or Sage, after the special general meeting of Genesis Microchip’s shareholders and the special meeting of Sage’s stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless such stockholder approval is required to approve such terms and conditions under applicable law.

          In addition, after the statutory waiting periods, and even after completion of the merger, governmental authorities could challenge or seek to block the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Genesis Microchip and Sage cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, Genesis Microchip and Sage will prevail.

          Failure to complete the merger could result in payment of a substantial termination fee, could cause Genesis Microchip’s and/or Sage’s stock price to decline and could harm the future business and operations of Genesis Microchip and Sage.

          The merger agreement contains conditions which Genesis Microchip and Sage must meet in order to complete the merger. In addition, the merger agreement may be terminated by either Genesis Microchip or Sage under certain circumstances. If the merger is not completed, Genesis Microchip and Sage may be subject to the following material risks, among others:

•
Sage may be required to pay Genesis Microchip a termination fee of $9.64 million, plus Genesis Microchip’s actual out-of-pocket fees expenses incurred in connection with the merger (but in any event not to exceed $1.75 million in the aggregate);

•
the price of Genesis Microchip common shares and Sage common stock may decline to the extent that the current market prices of Genesis Microchip common shares and Sage common stock reflect a market assumption that the merger will be completed;

•
Genesis Microchip’s and Sage’s costs related to the merger, such as legal, accounting, financial printing and a portion of the financial advisory fees, must be paid even if the merger is not completed; and

•	The reorganization will be completed and Genesis Microchip’s costs related to the reorganization, such as legal, accounting, and financial printing fees, must be paid.

          Further, if the merger agreement is terminated and the board of directors of either Genesis Microchip or Sage decide to seek another merger or business combination, Genesis Microchip and Sage may not find an equivalent or more attractive merger candidate. In addition, while the merger agreement is in effect and subject to limited exceptions described on page 70 of this joint proxy statement/prospectus, Sage is generally prohibited from soliciting, initiating, encouraging, knowingly facilitating or inducing any inquiry with respect to, participating in any discussions or negotiations regarding, or entering into, extraordinary transactions, such as a merger, sale of assets or other business combination with any other party.

          Future operating results of the combined company could be adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of intangible assets and stock compensation expense relating to the merger.

          In accordance with United States generally accepted accounting principles, Genesis Microchip Delaware will account for the merger using the purchase method of accounting. Any accounting charges could negatively impact reported earnings. Under the purchase method of accounting, Genesis Microchip Delaware will record the market value of the Genesis Microchip Delaware common stock issued in connection with the merger, the fair value of the options to purchase Sage common stock that become options to purchase Genesis Microchip Delaware common stock and the amount of direct transaction costs as the cost of acquiring the business of Sage. Genesis Microchip Delaware will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets (such as acquired technology and acquired trademarks and trade names) and to in-process research and development, based on their respective fair values at the date of the completion of the merger. The amount allocated to the intangible assets will be required to be amortized prospectively over their estimated useful lives. The purchase price will also be allocated to deferred compensation, based on the portion of the intrinsic value of the unvested Sage stock options assumed by Genesis Microchip Delaware to the extent that service is required after completion of the merger in order to vest.

          Any excess of the purchase price over those fair market values will be accounted for as goodwill. Genesis Microchip Delaware will not be required to amortize goodwill against income but will be subject to an annual test for impairment or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has been incurred.

          During the fourth quarter of the year ended March 31, 2001, Sage experienced lower than expected rates of growth, lower projected revenues and profitability from acquired operations and a decline in market capitalization, among other factors, Sage recorded an impairment charge of $91.5 million to goodwill arising from Sage’s acquisition of Faroudja.

          Management of the combined company will consider these and other factors in performing the annual test for impairment. A determination of impairment could result in a material charge to operations in a period in which an impairment loss is incurred.

          Genesis Microchip and Sage expect to incur significant costs associated with the merger, regardless of whether the merger is completed.

          Genesis Microchip estimates that it will incur direct transaction costs of approximately $       million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. Sage incurred a $1.1 million expense through September 30, 2001 and it estimates that it will incur additional direct transaction costs of approximately $       million in connection with the merger, which will be expensed in each quarter that such costs are incurred. We believe that the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger, which would seriously harm the business of the combined company. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Genesis Microchip Delaware’s stockholders, the combined company’s financial results could suffer and the market price of the combined company’s common stock could decline.

Risks Related to the Combined Company’s Business Following the Merger

          The following risk factors relate to the combined company and assume that the reorganization and the merger have been completed.

          The combined company’s success will depend on demand for flat panel display applications and other display applications.

          The combined company’s ability to generate increased revenues will depend on the growth of the demand for flat panel display applications. If the flat panel display industry does not grow, demand for our products may decrease and, as a result, revenues of the combined company may suffer. This industry is at an early stage of development. The combined company’s continued growth will also depend upon demand for other display applications, including digital CRT monitors, and for other consumer electronics, such as home theater, DVD, flat screen and digital television, and HDTV. Certain of Sage’s Faroudja-branded products address segments that are not now and may never become substantial commercial segments. Moreover, the combined company’s ability to generate increased revenues is dependent on consumer willingness to adopt flat panel displays instead of traditional CRT monitors. Presently, flat panel display technology competes directly with the dominant, industry standard CRT technology. The potential number of display applications and the timing of their development is uncertain and will depend in particular upon:

•	a significant reduction in the costs of products;

•	the availability of components such as LCDs required by such products; and

•	the emergence of competing technologies.

          Genesis Microchip and Sage expect that a substantial portion of the combined company’s revenues will be derived from sales to customers for flat panel display applications. These and other potential applications may not develop as expected, which would harm the combined company’s operating results.

          The combined company’s products may not be accepted for flat panel display applications and other emerging applications.

          The combined company’s success in the industry for flat panel display applications, as well as digital CRTs, home theater, DVD, flat panel and digital television, HDTV and other applications will depend upon the extent to which manufacturers of those products incorporate the combined company’s integrated circuits into their products. The combined company’s ability to sell products for these applications will depend upon demand for the functionality provided by the combined company’s products. The failure of the combined company’s products to be accepted in flat panel display applications in particular would harm the combined company’s business.

          The combined company must develop new products and enhance existing products to meet OEM design requirements and design cycles.

          The combined company must develop new products and enhance existing products with improved technologies to meet rapidly evolving customer requirements and industry standards. The combined company needs to design products for customers that continually require higher functionality at lower costs. This requires the combined company to continue to add features to its products. The development process for these advances is lengthy and will require the combined company to accurately anticipate technological innovations and market trends.

          If the combined company fails to effectively develop and introduce new products or product enhancements, that failure will harm our business. The combined company must integrate technologies previously developed by Genesis Microchip and Sage to create consolidated product plans. Failure to integrate product plans in a timely manner could impair the combined company’s ability to meet design requirements and design cycles of OEM customers. Any new products or product enhancements may not be accepted in new or existing markets.

          In addition, as customer requirements and industry standards evolve, the combined company may incur charges related to excess and obsolete inventory. In this regard, in the March 2001 quarter Genesis Microchip incurred costs of $5.5 million attributable to a write-down of prior-generation products and initial low manufacturing yield associated with one of Genesis Microchip’s new products.

          Likewise, Genesis Microchip and Sage are developing consumer video products that are designed to conform to certain current video processing industry standards. However, there can be no assurance that manufacturers will continue to follow these standards or that more desirable standards will not emerge. The acceptance of the combined company’s products also depends in part upon content providers developing and marketing content for end-user systems, such as video and audio playback systems, in a format compatible with the combined company’s products. There can be no assurance that these or other factors beyond the combined company’s control will not adversely affect the development of markets for the combined company’s products.

          The combined company will face intense competition and may not be able to compete effectively.

          The combined company will compete with both large companies and start-up companies, including Macronix International Co., Ltd., Trumpion Microelectronics, Topro Technology Inc., SmartASIC, Philips Semiconductors, a division of Philips Electronics N.V., Pixelworks, Inc., and ST Microelectronics N.V. The combined company’s business could be harmed by these existing competitors announcing or introducing new products. Also, Genesis Microchip and Sage anticipate that as sales in the industry increase, current customers may increase or initiate internal supply of their own products and competition from diversified electronic and semiconductor companies will intensify. The flat panel display product space in which the combined company will compete is experiencing rapid growth. The rapid growth in display applications is likely to attract larger competitors, such as National Semiconductor Corp., Texas Instruments Inc., Analog Devices Inc. and other companies with significant patent portfolios and financial and operational resources to draw upon. The combined company may not have adequate financial and operational resources available to compete effectively against these larger competitors. This increased competition could harm the combined company’s business, by, for example, increasing pressure on profit margins or causing the combined company to lose customers or sales opportunities.

          A large percentage of each of Genesis Microchip’s and Sage’s revenues come from sales to a small number of large customers.

          Genesis Microchip’s and Sage’s customers are large consumer electronics companies with tremendous purchasing power and sales are derived from a limited number of customers. Sales to Genesis Microchip’s five largest customers accounted for 60.3% of Genesis Microchip’s revenues for the three months ended September 30, 2001. Sales to each of Samsung Electronics Co., Ltd., Acer Communications and Multimedia, LG Electronics Inc. and AOC International/Top Victory Electronics accounted for greater than 10% of Genesis Microchip’s revenues for the three months ended September 30, 2001. Sales to Sage’s five largest customers accounted for 44.9% of Sage’s revenues for the three months ended September 30, 2001. Sales to each of Compal Electronics, Inc. and Panasonic accounted for greater than 10% of Sage’s revenues for the three months ended September 30, 2001. Genesis Microchip and Sage expect that a small number of customers will continue to account for a large amount of the combined company’s revenues. All of Genesis Microchip’s and Sage’s sales are made on the basis of purchase orders rather than long-term agreements so that any customer could cease purchasing products at any time without penalty. The decision by any large customer to decrease or cease using Genesis Microchip and Sage products would harm the combined company’s business.

          Genesis Microchip’s and Sage’s semiconductor products are complex and are difficult to manufacture cost-effectively.

          The manufacture of semiconductors is a complex process. It is often difficult for semiconductor foundries to achieve acceptable product yields. Product yields depend on both product design and the manufacturing process technology unique to the semiconductor foundry. Since low yields may result from either design or process difficulties, identifying yield problems can only occur well into the production cycle, when actual product exists which can be analyzed and tested.

          Defects in the combined company’s products could increase costs and delay product shipments.

          Although Genesis Microchip and Sage test their products, they are complex and may contain defects and errors. In the past Genesis Microchip and Sage have encountered defects and errors in our products. Delivery of products with defects or reliability, quality or compatibility problems may damage the combined company’s reputation and our ability to retain existing customers and attract new customers. In addition, product defects and errors could result in additional development costs, diversion of technical resources, delayed product shipments, increased product returns, and product liability claims against us which may not be fully covered by insurance. Any of these could harm the combined company’s business.

          Genesis Microchip and Sage subcontract manufacturing, assembly and test operations.

          Genesis Microchip and Sage do not have their own fabrication facilities, assembly or testing operations. Instead, Genesis Microchip and Sage rely on others to fabricate, assemble and test all products. No single product used by Sage is purchased from more than one supplier. There are many risks associated with the combined company’s dependence upon outside manufacturing, including:

•	reduced control over manufacturing and delivery schedules of products;

•	potential political or environmental risks in the countries where the manufacturing facilities are located;

•	reduced control over quality assurance;

•	difficulty of management of manufacturing costs and quantities;

•	lack of control over contracts for the manufacture of products;

•	potential lack of adequate capacity during periods of excess demand; and

•	potential unauthorized use of intellectual property.

          The combined company will depend upon outside manufacturers to fabricate silicon wafers on which integrated circuits are imprinted. These wafers must be of acceptable quality and in sufficient quantity and the manufacturers must deliver them to assembly and testing subcontractors on time for packaging into final products. Genesis Microchip and Sage have at times experienced delivery delays and long manufacturing lead times. These manufacturers fabricate, test and assemble products for other companies. Genesis Microchip and Sage cannot be sure that manufacturers will devote adequate resources to the production of the combined company’s products or deliver sufficient quantities of finished products to the combined company on time or at an acceptable cost. It might take some time to establish a strategic relationship with a new manufacturing company. The combined company might be unable to readily obtain an alternative source of supply for any of its products if this proves necessary. Any occurrence of these manufacturing difficulties could harm the combined company’s business.

          Genesis Microchip’s and Sage’s third-party wafer foundries, third-party assembly and test subcontractors and significant customers are located in an area susceptible to earthquakes.

          All of Genesis Microchip’s and Sage’s outside foundries and most third party assembly and test subcontractors are located in Taiwan, which is an area susceptible to earthquakes. In addition, some significant customers are located in Taiwan. Damage caused by earthquakes in Taiwan may result in shortages in water or electricity or transportation which could limit the production capacity of the combined company’s outside foundries and the ability of subcontractors to provide assembly and test services. Any reduction in production capacity or the ability to provide assembly and test services could cause delays or shortages in the combined company’s product supply, which would harm the combined company’s business. Customers located in Taiwan were responsible for 41.8% of Genesis Microchip’s product revenue for the three months ended September 30, 2001 and 10.9% of Sage’s product revenue for the same period. If the facilities or equipment of the combined company’s customers are damaged by future earthquakes, they could reduce their purchases of products, which would harm the combined company’s business. In addition, the operations of suppliers to the combined company’s outside foundries and the combined company’s Taiwanese customers could be disrupted by future earthquakes, which could in turn harm the combined company’s business by resulting in shortages in product supply or reduced purchases of products.

          Genesis Microchip and Sage do not have long-term commitments from their customers, and the combined company will allocate resources based on estimates of customer demand.

          Genesis Microchip and Sage make sales on the basis of purchase orders rather than long-term purchase commitments. The combined company’s customers may cancel or defer purchase orders for reasons outside the combined company’s control, such as supply constraints for other components incorporated into their products or errors in their forecast of demand for their products. The combined company will manufacture its products according to both the combined company’s estimates of customer demand and its customers’ forecasts of their demand. This process will require the combined company to make multiple demand forecast assumptions, each of which may introduce error into the combined company’s estimates. If the combined company overestimates customer demand or if its customers overestimate the demand for their products, the combined company may allocate resources to manufacturing products which the combined company may not be able to sell. As a result, excess inventory would increase the combined company’s losses. Conversely, if the combined company underestimates customer demand or if sufficient manufacturing capacity is unavailable, the combined company would forego revenue opportunities, lose market share and damage customer relationships.

          The combined company’s sales cycle may result in uncertainty and delays in generating revenues.

          Because Genesis Microchip’s and Sage’s products are based on new technology and standards, a sales process, typically requiring several months, is often required before potential customers begin the technical evaluation of these products. It can take an additional several months before a customer commences volume shipments of systems that incorporate these products. However, even when a manufacturer decides to design these products into its systems, the manufacturer may never ship systems incorporating these products. Given a lengthy sales cycle, the combined company may experience a delay between the time it increases expenditures for research and development, sales and marketing efforts and inventory and the time it generates revenues, if any, from these expenditures. As a result, the combined company’s business could be harmed if a significant customer reduces or delays orders or chooses not to release products incorporating the combined company’s products.

          The combined company’s business will suffer if non-binding relationships with industry leaders do not produce expected results.

          Genesis Microchip and Sage work closely with leaders in the industry to design products with improved performance, cost and functionality. Genesis Microchip and Sage typically commit significant research and development resources to such design activities and often divert financial and personnel resources from other development projects to such design activities without entering into agreements obligating these industry leaders to continue the collaborative design project or to purchase the resulting products. The failure of an industry leader to complete development of a collaborative design project or to purchase the products resulting from such projects would have an immediate and serious impact on the combined company’s business, financial condition and results of operations. The combined company’s inability to establish such relationships in the future would, similarly, harm its business.

          A large percentage of the combined company's revenues will come from sales outside of North America, which creates additional business risks.

          A large portion of the combined company's revenues will come from sales to customers outside of North America, particularly to equipment manufacturers located in Japan and other parts of Asia. For the three months ended September 30, 2001 sales to regions outside of North America amounted to 93.4% of Genesis Microchip’s revenues and 67.5% of Sage’s revenues. Genesis Microchip and Sage engage extensively in the international shipment of products to their customers, who in turn use international shipments to varying degrees to make deliveries to their customers. These sales and shipments are subject to numerous risks, including:

•	fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers;

•	difficulties in maintaining sales representatives outside of the U.S. that are knowledgeable of the display applications industry, the video processing industry and our range of products;

•	unexpected changes in regulatory requirements;

•	longer payment periods;

•	potentially adverse tax consequences;

•	difficulties related to design piracy of display and video processing technologies that may exist outside the U.S.;

•	export license requirements;

•	differing technology standards;

•	political and economic instability;

•	delays in deliveries as a result of grounding of flights; and

•	unexpected changes in diplomatic and trade relationships.

          To date, sales of Genesis Microchip and Sage’s products have been denominated exclusively in U.S. dollars. An increase in the value of the U.S. dollar could increase the price of the combined company’s products so that they become relatively more expensive to customers in the local currency of a particular country, potentially leading to a reduction in the combined company’s revenues and profitability.

          Portions of Sage’s operations, including research and development efforts and support are performed in India, and risks related to those operations could harm the combined company and negatively impact product sales.

          Any risks relating to the political or economic conditions in India and the surrounding region, including risks relating to India’s national security situation, labor market conditions or the effects of the current military action in the region, may adversely impact the combined company’s ability to take advantage of operations in India. In addition, circumstances beyond the combined company’s control at its facilities, related to operating in a developing country, such as unreliable power supplies, may have a material adverse effect on research and development capabilities. Restrictive laws or policies on either the part of India or the United States may constrain the combined company’s ability to effectively operate in both countries. If the combined company’s required to relocate its Indian facilities, a relocation may disrupt its business. In addition, the management of Genesis Microchip does not have experience managing the operations of a subsidiary in India. Failure to effectively manage and integrate operations in India with those of Genesis Microchip would harm the business of the combined company.

          The combined company’s business faces risks relating to Sage’s acquisition of Faroudja, including intellectual property risks, that could adversely effect the business of the combined company.

          Effective June 8, 2000, Faroudja merged with Sage. If the combined company is unable to successfully integrate the business of Faroudja, it may incur unexpected associated costs.

          Moreover, a significant portion of the intellectual property acquired with Sage’s Faroudja acquisition was licensed to one of Sage’s subsidiaries by Yves Faroudja. There are risks associated with this intellectual property because Sage’s subsidiary is a licensee and not the owner of such intellectual property rights. Under the terms of the subsidiary’s agreement with Mr. Faroudja, Mr. Faroudja retains the non-exclusive right to license his patents and technologies to third parties for use outside Sage’s subsidiary’s field of use.

          The combined company may be unable to adequately protect its intellectual property. Genesis Microchip and Sage rely on a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect proprietary technologies.

          Collectively, Genesis Microchip and Sage have been issued patents and have a number of pending United States and foreign patent applications. However, Genesis Microchip and Sage cannot assure you that any patent will be issued as a result of any applications or, if issued, that any claims allowed will be sufficiently broad to protect the combined company’s technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented. It may be possible for a third party to copy or otherwise obtain and use the combined company’s products, or technology without authorization, develop similar technology independently or design around the combined company’s patents.

          The combined company’s competitors may also be able to design around the licensed patents. The laws of certain foreign countries in which the combined company’s products are or may be developed, manufactured or sold, including various countries in Asia, may not protect its products or intellectual property rights to the same extent as the laws of the United States. There can be no assurance that the steps taken to protect the combined company’s intellectual property rights will be adequate to prevent misappropriation of the combined company’s technology or that competitors will not independently develop technologies that are substantially equivalent or superior.

          Others may bring infringement claims against the combined company which could be time-consuming and expensive to defend.

          In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. This litigation is widespread in the high-technology industry and is particularly prevalent in the semiconductor industry, where a number of companies aggressively use their patent portfolios by bringing numerous infringement claims. In addition, in recent years, there has been an increase in the filing of so-called “nuisance suits” alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements to quickly dispose of such suits, regardless of their merits. The combined company may become a party to litigation in the future to protect its intellectual property or as a result of an alleged infringement of others’ intellectual property. For example, Genesis Microchip is currently defending claims brought against it by Silicon Image, Inc.

          These lawsuits could subject the combined company to significant liability for damages and invalidate its proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force the combined company to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all; and

•	attempt to redesign those products that contain the allegedly infringing intellectual property.

          If the combined company is forced to take any of these actions, it may be unable to manufacture and sell some of its products, which could harm its business.

          The combined company may not be able to retain the key personnel it needs to succeed.

          Competition for qualified management, engineering and technical employees is intense, and the turnover rate can be high. As a result, employees could leave with little or no prior notice. The combined company may not be able to retain employees, particularly in India and the San Francisco bay area of California, where demand for personnel with the engineering and technical skills we seek is extremely high and is likely to remain high. In addition, current and prospective employees may experience uncertainty about their future roles with the combined company as a result of the merger. This uncertainty may adversely affect the combined company’s ability to retain key management, sales, marketing and technical personnel.

          General economic conditions may reduce the combined company’s revenues and harm its business.

          As the businesses of Genesis Microchip and Sage have grown, the companies have become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. Because of the recent economic slowdown in the United States and in Europe, many industries are delaying or reducing technology purchases. As a result, if economic conditions in the U.S. and Europe worsen or if a wider or global economic slowdown occurs, reduced orders and shipments may cause the combined company to fall short of its revenue expectations for any given period and may result in the combined company carrying increased inventory. These conditions would negatively affect its business and results of operations. If the combined company’s inventory builds up as a result of order postponement, it would carry excess inventory that is either unusable or that must be sold at clearance prices which will harm its revenues. In addition, weakness in the technology market could negatively affect the cash flow of customers who could, in turn, delay paying their obligations to the combined company. This would increase the combined company’s credit risk exposure which could harm its financial condition.

          In addition, political conditions, terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to the combined company’s business, employees, supplies, distributors and resellers, and customers which could have a material adverse effect on its operations and financial results.

          The combined company may make acquisitions, which involve numerous risks.

          The combined company’s growth is dependent upon industry growth and its ability to enhance existing products and introduce new products on a timely basis. One of the ways the combined company may address this need to develop new products is through acquisitions of other companies.

          Acquisitions of high-technology companies are inherently risky, and no assurance can be given that future acquisitions, if any, will be successful and will not adversely affect the combined company’s business, operating results or financial condition. We must also maintain our ability to manage any such growth effectively. Failure to manage growth effectively and successfully integrate acquisitions made by us could materially harm the combined company’s business and operating results.

          The market price and trading volume of Genesis Microchip’s and Sage’s stock has fluctuated substantially and Genesis Microchip Delaware’s may continue to do so.

          The stock market has experienced large price and volume fluctuations that have affected the market price of many technology companies and have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price and trading volume of the Genesis Microchip Delaware’s common stock in the future. The market price and trading volume of Genesis Microchip Delaware’s common stock may fluctuate significantly in response to a number of factors, including:

•	actual or anticipated fluctuations in the combined company’s operating results;

•	changes in expectations as to the combined company’s future financial performance;

•	changes in financial estimates of securities analysts;

•	changes in market valuations of other technology companies;

•	announcements by the combined company or its competitors of significant technical innovations, design wins, contracts, standards or acquisitions;

•	the operating and stock price performance of other comparable companies; and

•	the number of shares of the combined company that are available for trading by the public and the trading volume of its shares.

          Due to these factors, the price of the combined company’s stock may decline and the value of your investment would be reduced. In addition, the stock market experiences volatility often unrelated to the performance of particular companies. These market fluctuations may cause the combined company’s stock price to decline regardless of its performance.

Risks Related to the Reorganization of Genesis Microchip from a Nova Scotia Company to a Delaware Corporation

          The following risk factors relate to the failure to complete the reorganization of Genesis Microchip, a Nova Scotia company, to Genesis Microchip Delaware, a Delaware corporation, and to tax risks related to the reorganization.

          Failure to complete the reorganization could limit Genesis Microchip’s use of its common shares to acquire other companies, which would limit Genesis Microchip’s ability to expand its business through acquisitions.

          The principal reason for the reorganization is to facilitate future acquisitions of other companies. Genesis Microchip is currently limited in the use of its common shares to acquire U.S. corporations in a manner that would qualify as a tax-free reorganization under U.S. tax laws. If the reorganization is not completed and Genesis Microchip is not able to provide a tax-free acquisition structure to U.S. corporations or their stockholders, Genesis Microchip’s ability to expand its business by acquiring U.S. corporations would be limited, which could harm the business of Genesis Microchip and cause the price of its common shares to decline. In addition, certain costs related to the reorganization, such as legal, accounting and financial printing fees, must be paid even if the reorganization is not completed.

          If Genesis Microchip is unable to obtain the required court approval for completing the reorganization or if such approval is delayed, the reorganization will not be effected or will be delayed and the merger with Sage will not be completed or will be delayed.

          The proposed reorganization requires approval, in the form of a final order, by the Supreme Court of Nova Scotia, and the proposed merger requires consummation of the reorganization. Failure to receive this approval in a timely manner or at all would delay or prevent the completion of the reorganization of Genesis Microchip to Genesis Microchip Delaware and, similarly, would delay or prevent the merger between Genesis Microchip Delaware and Sage. Prior to the mailing of this joint proxy statement/prospectus, Genesis Microchip will obtain an interim order providing for the calling and holding of the Genesis Microchip special general meeting and other procedural matters. Subject to the approval of the reorganization at the Genesis Microchip special general meeting, the hearing to obtain a final order of the Supreme Court of Nova Scotia is expected to take place on or about              , 2002 at           time, at the Law Courts, 1815 Upper Water St., Halifax, Nova Scotia. After the final order of the Supreme Court of Nova Scotia is obtained, the final order including the plan of arrangement will be filed with the Registrar of Joint Stock Companies of Nova Scotia at which time the reorganization will take effect. It is anticipated that the merger will be consummated within approximately two business days following receipt of a copy of the final order, certified as to filing with the Registrar, which is expected to take approximately three business days following the filing with the Registrar. There are no assurances, however, that the certified copy will be received in such a time period. Any delay in obtaining the final order from the Supreme Court of Nova Scotia or the certified copy of the Registrar will result in a delay of consummation of the merger which cannot occur until the reorganization is completed. Genesis Microchip expects to effect the reorganization as soon as possible after the final order is obtained and to complete the merger with Sage as soon as possible thereafter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and are subject to the safe harbor provisions created by those statutes. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. Genesis Microchip believes that the expectations reflected in the forward-looking statements are reasonable but Genesis Microchip cannot assure you those expectations will prove to be correct. You should not place undue reliance upon the forward-looking statements contained in this joint proxy statement/prospectus. Important factors that could cause the combined company’s actual results to differ materially from those expectations are disclosed in this joint proxy statement/prospectus, including, without limitation, those provided in the “Risk Factors” section beginning on page 20 of this joint proxy statement/prospectus, and reports filed by Genesis Microchip and Sage with the Securities and Exchange Commission, specifically forms 20-F, 6-K, 8-K, 10-K, 10-Q, S-1, S-4, and S-8. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Genesis Microchip, Sage, and the combined company could differ materially from the expectations expressed or implied in these documents. These forward-looking statements speak only as of the date upon which the statements were made, and are expressly qualified in their entirety by these factors and all related cautionary statements. None of Genesis Microchip, Sage, or Genesis Microchip Delaware is under any obligation (and each expressly disclaims any such obligation) to update or alter these forward looking statements, whether as a result of new information, future events, or otherwise.

THE SPECIAL GENERAL MEETING OF
GENESIS MICROCHIP SHAREHOLDERS

General

          Genesis Microchip is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the management of Genesis Microchip for use at the Genesis Microchip special general meeting of shareholders in connection with the proposed reorganization and merger.

          This joint proxy statement/prospectus is first being furnished to Genesis Microchip shareholders on or about                     , 2002.

Date, Time and Place

          The special general meeting of shareholders of Genesis Microchip will be held on                         , 2002 at 8:00 a.m., local time at Stewart McKelvey Stirling Scales at Suite 900, Purdy’s Wharf Tower One, 1959 Upper Water Street, P.O. Box 997, Halifax, NS, Canada, B3J 2X2.

Purpose of the Special General Meeting

          At the Genesis Microchip special general meeting, Genesis Microchip shareholders will be asked:

1.
to consider, pursuant to an interim order of the Supreme Court of Nova Scotia dated                         , 2002, and to vote upon a proposed resolution to approve an arrangement under Section 130 of the Companies Act (Nova Scotia) that will reorganize Genesis Microchip from a Nova Scotia company to a newly formed Delaware corporation. In this reorganization, Genesis Microchip will become a wholly owned subsidiary of Genesis Microchip Delaware, and shareholders of Genesis Microchip will become stockholders of Genesis Microchip Delaware;

2.
to consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.001 per share, of Genesis Microchip Delaware, pursuant to the agreement and plan of merger and reorganization, dated as of September 27, 2001, by and between Genesis Microchip and Sage, pursuant to which Sage will become a wholly owned subsidiary of Genesis Microchip Delaware; and

3.	to transact such further or other business as may properly come before the special general meeting or any adjournment or postponement thereof.

          Copies of the share exchange and arrangement agreement and related exhibits, including the plan of arrangement, and the agreement and plan of merger and reorganization and related exhibits are attached to this joint proxy statement/prospectus as Annexes A through H. Genesis Microchip shareholders are encouraged to read these documents and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date for the Special General Meeting

          Only the Genesis Microchip shareholders whose names were entered on the register of shareholders of Genesis Microchip at the close of business on                         , 2002, the record date fixed by the Genesis Microchip board of directors, will be entitled to notice of and to attend in person, or appoint a proxy nominee to attend, the Genesis Microchip special general meeting and to vote at the Genesis Microchip special general meeting. As of                         , 2002, there were                          Genesis Microchip common shares outstanding.

Vote Required

          The Genesis Microchip arrangement resolution must be approved by not less than a majority of the number of shareholders of Genesis Microchip represented in person or by proxy at the Genesis Microchip special general meeting and the holders of at least seventy-five percent of the shares of Genesis Microchip present in person or by proxy at the Genesis Microchip special general meeting.

          The issuance of shares of Genesis Microchip Delaware common stock in the merger must be approved by not less than a majority of the votes cast in person or by proxy at the Genesis Microchip special general meeting.

Quorum and Non-Registered Shareholders

          Two or more persons present in person or by proxy or by any other duly authorized representative representing not less than a majority of the total number of Genesis Microchip common shares issued and outstanding as of the record date shall constitute a quorum. If there is no quorum for the special general meeting, Genesis Microchip intends to adjourn the special general meeting for seven days as provided in its articles of association. Genesis Microchip will then conduct a special general meeting at the adjourned time, and those shareholders present at the adjourned time shall constitute a quorum. In this case, the hearing at which Genesis Microchip will seek a final order of the Supreme Court of Nova Scotia to approve the Plan of Arrangement will also be adjourned for seven days or until such other date as the Court may determine.

          Non-registered shareholders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, non-registered shareholders will not receive the same proxy form as distributed by Genesis Microchip to registered shareholders but will be provided with either a request for voting instructions or a proxy form executed by the intermediary but otherwise uncompleted.

          Intermediaries will then submit votes on behalf of the non-registered shareholders. If you are a non-registered shareholder, please submit your voting instructions to your intermediary in sufficient time to ensure that your votes are received by Genesis Microchip before the special general meeting.

Abstentions and “Broker Non-Votes”

          If you submit a proxy that indicates an abstention from voting in all matters, your shares will be counted as present for the purpose of determining the existence of a quorum at the special general meeting, but they will not be voted on any matter at the special general meeting. In addition, the failure of a Genesis Microchip shareholder to return a proxy will have the effect of reducing the number of votes cast at the special general meeting thereby also reducing the number of votes needed to approve the reorganization and the share issuance in the merger. The failure to return a proxy may also contribute to a failure to obtain a quorum at the special general meeting.

          Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The approval of the reorganization and the share issuance in the merger at the special general meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special general meeting. A “broker non-vote” occurs when brokers deliver a proxy which indicates that they do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special general meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum. Broker non-votes will have the same effect as a vote against the reorganization. Broker non-votes will not affect the vote relating to the issuance of shares in the merger. Because the reorganization proposal requires the affirmative vote of at least a majority of the number of shareholders present or represented at the special general meeting and the affirmative vote of at least seventy-five percent of the common shares of Genesis Microchip present at the special general meeting, Genesis Microchip shareholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

          Proxies may be solicited by mail, telephone, facsimile, telegram, in person or otherwise by representatives of Genesis Microchip. The cost of solicitation will be borne by Genesis Microchip. Genesis Microchip has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Genesis Microchip estimates that it will pay Innisfree a fee of approximately $12,500 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses. In addition, Genesis Microchip may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain directors, officers, or other employees of Genesis Microchip may supplement the original solicitation of proxies by mail with telephone, facsimile, telegram or personal solicitation, without payment of additional compensation.

Voting of Proxies at the Special General Meeting and Revocation of Proxies

          The forms of proxy accompanying this joint proxy statement/prospectus confer discretionary authority upon the proxy nominee with respect to any amendments or variations to the matter identified in the notice of special general meeting of shareholders of Genesis Microchip and any other matter which may properly come before the Genesis Microchip special general meeting or any adjournment thereof.

          If a proxy given to Genesis Microchip management is signed and returned, the securities represented by the proxy will be voted for or against the Genesis Microchip arrangement resolution and issuance of shares of Genesis Microchip Delaware’s common stock in the merger, in accordance with the instructions marked on the proxy. If no instructions are marked, the securities represented by such a proxy will be voted “FOR” the Genesis Microchip arrangement resolution and issuance of shares of Genesis Microchip Delaware’s common stock in the merger, and in accordance with Genesis Microchip management’s recommendation with respect to amendments or variations of the matters set out in the Genesis Microchip notice of special general meeting or any other matters which may properly come before the Genesis Microchip special general meeting.

          The persons named in the Genesis Microchip forms of proxy are officers of Genesis Microchip. A Genesis Microchip shareholder has the right to appoint a person (who need not be a Genesis Microchip shareholder) to represent such shareholder at the Genesis Microchip special general meeting other than the persons designated in the form of proxy and may exercise such right by inserting the name in full of the desired person in the blank space provided in the Genesis Microchip forms of proxy and striking out the names now designated.

          Shareholders who do not expect to attend the Genesis Microchip special general meeting in person are requested to complete, sign, date and return the enclosed appropriate form of proxy in the enclosed prepaid envelope provided. Registered Genesis Microchip shareholders may not vote their proxies by telephone or the Internet. Non-registered shareholders may be able to submit voting instructions by telephone or via the Internet at the discretion of their intermediary.

          A Genesis Microchip shareholder executing the form of proxy enclosed with the Genesis Microchip circular has the power to revoke it by:

•
delivering an instrument in writing executed by the Genesis Microchip shareholder or an attorney authorized in writing or, where the Genesis Microchip shareholder is a corporation, by a duly authorized officer or attorney of the corporation;

•	executing and delivering a proxy bearing a later date; or

•	attending the meeting and voting in person.

          An instrument of revocation must be delivered to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 or to the registered office of Genesis Microchip at any time before the Genesis Microchip special general meeting or any adjournment thereof, or to the chairman of the Genesis Microchip special general meeting on the day of the Genesis Microchip special general meeting or any adjournment thereof before any vote in respect of which the proxy is to be used is taken or in any other manner permitted by law.

Dissenting Shareholder Rights

          Genesis Microchip shareholders may dissent from the arrangement by exercising their right of dissent pursuant to the Plan of Arrangement. If the arrangement becomes effective, a Genesis Microchip shareholder who properly dissents will be entitled to be paid by Genesis Microchip the fair value of its Genesis Microchip common shares determined as of the close of business on the day before the arrangement resolution is adopted. This right to dissent is described in this joint proxy statement/prospectus and in the plan of arrangement, which is attached to this joint proxy statement/prospectus as part of Annex E. A non-registered holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the non-registered holder deals in respect of the Genesis Microchip common shares. The dissent procedures require that a registered shareholder of Genesis Microchip common shares who wishes to dissent must provide a written notice of dissent to Genesis Microchip at the special general meeting, or by sending it to Genesis Microchip’s corporate secretary at 165 Commerce Valley Drive W., Thornhill, Ontario L3T 7V8, prior to the termination of the special general meeting. It is important that Genesis Microchip shareholders strictly comply with the dissent procedures and other procedural requirements described in this joint proxy statement/prospectus and Annex E. Failure to comply strictly with the dissent procedures will result in the loss or unavailability of any right of dissent.

Other Matters

          As at the date of this joint proxy statement/prospectus, management of Genesis Microchip is not aware of any amendments or variations to the Genesis Microchip arrangement resolution or the proposal for the issuance of shares of Genesis Microchip Delaware common stock in the merger, or of any other matter to be presented for action at the Genesis Microchip special general meeting.

Share Ownership of Management and Certain Beneficial Shareholders

          At the close of business on the record date, directors and executive officers of Genesis Microchip and their affiliates beneficially owned and were entitled to vote approximately                          Genesis Microchip common shares, collectively representing less than             % of the Genesis Microchip common shares outstanding on that date. Each director and executive officer of Genesis Microchip has indicated his present intention to vote, or cause to be voted, the Genesis Microchip common shares owned by him “FOR” the arrangement resolution and the issuance of shares of Genesis Microchip Delaware common stock in the merger.

          To the knowledge of the directors and senior officers of Genesis Microchip, as of the record date, FMR Corp. and Putnam Investment Management Inc. beneficially owned and were entitled to vote approximately              and              Genesis Microchip common shares, respectively representing              and             % of the Genesis Microchip common shares outstanding on that date.

Recommendation of the Genesis Microchip Board of Directors

          The board of directors of Genesis Microchip has approved the arrangement and the reorganization contemplated by the share exchange and arrangement agreement and plan of arrangement, the merger contemplated by the merger agreement and the issuance of Genesis Microchip Delaware common stock in the merger. Accordingly, the board of directors recommends that the shareholders of Genesis Microchip vote “FOR” approval of the Genesis Microchip arrangement and the reorganization and “FOR” approval of the issuance of Genesis Microchip Delaware common stock in the merger.

          The matters to be considered at the Genesis Microchip special general meeting are of great importance to the shareholders of Genesis Microchip. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, including its annexes, and to complete, date, sign and promptly return the applicable enclosed form of proxy card in the enclosed postage paid envelope.

THE SPECIAL MEETING OF SAGE STOCKHOLDERS

General

          Sage is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the management of Sage for use at the Sage special meeting of stockholders in connection with the proposed merger.

          This joint proxy statement/prospectus is first being furnished to Sage stockholders on or about         , 2002.

Date, Time and Place

          The special meeting of stockholders of Sage will be held on                         , 2002 at                 , local time at the offices of Sage at 1601 McCarthy Boulevard, Milpitas, California 95035.

Purpose of the Special Meeting

          At the Sage special meeting, Sage stockholders will be asked:

          1.    to consider and vote upon a proposal to approve and adopt the agreement and plan of merger and reorganization, dated September 27, 2001, by and between Genesis Microchip and Sage and to approve the merger described therein. Prior to the merger, Genesis Microchip will reorganize from a Nova Scotia company to a Delaware corporation. Pursuant to the merger agreement, Sage will become a wholly owned subsidiary of Genesis Microchip Delaware. Each outstanding share of common stock, par value $0.01 per share, of Sage will be canceled and converted into the right to receive 0.571 of a share of common stock of Genesis Microchip Delaware; and

          2.    to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

          A copy of the agreement and plan of merger and reorganization is attached to this joint proxy statement/prospectus as Annex A. Sage stockholders are encouraged to read the merger agreement and related exhibits in their entirety and the other information contained in this joint proxy statement/prospectus, including the annexes, carefully before deciding how to vote.

Record Date for the Special Meeting

          Only holders of record of Sage common stock at the close of business on                         , 2002, the record date, are entitled to notice of the special meeting and to vote at the special meeting. As of                         , 2002, there were                          shares of Sage common stock outstanding.

Vote Required

          The affirmative vote of at least a majority of the outstanding shares of Sage common stock, represented in person or by proxy at the Sage special meeting, is required to approve and adopt the merger agreement and to approve the merger. Sage stockholders are entitled to one vote on the proposals presented at the Sage special meeting for each share of Sage common stock held by them on the record date.

Quorum, Abstentions and “Broker Non-Votes”

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Sage common stock entitled to vote at the Sage special meeting shall constitute a quorum for the transaction of business at the meeting. If a properly executed proxy is returned and the stockholder has abstained from voting, the Sage common stock represented by the proxy will be considered present at the special meeting for the purpose of determining a quorum, but will not be considered to have been voted in favor of approval and adoption of the merger agreement and the merger. Similarly, if an executed proxy is returned by a broker holding shares of Sage common stock in street name that indicates that the broker does not have discretionary authority to vote on the adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Because the adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Sage common stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

Solicitation of Proxies and Expenses

          Proxies may be solicited by mail, telephone, facsimile, telegram, in person or otherwise by representatives of Sage. The cost of solicitation will be borne by Sage. Sage has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Sage estimates that it will pay Innisfree a fee of approximately $7,500 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses. In addition, Sage may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain directors, officers, or other employees of Sage may supplement the original solicitation of proxies by mail with telephone, facsimile, telegram or personal solicitation, without payment of additional compensation.

Voting of Proxies at the Special Meeting and Revocation of Proxies

          Sage stockholders that are unable to attend the special meeting may vote by proxy. Properly completed and returned proxy cards will be voted according to the instructions set forth on the proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Sage common stock represented by the proxy will be voted “FOR” the adoption and approval of the merger agreement and the approval of the merger and will be voted in the proxyholders’ discretion as to such other matters that may properly come before the Sage special meeting. Proxy cards submitted will continue to be valid at any adjournment or postponement of the Sage special meeting.

          Stockholders who do not expect to attend the Sage special meeting in person are requested to complete, sign, date and return the enclosed appropriate form of proxy in the prepaid envelope provided.

          A Sage stockholder executing the form of proxy enclosed with the joint proxy statement/prospectus has the power to revoke it by:

•
delivering an instrument in writing executed by the Sage stockholder or an attorney authorized in writing or, where the Sage stockholder is a corporation, by a duly authorized officer or attorney of the corporation;

•	executing and delivering a proxy bearing a later date; or

•	attending the meeting and voting in person.

          An instrument of revocation must be delivered to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, at any time before the Sage special meeting or any adjournment thereof, or to the secretary of Sage on the day of the Sage special meeting or any adjournment thereof before any vote in respect of which the proxy is to be used is taken or in any other manner permitted by law.

          Under the Delaware General Corporation Law, stockholders may vote electronically. As a result, in lieu of returning signed proxy cards, Sage stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Sage has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

Dissenting Stockholder Rights

          Sage stockholders are not entitled to any appraisal or dissenters’ rights with respect to the merger.

Other Matters

          Sage does not expect that any matter other than approval and adoption of the merger agreement and approval of the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matter, unless authority to do so is withheld in the proxy.

Share Ownership of Management and Certain Beneficial Owners of Sage

          As described on page 62, the following officers and directors of Sage have interests in the merger that may be different from, or in addition to, the interests of other Sage stockholders: Chandrashekar M. Reddy, chief executive officer and chairman of the board of directors; Michael Gumport, director; Glenn Marschel, director; N. Damodar Reddy, director; Donald S. Butler, vice president engineering; Arun Johary, chief technology Officer; Pratap G. Reddy, chief operating officer; Aditya Srinivasan, vice president marketing and LCD monitors; and Simon P. Westbrook, chief financial officer. At the close of business on the record date, the above officers and directors, each of whom are affiliates of Sage, together beneficially owned approximately       % shares of Sage common stock, which represent approximately                  of all outstanding shares of Sage common stock entitled to vote at the special meeting on                        , 2002.

          Each director and executive officer of Sage has indicated his present intention to vote, or cause to be voted, the shares of Sage common stock owned by him or her “FOR” the approval and adoption of the merger agreement and the merger.

THE MERGER AND RELATED TRANSACTIONS

          The following is a description of the material aspects of the proposed merger and related transactions, including the merger agreement and certain other agreements entered into in connection with the merger agreement. While we believe that the following description covers the material terms of the merger and related transactions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus, including the merger agreement attached to this document as Annex A, for a more complete understanding of the merger and the related transactions.

Background of the Merger

          Senior management of Genesis Microchip and Sage have met with each other in various industry and business settings from time to time. These executives discussed topics relating to the semiconductor and display processing business.

          In February 2000, Mr. Alex Lushtak, a Genesis Microchip board member, and Mr. Chandrashekar Reddy, president and chief executive officer of Sage, met for lunch. At their meeting, Mr. Lushtak inquired whether Sage had an interest in entering into discussions regarding a possible business combination with Genesis Microchip. Mr. Reddy expressed his concern that Sage had recently publicly announced but not closed its acquisition of Faroudja, Inc. Accordingly, Mr. Reddy indicated that Sage was not interested in pursuing such a combination.

          In early January 2001, Messrs. Lushtak and Reddy met at Mr. Reddy’s request. At that meeting, Mr. Reddy indicated that Sage was interested in pursuing discussions with Genesis Microchip relating to a possible business combination. Mr. Lushtak indicated that Genesis Microchip was not interested in pursuing a business combination with Sage at that time.

          In April 2001, representatives of another company involved in the semiconductor and display processing business, which we refer to as the Other Company, contacted Sage’s senior management with an unsolicited expression of interest in licensing certain technologies from Sage or exploring other possible strategic business relationships, including a possible acquisition of Sage. Sage subsequently engaged U.S. Bancorp Piper Jaffray, as its financial advisor, to assist and advise Sage in reviewing possible strategic business combinations.

          On April 25, 2001, the Sage board of directors met with its legal counsel, Morrison & Foerster LLP, and its financial advisor and discussed the issues that the Sage board of directors should consider in evaluating and structuring business combinations with other companies. At the conclusion of the meeting, Sage’s senior management was directed by the board of directors to gather more information about the terms of a possible business combination from those companies, including Genesis Microchip and the Other Company, that expressed an interest in merging with or acquiring Sage and other companies that may be interested in purchasing or being acquired by Sage. As part of this process, Sage began preliminary due diligence exchanges of non-public business information with several other companies, including Genesis Microchip and the Other Company, and entered into confidentiality agreements relating thereto. Sage’s senior management and its financial advisor engaged in preliminary discussions with several different companies involved in the semiconductor and display processing business. Except for the discussions with Genesis Microchip and the Other Company, Sage did not progress beyond the preliminary stages of the discussions with these companies.

          In early June 2001, Mr. Lushtak, chairman of the board of directors of Genesis Microchip, and Mr. Amnon Fisher, chief executive officer of Genesis Microchip, met with Mr. Reddy and Mr. Pratap Reddy, chief operating officer of Sage. Messrs. Lushtak and Fisher indicated that Genesis Microchip might be willing to consider pursuing an acquisition of Sage on a stock-for-stock basis. The parties discussed alternative methods of determining an appropriate exchange ratio. The primary methodology discussed by the parties was that the stockholders of each of Genesis Microchip and Sage would own a percentage of the combined company based on the contribution to the aggregate revenues of the combined company by each of Genesis Microchip and Sage, respectively. In calculating the relative ownership, the Genesis Microchip representatives indicated that the basis should be the relative contribution to the aggregate revenues of the combined company based on revenue for the quarters ended March 31, 2001 and expected revenues for the quarters ending June 30, 2001 and September 30, 2001. The Sage representatives, however, indicated that the relative ownership should be measured on expected revenues based on the quarters ending June 30, 2001, September 30, 2001 and December 31, 2001. The discussions remained at a general level, and the parties did not reach any agreement regarding an appropriate methodology for determining the exchange ratio for a business combination.

          Messrs. Lushtak and Fisher, together with Mr. Robert Tillman, a consultant to Genesis Microchip, met with Mr. Reddy again later that month. At that meeting, the parties further discussed the terms of a possible merger, including an appropriate methodology for determining an exchange ratio. The parties discussed basing the percentage ownership of the combined company on the contribution by each party to the aggregate revenues of the combined company. Although no agreement was reached, the Genesis Microchip representatives indicated that they would discuss with Genesis Microchip’s management Sage’s proposal of allocating ownership based on expected revenues for the quarters ending June 30, 2001, September 30, 2001 and December 31, 2001. The representatives of each of Genesis Microchip and Sage agreed to relay their discussion to their respective boards of directors and to continue their discussions at a later date. Subsequently, Genesis Microchip engaged Dresdner Kleinwort Wasserstein, Inc., or DrKW, as financial advisor to Genesis Microchip.

          On June 13, 2001, Genesis Microchip and Sage entered into a confidentiality agreement and the parties began conducting their due diligence. From June 13, 2001 through June 22, 2001, representatives of Genesis Microchip, its financial advisors, and Wilson Sonsini Goodrich & Rosati, legal counsel to Genesis Microchip, and representatives of Sage, its financial and legal advisors conducted legal, financial and business due diligence.

          During the period from June 18, 2001 through June 22, 2001, representatives of Genesis Microchip and Sage, together with their financial and legal advisors, continued negotiating the terms and conditions of a possible merger agreement. The parties were unable to reach agreement on an appropriate methodology for determining an exchange ratio and ceased their discussions. No additional meetings were scheduled.

          In early-to-mid July 2001, Messrs. Lushtak and Reddy spoke on a number of occasions by telephone and indicated that they remained interested in a possible business combination and scheduled further meetings.

          From July 12 through July 17, 2001, Sage and Genesis Microchip, together with their financial and legal advisors, engaged in legal, financial and business due diligence. During this time, the parties continued their negotiations of the terms and conditions of a merger agreement. Although the parties agreed that contribution to revenues was an appropriate methodology to determine the respective ownership of the combined company, the parties were unable to reach an agreement on an appropriate exchange ratio or on the appropriate quarters to use in establishing the relative ownership and terminated their discussions.

          Between July 18, 2001 and August 24, 2001, representatives of Sage met with representatives of the Other Company to discuss a possible acquisition of Sage by the Other Company. From July 25, 2001 through August 24, 2001, Sage and the Other Company and their representatives conducted due diligence and negotiated possible terms and transaction documents. At a meeting of the Sage board of directors on August 17, 2001, Sage’s management and its financial and legal advisors summarized the status of the negotiations with the Other Company. The Other Company proposed a tender offer of all outstanding shares of Sage common stock, with the shares of Sage’s common stock to be exchanged for shares of the Other Company’s common stock. The parties failed to reach agreement on the terms of a business combination, including an appropriate exchange ratio, and, by August 24, 2001, decided to terminate their discussions.

          In early September 2001, Messrs. Lushtak and Reddy discussed their continued interest in a business combination of the two companies and the possibility of resuming negotiations. Messrs. Lushtak and Reddy arranged to meet later that month to discuss whether the two companies could reach agreement on the terms and conditions of such a combination.

          On September 15, 2001, Messrs. Lushtak, Tillman, Reddy, and Pratap Reddy met to discuss the terms of a business combination. The methodology for determining an exchange ratio for a possible business combination was again discussed based on revenues for the quarter ended June 30, 2001 and expected revenues for the quarters ending September 30, 2001 and December 31, 2001 but no agreement was reached on an appropriate exchange ratio to use in establishing relative ownership of the combined company.

          On September 20, 2001, Messrs. Tillman and Pratap Reddy met again to continue their discussion of possible terms. Messrs. Tillman and Pratap Reddy discussed their different views on the principles to use to establish an appropriate exchange ratio. The parties discussed, among other factors, the historical performance of each of Genesis Microchip and Sage. Although Messrs. Tillman and Pratap Reddy did not reach final agreement, they agreed to relay their discussions to the chief executive officer of each of Genesis Microchip and Sage.

          Over the course of the next several days, representatives of Genesis Microchip and Sage continued their discussions regarding an exchange ratio. During this time, the parties agreed to pursue negotiations on the terms and conditions of a business combination subject to their respective boards of directors agreeing to an exchange ratio that would result in the stockholders of Sage receiving approximately 28% of the outstanding stock of the combined company. Also during this time, several meetings occurred between representatives of Genesis Microchip and Sage, and their respective financial and legal advisors, as the parties intensified their due diligence activities and continued the preparation and negotiation of transaction documents. During this time, the parties negotiated the terms of the merger agreement, including provisions relating to Sage’s business during the period after execution of the merger agreement but prior to consummation of the merger, the situations under which the parties could terminate the merger agreement and under which termination fees would be payable, and the circumstances under which Sage could review and accept alternative proposals.

          From September 25, 2001 through September 27, 2001, the board of directors of Genesis Microchip held three meetings to consider a business combination with Sage. At those meetings, Mr. Fisher and other members of Genesis Microchip’s management reviewed the proposed business combination with the Genesis Microchip board of directors, including the strategic reasons for the business combination, the principal terms of the business combination, a financial review of the business combination, a review of Sage’s financial condition and business operations and the results of Genesis Microchip’s due diligence.

          At these Genesis Microchip board meetings, legal counsel discussed the fiduciary duties of directors in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of DrKW presented to Genesis Microchip’s board of directors a summary of its financial analyses related to the consideration to be exchanged in the proposed business combination. At the board meeting on September 27, 2001, DrKW delivered its oral opinion, subsequently confirmed in writing, that the ratio for exchanging shares of Sage common stock for shares of Genesis Microchip Delaware common stock contemplated by the merger agreement was fair, from a financial point of view, to Genesis Microchip. Upon completing the deliberations at its board meeting on September 27, 2001, the board of directors of Genesis Microchip unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that Genesis Microchip’s shareholders approve the issuance of shares in connection with the merger.

          Also on September 26 and 27, 2001, the board of directors of Sage held three meetings to consider a business combination with Genesis Microchip. At those meetings, Mr. Reddy and other members of Sage’s management reviewed the proposed business combination with the Sage board of directors, including the strategic reasons for the business combination, the principal terms of the business combination, a review of Genesis Microchip’s financial condition and business operations and the results of Sage’s due diligence.

          At these Sage board meetings, legal counsel discussed the fiduciary duties of directors in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of U.S. Bancorp Piper Jaffray presented to Sage’s board of directors a summary of its financial analyses related to the consideration to be exchanged in the proposed business combination. At the board meeting on September 27, 2001, U.S. Bancorp Piper Jaffray delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the ratio for exchanging shares of Sage common stock for shares of Genesis Microchip common stock pursuant to the merger agreement was fair, from a financial point of view, to holders of Sage’s common stock. Upon completing its deliberations at its board meeting on the evening of September 27, 2001, the board of directors of Sage unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that Sage’s stockholders approve the merger agreement and the merger.

          After negotiation of the final terms of the merger agreement and the related agreements, representatives of both Sage and Genesis Microchip executed the merger agreement. In addition, certain officers of Sage entered into a voting agreement with Genesis Microchip pursuant to which they agreed to vote in favor of adoption of the merger agreement.

          On September 28, 2001, the parties issued a joint press release announcing the proposed merger of Genesis Microchip and Sage.

Reasons for the Merger

          The boards of directors of Genesis Microchip and Sage, at separate meetings held on September 27, 2001, each unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, declared them advisable. The Sage board of directors resolved to recommend that its stockholders approve the merger agreement and the merger and the Genesis Microchip board of directors resolved to recommend that its shareholders approve the issuance of shares in connection with the merger.

          In reaching their separate decisions, each board consulted with its senior management, and financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given weight to different factors. Each board considered all of those factors as a whole and believed that those factors supported its decision.

          Both boards recognize that the flat panel applications industry is highly competitive and will only become more competitive as the industry expands rapidly in the near future. They believe that the merger will expand the combined company’s financial, technological, operational, and marketing resources and capabilities that will be necessary to compete successfully in this industry against companies with far greater resources and capabilities such as Philips, ST Microelectronics N.V., Asian foundries including Macronix, and new entrants.

          The parties also both recognize that the demand for their products is highly volatile. Additionally, the parties recognize that average selling prices for their products have been declining, and likely will continue to do so, which will place intense pressure on profit margins. Moreover, the parties recognize that customers increasingly demand faster time-to-market and in order to keep pace with the rapid development of the technology, both Genesis and Sage believe that it is necessary to expand their resources to accommodate customer demands.

          Both boards believe that the combination of Genesis Microchip and Sage will create a more efficient and competitive industry participant, with enhanced prospects for continued viability, by:

•
developing the business of the combined company by adding size, scale and scope to improve the company’s ability to respond to increasing competition from companies with far greater resources as well as the numerous other companies that focus solely on one or more specialty products;

•
creating significant opportunities for cost reduction through the integration of the operations of the two businesses and the elimination of redundant overhead expenses and duplicate sales, marketing and administrative functions;

•	combining the companies’ complementary technologies to expand their individual products and offer a full range of product solutions to each of the companies’ customers;

•	combining each company’s global geographic strengths to create an efficient and competitive global sales network;

•	combining the manufacturing know-how and talent of the companies in order to work effectively with their foundries to bring new and better products to market more quickly and at greater volume;

•
combining the companies’ engineering resources and complementary technologies to be able to focus on new innovative technologies including expanding the combined company’s product line into new vertical applications such as consumer electronics, as well as “best of breed” next generation products; and

•
responding to customer demands by creating a global customer support and response network by integrating the complementary positioned technical support staff of the two companies, allowing them to assist their customers in integrating the combined company’s technology into their product lines.

Recommendation of the Genesis Microchip Board of Directors

          Genesis Microchip’s board of directors consulted with senior management of Genesis Microchip and Genesis Microchip’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Genesis Microchip’s shareholders vote “FOR” approval of the Genesis Microchip Delaware stock issuance. Genesis Microchip’s board of directors considered factors that it believes will contribute to the success of the combined company, including the following:

•	the expansion of Genesis Microchip’s technological expertise through the acquisition of the Indian operations of Sage;

•	the ability to broaden Genesis Microchip’s product offerings through the acquisition of consumer chip technology of Faroudja;

•	enhanced in-house intellectual property expertise and know-how gained through the consolidation of the research and development groups of both companies;

•	creating a global sales force and expanded customer relationships;

•	accelerating introduction of Genesis Microchip technology by combining Sage’s complementary technologies and engineering talent;

•	expanded research and development focus, through the addition of more expertise;

•
responding to customer demands by creating a global customer support and response network by integrating the complementary positioned technical support staff of the two companies, allowing them to assist their customers in integrating the combined company’s technology into their product lines; and

•	improved operating margins through lower production costs by, among other things, increased efficiencies and the elimination of redundant costs in the combined entity.

          In addition, Genesis Microchip’s board of directors also considered the detailed financial analysis and pro forma and other information with respect to the companies presented to the board, including the opinion of DrKW that, as of the date of its opinion, the exchange ratio to be used in the merger is fair from a financial point of view to Genesis Microchip. This opinion is subject to assumptions and limitations noted in the opinion and described under “Opinion of Dresdner Kleinwort Wasserstein,” and you should carefully read both that section and the opinion that is attached to this joint proxy statement/prospectus as Annex C.

          Genesis Microchip’s board of directors also considered the following potentially negative factors in its deliberation concerning the merger:

•
the risk that the merger might not be consummated and the effect of the public announcement of the merger on Genesis Microchip’s sales, stock price and operating results and ability to attract and retain key management and technical, sales and marketing personnel:

•	the possibility that there may be higher than anticipated costs associated with such benefits; and

•	other applicable risks described in this joint proxy statement/prospectus described in “Risk Factors.”

          The Genesis Microchip board of directors concluded, however, that the potential benefits of the merger outweighed these factors.

          After taking into account these and other factors, the Genesis Microchip board of directors unanimously determined that the merger agreement was in the best interest of Genesis Microchip and its shareholders and that Genesis Microchip should enter into the merger agreement and complete the merger.

Opinion of Dresdner Kleinwort Wasserstein

          Pursuant to an engagement letter dated June 13, 2001, and subsequently amended on June 19, 2001, Genesis Microchip retained Dresdner Kleinwort Wasserstein, Inc., or DrKW, as its financial advisor in connection with the proposed merger of Genesis Microchip and Sage.

          At the meeting of the board of directors of Genesis Microchip on September 27, 2001, DrKW rendered its oral opinion to the board of directors of Genesis Microchip, subsequently confirmed in writing, that, as of such date, the exchange ratio provided for pursuant to the terms of the merger agreement, dated as of September 27, 2001, was fair to Genesis Microchip from a financial point of view.

          The full text of DrKW’s opinion, dated September 27, 2001, to the board of directors of Genesis Microchip, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached here as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Holders of Genesis Microchip common stock are urged to read this opinion carefully and in its entirety. DrKW’s opinion is addressed to the board of directors of Genesis Microchip and relates only to the fairness of the exchange ratio in the merger from a financial point of view. DrKW’s opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the merger. Specifically, DrKW’s opinion does not address Genesis Microchip’s underlying business decision to effect the transactions contemplated by the merger agreement nor the relative merits of the merger or reorganization as compared to any alternative transaction or business strategy under consideration by Genesis Microchip. The summary of DrKW’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

          In connection with rendering its opinion, DrKW reviewed and considered:

•	a draft of the merger agreement, dated as of September 27, 2001, and assumed that the final form of the merger agreement did not differ in any material respect from the draft provided to DrKW;

•	certain publicly available business and financial information relating to Sage and Genesis Microchip for recent years and interim periods; and

•
certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Sage and Genesis Microchip and provided to DrKW for purposes of its analysis.

          In addition, DrKW met with the management of Sage and Genesis Microchip to review and discuss, among other matters, Sage’s and Genesis Microchip’s business, operations, assets, financial condition and future prospects.

          DrKW also reviewed and considered:

•
certain financial and stock market data relating to Sage and Genesis Microchip, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that DrKW believes may be relevant or comparable in certain respects to Sage and Genesis Microchip or one or more of their respective businesses or assets; and

•
the financial terms of selected recent acquisitions and business combination transactions in the multimedia semiconductor industry specifically, and in the semiconductor industry generally, that DrKW believes to be reasonably comparable to the merger or otherwise relevant to DrKW’s inquiry.

          DrKW also performed such other financial studies, analyses, and investigations and reviewed such other information as DrKW considered appropriate for purposes of its opinion.

          In its review and analysis and in formulating its opinion, DrKW assumed and relied without independent verification upon:

•	the accuracy and completeness of all of the historical financial and other information provided to or discussed with DrKW or publicly available; and

•
the reasonableness and accuracy of the financial projections, forecasts and analyses provided to DrKW, including estimates of savings and other effects on operating results expected to result from consummation of the merger.

          Furthermore, DrKW assumed all such projections, forecasts and analyses provided to it were reasonably prepared in good faith and on bases reflecting the best judgments and estimates of Sage and Genesis Microchip management available at that time. DrKW expresses no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, DrKW did not review any of the books and records of Sage and Genesis Microchip, or assume any responsibility for conducting a physical inspection of the properties or facilities of Sage and Genesis Microchip, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Sage and Genesis Microchip, and no such independent valuation or appraisal was provided to DrKW.

          DrKW noted that the reorganization together with the merger are intended to qualify as a tax-free reorganization for United States Federal tax purposes, and DrKW assumed that the reorganization and the merger will so qualify.

          DrKW did not take into account, nor did DrKW consider any potential tax consequences to stockholders of Genesis Microchip or Genesis Microchip Delaware that may result from either the reorganization or the merger. DrKW also assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the merger and the reorganization will not have an adverse impact on Genesis Microchip or Sage or on the anticipated benefits of the merger, and DrKW assumed that the transactions described in the merger agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Furthermore, DrKW assumed that the reorganization will not result in the creation of any liability of Genesis Microchip or have any other adverse effect on Genesis Microchip. DrKW’s opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW as of September 27, 2001. DrKW did not express any opinion as to the prices at which any securities of Genesis Microchip, Genesis Microchip Delaware or Sage will actually trade at any time.

          In preparing its opinion to the Genesis Microchip board of directors, DrKW performed a variety of financial and comparative analyses including those described below. The summary of DrKW’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, DrKW made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

          In its analyses, DrKW considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Genesis Microchip and Sage. No company, transaction or business used in DrKW’s analyses as a comparison is identical to Genesis Microchip and Sage or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

          DrKW’s opinion and financial analyses were only one of many factors considered by the board of directors of Genesis Microchip in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of Genesis Microchip or Genesis Microchip management with respect to the merger or the exchange ratio. Although DrKW evaluated the exchange ratio in the merger agreement from a financial point of view, DrKW was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Genesis Microchip and Sage.

          The following is a summary of the material financial analyses underlying DrKW’s opinion, dated September 27, 2001, delivered to the board of directors of Genesis Microchip in connection with the merger.

Contribution Analysis

          DrKW performed a contribution analysis based on historical results for Genesis Microchip and Sage, Genesis Microchip management’s quarterly projections for fiscal year 2002 and 2003 and Genesis Microchip management’s projections for Sage’s quarterly financial performance for fiscal year 2002 and 2003. DrKW calculated that Sage’s contribution to a combined Genesis Microchip and Sage ranged from 22% to 37% when calculated using historical and projected revenues, ranged from less than 0% to 25% when calculated using historical and projected operating income, ranged from less than 0% to 30% when calculated using historical and projected net income and was 41% when calculated using tangible book value for the latest reported period.

          DrKW compared Sage’s revenue and operating income contribution to Sage’s share of the combined company’s enterprise value (defined as market capitalization of common stock plus book value of total debt, preferred stock, and minority interest less cash and equivalents) of approximately 26%. DrKW also compared Sage’s net income and tangible book value contribution to Sage’s share of the combined company’s market capitalization of 28%.

Comparable Company Analysis

          DrKW reviewed and compared selected operating and financial data and ratios for nine selected companies identified as being comparable to Sage overall. Specifically, DrKW included in its review two groups of companies. The first group of comparables consisted of display semiconductor companies that provide products to the flat panel display, projector and television segments of the display industry. These companies were selected, among other reasons, because they have similar business and operating profiles to Sage. The first group of comparable companies included:

•	Genesis Microchip Incorporated;

•	Pixelworks, Inc.; and

•	Silicon Image, Inc.

          The second group of multimedia chip companies included the first group of display semiconductor companies as well as a number of other selected multimedia chip companies engaged primarily in businesses which DrKW deemed to be relevant for the purpose of its analysis. DrKW noted that Sage’s business is less comparable to the businesses of these other selected multimedia chip companies than to the businesses of the first group of display semiconductor companies.

          The second group of comparable companies included:

•	Genesis Microchip Incorporated;

•	Pixelworks, Inc.;

•	Silicon Image;

•	NVIDIA Corporation;

•	ATI Technologies Inc.;

•	Cirrus Logic, Inc.;

•	ESS Technology, Inc.;

•	Zoran Corporation; and

•	Creative Technology Ltd.

          For each group, using publicly available information, DrKW reviewed the enterprise value of the selected companies as multiples of last twelve months (“LTM”) revenues 2001 calendar year estimated revenues and 2002 calendar year estimated revenues. DrKW also examined the ratio of the current market capitalization of the selected companies to the 2002 calendar year estimated net income. DrKW noted that the comparable company analysis does not take into account any acquisition or control premium.

          The following table presents, for the periods indicated, the multiples for the two groups implied by the ratio of enterprise value to LTM revenues, estimates for calendar 2001 revenues and estimates for calendar 2002 revenues and the ratio of market capitalization of the selected companies to the 2002 calendar year estimated net income. The information in the table below is based on closing stock prices on September 27, 2001.

Sage
	Range			Median	Mean	Trading Value on 9/27/01	Value Implied by Exchange Ratio of 0.571x
Display Semiconductor Companies
Enterprise Value / LTM Revenues	1.7x	—	7.8x	5.0x	4.8x	3.9x	6.1x
Enterprise Value / CY01E Revenues	1.6x	—	5.6x	3.9x	3.7x	3.6x	5.7x
Enterprise Value / CY02E Revenues	0.9x	—	4.3x	2.6x	2.6x	1.9x	3.1x
Equity Value / CY02E Net Income	27.8x	—	31.6x	29.7x	29.7x	32.8x	45.0x

Multimedia Chip Companies
Enterprise Value / LTM Revenues	0.2x	—	7.8x	1.7x	2.8x	3.9x	6.1x
Enterprise Value / CY01E Revenues	0.2x	—	5.6x	1.7x	2.4x	3.6x	5.7x
Enterprise Value / CY02E Revenues	0.2x	—	4.3x	1.4x	1.8x	1.9x	3.1x
Equity Value / CY02E Net Income	6.6x	—	33.3x	24.2x	22.8x	32.8x	45.0x

          Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Sage. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Comparable Transactions Analysis

          DrKW reviewed the financial terms, to the extent publicly available, of representative acquisition transactions in the semiconductor industry. Specifically, DrKW included in its review two groups of acquisitions. The first group consisted of selected public and private multimedia semiconductor transactions since 1997 involving targets engaged in businesses that were reasonably comparable to Sage’s business. These transactions were:

Acquiring Company	Target Company
Cirrus Logic, Inc.	Stream Machine Company
Cirrus Logic, Inc.	LuxSonor Semiconductors Inc.
Cirrus Logic, Inc.	ShareWave Inc.
LSI Logic Corporation	C-Cube Microsystems Inc.
NVIDIA Corporation	Assets of 3dfx Interactive, Inc.
Pixelworks, Inc.	Panstera, Inc.
Broadcom Corporation	VisionTech, Ltd.
Zoran Corporation	Nogatech Inc.
National Semiconductor Corporation	Vivid Semiconductor, Inc.
Broadcom Corporation	Pivotal Technologies Corp.
GlobeSpan, Inc.	iCompression, Inc.
Silicon Image, Inc.	DVDO, Inc.
3dfx Interactive, Inc.	GigaPixel Corporation
Broadcom Corporation	Stellar Semiconductor, Inc.
Sage, Inc.	Faroudja, Inc.
ATI Technologies Inc.	ArtX Inc.
ST Microelectronics N.V.	Arithmos Inc.
S3 Inc.	Diamond Multimedia Systems Inc.
Genesis Microchip Incorporated	Paradise Electronics, Inc.
Intel Corporation	Chips and Technologies, Inc.

          The second group of comparable acquisitions consisted of selected public semiconductor deals with transaction values over $200 million since 1997 which included strategic mergers, strategic acquisitions for the primary purpose of acquiring access to a particular technology or product and acquisitions of early stage growth companies by established companies.

Acquiring Company	Target Company

Vishay Intertechnology, Inc.	General Semiconductor, Inc.

TriQuint Semiconductor, Inc.	Sawtek Inc.

LSI Logic Corporation	C-Cube Microsystems Inc.

Maxim Integrated Products, Inc.	Dallas Semiconductor Corporation

Microchip Technology Incorporated	TelCom Semiconductor, Inc.

Marvell Technology Group Ltd.	Galileo Technology Ltd.

Applied Micro Circuits Corporation	MMC Networks, Inc.

PMC-Sierra, Inc.	Quantum Effect Devices, Inc.

Texas Instruments Incorporated	Burr-Brown Corporation

QLogic Corporation	Ancor Communications, Inc.

Conexant Systems, Inc.	Maker Communications, Inc.

Intel Corporation	DSP Communications, Inc.

Texas Instruments Incorporated	Unitrode Corporation

Intel Corporation	Level One Communications, Incorporated

Koninklijke Philips Electronics N.V.	VLSI Technology, Inc.

National Semiconductor Corporation	Cyrix Corporation

Intel Corporation	Chips and Technologies, Inc.

          DrKW reviewed the enterprise value paid in the semiconductor and similar technology transactions as a multiple of LTM revenues and as a multiple of next twelve months (“NTM”) revenues. The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to LTM revenues and NTM revenues. The information in the table is based on the closing price of Genesis Microchip and Sage common stock on September 27, 2001.

Sage
	Range			Median	Mean	Trading Value on 9/27/01	Value Implied by Exchange Ratio of 0.571x
Selected Multimedia Semiconductor Transactions
Enterprise Value / LTM Revenues	0.3x	—	625.4x	10.3x	77.2x	3.9x	6.1x
Enterprise Value / NTM Revenues	3.0x	—	40.0x	8.1x	13.9x	2.6x	4.1x

Selected Public Semiconductor Transactions
Enterprise Value / LTM Revenues	1.7x	—	89.5x	6.9x	23.0x	3.9x	6.1x
Enterprise Value / NTM Revenues	1.8x	—	43.1x	7.4x	16.0x	2.6x	4.1x

          Although the semiconductor and similar technology transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction contemplated by Genesis Microchip and Sage, and none of the companies in those transactions is directly comparable to Genesis Microchip or Sage. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the target companies.

Stock Price Premiums Analysis

          DrKW reviewed the premium of the offer price over the trading prices one trading day, one week and one month prior to the announcement date of the second group of comparable transactions that consisted of the selected public semiconductor deals with transaction values over $200 million since 1997.

          The following table presents the premium of the offer prices over the trading prices one trading day, one week and one month prior to the announcement date for the selected public semiconductor transactions and the premiums implied for Sage, based on the exchange ratio paid in the merger pursuant to the merger agreement. The premium implied by the exchange ratio is based on the closing prices of Genesis Microchip and Sage common stock on September 27, 2001.

	Range			Median	Mean	Premium Implied by Exchange Ratio of 0.571x
Selected Public Semiconductor Transactions
1 Day Premium to Target Price	15.0%	—	95.3%	44.3%	47.9%	37.2%
1 Week Premium to Target Price	16.5%	—	129.4%	44.2%	51.5%	24.7%
1 Month Premium to Target Price	16.3%	—	108.4%	57.8%	58.6%	(14.3%	)

Exchange Ratio Analysis

          DrKW reviewed the recent historical stock market performance of Genesis Microchip common stock and Sage common stock in relation to each other and reviewed the exchange ratios implied by those relative trading values. In addition, DrKW compared the merger agreement exchange ratio of 0.571x to the average exchange ratios over certain specified time periods and noted the amount by which the 0.571x exchange ratio constituted a premium to such period averages, including the information set forth below:

Sage Stock Price / Genesis Microchip Stock Price: Exchange Ratio Analysis
	At 9/27/01	Last 10 Trading Days	Last 30 Trading Days	Last 60 Trading Days	Last 90 Trading Days	Last 180 Trading Days	Since 9/27/00
Mean	0.42x	0.49x	0.54x	0.49x	0.46x	0.52x	0.71x
Implied Premium at 0.571x	37%	16%	5%	17%	25%	10%	(19%	)

Pro Forma Earnings Analysis

          DrKW analyzed the potential effect of the merger on the projected combined income statement of operations of Genesis Microchip and Sage for the quarters ended March 31, 2002 and June 30, 2002 and the fiscal year ended March 31, 2003. This analysis was based upon (1) Genesis Microchip management’s financial projections for Genesis Microchip and Sage and (2) estimates of potential cost savings and synergies prepared by the managements of Genesis Microchip and Sage. DrKW observed that, based on the exchange ratio provided for in the merger agreement, Genesis Microchip management’s financial projections for Genesis Microchip and Sage and estimates of potential cost savings and synergies prepared by the managements of Genesis Microchip and Sage, the merger was accretive to Genesis Microchip’s after tax earnings per share for the quarters ended March 31, 2002 and June 30, 2002 and the fiscal year ended March 31, 2003.

          DrKW has acted as Genesis Microchip’s financial advisor in connection with the merger. Genesis Microchip selected DrKW as its financial advisor based on DrKW’s experience, expertise and reputation. DrKW is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

          DrKW acted as financial advisor to Genesis Microchip in connection with the proposed merger, and pursuant to an engagement letter, Genesis Microchip has agreed to pay DrKW an opinion fee of $750,000 which fee will be credited against the full transaction fee. The terms of the fee arrangement with DrKW were negotiated at arm’s length between Genesis Microchip and DrKW, and the Genesis Microchip board of directors was aware of such fee arrangements.

          In addition, DrKW has performed various investment banking services for Genesis Microchip from time to time in the past, is continuing to provide financial advisory services to Genesis Microchip and may receive additional fees for such services.

          In the ordinary course of its business, DrKW may actively trade the equity securities of Sage and Genesis Microchip for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Other Financial Advisors to Genesis Microchip

          Under the terms of an engagement letter between Genesis Microchip and Robert R. Tillman, Genesis Microchip agreed to pay Mr. Tillman a fee for his financial advisory services in connection with the merger. Mr. Tillman has provided various consulting services for Genesis Microchip from time to time in the past.

Recommendation of Sage’s Board of Directors

          At its meeting on September 27, 2001, the Sage board of directors determined that the merger was fair to and in the best interests of Sage and the Sage stockholders and approved the merger agreement. Accordingly, the Sage board of directors has unanimously approved the merger and recommends that Sage stockholders vote in favor of adoption of the merger agreement.

          In determining to approve the merger and to recommend adoption of the merger agreement by the Sage stockholders, the Sage board of directors consulted with Sage’s management and Sage’s financial and legal advisors. The Sage board of directors considered a number of factors in reaching its conclusion, including the following:

•
the enhanced competitive position of the combined companies. The Sage board considered the increases in scale of operation, the strength of Sage’s presence in the consumer electronics market when combined with Genesis Microchip’s offerings in the flat panel display industry and the opportunity to further build upon the Faroudja brand;

•
the expectation that the combination of Sage and Genesis Microchip would have strong synergistic benefits, as a result of the breadth and complimentary nature of the technology and product lines, including more efficient research and development expenditures, modest headcount efficiencies, potential cost savings from leveraging Sage’s Indian research and development presence and possible consolidation of facilities;

•
the terms of the merger agreement, including the fact that the exchange ratio represented an approximately 40% premium to the Sage common stock closing price on September 27, 2001, which was the last trading day immediately prior to the public announcement of the merger, and the termination fee which the Sage board of directors realized might discourage third parties from seeking to acquire Sage;

•	the terms of the transition agreements and the stock option benefits to be received by Sage’s management in connection with the completion of the merger;

•	the failure to agree upon final terms, including an appropriate exchange ratio, with the Other Company;

•
other alternatives open to Sage, including the ability to renew discussions with the Other Company given the parties’ failure to agree on terms and the prospects for growth after choosing to remain independent;

•	the likelihood of obtaining the required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act of 1976;

•	the probability that the merger might not be completed and the anticipated effect of that failure on Sage’s common stock trading price;

•
the opinion of U.S. Bancorp Piper Jaffray to the Sage board of directors on September 27, 2001, that the exchange ratio was fair from a financial point of view to the Sage stockholders as of such date, as described below under “Opinion of U.S. Bancorp Piper Jaffray” below; and

•	the expectation that the merger will generally be a tax-free transaction to Sage and its stockholders.

          In reaching its determination to approve the merger and recommend adoption of the merger agreement, the Sage board of directors did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Sage board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Sage board of directors.

          In considering the recommendation of Sage’s board of directors with respect to the merger agreement, you should be aware that some directors and officers of Sage have interests in the merger that are different from, or are in addition to, the interests of Sage stockholders generally. Please see the section entitled “Interests of Sage Directors and Officers in the Merger” on page 62 of this joint proxy statement/prospectus.

Opinion of U.S. Bancorp Piper Jaffray

          Sage retained U.S. Bancorp Piper Jaffray to act as its financial advisor, and, if requested, to render to the board of directors of Sage an opinion as to the fairness, from a financial point of view, of the consideration to be received by Sage stockholders in the transaction.

          U.S. Bancorp Piper Jaffray delivered to the board of directors of Sage on September 27, 2001 its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, and described below, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common stockholders of Sage (other than Genesis Microchip and its affiliates). A copy of U.S. Bancorp Piper Jaffray’s written opinion is attached to this document as Annex D and is incorporated into this document by reference. Holders of Sage common stock are encouraged to carefully read this opinion in its entirety. Sage’s opinion is addressed to the board of directors of Sage and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

          While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors of Sage, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors of Sage as to the specific form or amount of the consideration to be received by Sage stockholders in the proposed merger, which was determined through negotiations between Sage and Genesis Microchip. U.S. Bancorp Piper Jaffray’s written opinion, which was directed to the Sage board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement, does not address Sage’s underlying business decision to proceed with or effect the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Sage might engage and does not constitute a recommendation to any Sage stockholder as to how to vote in the merger.

          In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft of the merger agreement dated September 27, 2001;

•
information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of Genesis Microchip and Sage furnished to or discussed with U.S. Bancorp Piper Jaffray by Genesis Microchip and Sage;

•	publicly available market and securities data of Genesis Microchip, Sage and of selected public companies deemed comparable to Sage and Genesis Microchip;

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger.

          In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Sage and Genesis Microchip and conducted discussions with members of senior management of both Sage and Genesis Microchip concerning the financial condition, operating performance and balance sheet characteristics of Sage, Genesis Microchip and Genesis Microchip Delaware following the merger and their views of the strategic rationale of the merger.

          The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Sage:

Implied Consideration

          Giving effect to the exchange ratio, resulting implied value of Genesis Microchip Delaware stock consideration of $15.99 per share of Sage common stock (based on the closing price for Genesis Microchip common stock on September 25, 2001), and the outstanding Sage common stock and common stock equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the merger for Sage common stock to be approximately $250.119 million. U.S. Bancorp Piper Jaffray also calculated the implied “enterprise value” (equity value plus debt less cash) of Sage to be approximately $211.167 million. U.S. Bancorp Piper Jaffray also calculated that the fully diluted shares issued to the stockholders and option holders of Sage would be an aggregate of 28.3% of the total Genesis Microchip Delaware common stock and common stock equivalents based on share information furnished by management of Genesis Microchip.

Sage and Genesis Microchip Market Analysis

          U.S. Bancorp Piper Jaffray reviewed general background information concerning Sage and Genesis Microchip, including recent financial and operating results and outlook, the price performance of Sage and Genesis Microchip common stock over the previous twelve months relative to each other and the Nasdaq Stock Market, and the stock price and volume over selected periods and the stock trading history of Sage and Genesis Microchip common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

	Sage	Genesis
Closing price on September 25, 2001	$13.03	$28.00
30 calendar day closing average	15.46	28.30
60 calendar day closing average	16.13	30.90
90 calendar day closing average	15.10	31.53
180 calendar day closing average	11.97	25.55
52 week high trade	21.17	38.00
52 week low trade	5.00	7.13

Comparable Company Analysis

          Sage.    U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to four publicly traded companies with market capitalizations between $100 million and $1 billion in the digital image processing segment of the semiconductor industry deemed comparable to Sage. This group comprised Genesis Microchip, Pixelworks, Inc., Silicon Image, Inc. and Zoran Corporation. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Sage Common Stock. All multiples were based on Sage’s closing stock price on September 25, 2001. All forward looking data is based on publicly available Wall Street research analyst estimates. This analysis produced implied per share values for Sage ranging from a low of $6.10 to a high of $24.29, with the median implied per share values of $11.02 to $14.06 and mean implied per share values of $11.10 to $14.63.

          Genesis Microchip.    U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios from four publicly traded companies with market capitalizations between $100 million and $1 billion in the semiconductor industry deemed comparable to Genesis Microchip. This group comprised Sage, Pixelworks, Inc., Silicon Image, Inc., and Zoran Corporation. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Genesis Microchip common stock. All multiples were based on Genesis Microchip’s closing stock price on September 25, 2001. All forward looking data is based on publicly available Wall Street research analyst estimates. This analysis produced implied per share values for Genesis Microchip ranging from a low of $7.42 to a high of $38.18, with median implied per share values of $15.30 to $33.04 and mean implied per share values of $14.58 to $33.04.

          Relative Comparable Company Analysis.    U.S. Bancorp Piper Jaffray compared the high and low implied per share equity values computed for Sage and Genesis Microchip as described above to derive implied exchange ratios ranging from a low of 0.605x to a high of 0.917x.

Comparable Acquisition Analysis

          U.S. Bancorp Piper Jaffray reviewed five acquisition transactions that it deemed comparable to the transaction between Sage and Genesis Microchip. It selected these transactions by searching SEC filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were completed between January 1, 1998 and September 27, 2001;

•	transactions involving target companies in the semiconductor industry deemed comparable to Sage;

•	transactions in which 100% of the target company was acquired;

•	transactions which were not repurchases or hostile transactions;

•	transactions involving public target companies and public acquiring companies; and

•	transactions with a transaction value of $100 million to $1 billion.

          U.S. Bancorp Piper Jaffray performed its analysis on the following transactions:

Acquiring Company	Target Company
LSI Logic Corp.	C-Cube Microsystems Inc.
Microchip Technology Inc.	TelCom Semiconductor Inc.
Zoran Corporation	Nogatech Inc.
LSI Logic Corp.	Seeq Technology Inc.
Unitrode Corp.	Benchmarq Microelectronics Inc.

          Sage.    U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Sage common stock ranging from a low of $8.11 to a high of $30.15, with median implied per share values of $9.48 to $16.26 and mean implied per share values of $12.28 to $19.46.

          Genesis Microchip.    U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Genesis Microchip common stock ranging from a low of $5.21 to a high of $34.50, with median implied per share values of $6.66 to $13.28 and mean implied per share values of $13.19 to $15.96.

          Relative Comparable Acquisition Analysis.    U.S. Bancorp Piper Jaffray compared the implied equity values computed for Sage and Genesis Microchip described above to derive implied exchange ratios ranging from a low of 0.594x to a high of 1.465x.

Premiums Paid Analysis

          U.S. Bancorp Piper Jaffray reviewed publicly available information for selected transactions which U.S. Bancorp Piper Jaffray deemed similar to this transaction to determine the implied premiums (discounts) payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were completed between January 1, 1998 and September 27, 2001;

•	transactions involving companies in the technology or communications industries;

•	transactions involving public target companies in which 100% of the target company was acquired;

•	transactions with a transaction value of $100 million to $1 billion; and

•	transactions that were not repurchases or hostile transactions.

          U.S. Bancorp Piper Jaffray performed its analysis on two hundred seventy-five transactions. U.S. Bancorp Piper Jaffray derived implied equity values per share of Sage common stock based on the premiums (discounts) paid in these transactions ranging from a low of $6.50 to a high of $32.85, with median implied per share values of $14.05 to $20.90 and mean implied per share values of $14.61 to $20.16.

Discounted Cash Flow Analysis

          Sage.    U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Sage in which it calculated the present value of the projected hypothetical future cash flows of Sage based on publicly available Wall Street estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Sage based on the net present value of its implied annual cash flows and a terminal value for Sage in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 22% to 26% and a range of terminal value multiples of 3.0x to 4.5x of forecasted 2006 revenue. This analysis resulted in implied per share values of Sage ranging from a low of $11.18 to a high of $17.22.

          Genesis Microchip.    U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Genesis Microchip in which it calculated the present value of the projected hypothetical future cash flows of Genesis Microchip based on publicly available Wall Street estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Genesis Microchip based on the net present value of its implied annual cash flows and a terminal value for Genesis Microchip in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 21% to 25% and a range of terminal value multiples of 3.0x to 4.5x of forecasted 2006 revenue. This analysis yielded implied per share values of Genesis Microchip ranging from a low of $17.19 to a high of $28.41.

          Relative Discounted Cash Flow Analysis.    U.S. Bancorp Piper Jaffray compared the implied per share equity values of Genesis Microchip with the implied per share equity values computed for Sage to derive an implied exchange ratio range for Sage and Genesis Microchip. This analysis indicated implied exchange ratios ranging from a low of 0.394x to a high of 1.002x.

Pro Forma Analyses

          U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2002 using publicly available Wall Street estimates. Without considering any synergies that management estimates the combined company may realize following consummation of the transaction or any transaction related expenses, U.S. Bancorp Piper Jaffray determined that the transaction could be dilutive for calendar year 2002 to the projected stand-alone earnings per share of Genesis Microchip. U.S. Bancorp Piper Jaffray discussed with the Sage board of directors the view of management of Genesis Microchip that expected transaction synergies were anticipated to result in accretion to Genesis Microchip’s stand-alone earnings per share following the transaction.

          U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Sage and Genesis Microchip to revenue, gross profit, operating income, pretax income, and net income of the combined company for calendar years 2001 and 2002 based on the same Wall Street estimates discussed above, and without including possible synergies and other transaction related expenses. The analysis indicated that Sage would contribute to the combined entity revenue of 25.6% and 29.1%, gross profit of 27.7% and 29.0% for calendar years 2001 and 2002, respectively. In addition, the analysis indicated that Sage would contribute to the combined entity pretax income of 4.9% and net income of 6.0% in calendar year 2002.

Historical Relative Trading Value Analysis

          U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the ratio resulting from selected historical relative closing stock prices for Sage and Genesis Microchip. U.S. Bancorp Piper Jaffray examined the ratio implied by the one week, one month, three month, six month and one year closing stock prices for Sage and Genesis Microchip. This analysis produced the following ratios of relative value and premiums (discounts) to the merger exchange ratio:

Historical Relative Trading Values and Implied Premium (Discount)
		1 Week	1 Month	3 Month	6 Month	1 Year
Relative Trading Price Ratio		0.509x	0.547x	0.489x	0.487x	0.700x
Implied Premium (Discount)		12.2%	4.4%	16.8%	17.3%	(18.4%	)
Exchange Ratio	0.571x

          In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

          The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Sage, Genesis Microchip, Genesis Microchip Delaware or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Sage and Genesis Microchip were compared and other factors that could affect the public trading value of the companies.

          For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Sage and Genesis Microchip, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Sage and Genesis Microchip that the information provided to it by Sage and Genesis Microchip was prepared on a reasonable basis in accordance with industry practice, the financial planning data and other business outlook information reflects the best currently available estimates and judgment of Sage and Genesis Microchip’s respective management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

          For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Genesis Microchip nor Sage is a party to any material pending transaction, including any external financing, recapitalizations, acquisition or merger, other than this transaction or in the ordinary course of business. With the consent of Sage’s board of directors, U.S. Bancorp Piper Jaffray assumed for purposes of its opinion that the material financial, operating and market characteristics of Genesis Microchip Delaware following the reorganization will be substantially similar to those of Genesis Microchip prior to the reorganization. For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect Sage or Genesis Microchip or alter the terms of the transaction.

          In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Sage or Genesis Microchip and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Sage or Genesis Microchip or their respective affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. U.S. Bancorp Piper Jaffray analyzed each of Sage and Genesis Microchip as a going concern and, accordingly, expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Sage or Genesis Microchip common stock have traded or at which the shares of Sage, Genesis Microchip or Genesis Microchip Delaware may trade at any future time. U.S. Bancorp Piper Jaffray’s opinion addressed only the exchange ratio and no other transaction terms or arrangements. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances and economic, market and other conditions as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

          U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Sage and Genesis Microchip for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In May 2001, U.S. Bancorp Piper Jaffray rendered services to Sage in connection with the implementation of Sage’s stockholder rights agreement. U.S. Bancorp Piper Jaffray was paid $25,000 for such services.

          Under the terms of the engagement letter, Sage has agreed to pay U.S. Bancorp Piper Jaffray a fee for U.S. Bancorp Piper Jaffray’s financial advisory services contingent upon, among other things, the consummation of the merger. Sage paid U.S. Bancorp Piper Jaffray $600,000 for rendering its opinion that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Sage has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors. The terms of the fee arrangement with U.S. Bancorp Piper Jaffray were negotiated at arm’s length between Sage and U.S. Bancorp Piper Jaffray, and the Sage board of directors was aware of such fee arrangements.

Interests of Sage Directors and Officers in the Merger

          In considering the recommendation of the Sage board of directors with respect to approving the merger agreement and the merger, Sage stockholders should be aware that certain members of the management of Sage and the Sage board of directors have interests in the merger that may be different from, or in addition to, the interests of the stockholders of Sage generally. The Sage board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.

Director Seats

          Genesis Microchip has agreed to take all necessary actions to cause the board of directors of Genesis Microchip Delaware following the merger to consist of seven directors, two of whom will be Chandrashekar M. Reddy, Sage’s current president and chief executive officer, and N. Damodar Reddy.

Change of Control Agreements

          Michael A. Gumport, Glenn W. Marschel, Jr. and N. Damodar Reddy entered into change of control agreements, each dated as of January 17, 2001 with Sage. The agreements provide for benefits if any of the foregoing directors are terminated without cause by Sage or any successor corporation following an acquisition of Sage, including Genesis Microchip Delaware pursuant to the proposed merger with Sage. If a director is terminated within six months of the proposed merger, then such director will be entitled to accrued compensation, assumption or acceleration of outstanding options under Sage’s 1997 Stock Option Plan, severance payments equal to six months base salary and benefits. Additionally, the assumed options would be exercisable for a period of twenty-four months following the termination of service of any director with a change of control agreement.

Employment Agreements

          As a condition to Genesis Microchip entering into the merger agreement, Genesis Microchip entered into employment agreements with each of Chandrashekar M. Reddy, Nikhil Balram, Don Butler, Arun Johary, Pratap Reddy and Aditya Srinivasan.

          The employment agreements have two year terms effective at the closing of the merger, except that either Genesis Microchip or the employee may terminate the employment agreement at any time, subject to certain provisions including severance payments and benefits described in “Severance” and the acceleration of outstanding options assumed by the merger agreement.

          These employment agreements provide that, contingent upon and after the closing of the merger, these employees will have the annual salary, annual target bonus and option grants set forth in the following table:

Employee	Annual Salary	Annual Target Bonus (As a Percentage of Annual Salary)	Shares of Genesis Microchip Delaware Common Stock Underlying Options to Be Granted at Closing of the Merger
Chandrashekar M. Reddy	$222,000	50%	100,000
Nikhil Balram	$210,000	35%	80,000
Don Butler	$225,000	35%	60,000
Arun Johary	$215,000	35%	80,000
Pratap Reddy	$212,000	35%	100,000
Aditya Srinivasan	$160,000	35%	60,000

          The options granted above will vest as to one-eighth of the shares underlying the option on the six month anniversary of the closing of the merger and as to one-forty-eighth of the shares on the first date of each month thereafter, subject to the employee’s continued employment with Genesis Microchip. In addition, the employees will be entitled to participation in Genesis Microchip benefit programs.

          Severance.    The agreements provide that if Genesis Microchip terminates an employee’s employment without cause, or if the employee terminates his employment for good reason (as defined in these employment agreements), during a period of up to two years after the closing, then:

•
Genesis Microchip must continue to pay the employee his base salary during the six month period following the termination date, except Genesis Microchip may cease these payments if the employee violates the terms of his agreement;

•
the employee will be entitled, for a six month period following the termination date, to participate in the Genesis Microchip benefit plans in which the employee was participating at the time of the termination, subject to Genesis Microchip’s right to pay the employee a lump sum at the time of termination equal to the value of these benefits; and

•
in the event the termination occurs within six months of the closing, effective on the termination date, the unvested portion of options assumed by Genesis Microchip under the employment agreements will vest, and employees will have the right to exercise the option for a period of twenty-four months following the termination date.

          If Genesis Microchip terminates an employee’s employment for cause, or if the employee terminates his employment without a good reason, then the employee will be entitled only to accrued salary, reasonable expense reimbursement and accrued vacation pay, all through the date of termination.

Stock Restriction Agreements

          As a condition of Genesis Microchip entering into the merger agreement, Genesis Microchip entered into stock restriction agreements with each of Chandrashekar M. Reddy, Arun Johary and Pratap Reddy. Pursuant to these agreements, each employee agreed not to sell or dispose of any ‘‘restricted shares,’’ as defined below, subject to the vesting schedules as set forth in each agreement. These vesting schedules permit each employee to sell his restricted shares in limited quantities on the closing date of the merger and thereafter, on each three month anniversary, at incremental increases such that on the second annual anniversary of the closing date of the merger all restrictions will have lapsed on each employee’s restricted shares.

          These restrictions will lapse completely if the merger agreement is terminated pursuant to its terms, Genesis Microchip terminates the employee’s employment with Genesis Microchip for a reason other than for cause, or the employee terminates his employment with Genesis Microchip for a reason other than good reason. A portion of these restrictions will lapse if Genesis Microchip is acquired, or Genesis Microchip files a resale registration statement under the Securities Act under which executive officers are permitted to sell shares. In these circumstances, the employee will be permitted to sell a pro rata portion of his total restricted shares. The pro rata fraction will equal the pro rata fractional amount that the most favorably treated Genesis Microchip executive officer is allowed to sell in the transaction or, in the case of an acquisition of Genesis Microchip, the pro rata portion of the most favorably treated Genesis Microchip executive officer’s options that are accelerated.

          For purposes of the stock restriction agreements, restricted shares means:

•	shares of Sage common stock of the employee; and

•	Genesis Microchip common shares or Genesis Microchip Delaware common stock that the employee receives in the merger in exchange for these shares of Sage common stock.

          The definition of restricted shares specifically excludes options to purchase Sage common stock and shares received upon exercise of these options. Based on ownership as of the date of the merger agreement, Mr. Chandrashekar M. Reddy owns 811,964 shares of Sage common stock that are restricted shares. These shares will convert into 463,631 shares of Genesis Microchip Delaware common stock if the merger closes. Based on ownership as of the date of the merger agreement, Pratap Reddy owns 257,542 shares of Sage common stock that are restricted shares. These shares will convert into 147,056 shares of Genesis Microchip Delaware common stock if the merger closes. Based on ownership as of the date of the merger agreement, Arun Johary owns 207,724 shares of Sage common stock that are restricted shares. These shares will convert into 118,610 shares of Genesis Microchip Delaware common stock if the merger closes.

Indemnification

          Genesis Microchip has agreed to fulfill and honor in all respects the indemnification agreements Sage and its subsidiaries have previously entered into with their respective officers and directors and to fulfill and honor any indemnification provisions of Sage’s applicable charter documents. The merger agreement provides that all rights to indemnification for present and former officers and directors of Sage will survive the merger and continue in full force and effect for a period of not less than six years from the date of the completion of the merger. Genesis Microchip also agreed to maintain insurance for Sage’s directors and officers for a period of not less than six years after the completion of the merger, subject to limitations.

          As a result of these interests, these directors and officers of Sage could be more likely to vote to adopt and approve the merger agreement and approve the merger than if they did not hold these interests. Sage stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

The Merger Agreement

Conversion of Securities; Exchange Ratio

          In the merger, each share of Sage common stock will be converted into the right to receive 0.571 of a share of Genesis Microchip Delaware common stock which will be listed on the Nasdaq National Market under the trading symbol “GNSS.”

Completion and Effectiveness of the Merger

          We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived, including approval of the merger agreement and the merger by the stockholders of Sage, approval of the issuance of Genesis Microchip Delaware shares in connection with the merger and approval of the reorganization by the shareholders of Genesis Microchip. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

          We are working towards completing the merger as quickly as possible. We currently plan to complete the merger prior to                 . Because the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Conversion of Sage Common Stock in the Merger

          At the effective time of the merger, by virtue of the merger, and without any action by any parties to the merger or any securityholder of such parties, each share of Sage common stock (including, with respect to each share of Sage common stock, the associated right described in the section entitled “Comparison of Rights of Holders of Genesis Microchip Delaware Common Stock and Sage Common Stock—Rights Agreement” beginning on page 96 of this joint proxy statement/prospectus) outstanding immediately prior to the effective time will be canceled and extinguished and automatically converted into the right to receive 0.571 of a share of Genesis Microchip Delaware common stock upon surrender of the certificate representing such share of Sage common stock in the manner provided in the merger agreement.

          The exchange ratio (i.e., 0.571 of a share of Genesis Microchip Delaware common stock for each share of Sage common stock) in the merger will also be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Genesis Microchip Delaware common stock or Sage common stock), reorganization, recapitalization, reclassification or other like change with respect to Genesis Microchip Delaware common stock or Sage common stock occurring on or after the date of the merger agreement and prior to the effective time of the merger.

          Each share of Sage common stock held by Sage, Genesis Microchip Delaware or any of their direct or indirect wholly owned subsidiaries immediately prior to the effective time of the merger will be canceled and extinguished.

Fractional Shares

          Genesis Microchip Delaware will not issue any fractional shares of common stock in the merger. Instead, each holder of Sage common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Genesis Microchip Delaware common stock will receive cash, without interest, equal to the product obtained by multiplying such fraction by the average closing price of one share of Genesis Microchip Delaware common stock for the five consecutive trading days immediately following the effective time of the merger, as reported on the Nasdaq National Market.

Exchange of Sage Stock Certificates for Genesis Microchip Delaware Stock Certificates

          As soon as practicable after the effective time of the merger, the exchange agent for the merger will mail to each record holder of Sage common stock a letter of transmittal and instructions for surrendering their stock certificates in exchange for certificates representing Genesis Microchip Delaware common stock, cash in lieu of a fractional share of Genesis Microchip Delaware common stock, and any dividends or other distributions, if any. When the Sage stockholders deliver their Sage stock certificates to the exchange agent along with any required documents, the Sage stock certificates will be canceled and such stockholder will receive Genesis Microchip Delaware stock certificates representing the number of full shares of Genesis Microchip Delaware common stock to which they are entitled under the merger agreement and payment in cash, without interest, in lieu of any fractional share of Genesis Microchip Delaware common stock that would have been otherwise issuable as a result of the merger.

Holders of Sage common stock should not send in their Sage stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Sage stock certificates.

Distributions with Respect to Unexchanged Shares

          Holders of Sage common stock are not entitled to receive any dividends or other distributions on Genesis Microchip Delaware common stock with a record date after the effective time of the merger until such holders have surrendered their Sage stock certificates in exchange for Genesis Microchip Delaware stock certificates. When your Genesis Microchip Delaware stock certificates are issued, you will receive payment without interest for any dividend or distribution on Genesis Microchip Delaware common stock with a record date after the merger and a payment date prior to the date you surrender your Sage stock certificates.

Transfers of Ownership and Lost Stock Certificates

          Genesis Microchip Delaware will only issue Genesis Microchip Delaware stock certificates in a name other than the name in which a surrendered Sage stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If Sage stock certificates have been lost, stolen or destroyed, the holder of such certificates may need to deliver an affidavit and a lost certificate bond prior to receiving any Genesis Microchip Delaware stock certificates.

Sage’s Representations and Warranties

          Sage made a number of representations and warranties to Genesis Microchip regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters:

•	corporate organization and qualifications to do business of Sage and its subsidiaries;

•	charter documents of Sage and its subsidiaries;

•	Sage’s capitalization;

•	corporate authorization to enter into and carry out the obligations of the merger agreement by Sage;

•	obligations of Sage under applicable law in connection with the merger;

•	the vote of Sage’s stockholders required to approve the merger;

•	governmental and regulatory approvals required to complete the merger;

•	the effect of the merger on Sage’s obligations and contracts;

•	Sage’s filings and reports with the Securities and Exchange Commission;

•	Sage’s financial statements;

•	the absence of undisclosed liabilities of Sage or its subsidiaries;

•	changes in Sage’s business since June 30, 2001;

•	Sage’s taxes;

•	Sage’s employee benefit plans;

•	intellectual property matters pertaining to Sage;

•	Sage’s compliance with applicable laws;

•	absence of restrictions on the conduct of Sage’s business;

•	possession of and compliance with all permits required for the operation of Sage’s business;

•	title to the properties Sage owns and leases;

•	litigation involving Sage;

•	payments required to be made by Sage to brokers and agents on account of the merger;

•	Sage’s labor relations;

•	Sage’s environmental matters;

•	absence of breaches of Sage’s material contracts;

•	Sage’s insurance coverage;

•
accuracy of information supplied by Sage in this joint proxy statement/prospectus and the related registration statement filed by Genesis Microchip Delaware with the Securities and Exchange Commission;

•	approvals by the Sage board of directors;

•	the fairness opinion received by Sage from U.S. Bancorp Piper Jaffray;

•	the inapplicability of state takeover statutes to the merger; and

•	amendment of Sage’s rights agreement.

          The representations and warranties of Sage contained in the merger agreement expire at the completion of the merger.

Genesis Microchip’s Representations and Warranties

          Genesis Microchip has made a number of representations and warranties to Sage regarding aspects of its business, financial condition, and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters:

•	corporate organization and qualification to do business of Genesis Microchip and its subsidiaries;

•	the Memorandum and Articles of Association of Genesis Microchip and the equivalent organizational documents of its subsidiaries;

•	Genesis Microchip’s capitalization;

•	validity of Genesis Microchip Delaware common stock to be issued pursuant to the merger;

•	complete authorization to enter into and carry out the obligations of the merger agreement by Genesis Microchip;

•	governmental and regulatory approvals required to complete the merger;

•	the effect of the merger on Genesis Microchip’s obligations and contracts;

•	Genesis Microchip’s filings and reports with the Securities and Exchange Commission;

•	Genesis Microchip’s financial statements;

•	the absence of undisclosed liabilities of Genesis Microchip or its subsidiaries;

•	changes in Genesis Microchip’s business since June 30, 2001;

•	Genesis Microchip’s labor relations;

•	litigation involving Genesis Microchip;

•
accuracy of information supplied by Genesis Microchip in this joint proxy statement/prospectus and the related registration statement filed by Genesis Microchip Delaware with the Securities and Exchange Commission;

•	payments required to be made by Genesis Microchip to brokers and agents on account of the merger;

•	intellectual property matters pertaining to Genesis Microchip;

•	the fairness opinion received by Genesis Microchip from DrKW;

•	approvals by the Genesis Microchip board of directors;

•	the vote of Genesis Microchip shareholders required to approve the issuance of Genesis Microchip Delaware common stock and the reorganization; and

•	Genesis Microchip’s taxes.

          The representations and warranties of Genesis Microchip contained in the merger agreement expire at the completion of the merger.

          The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement entitled “Representations and Warranties of Company” and “Representations and Warranties of Acquiror.”

Sage’s Conduct of Business Before Completion of the Merger

          Under the terms of the merger agreement, Sage has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Genesis Microchip consents in writing, it will carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use its commercially reasonable efforts consistent with past practices and policies to:

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

          Under the terms of the merger agreement, Sage also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Genesis Microchip consents in writing, it will conduct its business in compliance with some specific restrictions relating to the following:

•	changes with respect to Sage restricted stock and stock options;

•	the granting of severance and termination payments;

•	the transfer or license of intellectual property;

•	the declaration or payment of dividends or other distributions on Sage capital stock;

•	the repurchase, redemption or acquisition of Sage capital stock;

•	the split, combination or reclassification of Sage capital stock;

•	the issuance of capital stock;

•	the modification of the certificate of incorporation or bylaws of Sage or its subsidiaries;

•	the acquisition of the other business entities;

•	the entering into of joint ventures, strategic partnerships or alliances;

•	the sale, lease, license and disposition of assets;

•	the incurrence of indebtedness;

•	the adoption or amendment of employee benefit plans;

•	the entering into of employment or collective bargaining agreements, payment of bonuses or increasing compensation rates;

•	payment or settlement of liabilities;

•	waivers or modifications to existing confidentiality agreements;

•	expenditures outside the ordinary course of business in excess of $100,000;

•	modification of material contracts or waivers of material rights under material contracts;

•	the entry into or modification of product licenses;

•	changes in accounting policies and procedures;

•	the incurrence of obligations and other agreements outside the ordinary course of business in excess of $500,000;

•	the making of any loan or investment in any person outside the ordinary course of business in excess of $10,000 individually or $50,000 in the aggregate;

•	modification of standstill agreements;

•	taking any action that could reasonably be expected to materially delay the merger;

•	the redemption of rights or amendment or termination of its rights plan; and

•	the making of certain tax elections.

          The agreements related to the conduct of Sage’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement entitled “Conduct Prior to the Effective Time.”

Genesis Microchip’s Conduct of Business Before Completion of the Merger

          Under the terms of the merger agreement, Genesis Microchip agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Sage consents in writing, Genesis Microchip will carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use its commercially reasonable efforts consistent with past practices and policies to:

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees; and

•	preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

          Under the terms of the merger agreement, Genesis Microchip also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Sage consents in writing, it will conduct its business in compliance with some specific restrictions relating to the following:

•	the declaration or payment of dividends or other distributions on Genesis Microchip capital shares;

•	the repurchase, redemption or acquisition of Genesis Microchip capital shares;

•	the modification of the memorandum and articles of association of Genesis Microchip;

•	changes in accounting policies and procedures; and

•	taking any action that would materially delay the merger.

Sage Prohibited from Soliciting Other Offers

          Under the terms of the merger agreement, subject to certain exceptions described below, Sage has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage the making, submission or announcement of any acquisition proposal by a third party of the type described below;

•	enter or participate in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below;

•
furnish to any person any information with respect to Sage or its subsidiaries, or take any other action to cooperate in any way with, or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal of the type described below;

•	approve, endorse or recommend any acquisition proposal of the type described below; or

•
enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal of the type described below or transaction contemplated by such an acquisition proposal.

          An acquisition proposal is any offer or proposal by a third party or group with respect to Sage that would result in any of the following:

•	the acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Sage or any of its subsidiaries;

•
any merger, consolidation, business combination or similar transaction involving Sage pursuant to which the stockholders of Sage immediately preceding such transaction hold less than 85% of the equity interests in the surviving entity;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Sage; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Sage.

          Under the merger agreement, Sage agreed to cease, as of September 27, 2001, all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any such acquisition proposal.

          Sage is obligated to promptly notify Genesis Microchip orally and in writing upon receipt of any type of acquisition proposal described above or any request for information or inquiry it reasonably believes would lead to such an acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry and the identity of the person or group making the acquisition proposal, request or inquiry. Following delivery of the initial notice to Genesis Microchip, Sage also must keep Genesis Microchip informed in all material respects of the status and details of such acquisition proposal, request or inquiry. Sage further agrees to generally provide Genesis Microchip with at least two business days’ notice of any meeting of Sage’s board of directors at which its board of directors is reasonably expected to consider any acquisition proposal.

          Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if Sage receives an unsolicited bona fide written acquisition proposal that its board of directors reasonably concludes, following the receipt of the advice of its financial advisor, such proposal is or is reasonably likely to result in, meeting each of following criteria that constitute a superior offer:

•
the proposed acquisition must be an unsolicited bona fide written offer to the board of directors made by a third party on terms that Sage’s board of directors has reasonably determined (following receipt of advice of its financial advisor):

•	will provide greater value to its stockholders than the terms of the merger; and

•	the proposed acquisition is reasonably capable of being consummated;

then Sage can furnish information to, and engage in negotiations with, a third party making an acquisition proposal, if its board of directors reasonably concludes in good faith, following the receipt of advice of its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law.

          In the event that Sage furnishes nonpublic information to a third party making an acquisition proposal, it is required to give Genesis Microchip advance notice of such action and a copy of the information furnished concurrently with its delivery of such information to the potential third party acquirer. It also must enter into a confidentiality agreement with the third party on terms that are at least as restrictive as the terms contained in the confidentiality agreement entered into between Genesis Microchip and Sage.

Other Covenants

          Under the terms of the merger agreement, each of Genesis Microchip and Sage have also agreed, prior to the effective time of the merger, except as specifically permitted or contemplated by the merger agreement, to:

•
use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement;

•
promptly notify the other of any breach in any representation or warranty contained in, or failure to comply in any respect with any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•
use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the merger and the other transactions contemplated by the merger agreement and to assist and cooperate with each other in doing such things, including:

•	taking all reasonable acts necessary to cause the conditions to the completion of the merger to be satisfied;

•
taking all actions or nonactions necessary to obtain any necessary waivers, consents, approvals, orders and authorizations by or from any governmental entity or third party required and taking all reasonable steps to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	defending all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger; and

•	executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

          The agreements related to the conduct of Genesis Microchip and Sage prior to the closing of the merger are complicated and not easily summarized. You are urged to carefully read Article VI of the merger agreement entitled “Additional Agreements.”

Treatment of Sage Stock Options

          When the merger is completed, Genesis Microchip Delaware will assume all outstanding options to purchase Sage common stock and convert them into options to purchase Genesis Microchip Delaware common stock. Genesis Microchip Delaware will convert each assumed Sage option into an option to purchase that number of shares of Genesis Microchip Delaware common stock equal to the number of shares of Sage common stock purchasable pursuant to such Sage option, multiplied by the exchange ratio for the merger, rounded down to the nearest whole number of shares of Genesis Microchip Delaware common stock. The exercise price per share will be equal to the exercise price per share of Sage common stock divided by the exchange ratio, rounded up to the nearest whole cent. Each assumed option will be subject to all other terms and conditions set forth in the applicable documents evidencing each Sage option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of September 27, 2001, options for approximately 3,475,332 shares of Sage common stock were outstanding in the aggregate under various Sage stock option plans.

          Genesis Microchip Delaware will file a registration statement on Form S-8 for the shares of Genesis Microchip Delaware common stock issuable with respect to options assumed by Genesis Microchip Delaware in connection with the merger.

Treatment of Rights under Sage’s Employee Stock Purchase Plan

          Under the terms of the merger agreement, Sage’s employee stock purchase plan will be terminated as of the effective time of the merger. Any offering period then underway under the Sage employee stock purchase plan will be shortened and pro rata adjustments to the rights of employees in each such Sage purchase plan will be made to reflect the shortened offering period. Such shortened offering period will otherwise be treated as a fully effective and completed offering period for all purposes under the Sage employee stock purchase plan.

Treatment of Sage 401(k) Plan

          Under the terms of the merger agreement, Sage will terminate all 401(k) plans, effective as of the date immediately preceding the effective date of the merger.

Conditions to Completion of the Merger

          The respective obligations of Genesis Microchip and Sage to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

•	the merger agreement has been adopted and approved and the merger has been be approved by the requisite vote of holders of Sage common stock;

•
the issuance of Genesis Microchip Delaware common stock to holders of Sage common stock in connection with the merger has been approved by the requisite vote of holders of Genesis Microchip common shares;

•	no law, regulation or order has been enacted or issued that has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•
the Securities and Exchange Commission has declared Genesis Microchip Delaware’s registration statement effective, no stop order suspending its effectiveness has been issued and no proceeding for suspension of the registration statement’s effectiveness has been initiated or threatened in writing by the Securities and Exchange Commission;

•	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the merger and the other transactions contemplated by the merger agreement have expired or terminated early;

•	all other material foreign antitrust approvals required to be obtained prior to the merger in connection with the transactions contemplated by the merger agreement have been obtained;

•	the reorganization of Genesis Microchip has been consummated;

•
Genesis Microchip has received from its U.S. tax counsel an opinion to the effect that the reorganization together with the merger qualifies as a tax-free exchange under the provisions of Section 351 of the United States Internal Revenue Code and Sage has received from its U.S. tax counsel an opinion to the effect that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and such opinions have not been withdrawn; and

•	the shares of Genesis Microchip Delaware common stock to be issued in the merger have been authorized for listing on the Nasdaq National Market.

          Sage’s obligations to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Genesis Microchip will have been true and correct on September 27, 2001 and must continue to be true and correct on and as of the date the merger is to be completed as if made at and as of such time, except:

•	to the extent the representations and warranties of Genesis Microchip address matters only as of a particular date, they must be true and correct as of that date; and

•	to the extent that any inaccuracies of such representations and breaches of these warranties do not have a material adverse effect on Genesis Microchip.

•
Genesis Microchip will have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	no material adverse effect on Genesis Microchip may have occurred.

          Genesis Microchip’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions:

          Sage’s representations and warranties must have been true and correct on September 27, 2001, and must continue to be true and correct on and as of the date the merger is to be completed as if made on such date, except:

•	to the extent Sage’s representations and warranties address matters only as of a particular date, they must be true and correct only as of that date; and

•	to the extent that any inaccuracies of such representations and breaches of such warranties do not have a material adverse effect on Sage.

•
Sage must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger;

•	the employment and noncompetition agreements entered into in connection with the merger are in full force and effect;

•	no material adverse effect on Sage may have occurred; and

•	Sage has received all consents, waivers and approvals required in connection with the transactions contemplated in the merger agreement.

Definition of Material Adverse Effect

          Under the terms of the merger agreement, a material adverse effect on either Genesis Microchip or Sage is defined to mean any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, capitalization or results of operations of such party and its subsidiaries taken as a whole. However, under the terms of the merger agreement, none of the following will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be a material adverse effect on Genesis Microchip or Sage, as the case may be:

•
any loss of customers, orders or design wins to the other party directly due to the public announcement of the execution of the merger agreement or the pendency of the merger agreement, and any change in the revenues or operating results of a party directly attributable to such loss of customers, orders or design wins;

•	any change in the trading price of Genesis Microchip shares or Sage stock, as the case may be; or

•	any change in general economic conditions or the industries in which such party operates generally and not affecting a party to a materially disproportionate degree.

Termination of the Merger Agreement

          The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Sage stockholders:

•	by mutual written consent duly authorized by the boards of directors of Genesis Microchip and Sage;

•
by Genesis Microchip or Sage, if the merger is not consummated by May 31, 2002 for any reason, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before that date, and such action or failure to act constitutes a material breach of the merger agreement;

•
by Genesis Microchip or Sage, if there is any order of a court or other action or inaction of any governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

•
by Genesis Microchip or Sage, if the required shareholder approval of the Genesis Microchip shareholders of the reorganization is not obtained, except that this right to terminate the merger agreement is not available to Genesis Microchip where the failure to obtain Genesis Microchip’s shareholder approval was caused by Genesis Microchip’s action or failure to act and such action or failure to act constitutes a breach by Genesis Microchip of the merger agreement;

•
by Genesis Microchip or Sage, if the issuance of shares of Genesis Microchip Delaware common stock to Sage stockholders in connection with the merger fails to receive the requisite vote by the shareholders of Genesis Microchip at a meeting of Genesis Microchip shareholders or at any adjournment of that meeting, except that the right to terminate the merger agreement is not available to Genesis Microchip where the failure to obtain Genesis Microchip shareholder approval was caused by Genesis Microchip’s action or failure to act and such action or failure to act constitutes a breach by Genesis Microchip of the merger agreement;

•
by Genesis Microchip or Sage, if the merger agreement and the merger fails to receive the requisite vote for adoption and approval at a meeting of Sage stockholders or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to Sage where the failure to obtain Sage stockholder approval was caused by Sage’s action or failure to act and such action or failure to act constitutes a breach by Sage of the merger agreement;

•	by Genesis Microchip, if any of the following triggering events occur with respect to Sage:

•	its board of directors withdraws, modifies or changes its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger by Sage’s stockholders;

•	it fails to include its recommendation in this joint proxy statement/prospectus;

•
its board of directors approves, solicits or recommends any acquisition proposal of the type described above under “The Merger Agreement—Sage Prohibited from Soliciting Other Offers” beginning on page 70 of this joint proxy statement/prospectus;

•	it enters into any letter of intent or similar agreement or arrangement contemplating an acquisition proposal or an acquisition transaction; or

•
an acquisition proposal has been announced and Sage fails to recommend that its stockholders reject the acquisition proposal or reconfirm the recommendation for the merger within five business days after such announcement.

•
by Sage, upon a breach of any representation, warranty, covenant or agreement on the part of Genesis Microchip in the merger agreement or if any representation or warranty of Genesis Microchip will have become untrue, in either case so that the condition to completion of the merger regarding Genesis Microchip’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Genesis Microchip through the exercise of its commercially reasonable efforts, then Sage may not terminate the merger agreement until the earlier of (1) thirty days after delivery of written notice from Sage to Genesis Microchip of the breach, or (2) Genesis Microchip ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Genesis Microchip continues to exercise commercially reasonable efforts to cure such breach or inaccuracy. If the breach is cured during those thirty days, Sage may not exercise this termination right; or

•
by Genesis Microchip, upon a breach of any representation, warranty, covenant or agreement on the part of Sage in the merger agreement or if any representation or warranty of Sage will have become untrue, in either case so that the condition to completion of the merger regarding Sage’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Sage through the exercise of commercially reasonable efforts, then Genesis Microchip may not terminate the merger agreement until the earlier of (1) thirty days after delivery of written notice from Genesis Microchip to Sage of the breach or (2) Sage ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Sage continues to exercise commercially reasonable efforts to cure such breach or inaccuracy. If the breach is cured during those thirty days, Genesis Microchip may not exercise this termination right.

Payment of Termination Fee by Sage

          Under the terms of the merger agreement, Sage has agreed to pay Genesis Microchip a termination fee of $9.64 million, plus an amount equal to Genesis Microchip’s actual and documented out-of-pocket fees and expenses incurred by Genesis Microchip in connection with the merger, and the consummation of the transactions contemplated under the merger agreement (but in any event not more than $1.75 million in the aggregate) if the merger agreement is terminated because of the occurrence of any triggering event described above under “Termination of the Merger Agreement” beginning on page 74 of this joint proxy statement/prospectus.

          Under the terms of the merger agreement, Sage has agreed to pay to Genesis Microchip the termination fee if the merger agreement is terminated because the merger is not completed by May 31, 2002 and either (a) or (b) below, or because Sage did not obtain the required approval of its stockholders and either (a) or (b) below occur:

(a)
after September 27, 2001 and prior to the termination of the merger agreement, a third party has announced an acquisition proposal with respect to Sage and within twelve months following the termination of the merger agreement, an acquisition of Sage is consummated; or

(b)
after September 27, 2001 and prior to the termination of the merger agreement, a third party has announced an acquisition proposal with respect to Sage and within twelve months following the termination of the merger agreement, Sage enters into a letter of intent or an agreement providing for an acquisition of Sage and an acquisition is later consummated.

          Under the terms of the merger agreement, an acquisition for the purposes of these termination provisions, with respect to Sage is any of the following:

•
a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sage, pursuant to which its stockholders immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by Sage of assets representing in excess of 30% of the aggregate fair market value of its business immediately prior to such sale; or

•
the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Sage, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30% of the voting power of the then outstanding shares of capital stock of Sage.

          The termination fee is payable in immediately available funds to such account designated by Genesis Microchip. If Genesis Microchip has to make a claim against Sage and such claim results in a judgment against Sage, Sage will also have to pay Genesis Microchip’s reasonable costs and expenses in connection with such suit together with interest on the unpaid termination fee. Payment of the termination fee is not in lieu of damages incurred in the event of breach of the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

          Genesis Microchip and Sage may amend the merger agreement before completion of the merger by mutual written consent.

          Either Genesis Microchip or Sage may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Expenses

          Except with respect to the termination fee described above, each party will pay all fees and expenses it incurs in connection with the merger agreement and the transactions contemplated in the merger agreement whether or not the merger is consummated, except that Genesis Microchip and Sage will share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in relation to the printing and filing with the Securities and Exchange Commission of this joint proxy statement/prospectus and the registration statement on Form S-4 and any amendments or supplements thereto of which this forms a part and any antitrust filing fees.

Material United States Federal Income Tax Consequences of the Merger

          The following discussion represents the opinion of Morrison & Foerster LLP, U.S. tax counsel to Sage, concerning the material United States federal income tax consequences of the merger to Sage stockholders, Sage and Genesis Microchip Delaware. The following discussion is based on existing provisions of the United States Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Genesis Microchip Delaware, Sage or Sage stockholders as described herein.

          We do not discuss all United States federal income tax considerations that may be relevant to Sage stockholders in light of their particular circumstances. Factors that could alter the tax consequences of the merger to a Sage stockholder include whether such a stockholder:

•	is a dealer in securities;

•	is subject to the alternative minimum tax provisions of the United States Internal Revenue Code;

•	is a non-United States person or entity;

•	is a financial institution, tax-exempt organization or insurance company;

•	acquired Sage shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holds Sage common stock as part of an integrated investment, including a “straddle,” consisting of shares of Sage common stock and one or more other positions; or

•	holds Sage common stock subject to the constructive sale provisions of Section 1259 of the United States Internal Revenue Code.

          In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Sage shares are acquired or shares of Genesis Microchip Delaware common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Sage common stock. This discussion assumes that Sage stockholders hold their shares of Sage common stock as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code (generally, as an investment).

Accordingly, Sage stockholders are urged to consult their own tax advisors concerning the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them in the merger.

          The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code and, in addition, when integrated with the reorganization, to be treated as a tax-free exchange described in Section 351 of the United States Internal Revenue Code. The obligations of Genesis Microchip and Sage to consummate the merger are conditioned upon Genesis Microchip’s receipt of an opinion from its U.S. tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, that the reorganization together with the merger qualifies as a tax-free exchange within the meaning of Section 351 of the United States Internal Revenue Code, and on Sage’s receipt of an opinion from its U.S. tax counsel, Morrison & Foerster LLP, that the merger qualifies as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code. These opinions will be, and the opinion contained herein is, subject to certain limitations, qualifications and assumptions, and such opinions are or will be based on certain facts and representations, including factual representations contained in certificates executed by officers of Genesis Microchip Delaware and Sage. These representations, if incorrect in any material respect, could jeopardize the conclusions reached in this discussion. Neither Genesis Microchip nor Sage is currently aware of any facts or circumstances that would cause such representations and warranties to be untrue or incorrect in any material respect. These opinions assume that the merger is effected as described in the merger agreement and this joint proxy statement/prospectus.

          In this discussion, we refer to the merger, and/or the merger together with the reorganization, as a non-recognition transaction, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code, a transaction described in Section 351 of the United States Internal Revenue Code (when treated as part of the same transaction as the reorganization), or both. In the opinion of Morrison & Foerster LLP, U.S. tax counsel to Sage, the following discussion sets forth the material United States federal income tax consequences of the merger to the Sage stockholders, Genesis Microchip Delaware and Sage:

•	The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code;

•
Sage stockholders will not recognize any gain or loss upon their receipt of Genesis Microchip Delaware common stock in the merger, except on cash received for a fractional share of Genesis Microchip Delaware common stock;

•
the aggregate tax basis of the Genesis Microchip Delaware common stock received by a Sage stockholder in the merger, including any fractional shares of Genesis Microchip Delaware common stock a Sage stockholder is deemed to receive, will be the same as the aggregate tax basis of the Sage common stock surrendered in exchange therefor;

•
the holding period of the Genesis Microchip Delaware common stock received by a Sage stockholder in the merger will include the period for which the Sage common stock surrendered by such stockholder in exchange therefor was considered to be held; and

•
any cash payment received by a Sage stockholder for a fractional share of Genesis Microchip Delaware common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Genesis Microchip Delaware. Assuming that, immediately after the merger, such stockholder holds a minimal interest in Genesis Microchip Delaware, exercises no control over Genesis Microchip Delaware and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, experiences an actual reduction in interest in Genesis Microchip Delaware, such stockholder will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share. Otherwise the cash payment may be taxable to the Sage stockholder as a dividend. Any capital gain or loss will be long-term capital gain or loss if a Sage stockholder has held their shares of Sage common stock for more than one year at the time the merger is completed.

•	Genesis Microchip Delaware and Sage will not recognize gain or loss solely as a result of the merger.

          Neither Genesis Microchip nor Sage will request a ruling from the Internal Revenue Service in connection with the merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. If the Internal Revenue Service successfully challenges the status of the merger as a non-recognition transaction, a Sage stockholder would recognize taxable gain or loss with respect to each share of Sage common stock surrendered equal to the difference between the fair market value, as of the completion of the merger, of the Genesis Microchip Delaware common stock received in the merger and the holder’s basis in the shares of Sage common stock exchanged therefor. In such event, the holder’s aggregate basis in the Genesis Microchip Delaware common stock so received would equal its fair market value as of the effective time of the merger, and the holder’s holding period for such stock would begin the day after the merger.

Genesis Microchip Delaware Board Composition

          Under the terms of the merger agreement, at the closing of the merger:

•	The board of directors of Genesis Microchip Delaware will consist of seven directors;

•	one current director of Genesis Microchip will resign; and

•
the Genesis Microchip board will take all actions necessary such that Chandrashekar M. Reddy, president and chief executive officer of Sage, and N. Damodar Reddy, director of Sage, will be appointed to the Genesis Microchip Delaware board of directors.

          At the closing, the Genesis Microchip Delaware board will consist of Alexander S. Lushtak, Amnon Fisher, Jeffrey Diamond, James E. Donegan, George A. Duguay, Lawrence G. Finch, Chandrashekar M. Reddy and N. Damodar Reddy, less one current director of the Genesis Microchip board.

Accounting Treatment of the Merger

          Genesis Microchip Delaware will account for the merger as a purchase transaction. Under the purchase method of accounting, Genesis Microchip Delaware will measure the purchase price at the fair value of consideration (measured as at the date of agreement and announcement) given for the Sage common stock and for options to purchase Sage common stock assumed by Genesis Microchip Delaware, plus the amount of direct transaction costs. Genesis Microchip Delaware will allocate these costs to the acquired tangible and intangible assets, with any excess purchase price being assigned to goodwill.

Regulatory Approvals

          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated under the act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. Genesis Microchip’s acquisition of shares of Sage’s common stock pursuant to the merger is subject to the provisions of that act. The Hart-Scott-Rodino statutory waiting period has expired.

          The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or another person could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Genesis Microchip and Sage cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Genesis Microchip and Sage will prevail.

Listing on the Nasdaq National Market of Shares of Genesis Microchip Delaware Common Stock Issued in the Merger

          Genesis Microchip has agreed to cause the shares of Genesis Microchip Delaware common stock issued in the merger to be authorized for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Sage Common Stock after the Merger

          When the merger is completed, Sage common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act.

Restrictions on Sales of Shares of Genesis Microchip Delaware Common Stock Received in the Merger

          The shares of Genesis Microchip Delaware common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Genesis Microchip Delaware common stock issued to any person who is deemed to be an “affiliate” of Sage prior to the merger. Persons who may be deemed to be “affiliates” of Sage prior to the merger include individuals or entities that control, are controlled by, or are under common control of Sage prior to the merger, and may include officers and directors, as well as principal stockholders of Sage prior to the merger. Persons who may be deemed to be affiliates of Sage prior to the merger may not sell any of the shares of Genesis Microchip Delaware common stock received by them in the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

          Genesis Microchip Delaware’s registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of Genesis Microchip Delaware common stock to be received in the merger by persons who may be deemed to be affiliates of Sage prior to the merger.

Dissenters’ Rights of Appraisal in the Merger

          Neither holders of Sage common stock nor holders of Genesis Microchip Delaware common stock will be entitled to dissenters’ rights of appraisal in connection with the merger. Holders of Genesis Microchip common shares will, however, have dissenters’ rights in connection with the reorganization. For a summary of such rights, see “The Reorganization—Rights of Dissent and Dissent Procedures for the Reorganization” on page 108.

Other Material Agreements Relating to the Merger

Voting Agreements

          In connection with the execution of the merger agreement, stockholders of Sage who together hold approximately 15.98% of the voting power of Sage’s voting shares (including options to purchase shares exercisable within sixty days of September 27, 2001) each executed voting agreements with Genesis Microchip dated as of September 27, 2001, in the form attached as Annex B to this joint proxy statement/prospectus. These stockholders include all of Sage’s directors and certain executive officers.

          In the voting agreements, these Sage stockholders agreed to:

•
vote their shares in favor of the approval and adoption of the merger, the merger agreement, each other transaction contemplated by the merger agreement and in favor of any action required in furtherance of the consummation of the merger;

•	vote against approval of any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the merger agreement;

•	vote against any extraordinary transaction other than those contemplated by the merger agreement or any other action intended to or that could reasonably be expected to impede the merger; and

•	grant, and did grant, Genesis Microchip irrevocable proxies to vote their shares as required by the voting agreement.

          The voting agreements terminate upon the earliest to occur of:

•	the closing of the transactions contemplated by the merger agreement; and

•	the date the merger agreement is terminated in accordance with its terms.

Affiliate Agreements

          As a condition to Genesis Microchip’s entering into the merger agreement, each member of Sage’s board of directors and executive officers of Sage entered into affiliate agreements with Genesis Microchip. Under the terms of the affiliate agreements, Genesis Microchip will be entitled to place appropriate legends on the certificate evidencing any Genesis Microchip Delaware common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for Genesis Microchip Delaware common stock. Additionally, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933 on shares of Genesis Microchip Delaware common stock to be received by them in the merger.

Operation After the Merger

          Following the merger, Sage will continue its operations as a wholly owned subsidiary of Genesis Microchip Delaware for some period of time. Upon consummation of the merger, the board of directors of Genesis Microchip Delaware will consist of seven directors, including Chandrashekar M. Reddy, the current chairman of Sage’s board of directors and Sage’s chief executive officer, and N. Damodar Reddy, a current Sage director. The stockholders of Sage will become stockholders of Genesis Microchip Delaware, and their rights as stockholders will be governed by the Genesis Microchip Delaware certificate of incorporation, bylaws and the laws of the State of Delaware. As noted above, after the merger, the Genesis Microchip Delaware common stock will be traded, without interruption, on the Nasdaq National Market, and under the symbol “GNSS,” as the common shares of Genesis Microchip are currently traded.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

          The following selected unaudited pro forma consolidated financial data present the effect of the merger between Genesis Microchip Delaware and Sage as if the merger had been completed at the beginning of the periods presented for results of operations data and on September 30, 2001 for balance sheet purposes. The unaudited pro forma consolidated financial data were prepared using the purchase method of accounting as effective at September 30, 2001. The unaudited pro forma consolidated results of operations also present the pro forma results of operations of Faroudja for the period April 1, 2000 through the June 7, 2000 acquisition date by Sage. The acquisition of Faroudja was accounted for using the purchase method and the results of operations for the period subsequent to the acquisition date are included in the historical results of Sage.

          The unaudited pro forma consolidated financial statements have been prepared based, in part, on the historical consolidated financial statements and other financial statements incorporated by reference into this joint proxy statement/prospectus. For Genesis Microchip, those financial statements are included in Genesis Microchip’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and its Annual Report on Form 10-K for the year-ended March 31, 2001, which are incorporated by reference into this joint proxy statement/prospectus. For Sage, those financial statements are included in Sage’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, its Annual Report on Form 10-K for the year ended March 31, 2001, which are incorporated by reference into this joint proxy statement/prospectus. For Faroudja, Inc., the results of operations for the period from April 1, 2000 through June 7, 2000 were derived from unaudited financial information prepared by Faroudja, Inc. and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for that period. The historical consolidated financial statements of Genesis Microchip and Sage, and these unaudited pro forma consolidated financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma consolidated financial statements have been prepared based upon currently available information and assumptions that we believe are appropriate to give effect to the proposed acquisition of Sage.

          The unaudited pro forma consolidated financial statements are for illustrative purposes only and are not necessarily indicative of what actual results of operations and financial position would have been as at and for the periods indicated if the merger had been completed at the dates indicated above, nor do they purport to represent our future financial position and results of operations. The pro forma adjustments are based upon estimates, available information and certain assumptions and may be revised as additional information becomes available. The following information should be read in conjunction with all of the selected consolidated financial statements and the separate audited and unaudited financial statements of Genesis Microchip and Sage and accompanying notes, incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 137 of this joint proxy statement/prospectus.

GENESIS MICROCHIP INC.

Pro Forma Consolidated Balance Sheet
(In thousands of U.S. dollars)
September 30, 2001
(Unaudited)

	Genesis Microchip	Sage	Pro Forma Adjustments (Note 3(e))	Total
ASSETS
Current assets:
Cash and cash equivalents	$ 57,344	$ 31,731	$ —	$ 89,075
Short-term marketable securities	—	6,589	—	6,589
Accounts receivable	17,246	6,530	—	23,776
Income taxes recoverable	438	—	—	438
Inventory	7,638	5,644	—	13,282
Investment held for resale	1,100	—	—	1,100
Other	4,373	1,640	—	6,013

Total current assets	88,139	52,134	—	140,273
Property and equipment	10,544	4,729	—	15,273
Deferred income taxes	6,145	—	—	6,145
Goodwill	—	8,165	(8,165)	154,282
			154,282
Other intangible assets	—	830	(830)	38,600
			38,600
Other	687	2,030	—	2,717

Total assets	$105,515	$ 67,888	$183,887	$357,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,832	$ 1,285	$ —	$ 5,117
Accrued liabilities	3,930	4,622	5,685	14,237
Current portion of loans payable	90	—	—	90

Total current liabilities	7,852	5,907	5,685	19,444
Long-term liabilities:
Loans payable	319	—	—	319
Deferred income taxes	—	—	23,242	23,242

Total liabilities	8,171	5,907	28,927	43,005

Stockholders’ equity:
Share capital	93,285	142	(142)	29
			8
			(93,264)
Additional paid in capital	1,293	202,810	(202,810)	360,880
			266,323
			93,264
Note receivable from stockholders	—	(58)	58	—
Deferred compensation	(127)	(54)	54	(24,017)
			(23,890)
Cumulative other comprehensive loss	(94)	—	—	(94)
Retained earnings (deficit)	2,987	(140,859)	140,859	(22,513)
			(25,500)

Total stockholders’ equity	97,344	61,981	154,960	314,285

Total liabilities and stockholders’ equity	$105,515	$ 67,888	$183,887	$357,290

See accompanying notes to pro forma consolidated financial statements.

GENESIS MICROCHIP INC.

Pro Forma Consolidated Statement of Operations
Six months ended September 30, 2001
(Unaudited)

	Genesis Microchip	Sage	Pro Forma Adjustments	Note 3	Total
	(In thousands of U.S. dollars, except shares and per share amounts)
Revenues	$57,443	$17,971	$ —		$75,414
Cost of revenues	30,910	10,196	—		41,106

Gross profit	26,533	7,775	—		34,308
Operating expenses:
Research and development	9,385	5,488	2,987	(c)	17,860
Sales, general and administrative	8,754	7,212	2,986	(c)	18,952
Amortization of intangible assets	—	1,285	100	(a)	100
			(1,285)	(a)
Amortization of acquired technology	—	—	5,313	(b)	5,313
Business combination expenses	—	1,136	—		1,136

Total operating expenses	18,139	15,121	10,101		43,361

Income (loss) from operations	8,394	(7,346)	(10,101)		(9,053)
Interest and other income	753	838	—		1,591

Income (loss) before income taxes	9,147	(6,508)	(10,101)		(7,462)
Provision for (recovery of) income taxes	918	—	(4,554)		(3,636)

Net income (loss)	$ 8,229	$ (6,508)	$ (5,547)		$ (3,826)

Earnings (loss) per share:
Basic	$ 0.41	$ (0.47)			$ (0.14)
Diluted	$ 0.37	$ (0.47)			$ (0.14)

Shares used in computing earnings (loss) per share (in thousands):
Basic	20,211	13,959			28,182
Diluted	22,024	13,959			28,182

See accompanying notes to pro forma consolidated financial statements.

GENESIS MICROCHIP INC.

Pro Forma Consolidated Statement of Operations
Year ended March 31, 2001
(Unaudited)

	Genesis Microchip	Sage	Pro Forma Faroudja, Inc. (Note 4)	Pro Forma Adjustments	Note 3	Total
	(In thousands of U.S. dollars, except shares and per share amounts)
Revenues	$63,627	$ 31,399	$1,668	$ —		$ 96,694
Cost of revenues	32,416	16,898	963	(1,000)	(a)	49,277

Gross profit	31,211	14,501	705	1,000		47,417

Operating expenses:
Research and development	17,413	8,239	1,258	5,972	(c)	32,882
Selling, general and administrative	15,947	12,302	3,333	5,973	(c)	37,555
Charge for in-process technology	—	7,200	—	(7,200)	(d)	—
Amortization of intangible assets	—	19,310	4,435	200	(a)	200
				(23,745)
Impairment of intangible assets	—	91,463	—	—		91,463
Amortization of acquired technology	—	—	—	10,625	(b)	10,625

Total operating expenses	33,360	138,514	9,026	(8,175)		172,725

Income (loss) from operations	(2,149)	(124,013)	(8,321)	9,175		(125,308)
Interest and other income	2,328	2,932	198	—		5,458

Income (loss) before income taxes	179	(121,081)	(8,123)	9,175		(119,850)
Recovery of income taxes	(2,483)	—	—	(9,108)		(11,591)

Net income (loss)	$ 2,662	$(121,081)	$(8,123)	$18,283		$(108,259)

Earnings (loss) per share:
Basic	$ 0.14	$ (9.48)				$ (4.05)
Diluted	$ 0.13	$ (9.48)				$ (4.05)
Shares used in computing earnings (loss) per share (in thousands):
Basic	19,406	12,776				26,701
Diluted	19,884	12,776				26,701

See accompanying notes to pro forma consolidated financial statements.

GENESIS MICROCHIP INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except shares and per share amounts)

Six months ended September 30, 2001 and for the year ended March 31, 2001

1.    Basis of presentation:

          Genesis Microchip Incorporated, a Nova Scotia company which we refer to as Genesis Microchip, is reorganizing to a Delaware corporation. In the reorganization, the holders of shares of Genesis Microchip will exchange their shares for an equal number of newly issued shares of Genesis Microchip Inc., a newly formed Delaware corporation, which we refer to as Genesis Microchip Delaware. Genesis Microchip Delaware is currently a wholly owned subsidiary of Genesis Microchip. These pro forma unaudited consolidated financial statements present the pro forma financial position and results of operations of Genesis Microchip Delaware. For accounting purposes, the reorganization will be accounted for as a non-substantive exchange whereby the net assets of Genesis Microchip will be recorded by Genesis Microchip Delaware in its consolidated financial statements initially at the same carrying value as recorded in the consolidated financial statements of Genesis Microchip immediately prior to the reorganization. In addition, the financial position, results of operations and cash flows previously reported by Genesis Microchip prior to the reorganization will be reported unchanged in the comparative period to the consolidated financial statements of Genesis Microchip Delaware.

          On September 27, 2001, Genesis Microchip and Sage, Inc., which we refer to as Sage, agreed to merge in a transaction accounted for as a purchase. The estimated total purchase price of $272.0 million includes the issuance by Genesis Microchip Delaware, of common stock valued at $222.8 million, the assumption of Sage stock options valued at $43.6 million and estimated direct transaction costs of $5.7 million.

          These unaudited pro forma consolidated financial statements provide for the exchange of 0.571 of a share of Genesis Microchip Delaware common stock for each outstanding share of Sage common stock.

          The actual number of shares to be issued is dependent on the actual number of shares of Sage common stock outstanding on the date the merger closes. The average market price per share of Genesis Microchip common stock of $27.38 is based on the average closing price for a period of two trading days before and after the announcement date of the merger (September 28, 2001).

          Based on the total number of Sage options outstanding on September 28, 2001, Genesis Microchip would issue options to purchase 1,881,619 shares of Genesis Microchip Delaware common stock. The actual number of options granted depends on the actual number of Sage options outstanding on the date the merger closes.

          The estimated total purchase cost of the Genesis Microchip and Sage merger is as follows (in thousands):

Value of share consideration	$222,757
Value of stock option consideration	43,574
Estimated costs of acquisition	5,685

Total purchase cost	$272,016

          The purchase price for pro forma purposes was allocated to assets acquired and liabilities assumed based on the book value of Sage’s tangible assets and liabilities and on an independent appraisal for all other identifiable assets. Management believes that the book values of Sage’s assets and liabilities approximate their market values. The excess of the purchase price over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

          The allocation of the purchase price, which is preliminary and therefore subject to change based on Genesis Microchip Delaware’s final analysis of the fair values of the assets acquired and liabilities assumed as of the closing date, is as follows (in thousands):

	Amount	Annual Amortization	Useful Lives
			(years)
Purchase price allocation:
Tangible net assets (other than property and equipment)	$ 48,257	$ N/A	N/A
Property and equipment	4,729	*	*
Intangible assets acquired:
Acquired developed product technology	4,500	2,250	2
Acquired core technology	33,500	8,375	4
Trademarks and trade names	600	200	3
Goodwill	154,282	N/A	N/A
In-process research and development	25,500	N/A	N/A
Stock-based compensation	23,890	11,945	2
Deferred income tax	(23,242)	N/A	N/A

Total estimated purchase price allocation	$272,016	$22,770

*	Amounts are consistent with amortization and lives used by Sage.

          An independent valuation specialist performed an allocation of the total purchase price of Sage to its individual assets and liabilities. In addition to the value assigned to in-process research and development projects, and Sage’s tangible assets, specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets are reflected as a pro forma adjustment to the unaudited pro forma consolidated statements of operations. The identifiable intangible assets consist of acquired developed product technology, acquired core technology and trademarks and tradenames. This independent appraisal will be finalized at the date of closing. For purposes of these pro forma consolidated financial statements, estimated values as at September 28, 2001 have been used.

          The acquired developed product technology, which is comprised of products that are already technologically feasible, includes products in most of Sage’s product lines. These include digital video interface/line doublers, video enhancers, decoders and integrated chips for their home theatre and multi-media products. Genesis Microchip Delaware expects to amortize the acquired developed product technology of approximately $4.5 million on a straight-line basis over an estimated remaining useful life of two years.

          The acquired core technology, which is comprised of products that are already technologically feasible, includes products that are expected to leverage functionality from developed products and technologies. Genesis Microchip Delaware expects to amortize the acquired core technology of approximately $33.5 million on a straight-line basis over an estimated remaining useful life of four years.

          The trademarks and trade names consist of the Faroudja trade name and its Directional Correlational De-Interfacing label. Genesis Microchip Delaware expects to amortize the assigned value of approximately $0.6 million on a straight-line basis over an estimated remaining useful life of three years.

          Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

          Sage is currently developing new products that qualify as in-process research and development in multiple product areas. For the purposes of determining which projects qualified as in-process research and development, technological feasibility is defined as being equivalent to completion of design verification testing when the design is finalized and ready for pilot manufacturing. Current engineering efforts are focused on improving product performance, reducing product form factors integrating multiple functions into single components and component integration into modules. Products that will incorporate in-process technologies include digital video interfacer/line doublers and integrated chips. Developing and enhancing these products is time-consuming, costly and complex. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications, and will not be competitive with other products using alternative technologies that offer comparable functionality.

          The value of $25.5 million assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Sage and its competitors.

          The rates utilized to discount the net cash flows to their present value are based on Sage’s weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 18%, 25% and 29% were deemed appropriate for the acquired developed product technology, acquired core technology and in-process research and development.

          The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on Genesis Microchip Delaware’s financial condition and results of operations.

          A portion of the purchase price has been allocated to acquired developed product and acquired core technology and in-process research and development. Acquired developed product and acquired core technology and in-process research and development were identified and valued through analysis of data provided by Sage concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development.

          Where developmental projects had reached technological feasibility, they were classified as either acquired developed product technology or acquired core technology, and the value assigned was capitalized. Where the developmental projects had not reached technological feasibility and had no alternative uses, they were classified as in-process research and development and will be charged to expenses upon closing of the merger.

          The unaudited pro forma consolidated balance sheet and statements of operations are based upon the historical financial information described below after giving effect to the transaction and adjustments described in notes 2, 3, and 4. These unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements described below which are incorporated by reference in this joint proxy statements/prospectus.

          The pro forma consolidated financial statements have been prepared to give pro forma effect to the proposed acquisition of Sage and the reorganization of Genesis Microchip from a Nova Scotia company to a Delaware corporation and Sage’s acquisition of Faroudja.

          (a)  Pro forma consolidated statements of operations:

The pro forma consolidated statement of operations for the year ended March 31, 2001 is based on:

•	our audited financial statements for the year ended March 31, 2001;

•	the audited financial statements of Sage for the year ended March 31, 2001;

•	the unaudited financial statements of Faroudja for the period April 1, 2000 to June 7, 2000; and

•	the additional information provided in notes 2, 3, and 4.

The pro forma consolidated statement of operations for the six months ended September 30, 2001 is based on:

•	our unaudited financial statements for the six months ended September 30, 2001;

•	the unaudited financial statements of Sage for the six months ended September 30, 2001; and

•	the additional information provided in notes 2, 3, and 4.

          (b)  Pro forma balance sheet:

The pro forma consolidated balance sheet as at September 30, 2001 is based on:

•	our unaudited financial statements as at September 30, 2001;

•	the unaudited financial statements of Sage as at September 30, 2001; and

•	the additional information provided in notes 2, 3, and 4.

Sage’s, Genesis Microchip’s and Faroudja’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.

2.    Pro forma transactions and assumptions:

          The pro forma consolidated financial statements have been prepared to give effect to the following:

          (a)  On September 27, 2001, Genesis Microchip entered into an agreement and plan of merger and reorganization to acquire all of the issued and outstanding shares of Sage in exchange for the issuance of shares. The outstanding share capital of Sage includes approximately 14.2 million shares of common stock and options to acquire approximately 3.5 million shares of common stock. As consideration for the acquisition, approximately 10.1 million shares will be issued in the merger. In the merger, each outstanding share of Sage common stock will be converted into the right to receive 0.571 of a share of Genesis Microchip Delaware common stock (the “exchange ratio”). In addition, each option to purchase a share of Sage common stock will be converted into an option to purchase 0.571 of a share of Genesis Microchip Delaware common stock. The value assigned to share consideration, for the purposes of the pro forma consolidated financial statements, has been calculated based on the weighted average price of Genesis Microchip common shares on the Nasdaq National Market for the period from September 27, 2001 to October 1, 2001, inclusive, being $27.38. The assumption of Sage stock options consideration, for purposes of the pro forma consolidated financial statements, has been calculated based on a fair value allocation. The actual split of the purchase price between goodwill and identifiable intangibles and deferred stock-based compensation will be affected by the closing price of Genesis Microchip common shares on the closing date of the acquisition. For purposes of the pro forma financial statements, Genesis Microchip has assumed a completion date market price of $27.38 in the calculation of the intrinsic value allocation to deferred stock-based compensation. In preparation for the business combination with Sage, Genesis Microchip will reorganize from a Nova Scotia company to a newly formed Delaware corporation.

          A preliminary Sage acquisition equation for purposes of these pro forma consolidated financial statements based on the estimated fair value of the net assets and liabilities of Sage at September 30, 2001 is set forth below:

	Book Value	Fair Value	Adjustments
Net assets acquired:
Cash and cash equivalents	$31,731	$ 31,731	$ –
Short-term marketable securities	6,589	6,589	–
Accounts receivable	6,530	6,530	–
Inventory	5,644	5,644	–
Other assets	3,670	3,670	–
Property and equipment	4,729	4,729	–
Goodwill	8,165	–	(8,165)
Other intangible assets	830	–	(830)
Accounts payable	(1,285)	(1,285)	–
Accrued liabilities	(4,622)	(4,622)	–

	$61,981	52,986	$(8,995)

Allocation of the net purchase price:
In process research and development		25,500
Acquired developed product technology		4,500
Acquired core technology		33,500
Trademarks and trade names		600
Goodwill		154,282
Deferred stock-based compensation		23,890
Deferred income taxes		(23,242)

		$272,016

Consideration paid:
Share consideration		$222,757
Stock option consideration		43,574
Costs of acquisition		5,685

		$272,016

3.    Pro forma adjustments:

          The pro forma consolidated financial statements give effect to the transactions described in note 2, as if they had occurred at September 30, 2001 for purposes of the pro forma consolidated balance sheet and at the beginning of the periods presented for purposes of the pro forma consolidated statements of operations. The pro forma consolidated statements of operations do not include any material non-recurring charges (see (e) below) that will arise as a result of the transactions described in note 2. Pro forma transactions recognized in the pro forma consolidated financial statements are as follows:

(a)
To give effect to the amortization of the Sage trademarks and trade names arising on the acquisition over a period of three years, which amortization is in the amount of $100 and $200 for the periods ended September 30, 2001 and March 31, 2001, respectively, and the reversal of amortization recorded by Sage relating to its intangible assets.

(b)
To give effect to the amortization of the Sage acquired technology arising on the acquisition over a period of two and four years for developed product technology and core technology, respectively, which amortization is in the amount of $5,313 and $10,625 for the periods ended September 30, 2001 and March 31, 2001, respectively.

(c)
To give effect to the compensation expense of approximately $5,973 and $11,945 for the periods ended September 30, 2001 and March 31, 2001, respectively. The deferred stock-based compensation arising from the acquisition is being amortized on a straight-line basis over the future service period in which the related stock options vest of two years and has been classified in accordance with the nature of the services provided by the option holder.

(d)	To give effect to the elimination of purchased in-process research and development recorded in connection with the acquisition of Faroudja, Inc.

(e)
The pro forma consolidated balance sheet as of September 30, 2001 gives effect to the acquisition of Sage described in note 2, as if it had occurred on September 30, 2001, including the effect of recording of the consideration paid and the fair value of the identified intangible assets acquired. In preparation for the business combination with Sage, Genesis Microchip will reorganize from a Nova Scotia company to a newly formed Delaware corporation. Share capital has been adjusted in order to reflect this reorganization through share capital and additional paid in capital. The pro forma consolidated balance sheet as of September 30, 2001 gives effect to certain merger-related expenses, consisting primarily of investment banking fees, attorneys, accountants, financial printing and other related charges, as well as employee termination costs and lease cancellation costs, of approximately $5.7 million. The estimated merger-related expenses and purchase price allocation are preliminary and are therefore subject to change. The ultimate purchase price allocation will be based on the fair value of acquired assets and liabilities at the completion date. Significant intangible asset allocations will be subject to independent appraisal.

(f)
The pro forma statement of operations adjustments do not include a nonrecurring adjustment of $25,500 to recognize in-process research and development identified as part of the purchase price allocation (note 1). This charge will be reflected in our actual income statement in the twelve month reporting period following the closing of the business combination due to the immediate write-off of in-process research and development under generally accepted accounting principles.

4.     Pro Forma Faroudja, Inc.

          The following table details the unaudited pro forma statement of operations of Faroudja, Inc. for the period from April 1, 2000 to June 7, 2000 and gives effect to the Faroudja, Inc. acquisition under the purchase method of accounting and assumes the transaction was consummated on April 1, 2000.

          The pro forma adjustments and the resulting unaudited pro forma statement of operations have been prepared based upon information and certain assumptions and estimates deemed appropriate by Sage, Inc. Sage’s management believes that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transaction reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the unaudited pro forma statement of operations presented herein. The unaudited pro forma statement of operations does not reflect changes that may occur as the result of post-transaction activities and other matters.

	Historical Faroudja, Inc.	Pro Forma Adjustments	Pro Forma Faroudja, Inc.
Revenues	$ 1,668	$ —	$ 1,668
Cost of revenues	776	187 (i)	963

Gross profit	892	(187)	705
Operating expenses:
Research and development	1,258	—	1,258
Selling, general and administrative	3,333	—	3,333
Amortization of intangible assets	—	4,435 (i)	4,435

Total operating expenses	4,591	4,435	9,026

Loss from operations	(3,699)	(4,622)	(8,321)
Interest and other income	198	—	198

Loss before income taxes	(3,501)	(4,622)	(8,123)
Income taxes	—	—	—

Net Loss	$ (3,501)	$ (4,622)	$ (8,123)

(i)
To give effect to the amortization of the Faroudja acquired intangible assets arising on the acquisition over a period of three and five years. The amortization is in the amount of $4,622 for the period April 1, 2000 through June 7, 2000.

5.    Basic and diluted pro forma earnings per share:

          Basic pro forma earnings per share have been presented based on our historical consolidated financial statements after giving pro forma effect to the proposed acquisition of Sage as if it had occurred at the beginning of the periods presented.

          Basic earnings per share have been calculated by dividing the pro forma consolidated income for the periods by the pro forma weighted average number of shares as calculated in the table below (in thousands):

	Six Months Ended September 30, 2001	Year Ended March 31, 2001
Our actual basic weighted average number of shares outstanding	20,211	19,406
Estimated number of shares to be issued on proposed Sage acquisition	7,971	7,295

Total pro forma basic weighted average number of shares outstanding	28,182	26,701

          Diluted pro forma earnings per share have been presented based on our historical consolidated financial statements after giving pro forma effect to the proposed acquisition of Sage as if it had occurred at the beginning of the periods presented. Diluted earnings per share have been calculated by the treasury stock method by dividing the pro forma consolidated income for the periods by the pro forma weighted average number of shares as calculated in the table below (in thousands):

	Six months Ended September 30, 2001	Year Ended March 31, 2001
Our actual basic weighted average number of shares outstanding	20,211	19,406
Estimated number of shares to be issued on proposed Sage acquisition	7,971	7,295
Estimated number of diluted shares to be issued through stock options on proposed Sage acquisition	—	—

Total pro forma diluted weighted average number of shares outstanding	28,182	26,701

          The deemed exercise of all outstanding stock options after the merger has been excluded from the diluted pro forma earnings per share calculation above as the effect of their exercise would be anti-dilutive.

DESCRIPTION OF GENESIS MICROCHIP DELAWARE CAPITAL STOCK

          The following describes the material terms of the capital stock of Genesis Microchip Delaware under the certificate of incorporation and bylaws that will be in effect immediately after the merger is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law. The terms of the Genesis Microchip Delaware certificate of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of those documents.

Authorized Capital Stock

          Genesis Microchip Delaware’s certificate of incorporation authorizes the issuance of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Genesis Microchip Delaware Common Stock

          The holders of Genesis Microchip Delaware common stock are entitled to one vote per share on all matters to be voted upon by stockholders. The board of directors of the corporation is classified, and stockholders may not cumulate votes in connection with the election of directors. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for such purpose. Upon the liquidation, dissolution or winding up of Genesis Microchip Delaware, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of preferred stock, if any, then outstanding. Genesis Microchip Delaware common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Genesis Microchip Delaware common stock. All shares of Genesis Microchip Delaware common stock outstanding upon completion of the merger will be fully paid and non-assessable.

Genesis Microchip Delaware Preferred Stock

          Pursuant to Genesis Microchip Delaware’s certificate of incorporation, the Genesis Microchip Delaware board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders (subject to applicable law and applicable stock exchange rules). The Genesis Microchip Delaware board of directors, without stockholder approval (subject to applicable law and applicable stock exchange rules), can issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of Genesis Microchip Delaware common stock, and the issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of Genesis Microchip Delaware. At this time, Genesis Microchip Delaware does not anticipate that any shares of preferred stock will be issued and outstanding immediately after the merger.

Anti-Takeover Considerations

          Delaware General Corporation Law and the Genesis Microchip Delaware certificate of incorporation and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of Genesis Microchip Delaware. For example, the certificate of incorporation and bylaws allow:

•	for a classified board of directors;

•	the board of directors to issue preferred stock in one or more series without stockholder action;

•	the board of directors to determine the number of directors serving on the board of directors;

•	the board of directors to fill vacancies on the board of directors; and

•	the board of directors to amend the bylaws.

Further, stockholders are not permitted to vote by written consent, and with regard to certain matters, cannot amend the certificate of incorporation and bylaws without the affirmative vote of 80% in interest of the then outstanding capital stock of Genesis Microchip Delaware entitled to vote in the election of directors. For a more detailed description of such provisions, see “Comparison of Rights of Holders of Genesis Microchip Delaware Common Stock and Sage Common Stock” beginning on page 96 of this joint proxy statement/prospectus.

Transfer Agent and Registrar

          The Transfer Agent and Registrar of Genesis Microchip Delaware common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number is (201) 296-4211.

COMPARISON OF RIGHTS OF HOLDERS OF GENESIS MICROCHIP DELAWARE COMMON STOCK AND SAGE COMMON STOCK

          The following is a description of the material differences between the rights of holders of Genesis Microchip Delaware common stock and the rights of holders of Sage common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the certificates of incorporation and bylaws of Genesis Microchip Delaware and Sage, and is qualified in its entirety by applicable Delaware General Corporation Law, as well as by Genesis Microchip Delaware’s and Sage’s respective certificates of incorporation and bylaws. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to herein for a more complete understanding of the differences between the rights of Genesis Microchip Delaware stockholders and Sage stockholders. Genesis Microchip Delaware and Sage have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and will send copies of these documents to you upon your request. See “Where You Can Find More Information” on page 137 of this joint proxy statement/prospectus for information on how to obtain such documents.

Authorized Capital Stock

          Genesis Microchip Delaware’s certificate of incorporation authorizes the issuance of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

          Sage’s certificate of incorporation authorizes the issuance of 60,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

          Each of Genesis Microchip Delaware and Sage have one class of common stock issued and outstanding. Holders of Genesis Microchip Delaware common stock and holders of Sage common stock are each entitled to one vote for each share of common stock held.

Preferred Stock

          The certificate of incorporation of each of Genesis Microchip Delaware and Sage provide that the board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

Board of Directors

Size of the Board of Directors

          Genesis Microchip Delaware’s bylaws allow the authorized number of directors to be established from time to time by resolution of the board of directors. Immediately after the merger, Genesis Microchip Delaware’s board will consist of seven members.

          Sage’s bylaws indicate that the number of directors of Sage shall be no less than three and no more than five. The number of directors on Sage’s board may be changed by the Sage board of directors. Sage’s board of directors currently has four members.

          The directors of Genesis Microchip Delaware and the directors of Sage are each elected for a term of three years, or until his or her successor is duly elected and qualified.

Election of Directors

          Each of Genesis Microchip Delaware’s and Sage’s bylaws provide that directors shall be elected by a plurality vote of the stockholders entitled to vote for the election of directors.

Removal of Directors

          Genesis Microchip Delaware’s bylaws provide that any director may be removed at any time only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of entitled to vote at an election of directors.

          Sage’s bylaws provide that any director may be removed with or without cause at a special meeting of the stockholders. Sage’s bylaws further provide that if the board of directors is classified, the stockholders may only remove a director with cause.

Filling Vacancies on the Board of Directors

          Genesis Microchip Delaware’s and Sage’s bylaws provide that vacancies on the board of directors may be filled only by a majority of the remaining directors, even if less than a quorum, or the sole remaining director and that any director filling a vacancy shall hold office for the remainder of the unexpired term and until his or her successor is elected and qualified.

Ability to Call Special Meetings of the Board of Directors

          Genesis Microchip Delaware’s and Sage’s bylaws both provide that special meetings of the board of directors may be called by the chairman of the board, the president, or any two directors.

Stockholder Actions

Ability to Call a Special Meeting of Stockholders

          Under Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws of the corporation.

          Genesis Microchip Delaware’s bylaws provide that a special meeting of stockholders may be called by Genesis Microchip Delaware’s board of directors, the chairman of the board of directors, the chief executive officer, or the president only.

          Sage’s bylaws provide that a special meeting of the stockholders may be called at any time by the board of directors, the chairman of the board, the president, or by stockholders holding in the aggregate not less than 10% of the voting power at the time of the meeting.

          Because Genesis Microchip Delaware’s bylaws do not allow stockholders to call a special meeting of stockholders, it would be more difficult for Genesis Microchip Delaware stockholders to effect corporate actions than is the case for Sage stockholders.

Limitations on Business Transacted at a Special Meeting of Stockholders

          Genesis Microchip Delaware’s bylaws provide that business transacted at a special meeting of Genesis Microchip Delaware’s stockholders is limited to the purposes specified in the notice of the meeting or properly brought before the meeting.

          Sage’s bylaws provide that business transacted at a special meeting of Sage’s stockholders is limited to the business set forth in the notice of the meeting or properly brought before the meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals

          Genesis Microchip Delaware’s bylaws allow stockholders to nominate candidates for election to Genesis Microchip Delaware’s board of directors or propose other business at any annual or any special stockholder meeting. To be properly brought before an annual or special meeting, nominations for the election of directors or other business proposals must be:

•	specified in the notice of meeting, or any supplemental material, given by or at the direction of the board of directors;

•	otherwise properly brought before the meeting by or at the direction of the board of directors; or

•
otherwise properly brought before the meeting by a stockholder who is a stockholder of record on the date of the giving of the notice for the meeting and on the record date for determination of stockholders entitled to vote at the meeting.

          However, nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Genesis Microchip Delaware before the annual or special stockholder meeting.

          Under Genesis Microchip Delaware’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at a stockholder meeting must be received by the Secretary of Genesis Microchip Delaware no less than ninety days prior to the anniversary date of the immediately preceding annual meeting. If, however, the annual meeting is called for a date not within thirty days before or after such anniversary date, or in the case of a special meeting of stockholders called for the purpose of electing directors, the stockholder will be considered timely if the proposal is received by close of business on the tenth day following the day on which notice of the date of meeting was mailed or public disclosure was made, whichever occurs first.

          Sage’s bylaws provide that no matter proposed by its stockholders will be considered at an annual meeting unless:

•	it is specified in the notice of meeting;

•	it is brought by or at the direction of the board of directors; or

•	it is brought by a stockholder of the corporation who was a stockholder of record on the record date and who has timely provided the necessary written notice of the matter to Sage’s secretary.

          For a proposal to be timely, Sage’s bylaws provide that the proposal must be delivered to or mailed and received by the principal executive offices of the corporation not less than thirty nor more than sixty days prior to the meeting. If, however, the annual meeting is called for a date not within forty days before or after the anniversary date of the prior year’s meeting or in the case of a special meeting of stockholders called for the purpose of electing directors, the stockholder proposal will be considered timely if it is received by close of business on the tenth day following the day on which notice of the date of meeting was mailed or public disclosure was made, whichever occurs first.

          Sage’s bylaws provide that no matter proposed by its stockholders will be considered at a special meeting unless:

•
it is called by the board of directors, the chairman of the board, the president, or by stockholders holding in the aggregate not less than 10% of the voting power at the time of the special meeting; and

•	it is specified in the notice of meeting that is provided in compliance with Sage’s bylaws.

          Sage’s bylaws provide that any stockholder entitled to vote at any election of directors may propose nominees for election to the board of directors by providing written notice of the nomination to Sage’s secretary. For a nomination to be timely, with some exceptions, the nomination must be delivered to or mailed and received by the principal executive offices of the corporation not less than thirty nor more than sixty days prior to the meeting.

          Each of Genesis Microchip Delaware’s and Sage’s bylaws provide that a stockholder proposal must set forth the following information:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder proposing such business;

•	the class and number of shares of the corporation that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

          Genesis Microchip Delaware’s bylaws also provide that the proposal must set forth a representation that the stockholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy to introduce the business specified on the notice.

Stockholder Action by Written Consent

          Genesis Microchip Delaware’s bylaws provide that stockholders may take action only at annual or special meetings of the stockholders. Genesis Microchip Delaware stockholders may not take action by written consent.

          Sage’s bylaws provide that any action required by Delaware law to be taken at an annual or special meeting of the stockholders of the corporation, or any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action taken by the stockholders, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at an annual meeting or special meeting.

          Because Genesis Microchip Delaware’s bylaws do not allow stockholders to take action by written consent, it would be more difficult for Genesis Microchip Delaware’s stockholders to effect corporate actions than is the case for Sage stockholders.

Amendment to Organizational Documents

Certificate of Incorporation

          Under Delaware General Corporation Law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

          The certificate of incorporation of Genesis Microchip Delaware contains provisions requiring the affirmative vote of 80% in interest of the then outstanding capital stock entitled to vote in the election of directors to alter the following:

•	the division of the board of directors into three classes;

•	the ability of the board of directors (1) to amend the bylaws, (2) to fill vacancies on the board of directors, and (3) to determine the number of directors that serve on the board of directors;

•	the provision regarding advance notice of stockholder proposals;

•	the manner in which notice of stockholder meetings is provided;

•	the manner in which directors are nominated for election;

•	the ability of officers and directors to call a special stockholder meeting;

•	the ability of stockholders to act by written consent; and

•	the ability of stockholders to amend the certificate of incorporation to alter any provision noted above.

          Sage’s certificate of incorporation does not contain any provision requiring a vote greater than that required by Delaware General Corporation Law to amend the certificate of incorporation.

          Because Genesis Microchip Delaware’s certificate of incorporation requires a higher threshold vote to amend certain provisions than the certificate of incorporation of Sage, it would be more difficult for Genesis Microchip Delaware stockholders to effect certain corporate actions than is the case for Sage stockholders.

Bylaws

          Under Delaware General Corporation Law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

          Genesis Microchip Delaware’s board of directors is expressly authorized to adopt, alter, amend and repeal Genesis Microchip Delaware’s bylaws. Genesis Microchip Delaware’s stockholders may also adopt, amend or repeal Genesis Microchip Delaware’s bylaws in accordance with Delaware General Corporation Law and Genesis Microchip Delaware’s bylaws. However, the affirmative vote of 80% in interest of the then outstanding capital stock of the corporation entitled to vote at an election of directors is required to alter any bylaw provision:

•	to allow stockholders to act by written consent;

•	to allow stockholders to call special stockholder meetings;

•	affecting the advance notice of stockholder proposals requirement;

•	affecting the manner in which notice of stockholder meetings is provided;

•	affecting the manner in which directors are nominated for election;

•
affecting the ability of the board of directors (1) to amend the bylaws, (2) to fill vacancies on the board of directors, and (3) to determine the number of directors that serve on the board of directors; or

•	affecting the ability of stockholders to amend the bylaws to alter any of the above.

          Sage’s stockholders may repeal, alter or amend the bylaws and may adopt new bylaws by the affirmative vote of a majority of the stockholders entitled to vote, unless a larger vote is required by the bylaws or the certificate of incorporation. Sage’s board of directors is expressly authorized to repeal, alter or amend Sage’s bylaws or adopt new bylaws by unanimous written consent or a majority vote at a meeting of the board of directors, provided that the board of directors may not alter any bylaw that sets forth the qualifications, classifications or term of office of the directors.

          Because Genesis Microchip Delaware’s bylaws require a higher threshold vote to amend certain provisions than do Sage’s bylaws, it would be more difficult for Genesis Microchip Delaware stockholders to effect certain corporate actions than is the case for Sage stockholders.

Exculpation and Indemnification

Limitation of Liability of Directors

          Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations. The certificate of incorporation of each of Genesis Microchip Delaware and Sage includes such a provision to the maximum extent permitted by law.

          Under Delaware General Corporation Law, however, a company’s indemnification of its directors may not eliminate or limit director monetary liability for:

•	breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations or law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director received an improper personal benefit.

          While these provisions provide directors with protection against monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Indemnification

          Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner such officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

          The bylaws of each of Genesis Microchip Delaware and Sage provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Genesis Microchip Delaware or Sage, as the case may be, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement, and held harmless by Genesis Microchip Delaware or Sage, as the case may be, to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Genesis Microchip Delaware and Sage are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Genesis Microchip Delaware’s or Sage’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

          In addition, Genesis Microchip Delaware and Sage are authorized to purchase and maintain insurance on behalf of their directors and officers.

          The bylaws of each of Genesis Microchip Delaware and Sage also provide that Genesis Microchip Delaware or Sage, as the case may be, may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Genesis Microchip Delaware or Sage, as the case may be, receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Genesis Microchip Delaware or Sage, as the case may be, as authorized by Genesis Microchip Delaware’s or Sage’s bylaws. Genesis

Microchip Delaware’s bylaws also provide that Genesis Microchip Delaware shall not be required to indemnify any director or officer in connection with any proceeding initiated by such officer or director unless the proceeding was authorized in advance by Genesis Microchip Delaware’s board of directors.

          However, insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Genesis Microchip Delaware pursuant to the provisions described above, or otherwise, Genesis Microchip Delaware has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

State Anti-Takeover Statutes

          Delaware General Corporation Law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the assets (determined on a consolidated basis) or outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•
the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder acquired such 15% interest;

•
upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

•
the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•
the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•	the corporation effectively elects not to be governed by this provision; or

•	in certain other limited circumstances. Neither Genesis Microchip Delaware nor Sage has taken action to elect not to be governed by this provision.

Rights Agreement

          Under Delaware General Corporation Law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation and issuance of such rights.

          Sage has entered into a rights agreement. As with most stockholder rights agreements, the terms of the rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read Sage’s Rights Agreement and Sage’s First Amended and Restated Rights Agreement, which are incorporated by reference into this document, in their entirety. Genesis Delaware does not currently have a stockholder rights agreement in place.

          Each outstanding share of Sage common stock includes one right. Each right entitles the registered holder, when such right is exercisable and subject to the terms of the rights agreement, to purchase from Sage one-hundredth of a share of Series A Preferred stock at a price of $70.00, subject to adjustment. Initially, the rights will attach to all certificates representing shares of the outstanding shares of Sage common stock, and no separate rights certificates will be distributed. The rights may be bought and sold separately from the Sage common stock upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, but excluding Genesis or any of its affiliates until the termination of the merger agreement, has acquired or otherwise obtained beneficial ownership of 20% or more of the then outstanding shares of the Sage common stock and (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the then outstanding shares of Sage common stock. The description and terms of the rights are set forth in Sage’s First Amended and Restated Rights Agreement between Sage and Mellon Investor Services LLC, as rights agent, dated as of September 27 , 2001, filed with the SEC on September 28, 2001 as an exhibit to Sage’s registration statement on Form 8-A. Sage’s Rights Agreement between Sage and Mellon Investor Services LLC, as rights agent, dated as of June 1, 2001 was filed with the SEC on August 7, 2001 as an exhibit to Sage’s registration statement on Form 8-A.

THE REORGANIZATION

          The following is a description of the material aspects of the proposed reorganization of Genesis Microchip, including the share exchange and arrangement agreement and plan of arrangement. This summary may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the share exchange and arrangement agreement and the plan of arrangement which are attached to this document as Annex E for a more complete understanding of the reorganization.

General

          The board of directors has unanimously approved the reorganization of Genesis Microchip, as a Nova Scotia company, to a Delaware corporation. The reorganization will be completed through an exchange in which Genesis Microchip, the Nova Scotia company, will become a wholly owned subsidiary of Genesis Microchip Delaware, a newly formed Delaware corporation. Shareholders of Genesis Microchip will become stockholders of Genesis Microchip Delaware. The shares of common stock of Genesis Microchip Delaware received by shareholders will be listed on the Nasdaq National Market.

          The reorganization will be effected through a share exchange and arrangement agreement and plan of arrangement. Pursuant to the terms of the plan of arrangement, Genesis NSULC, a newly formed Nova Scotia unlimited liability company and a wholly owned subsidiary of Genesis Microchip Delaware, will acquire all of the outstanding common shares of Genesis Microchip, except for those held by Genesis Microchip shareholders who properly exercise dissent rights, and the Genesis Microchip shareholders, other than those who properly exercise their dissent rights, will receive from Genesis NSULC one share of common stock of Genesis Microchip Delaware for each Genesis Microchip common share then held by them. Shareholders of Genesis Microchip who properly exercise their dissent rights will have their shares cancelled on completion of the reorganization. Following the completion of the reorganization, Genesis Microchip will become a wholly owned subsidiary of Genesis Microchip Delaware. If the reorganization is not approved or completed there will be no change in the share ownership of shareholders of Genesis Microchip. If approved, the reorganization will be completed even if the merger with Sage is not approved.

Reasons for the Reorganization

          The board of directors of Genesis Microchip has determined that the reorganization is in the best interests of Genesis Microchip and Genesis Microchip shareholders.

          The principal reason for the reorganization is to change the legal domicile of Genesis Microchip to Delaware in order to facilitate future acquisitions of other companies. Genesis Microchip is currently limited in the use of its capital stock to acquire U.S. corporations in a manner that would qualify as tax-free reorganizations under the U.S. Internal Revenue Code. The potential inability of Genesis Microchip to provide a tax-free acquisition structure to stockholders of U.S. corporations is a competitive disadvantage for Genesis Microchip to the extent it desires to expand its business by acquiring U.S. domiciled corporations. By effectively changing the legal domicile of Genesis Microchip from Nova Scotia to Delaware, these restrictions would be eliminated.

          Under section 367(a) of the U.S. Internal Revenue Code, foreign corporations, such as Genesis Microchip, that desire to acquire U.S. domiciled corporations in an acquisition qualifying as a “reorganization” (which, for federal income tax purposes, generally permits both the acquired corporation and its shareholders to avoid recognizing any gain to the extent the acquisition consideration is capital stock of the acquiring corporation or its parent) must satisfy additional requirements that are not imposed on U.S. domiciled acquirers (“section 367 requirements”). One of the section 367 requirements is that a foreign acquirer must have been engaged in an “active trade or business” outside the United States for at least thirty-six months immediately prior to an acquisition. Up until May 1999, Genesis Microchip conducted its business predominately outside the United States and thus satisfied the “active trade or business” requirement. However, following Genesis Microchip’s acquisition of Paradise Electronics, Inc. in May 1999 the combined company migrated a portion of its executive and operational activity into the United States. As a result of this migration, Genesis Microchip believes it no longer clearly satisfies the “active trade or business” requirement of the section 367 requirements, notwithstanding Genesis Microchip’s ongoing business activities in Canada. Accordingly, to the extent Genesis Microchip’s business strategy is to expand its activities through the acquisition of U.S. domiciled corporations in transactions that allow the targeted companies and their stockholders to obtain beneficial tax treatment under U.S. tax laws (such as contemplated in the Sage merger), Genesis Microchip must undertake the proposed reorganization. Absent the reorganization, a Genesis Microchip bid to acquire a U.S. corporation might be at a competitive disadvantage with respect to bids by U.S. corporations which are not subject to the section 367 requirements or by foreign corporations which are able to clearly satisfy the section 367 requirements.

Recommendation of the Genesis Microchip Board of Directors

          The board of directors has determined unanimously that the reorganization is fair to the Genesis Microchip shareholders and is in the best interests of Genesis Microchip. The board of directors unanimously recommends that the Genesis Microchip shareholders vote in favor of the arrangement resolution at the special general meeting.

No Change in the Board Members, Business, Management, Employee Plans or Location of Principal Facilities of Genesis Microchip

          The reorganization will effect a change only in the legal domicile of Genesis Microchip. The reorganization will not result in any change in the business, management, fiscal year, assets or liabilities, except to the extent of legal and other costs of effecting the reorganization, or location of the principal facilities of Genesis Microchip. The current officers and directors of Genesis Microchip will become the officers and directors of Genesis Microchip Delaware.

          All stock option and employee stock purchase plans of Genesis Microchip will be assumed and continued by Genesis Microchip Delaware, and each option or right issued pursuant to such plans will automatically be converted into an option or right to purchase the same number of shares of Genesis Microchip Delaware common stock, upon the same terms and subject to the same conditions. Any document or agreement previously evidencing options to purchase Genesis Microchip common shares will evidence options to purchase Genesis Microchip Delaware common stock. Genesis Microchip Delaware will file a registration statement on Form S-8 for the shares of Genesis Microchip Delaware common stock issuable upon the exercise of Genesis Microchip stock options assumed within ten days after the effective time of the arrangement. Approval of the reorganization will also constitute approval of the assumption of these plans by Genesis Microchip Delaware.

          After the completion of the reorganization, the common stock of Genesis Microchip Delaware will continue to be traded, without interruption, on the Nasdaq National Market under the symbol “GNSS.” Following the effective date of the plan of arrangement, Genesis Microchip intends to change the name of Genesis Microchip from Genesis Microchip Incorporated to Genesis Microchip (Canada) Incorporated.

Share Exchange and Arrangement Agreement and Plan of Arrangement

          To effect the reorganization, Genesis Microchip will enter into a share exchange and arrangement agreement and plan of arrangement.

Incorporation of Genesis Microchip Delaware

          Genesis Microchip has incorporated Genesis Microchip Inc., a Delaware corporation that is currently wholly owned by Genesis Microchip. The authorized capital stock of Genesis Microchip Delaware consists of 105,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 is common stock and 5,000,000 is preferred stock, which constitutes a sufficient number of shares to permit the exchange of all outstanding securities of Genesis Microchip for an equivalent number of securities of Genesis Microchip Delaware. One share of common stock was issued to Genesis Microchip on the incorporation of Genesis Microchip Delaware, and will be repurchased or cancelled upon the consummation of the reorganization.

Incorporation of Genesis NSULC

          Genesis Microchip Delaware has incorporated Genesis NSULC, an unlimited liability company under the laws of the Province of Nova Scotia, which is wholly owned by Genesis Microchip Delaware. The authorized capital of Genesis NSULC consists of 1,000,000,000 common shares without nominal or par value. Prior to the reorganization, Genesis Microchip Delaware will issue and transfer to Genesis NSULC a sufficient number of shares to permit the exchange of all outstanding securities of Genesis Microchip for an equivalent number of shares of Genesis Microchip Delaware common stock.

Interim Order by Nova Scotia Court Regarding Special General Meeting

          In order to effect the Plan of Arrangement, Genesis Microchip has applied to the Supreme Court of Nova Scotia pursuant to subsection 130(1) of the Companies Act (Nova Scotia) for an interim order approving the calling of the special general meeting of shareholders to approve the Plan of Arrangement and the delivery of proxy solicitation materials, which materials, including this document, have been delivered to the Supreme Court prior to the hearing for the interim order. A copy of the interim order is attached as Annex F to this joint proxy statement/prospectus.

          The plan of arrangement must be approved at the special general meeting by a majority of shareholders of Genesis Microchip present in person or by proxy at the special general meeting, and holders of at least seventy-five percent of the common shares of Genesis Microchip present either in person or by proxy at the special general meeting.

Final Order by Nova Scotia Court Regarding the Plan of Arrangement

          Upon receiving shareholder approval for the plan of arrangement, Genesis Microchip will apply to the Supreme Court for a final order approving the plan of arrangement. This hearing has been scheduled for                                   , 2002. A copy of the notice of the hearing is attached as Annex G to this joint proxy statement/prospectus. If the special general meeting is adjourned, then the hearing at which Genesis Microchip will seek a final order of the Supreme Court of Nova Scotia to approve the plan of arrangement will also be adjourned for seven days or such other date as the Supreme Court may determine.

          At this hearing, all holders of Genesis Microchip common shares who wish to participate or be represented or to present evidence or arguments may do so, subject to filing a notice of appearance and satisfying other requirements or as the Supreme Court may order. The Supreme Court will consider, among other things, the fairness of the plan of arrangement, the level of shareholder approval and any disapproval. Subject to the provisions of the Companies Act (Nova Scotia), the Supreme Court may approve the plan of arrangement as proposed or amended in any manner as the Supreme Court may direct, and subject to compliance with such terms and conditions, if any, as the Supreme Court deems to be necessary or desirable under the circumstances.

          The parties will file the final order and the plan of arrangement with the Registrar of Joint Stock Companies of Nova Scotia at which time the reorganization will take effect. The parties will then wait for receipt of a copy of the final order certified as to filing with the Registrar of Joint Stock Companies of Nova Scotia, which is expected to take approximately three business days from the time the parties file the final order and plan of arrangement with the Registrar of Joint Stock Companies of Nova Scotia.

Pre-Arrangement Transactions

          Immediately prior to the effectiveness of the plan of arrangement, Genesis Microchip Delaware will issue shares of its common stock to Genesis NSULC in exchange for common shares of Genesis NSULC in sufficient number to permit the exchange of all outstanding securities of Genesis Microchip for an equivalent number of securities of Genesis Microchip Delaware.

Effectiveness of Plan of Arrangement; Share Issuances

          It is expected that the plan of arrangement will become effective as soon as practicable after the requisite shareholder and Supreme Court of Nova Scotia approvals have been obtained and the other conditions to effectiveness set forth in the plan of arrangement are satisfied or waived.

          On the effective date of the plan of arrangement, each of the issued and outstanding shares of Genesis Microchip, except those shares held by Genesis Microchip shareholders who properly exercise dissent rights and receive payment from Genesis Microchip, will be transferred to Genesis NSULC in exchange for one share of Genesis Microchip Delaware common stock. Shareholders of Genesis Microchip who properly exercise their dissent rights will have their shares cancelled on the effective date.

          Immediately following the exchanges pursuant to the plan of arrangement, the one share of Genesis Microchip Delaware stock previously held by Genesis Microchip will be redeemed or cancelled, resulting in Genesis Microchip being a wholly owned subsidiary of Genesis Microchip Delaware.

Exchange of Genesis Microchip Share Certificates for Genesis Microchip Delaware Stock Certificates

          Promptly following the effective time of the plan of arrangement, the exchange agent for the reorganization will mail to each record holder of Genesis Microchip common shares a letter of transmittal and instructions for surrendering their share certificates in exchange for certificates representing Genesis Microchip Delaware common stock, and any dividends or other distributions, if any. When the Genesis Microchip shareholders deliver their Genesis Microchip share certificates to the exchange agent along with any required documents, the Genesis Microchip share certificates will be canceled and such shareholder will receive Genesis Microchip Delaware stock certificates representing the number of shares of Genesis Microchip Delaware common stock to which they are entitled under the plan of arrangement.

Holders of Genesis Microchip common shares should not send in their Genesis Microchip share certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Genesis Microchip share certificates.

Distributions with Respect to Unexchanged Shares

          Holders of Genesis Microchip common shares are not entitled to receive any dividends or other distributions on Genesis Microchip Delaware common stock with a record date after the effective time of the arrangement until such holders have surrendered their Genesis Microchip shares certificates in exchange for Genesis Microchip Delaware stock certificates. When your Genesis Microchip Delaware stock certificates are issued, you will receive payment without interest for any dividend or distribution on Genesis Microchip Delaware common stock with a record date after the reorganization and a payment date prior to the date you surrender your Genesis Microchip shares certificates.

Transfers of Ownership and Lost Share Certificates

          Genesis Microchip Delaware will only issue Genesis Microchip Delaware stock certificates in a name other than the name in which a surrendered Genesis Microchip share certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable share transfer taxes. If Genesis Microchip share certificates have been lost, stolen or destroyed, the holder of such certificates may need to deliver an affidavit and a lost certificate bond prior to receiving any Genesis Microchip Delaware stock certificates.

Restrictions on Sales of Shares of Genesis Microchip Delaware Common Stock Received in the Reorganization

          The shares of Genesis Microchip Delaware common stock to be issued in the reorganization will be exempt from registration pursuant to Section 3(a)(10) of the Securities Act and will be freely transferable under the Securities Act, except for shares of Genesis Microchip Delaware common stock issued to any person who is deemed to be an “affiliate” of Genesis Microchip prior to the reorganization. Persons who may be deemed to be “affiliates” of Genesis Microchip prior to the reorganization include individuals or entities that control, are controlled by, or are under common control of Genesis Microchip prior to the reorganization, and may include officers and directors, as well as principal stockholders of Genesis Microchip prior to the reorganization. Persons who may be deemed to be affiliates of Genesis Microchip prior to the reorganization may not sell any of the shares of Genesis Microchip Delaware common stock received by them in the reorganization except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

          Genesis Microchip Delaware’s exemption from registration for the shares to be issued in the reorganization does not cover the resale of shares of Genesis Microchip Delaware common stock to be received in the reorganization by persons who may be deemed to be affiliates of Genesis Microchip prior to the reorganization.

Expenses

          Whether or not the reorganization is completed, all fees, costs and expenses incurred in connection with the share exchange and arrangement agreement and plan of arrangement and the transactions contemplated thereby shall be paid by Genesis Microchip, including attorneys’ fees, except that fees incurred in connection with the printing and filing of this joint proxy statement/prospectus shall be shared between Genesis Microchip and Sage.

Transfer Agent and Registrar

          The transfer agent and registrar for common shares of Genesis Microchip is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, which will also serve as the transfer agent and registrar for the shares of Genesis Microchip Delaware.

Rights of Dissent and Dissent Procedures for the Reorganization

          Genesis Microchip shareholders may dissent from the arrangement by exercising their right of dissent pursuant to the plan of arrangement. In general, any shareholder who dissents from the arrangement in compliance with the plan of arrangement will be entitled, in the event the arrangement is approved and the reorganization becomes effective, to be paid the fair value of the Genesis Microchip common shares held by such dissenting shareholder determined as of the close of business on the day before the arrangement is adopted.

          The dissent provisions provide that a shareholder may only make a claim thereunder with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that a shareholder may only exercise the right to dissent under the dissent procedures in respect of Genesis Microchip common shares that are registered in that holder’s name. In many cases, shares beneficially owned by a person are registered in the name of an intermediary that the non-registered holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans, and their nominees). A non-registered holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the non-registered holder deals in respect of the Genesis Microchip common shares and either:

(i)	instruct the intermediary to exercise the right to dissent on the non-registered holder’s behalf; or

(ii)
instruct the intermediary to re-register the Genesis Microchip common shares in the name of the non-registered holder, in which case the non-registered holder would have to exercise the right to dissent directly.

          A shareholder who wishes to dissent from the arrangement must provide a written notice of dissent to Genesis Microchip by depositing such notice of dissent with an officer of Genesis Microchip at the special general meeting, or by mailing it by registered mail to Genesis Microchip, attention Secretary, 165 Commerce Valley Drive W., Thornhill, Ontario L3T 7V8, at or before the special general meeting. The filing of a notice of dissent does not deprive a shareholder of the right to vote at the special general meeting; however, a shareholder who has submitted a notice of dissent in respect of the arrangement who then votes in favor of such arrangement will no longer be considered a dissenting shareholder. Genesis Microchip will not assume that a vote against the arrangement or an abstention constitutes a notice of dissent. However, a shareholder need not vote his, her or its securities against the arrangement in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of such resolution does not constitute a notice of dissent; however, any proxy granted by a shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the arrangement, should be validly revoked in order to prevent the proxy holder from voting such securities in favor of such resolution and thereby causing the shareholder to forfeit his, her or its right to dissent.

          Genesis Microchip is required, within ten days after the Genesis Microchip shareholders approve the arrangement, to notify each dissenting shareholder that the arrangement has been approved. Such notice is not required to be sent to any shareholder who voted in favor of the arrangement or any shareholder who has withdrawn his, her or its notice of dissent.

          A dissenting shareholder who has not withdrawn his, her or its notice of dissent must then, within twenty days after receipt of notice that the Genesis Microchip arrangement has been adopted or, if the dissenting shareholder does not receive such notice, within twenty days after he, she or it learns that the Genesis Microchip arrangement has been approved, send to Genesis Microchip a written demand for payment, containing his, her or its name and address, the number of Genesis Microchip common shares in respect of which he, she or it dissents, and a demand for payment of the fair value of such Genesis Microchip common shares. Within thirty days after sending a demand for payment, the dissenting shareholder must send to Genesis Microchip or Mellon Investor Services LLC the certificates representing the Genesis Microchip common shares in respect of which he, she or it dissents. A dissenting shareholder who fails to send certificates representing the shares in respect of which he, she or it dissents forfeits his, her or its right to dissent. Genesis Microchip or its transfer agent will endorse on any share certificate received from a dissenting shareholder a notice that the holder is a dissenting shareholder and will forthwith return the share certificates to the dissenting shareholder.

          Upon the arrangement becoming effective, a dissenting shareholder ceases to have any rights as a holder of the Genesis Microchip common shares in respect of which the shareholder has dissented other than the right to be paid the fair value of such shares as determined under the dissent procedures, unless:

•	the dissenting shareholder withdraws the demand for payment before Genesis Microchip makes an offer to pay; or

•	Genesis Microchip fails to make a timely offer to pay to the dissenting shareholder and the dissenting shareholder withdraws his, her or its demand for payment;

in which case the dissenting shareholder shall receive common stock of Genesis Microchip Delaware in accordance with the Plan of Arrangement. If the arrangement does not proceed, the dissenting shareholder’s rights as a shareholder will not be affected.

          Genesis Microchip is required, not later than seven days after the later of the effective date of the arrangement or the date on which Genesis Microchip receives a demand for payment from a dissenting shareholder, to send each dissenting shareholder an offer to pay for his, her or its Genesis Microchip common shares in an amount considered by the board of directors of Genesis Microchip to be the fair value thereof, accompanied by a statement showing the manner in which such fair value was determined. Each offer to pay must be on the same terms. Genesis Microchip must pay for the Genesis Microchip common shares of a dissenting shareholder within ten days after an offer to pay has been accepted by such dissenting shareholder, but any such offer lapses if Genesis Microchip does not receive an acceptance thereof within thirty days after the offer to pay has been made.

          If Genesis Microchip fails to make an offer to pay for a dissenting shareholder’s Genesis Microchip common shares or if a dissenting shareholder fails to accept an offer which has been made, Genesis Microchip may, within fifty days after the effective date of the arrangement or within such further period as the Supreme Court of Nova Scotia may allow, apply to the Supreme Court to fix a fair value for the Genesis Microchip common shares of dissenting shareholders. If Genesis Microchip fails to apply to the Supreme Court, a dissenting shareholder may apply to the Supreme Court for the same purpose within a further period of twenty days or within such further period as the Supreme Court may allow. A dissenting shareholder is not required to give security for costs in such an application.

          Upon an application to the Supreme Court, all dissenting shareholders whose Genesis Microchip common shares have not been purchased by Genesis Microchip will be joined as parties and bound by the decision of the Supreme Court, and Genesis Microchip will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his, her or its right to appear and be heard in person or by counsel. Upon any such application to the Supreme Court, the Supreme Court may determine whether any person is a dissenting shareholder who should be joined as a party, and the Supreme Court will then fix a fair value for the Genesis Microchip common shares of all dissenting shareholders. The Court may in its discretion appoint one or more appraisers to assist the Supreme Court to fix a fair value for the Genesis Microchip common shares of all dissenting shareholders. The final order of the Supreme Court will be rendered against Genesis Microchip in favor of each dissenting shareholder and for the amount of the fair value of his, her or its Genesis Microchip common shares as fixed by the Supreme Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

Accounting Treatment of the Reorganization

          For accounting purposes the reorganization will be accounted for as a non-substantive exchange whereby the net assets of Genesis Microchip will be recorded by Genesis Microchip Delaware in its consolidated financial statements initially at the same carrying value as recorded in the consolidated financial statements of Genesis Microchip immediately prior to the reorganization. In addition, the financial position, results of operations and cash flows previously reported by Genesis Microchip prior to the reorganization will be reported unchanged in the comparative period reporting to the consolidated financial statements of Genesis Microchip Delaware.

          On an ongoing basis, Genesis Microchip Delaware will continue to assess the recoverability of its deferred tax assets arising in various tax jurisdictions and will review the related valuation allowances as appropriate.

THE REORGANIZATION—MATERIAL TAX CONSEQUENCES

          The following addresses the material provisions of United States and Canadian federal income tax laws that may affect Genesis Microchip and Genesis Microchip’s shareholders in the reorganization. Although this summary discusses the principal tax considerations that Genesis Microchip deems to be material to a Genesis Microchip shareholder, it does not purport to discuss all of the United States and Canadian tax consequences that may be relevant to Genesis Microchip’s shareholders, nor will it apply to the same extent or in the same way to all shareholders. The following does not address the effect of any state, local, or provincial tax law, rule or regulation, nor is any information provided as to the effect of any foreign tax law, other than the federal law of the United States and Canada to the extent specifically set forth herein.

          Genesis Microchip shareholders are strongly advised and are expected to consult with their own legal and tax advisors regarding the United States and Canadian income tax consequences of the reorganization in light of their individual circumstances.

Material United States Federal Income Tax Consequences for Genesis Microchip Shareholders

          The following discussion represents the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, U.S. tax counsel to Genesis Microchip, concerning the material United States federal income tax consequences of the reorganization to U.S. Holders and Non-U.S. Holders (each as defined below) who own shares of Genesis Microchip stock as capital assets on the date of this proxy statement. This discussion does not address all United States federal income tax considerations that may be relevant to such holders in light of their particular circumstances.

          As used herein, the term “U.S. Holder” means a beneficial owner of shares of Genesis Microchip who is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•
a trust, in general, if (x) it is subject to the primary supervision of a United States court and the control of one or more United States persons or (y) it has made an election to be treated as a United States person.

The term “U.S. Holder” also includes certain former citizens and residents of the United States. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

          Non-U.S. Holders are persons who hold shares of Genesis Microchip other than persons who are U.S. Holders.

          This discussion is based on current provisions of the United States Internal Revenue Code, regulations, rulings and judicial interpretations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service will be requested concerning the United States federal income tax consequences of the reorganization or of holding or disposing of shares of Genesis Microchip Delaware. The tax consequences set forth in this discussion are not binding on the Internal Revenue Service or the courts and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction.

Tax Consequences of the Reorganization to U.S. Holders

          The following is a general discussion of the material United States federal income tax consequences of the reorganization to U.S. Holders. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their personal circumstances or to U.S. Holders subject to special treatment under the United States Internal Revenue Code. United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the United States dollar, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion also does not address the tax consequences of transactions (other than the merger) effectuated prior or subsequent to or concurrently with the reorganization (whether or not such transactions are in connection with the reorganization), including, without limitation, transactions in which shares of Genesis Microchip are acquired or shares of Genesis Microchip Delaware are disposed of.

          In the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, U.S. tax counsel to Genesis Microchip, the reorganization will be integrated with the merger and, with respect to the Genesis Microchip shareholders, will qualify as a tax-free exchange under the provisions of Section 351 of the United States Internal Revenue Code. As a result of the reorganization qualifying as a tax-free exchange under the provisions of Section 351 of the United States Internal Revenue Code, subject to the assumptions, limitations and qualifications referred to in the immediately preceding discussions (“The Reorganization—Material Tax Consequences” and “The Reorganization—Material Tax Consequences—Material United States Federal Income Tax Consequences for Genesis Microchip Shareholders”), the following tax consequences generally will result from the reorganization:

•
U.S. Holders of shares of Genesis Microchip will recognize no gain or loss upon the receipt of shares of Genesis Microchip Delaware solely in exchange for their shares of Genesis Microchip in the reorganization;

•
the aggregate tax basis of the shares of Genesis Microchip Delaware received by U.S. Holders of shares of Genesis Microchip in the reorganization will be the same as the aggregate tax basis of the shares of Genesis Microchip surrendered in exchange therefor;

•
the holding period of the shares of Genesis Microchip Delaware received by each U.S. Holder of shares of Genesis Microchip in the reorganization will include the holding period of the shares of Genesis Microchip surrendered in exchange therefor; and

•
a U.S. Holder of shares of Genesis Microchip exercising dissenters’ rights in the reorganization generally will recognize gain or loss with respect to a cash payment measured by the difference, if any, between the amount of cash received in exchange for the holder’s shares of Genesis Microchip and the holder’s tax basis in such shares.

          Certain dissenting noncorporate U.S. Holders may be subject to backup withholding on cash payments received in the reorganization. Please refer to “Backup Withholding and Information Reporting” below.

          Genesis Microchip shareholders are strongly advised and are expected to consult with their own legal and tax advisors regarding the United States federal income tax consequences to them of the reorganization in light of their particular circumstances.

          The tax opinion delivered to Genesis Microchip does not bind the Internal Revenue Service and does not prevent the Internal Revenue Service from asserting a contrary opinion. If the Internal Revenue Service successfully challenged the qualification of the reorganization together with the merger as a tax-free exchange under the provisions of Section 351 of the United States Internal Revenue Code, a Genesis Microchip shareholder would recognize taxable gain or loss with respect to the Genesis Microchip common shares surrendered in the reorganization equal to the difference between the fair market value, as of the date of the reorganization, of those shares and the holder’s basis in the shares. In such event, the holder’s aggregate basis in the Genesis Microchip Delaware common stock received in the reorganization would equal its fair market value as of the effective time of the reorganization, and the holder’s holding period for such stock would begin the day after the reorganization.

Tax Consequences of the Reorganization to Non-U.S. Holders

          The following is a general discussion of the material United States federal income tax consequences to Non-U.S. Holders of the receipt of shares of Genesis Microchip Delaware in the reorganization and the ownership and disposition of the shares of Genesis Microchip Delaware so received. This discussion does not address all aspects of United States federal income taxation that may be relevant to a Non-U.S. Holder in light of such holder’s particular tax status or situation.

The Reorganization

          Non-U.S. Holders generally will recognize no U.S. taxable gain or loss in connection with the receipt of Genesis Microchip Delaware common stock, or, in the case of dissenting holders, cash, solely in exchange for shares of Genesis Microchip in the reorganization.

          Non-U.S. Holders who receive Genesis Microchip Delaware common stock in the reorganization which stock is effectively connected with the conduct of a U.S. trade or business by such holders, generally will have the same tax consequences as do U.S. Holders on the receipt of Genesis Microchip Delaware common stock in the reorganization. See “Tax Consequences of the Reorganization to U.S. Holders” above.

Dividends

          We have not paid any dividends on shares of Genesis Microchip, and we do not plan to pay any dividends for the foreseeable future on Genesis Microchip Delaware common stock. However, if we do pay dividends on Genesis Microchip Delaware common stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

          A dividend paid to a Non-U.S. Holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us with an Internal Revenue Service form W-8BEN certifying to the holder’s qualification for the reduced rate.

          Dividends received by a Non-U.S. Holder that are effectively connected with a United States trade or business conducted by the Non-U.S. Holder are exempt from this withholding tax. In order to obtain this exemption, a Non-U.S. Holder must provide us with an Internal Revenue Service Form W-8ECI certifying to such exemption. Such effectively connected dividends, although not subject to this withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits.

          In addition to the graduated tax described above, dividends received by a corporate Non-U.S. Holder that are effectively connected with a United States trade or business of the corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

          A Non-U.S. Holder of common stock who is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

          A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of Genesis Microchip Delaware common stock unless:

•
the gain is effectively connected with a United States trade or business of the Non-U.S. Holder (which gain, in the case of a corporate Non-U.S. Holder, must also be taken into account for branch profits tax purposes);

•
the Non-U.S. Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating one hundred eighty-three days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We have determined that we are not and do not believe that we will become a “United States real property holding corporation” for United States federal income tax purposes.

Backup Withholding and Information Reporting

          Generally, Genesis Microchip Delaware or any other appropriate person must report annually to the Internal Revenue Service (1) the amount of dividends paid to a holder and the gross proceeds received by a holder from the sale of Genesis Microchip Delaware stock for cash, (2) the name and address of the recipient of the dividends or gross proceeds and (3) the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

          United States backup withholding tax is imposed on applicable payments to persons who fail to furnish the information required under the United States information reporting requirements. This backup withholding tax is imposed at a rate of 30.5% through December 31, 2001, and at a rate of 30% during 2002 and 2003, with further reductions thereafter.

          Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder certifies to its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-U.S. Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

•	a United States person;

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business; or

•
a foreign partnership if at any time during its tax year (1) one or more of its partners are United States persons, as defined for United States federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (2) the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its files of the holder’s non-United States status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

          Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Material Canadian Federal Income Tax Consequences for Genesis Microchip Shareholders

          The following discussion represents the opinion of Stikeman Elliott, Canadian tax counsel to Genesis Microchip, concerning the material Canadian federal income tax considerations in respect of the reorganization generally applicable to a Genesis Microchip shareholder who, for purposes of the Income Tax Act (Canada), or the Canadian Tax Act, holds at all relevant times Genesis Microchip common shares and will hold any Genesis Microchip Delaware common shares as capital property and who deals at arm’s length with and is not affiliated with Genesis Microchip. Genesis Microchip common shares and Genesis Microchip Delaware common shares will generally constitute capital property to a holder thereof unless the holder holds such shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. A Genesis Microchip shareholder that is resident in Canada and whose Genesis Microchip common shares might not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have the Genesis Microchip common shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. This discussion does not apply to certain financial institutions (as defined in the Canadian Tax Act) that are subject to the “mark-to-market” rules contained in the Canadian Tax Act. Such holders should consult their own tax advisors. This discussion also does not apply to a holder of Genesis Microchip common shares with respect to whom Genesis Microchip Delaware will be a foreign affiliate within the meaning of the Canadian Tax Act.

          This discussion is based upon the current provisions of the Canadian Tax Act and the regulations issued thereunder, and the Genesis Canadian tax counsel’s understanding of the current administrative and assessing practices and policies published by the Canada Customs and Revenue Agency, or the CCRA. This discussion also takes into account all proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to the date hereof although there is no certainty that such proposals will be enacted in the form proposed, if at all. This discussion is not exhaustive of all possible Canadian federal income tax consequences and, except as mentioned above, does not take into account any changes in law or administrative and assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign tax consequences, which may differ from the Canadian federal income tax consequences described herein.

          For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Genesis Microchip Delaware common stock or Genesis Microchip common shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollars exchange rate generally at the time such amounts arise.

Genesis Microchip Shareholders that are Resident in Canada

          The following portion of the discussion is generally applicable to Genesis Microchip Shareholders who at all relevant times are resident in Canada for purposes of the Canadian Tax Act.

The Reorganization

          The reorganization will not result in a tax-free “rollover” to Genesis Microchip shareholders. Accordingly, a Genesis Microchip shareholder will be regarded as having disposed of his or her Genesis Microchip common shares for proceeds of disposition equal to the fair market value of the Genesis Microchip Delaware common shares received for such Genesis Microchip shareholder’s Genesis Microchip common shares pursuant to the reorganization. A Genesis Microchip shareholder will realize a capital gain (or capital loss) equal to the amount by which the amount of such proceeds of disposition exceeds (or is less than) the total of the holder’s adjusted cost base of the Genesis Microchip common shares and any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses.”

Genesis Microchip Delaware Common Shares

          Dividends on Genesis Microchip Delaware Common Shares.    Dividends received on Genesis Microchip Delaware common shares will be required to be included in the recipient’s income for the purposes of the Canadian Tax Act. Such dividends received by a holder of Genesis Microchip Delaware common shares who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder of Genesis Microchip Delaware common shares that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder of Genesis Microchip Delaware common shares that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

          Disposition of Genesis Microchip Delaware Common Shares.    The cost of Genesis Microchip Delaware common shares received on the reorganization will be equal to the fair market value of such Genesis Microchip Delaware common shares at the time of the reorganization. Upon the disposition or deemed disposition of Genesis Microchip Delaware common shares, the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Genesis Microchip Delaware common shares are greater (or less) than the total of the holder’s adjusted cost base of the Genesis Microchip Delaware common shares and any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

          Generally, one-half of any capital gain realized by a holder (a “taxable capital gain”) will be required to be included in income in the taxation year in which it is realized, and one-half of any capital loss realized by a holder (an “allowable capital loss”) will be deductible, subject to certain limitations, from taxable capital gains in the year of disposition. Allowable capital losses in excess of taxable capital gains in a particular year may be deducted against taxable capital gains in any of the three preceding years or any subsequent year, to the extent and under the circumstances described in the Canadian Tax Act.

          Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional refundable tax of 6 2/3% on such taxable gains. Capital gains realized by an individual may give rise to alternative minimum tax under the Canadian Tax Act.

          If the holder is a corporation, any capital loss realized by the holder on a disposition of shares may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received on such shares. Analogous rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns a Genesis Microchip common share or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or beneficiary of a trust that owns any such share.

Foreign Property Information Reporting

          In general, a “specified Canadian entity,” as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property,” as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds Cdn. $100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a holder resident in Canada will be a specified Canadian entity. Genesis Microchip Delaware common shares will be specified foreign property to a holder. Accordingly, holders should consult their own advisors regarding compliance with these rules.

Proposed Amendments Relating to Foreign Investment Entities

          On August 2, 2001, the Canadian Minister of Finance released revised draft legislation addressing the taxation of investments in non-resident entities, called “foreign investment entities.” In general, the proposed rules would apply to persons owning shares, or rights to acquire shares, of a foreign investment entity that are not exempt interests as defined. If Genesis Microchip Delaware is a foreign investment entity, the Genesis Microchip Delaware common shares would potentially be subject to the proposed rules unless they constitute exempt interests. Under the current proposal, the proposed rules will initially take effect for a holder’s 2002 taxation year. The proposed rules would require an annual determination of whether Genesis Microchip Delaware is a foreign investment entity and, if it is such an entity, whether the Genesis Microchip Delaware common shares satisfy the exempt interest exemption referred to above.

          For the 2002 taxation year and subsequent taxation years, if Genesis Microchip Delaware is a foreign investment entity at the end of a given taxation year and the Genesis Microchip Delaware common shares do not constitute an exempt interest, a Genesis Microchip Delaware shareholder would be required to include in (or deduct from) income, on an annual basis, any increase (or decrease) in the value of the Genesis Microchip Delaware common shares during the year. Dividends received or deemed to be received by the holder of Genesis Microchip Delaware common shares would continue to be taxed in the manner described above under the heading “Genesis Microchip Delaware Common Shares—Dividends on Genesis Microchip Delaware Common Shares.”

          Genesis Microchip Delaware would not constitute a foreign investment entity at a particular time and, accordingly, these proposed rules would not apply to holders of Genesis Microchip Delaware common shares if, at the end of the taxation year of Genesis Microchip Delaware, that includes the particular time, the “carrying value” of Genesis Microchip Delaware’s “investment property” is not greater than one-half of the carrying value of all of its property, or Genesis Microchip Delaware’s principal business is not an “investment business”, as contemplated by the new rules.

          In any event, these rules will not apply to a holder of Genesis Microchip Delaware common shares as long as the holder’s Genesis Microchip Delaware common shares constitute an “exempt interest”. A holder’s Genesis Microchip Delaware common shares will constitute an exempt interest as long as Genesis Microchip Delaware is a resident of the United States, Genesis Microchip Delaware common shares are widely-held and actively traded and listed on a prescribed stock exchange (which currently includes the Nasdaq National Market) throughout the period during which holder holds Genesis Microchip Delaware common shares, unless it is reasonable to conclude that the holder had a tax avoidance motive in acquiring the Genesis Microchip Delaware common shares. For these purposes, a holder will be considered to have a tax avoidance motive in acquiring the Genesis Microchip Delaware common shares if one of the main reasons for acquiring the Genesis Microchip Delaware common shares includes obtaining a benefit attributable to income derived from investment property, to profits or gains from the disposition of investment property or to an increase in value of investment property and the deferral or reduction of tax that would have been payable by the holder had such holder realized such income, profits or gains.

Dissenting Shareholders

          A Genesis Microchip shareholder who dissents and who receives the fair value of the Genesis Microchip common shares from Genesis Microchip will be deemed to have received a dividend to the extent the payment (less the amount of any interest awarded by the court) exceeds the paid-up capital of the Genesis Microchip common shares for purposes of the Canadian Tax Act.

          Any such dividend received by a Genesis Microchip shareholder who is an individual will be included in the recipient’s income for purposes of the Canadian Tax Act and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations. The amount of dividend (but not the amount of the gross-up) received by an individual may be subject to alternative minimum tax.

          Subject to the potential application of subsection 55(2) of the Canadian Tax Act (as discussed below), the amount of any such dividend received by a Genesis Microchip shareholder that is a corporation will be included in the corporation’s income as a taxable dividend for purposes of the Canadian Tax Act, but normally will also be deductible in computing its taxable income unless the corporation is a “specified financial institution” (as defined in the Canadian Tax Act). Dissenting Genesis Microchip shareholders that are corporations should consult their own tax advisors.

          A Genesis Microchip shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of the amount of any such dividend, to the extent that the amount of the dividend is deductible in computing the corporation’s income.

          In certain circumstances, subsection 55(2) of the Canadian Tax Act may treat all or part of the deemed dividend (other than a portion of the dividend subject to Part IV tax that is not refunded as part of the same series of transactions) received by a corporation as proceeds of disposition of the corporation’s Genesis Microchip common shares, and not as a taxable dividend. Accordingly, dissenting Genesis Microchip shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of subsection 55(2) to the amount of the deemed dividend received by such Genesis Microchip shareholders on the Genesis Microchip common shares.

          The amount of any such deemed dividend will reduce the proceeds of disposition for purposes of calculating the Genesis Microchip shareholder’s capital gain or capital loss on the disposition of Genesis Microchip common shares to which it relates.

          Any interest awarded to a dissenting Genesis Microchip shareholder by the court will be included in income for purposes of the Canadian Tax Act. A Genesis Microchip shareholder who dissents is urged to consult its tax advisors with respect to the tax considerations relevant to it.

Genesis Microchip Shareholders that are Not Resident in Canada

          The following portion of the discussion is generally applicable to a holder of Genesis Microchip common shares who, at all relevant times, is not and has not been resident in Canada for purposes of the Canadian Tax Act and to whom the Genesis Microchip common shares are not “taxable Canadian property” (as defined in the Canadian Tax Act) (a “Non-Resident Genesis Microchip Shareholder”). Special rules, which are not discussed herein, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

          Generally, Genesis Microchip common shares will not be taxable Canadian property of a Genesis Microchip shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes the Nasdaq National Market), the Genesis Microchip shareholder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the Genesis Microchip shareholder, alone or together with persons with whom such holder does not deal at arm’s length, has not owned (or had an interest in or option in respect of) 25% or more of the issued shares of any class or series in the capital of Genesis Microchip at any time during the sixty month period immediately preceding the particular time.

Reorganization

          A Non-Resident Genesis Microchip Shareholder will not be subject to tax under the Canadian Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Genesis Microchip common shares pursuant to the reorganization.

          If the Genesis Microchip common shares constitute taxable Canadian property to a Genesis Microchip shareholder, any gain realized on the reorganization will not be subject to tax under the Canadian Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable tax treaty or convention.

Dissenting Shareholders

          A Non-Resident Shareholder who dissents and who receives the fair value of the Genesis common shares from Genesis will be deemed to have received a dividend to the extent that the payment (less the amount of any interest awarded by the court) exceeds the paid-up capital of the Genesis common shares for purposes of the Canadian Tax Act. Any such deemed dividend will be subject to Canadian withholding tax at the rate of 25%. Any interest awarded by the court will also be subject to Canadian withholding tax at the rate of 25%. Such rates of withholding may be reduced under the provisions of an applicable tax treaty or convention.

Eligibility for Investment

          Provided the Genesis Microchip Delaware common shares are listed on a prescribed stock exchange (which includes the Nasdaq National Market), the Genesis Microchip Delaware common shares will be qualified investments under the Canadian Tax Act for trusts governed by “registered retirement savings plans,” “registered retirement income funds,” “deferred profit sharing plans” (“deferred income plans”) and “registered education savings plans.”

          The Genesis Microchip Delaware common shares will be foreign property under the Canadian Tax Act. Deferred income plans and certain other persons who are exempt from tax will be subject to a monthly penalty tax under Part XI of the Canadian Tax Act if, at the end of any month, the cost amount (as defined in the Canadian Tax Act) of foreign property then held by such holder exceeds, generally, 30% of the cost amount to it of all property then held. For these purposes, the cost of Genesis Microchip Delaware common shares received on the reorganization will be equal to the fair market value of such shares at the time of the reorganization.

THE REORGANIZATION—

COMPARISON OF THE RIGHTS OF A HOLDER UNDER
THE COMPANIES ACT (NOVA SCOTIA) AND UNDER DELAWARE LAW

          Genesis Microchip Delaware will be incorporated under the Delaware General Corporation Law and, accordingly, the rights of its stockholders will be governed by Delaware General Corporation Law and Genesis Microchip Delaware’s proposed certificate of incorporation and proposed bylaws. Genesis Microchip is incorporated in Nova Scotia under the Companies Act (Nova Scotia), and, accordingly, is governed by the laws of Nova Scotia and Genesis Microchip’s Memorandum and Articles of Association. If the reorganization is consummated, shares of Genesis Microchip will be exchanged for an equivalent number of shares of Genesis Microchip Delaware and their rights will be governed by Delaware General Corporation Law and the Genesis Microchip Delaware certificate of incorporation and bylaws, rather than Nova Scotia law and Genesis Microchip’s Memorandum and Articles of Association.

          While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a Nova Scotia company, there are certain differences. The following is a summary discussion of the most significant differences in shareholder rights. These differences arise from differences between (1) the Delaware General Corporation Law and the Companies Act (Nova Scotia) and (2) the Genesis Microchip Delaware certificate of incorporation and bylaws and the Genesis Microchip Memorandum and Articles of Association. This summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Companies Act (Nova Scotia) and the governing corporate instruments of Genesis Microchip Delaware and Genesis Microchip.

          Nothing that follows should be construed as legal advice to any particular shareholder. Shareholders should consult their own legal advisors respecting the implications of the conversion.

Required Vote for Certain Transactions

          The Companies Act (Nova Scotia) requires a special resolution of shareholders to effect the following fundamental changes:

•	an alteration of the memorandum or articles of the company;

•	an increase in the company’s authorized capital in certain ways or a subdivision, consolidation or change of the company’s shares;

•	the purchase of a company’s own shares other than redeemable shares;

•	a voluntarily wind-up;

•	a change of the company name; or

•	with court approval, a reduction in the company’s paid up capital.

          Generally, a resolution is deemed to be a “special resolution” under the Companies Act (Nova Scotia) whenever it has been passed by not less than three-fourths of such shareholders entitled to vote as are present in person or by proxy at any general meeting and such resolution has been confirmed by a majority of such shareholders entitled to vote as are present in person or by proxy at a subsequent confirmatory meeting held at an interval of not less than fourteen days, and not more than one month, from the date of the first meeting. Alternatively, a resolution which has been unanimously passed by all of the shareholders of a company is deemed to be a special resolution.

          Under the Companies Act (Nova Scotia) class votes may be required in connection with certain fundamental changes, and under the Companies Act (Nova Scotia) class vote rights may arise even where the holders of the class are not treated differently than others in respect of the matter at issue. Under the Companies Act (Nova Scotia) the vote must be by a majority of not less than two-thirds of the votes cast by shareholders of the class who vote in respect of that resolution.

          Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation:

•	no authorizing stockholder vote is required of a corporation surviving a merger if

•	such corporation’s certificate of incorporation is not amended in any respect by the merger,

•
each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and

•
either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued and delivered in the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued in the merger do not exceed 20% of such corporation’s outstanding common stock immediately prior to the effective date of the merger and

•
in certain limited circumstances, no authorizing stockholder vote is required of a corporation to authorize a merger with or into a single direct or indirect wholly owned subsidiary of such corporation.

          Stockholder approval is also not required under Delaware General Corporation Law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Cumulative Voting

          In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all his votes for a single candidate or may allocate them among as many candidates as he may choose. Cumulative voting increases the probability that a minority stockholder will be able to elect a director.

          The Companies Act (Nova Scotia) does not specifically regulate cumulative voting and Genesis Microchip’s memorandum and articles of association do not provide for cumulative voting.

          Under Delaware General Corporation Law, cumulative voting in the election of directors is not mandatory but is permitted. The Genesis Microchip Delaware certificate of incorporation does not provide for cumulative voting.

Calling a Special Shareholder Meeting

          Under the Companies Act (Nova Scotia) special general meetings of shareholders must be called by the directors on the request of the shareholders entitled to cast not less than five percent of the votes at the special meeting, or on the requisition of not less than ten percent of the shareholders. Genesis Microchip’s memorandum and articles of association also provide that special general meetings of the shareholders may be called by the President, a vice president or the directors.

          Under Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws of the corporation. Genesis Microchip Delaware’s bylaws provide that a special meeting of stockholders may be called by the chief executive officer, chairman of the board, the president, or the board of directors only. Therefore, when Genesis Microchip shareholders become Genesis Microchip Delaware stockholders following the reorganization they will lose the right to call a special meeting as described above.

Amendment of Memorandum of Association or Certificate of Incorporation

          Under the Companies Act (Nova Scotia) amendments to the memorandum of association must generally be approved by special resolution, with certain exceptions concerning alteration of capital. Some amendments may also require class approval by the holders of outstanding shares of a class or series, whether or not such shares ordinarily carry the right to vote.

          Under Delaware General Corporation Law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

          Genesis Microchip Delaware’s certificate of incorporation contains provisions requiring the affirmative vote of 80% in interest of the then outstanding capital stock of Genesis Microchip Delaware entitled to vote in the election of directors to alter the following:

•	the division of the board of directors into three classes;

•	the ability of the board of directors (1) to amend the bylaws, (2) to fill vacancies on the board of directors, and (3) to determine the number of directors that serve on the board of directors;

•	the provision regarding advance notice of stockholder proposals;

•	the manner in which notice of stockholder meetings is provided;

•	the manner in which directors are nominated for election;

•	the ability of officers and directors to call a special stockholder meeting;

•	the ability of stockholders to act by written consent; and

•	the ability of stockholders to amend the certificate of incorporation to alter any provision noted above.

Amendment of Articles of Association or Bylaws

          Genesis Microchip has no bylaws. Under the Companies Act (Nova Scotia), the articles of association may only be amended by special resolution of the shareholders. Some amendments also require class approval by the holders of outstanding shares of a class or series, whether or not such shares ordinarily carry the right to vote.

          Under Delaware General Corporation Law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

          Genesis Microchip Delaware’s board of directors is expressly authorized to adopt, alter, amend and repeal Genesis Microchip Delaware’s bylaws. Genesis Microchip Delaware’s stockholders may also adopt, amend or repeal Genesis Microchip Delaware’s bylaws in accordance with Delaware General Corporation Law and Genesis Microchip Delaware’s bylaws. However, the affirmative vote of 80% in interest of the then outstanding capital stock of Genesis Microchip Delaware entitled to vote in the election of directors is required to alter any bylaw provision:

•	to allow stockholders to act by written consent;

•	to allow stockholders to call special stockholder meetings;

•	affecting the advance notice of stockholder proposals requirement;

•	affecting the manner in which notice of stockholder meetings is provided;

•	affecting the manner in which directors are nominated for election;

•
affecting the ability of the board of directors (1) to amend the bylaws, (2) to fill vacancies on the board of directors, and (3) to determine the number of directors that serve on the board of directors; or

•	affecting the ability of stockholders to amend the bylaws to alter any of the above.

Appraisal or Dissenters’ Rights

          Under the Companies Act (Nova Scotia), holders of voting shares and holders of non-voting shares have certain dissent rights. The Third Schedule of the Companies Act (Nova Scotia) provides that the holder of shares of any class of a company governed thereunder (including holders of non-voting shares) may dissent and are to be paid the fair market value of their shares, if the company is subject to an order permitting a shareholder to dissent or if the company resolves to amend its memorandum or articles to add, change or remove any provisions restricting or constraining the issue or transfer of the shares of that class, amend its memorandum or articles to add, change or remove any restriction upon the business or businesses that the company may carry on, amalgamate with another company, other than any wholly owned subsidiary of the company, be continued under the laws of another jurisdiction, or sell, lease or exchange all or substantially all its property other than in the ordinary course of business of the company. A holder of shares of any class or series of shares entitled to vote separately as a class or series upon any such amendment may dissent if the company resolves to amend its memorandum or articles to increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class, effect an exchange, reclassification or cancellation of all or part of the shares of such class, add, change or remove the rights, privileges, restrictions or conditions attached to the shares of such class and, without limiting the generality of the foregoing, remove or change prejudicially rights to accrued dividends or rights to cumulative dividends, add, remove or change prejudicially redemption rights, reduce or remove a dividend preference or a liquidation preference, or add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of the company, or sinking fund provisions, increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class, create a new class of shares equal or superior to the shares of such class, make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class, effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of such class or constrain the issue or transfer of the shares of such class or extend or remove such constraint.

          Under Delaware General Corporation Law, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation) of such shares, as determined by a court in an action timely brought by the corporation or the dissenters. Delaware General Corporation Law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than:

•	stock of the surviving corporation;

•
shares of stock of another corporation which shares of stock are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares (in the case of the above); or

•	some combination of the above.

          In addition, such rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Oppression Remedy

          The Third Schedule of the Companies Act (Nova Scotia) provides an oppression remedy that enables a complainant (as defined below) to apply to the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied in respect of the company or any of its affiliates that:

•	any act or omission of the company or any of its affiliates effects a result;

•	the business or affairs of the company or any of its affiliates are or have been carried on or conducted in a manner; or

•	the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the company. Furthermore, the court may order the company or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable for such interim costs upon final disposition of the application or action. A complainant includes:

•	a present or former registered holder or beneficial owner of securities of a company or any of its affiliates;

•	a present or former officer or director of the company or any of its affiliates;

•	the Registrar of Joint Stock Companies; and

•	any other person who in the discretion of the court is a proper person to make such application.

          The oppression remedy does not apply to threatened acts, omissions, conduct of business or affairs or exercise of powers.

          Delaware law does not provide for a similar remedy.

Derivative Action

          Under the Companies Act (Nova Scotia), a derivative suit may be brought by a complainant. A derivative action may only proceed if the complainant has given reasonable notice to the directors of the company of his, her or its intention to proceed with a derivative suit if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action, the complainant is acting in good faith and it appears to be in the interests of the company that the action be brought, prosecuted, defended or discontinued. The court may order the company or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable for such interim costs upon final disposition of the application or action.

          Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, a corporation governed by Delaware General Corporation Law. Delaware General Corporation Law provides that the plaintiff in such action must be or have been a stockholder of the corporation at the time of the transaction of which he or she complains or that his or her stock thereafter devolved upon him or her by operation of law. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, or unless it is shown that such request for the corporation to bring suit would not likely succeed.

Number of Directors

          Under the Companies Act (Nova Scotia), every company must have at least one director. The Companies Act (Nova Scotia) provides no rules respecting the election of directors and these are provided in Genesis Microchip’s articles of association. The shareholders of a Nova Scotia company may change the authorized number of directors. Genesis Microchip’s articles of association specify the number of directors shall be not less than five nor more than eleven. The number of current directors is six and the shareholders may elect any number permitted by the articles of association.

          Delaware law permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. Genesis Microchip Delaware’s certificate of incorporation indicates that the number of directors that will constitute the whole board of directors of Genesis Microchip Delaware shall be as specified in Genesis Microchip Delaware’s bylaws. Genesis Microchip Delaware’s bylaws currently indicate that the number of directors of the corporation will be established from time to time by the board of directors, or by an amendment to the bylaws, until changed by amendment. An amendment to this provision of the Genesis Microchip Delaware bylaws requires the affirmative vote of 80% in interest of the then outstanding capital stock of Genesis Microchip Delaware entitled to vote in the election of directors.

Classification of Board of Directors

          Delaware General Corporation Law permits classified boards and Nova Scotia law does not specifically address the issue. A classified board of directors is a board with some directors, but not necessarily all, elected on a rotating basis each year. Genesis Microchip’s articles of association provide that directors will be elected for a term of three years and retire in rotation. Genesis Microchip Delaware’s certificate of incorporation provides for a classified board of directors, such that directors are divided into three classes, each elected for a term of three years.

Removal of Directors

          Under the Corporations Miscellaneous Provisions Act (Nova Scotia), one or more or all the directors of a company may be removed by special resolution of the shareholders at a special meeting called for that purpose. Genesis Microchip’s articles of association provide that the shareholders of Genesis Microchip may, by special resolution or in any manner provided by statute, remove any director before the expiration of that director’s term of office. A director also loses office under the articles of association if the director becomes bankrupt or makes an assignment for the benefit of creditors or is, or is found by a court of competent jurisdiction to be, of unsound mind.

          Under Genesis Microchip Delaware’s bylaws, any director may be removed at any time only with cause by the affirmative vote of the holders of at least a majority of the then outstanding capital stock of the corporation entitled to vote at an election of directors. Unless otherwise required by law or Genesis Microchip Delaware’s certificate of incorporation, a vacancy created by the removal of a director may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Furthermore, no reduction of the authorized number of directors would have the effect of removing any director prior to the expiration of that director’s term of office.

Filling Vacancies on the Board of Directors

          Genesis Microchip’s articles of association provide that, subject to the Companies Act (Nova Scotia), any vacancy among directors whose election is not the exclusive right of the holders of any class or series of shares may be filled for the remainder of the unexpired term by the shareholders at a special meeting called for the purpose, or the remaining directors unless there is no quorum or the vacancy results from a failure to elect the number of directors required to be elected at any meeting of shareholders; in either of which events the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy, and if they fail to call the meeting or if there are no directors then in office, the meeting may be called by any shareholder.

          Under Genesis Microchip Delaware’s bylaws, any vacancy arising from the resignation or death of a director may be filled only by a majority vote of the remaining members of the board of directors, even if less than a quorum, or by a sole remaining director. Each director elected in this manner shall hold office until his or her successor is elected at the next succeeding annual meeting of stockholders at which the class to which the directorship belongs is to be elected or at a special meeting called for that purpose.

Advance Notice Provisions for Stockholder Nominations and Proposals

          The Companies Act (Nova Scotia) does not contain any specific provisions for shareholder nominations or proposals. However, the Companies Act (Nova Scotia) does provide a mechanism for shareholders to call a special meeting of shareholders of Genesis Microchip as described above under “—Calling a Special Shareholder Meeting”.

          Genesis Microchip Delaware’s bylaws allow stockholders to nominate candidates for election to Genesis Microchip Delaware’s board of directors or propose other business at any annual or any special stockholder meeting. To be properly brought before an annual or special meeting, nominations for the election of directors or other business proposals must be:

•	specified in the notice of meeting, or any supplemental material, given by or at the direction of the board of directors;

•	otherwise properly brought before the meeting by or at the direction of the board of directors; or

•
otherwise properly brought before the meeting by a stockholder who is a stockholder of record on the date of the giving of the notice for the meeting and on the record date for determination of stockholders entitled to vote at the meeting.

          However, nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of Genesis Microchip Delaware before the annual or special stockholder meeting.

          Under Genesis Microchip Delaware’s bylaws, to be timely, notice of stockholder nominations or proposals to be made at a stockholder meeting must be received by the secretary of Genesis Microchip Delaware no less than ninety days prior to the anniversary date of the immediately preceding annual meeting. If, however, the annual meeting is called for a date not within thirty days before or after such anniversary date, or in the case of a special meeting of stockholders called for the purpose of electing directors, the stockholder will be considered timely if the proposal is received by close of business on the tenth day following the day on which notice of the date of meeting was mailed or public disclosure was made, whichever occurs first.

          Genesis Microchip Delaware’s bylaws provide that a stockholder proposal must set forth the following information:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of the stockholder proposing such business;

•	the class and number of shares of the corporation that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

          Genesis Microchip Delaware’s bylaws also provide that the proposal must set forth a representation that the stockholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy to introduce the business specified on the notice.

Stockholder Action by Written Consent

          Under the Companies Act (Nova Scotia), a resolution in writing and signed by every shareholder who would be entitled to vote on the resolution at a meeting is as valid as if it were passed by the shareholders at a meeting and satisfies all the requirements of the Companies Act (Nova Scotia) concerning meetings of shareholders.

          Under Delaware General Corporation Law, unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Genesis Microchip Delaware’s bylaws state that stockholders may not take action by written consent in lieu of a meeting.

          Because Genesis Microchip Delaware’s bylaws do not allow stockholders to take action by written consent, it would be more difficult for Genesis Microchip Delaware’s stockholders to effect corporate actions than is the case for Genesis Microchip shareholders.

Indemnification of Officers and Directors

          The Companies Act (Nova Scotia) does not restrict a company from indemnifying directors and provides that in any proceeding against a director for negligence or breach of trust in which it appears to the court hearing the case that the director or person is or may be liable in respect of the negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve the director, either wholly or partly, from the director’s liability on such terms as the court may think proper.

          Genesis Microchip’s articles of association provide that the directors of the company are authorized from time to time to cause the company to give indemnities to any director or other person who has undertaken or is about to undertake any liability on behalf of the company and to secure such director or other person against loss by mortgage and charge upon the whole or any part of the real and personal property of the company by way of security. Any such action from time to time taken by the directors shall not require approval or confirmation by the shareholders.

          Genesis Microchip’s articles of association also provide that no director or officer, former director or officer, or person who acts or acted at the company’s request, as a director or officer of the company, in the absence of any dishonesty on such person’s part, shall be liable for the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the company through the insufficiency or deficiency of title to any property acquired for or on behalf of the company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

          Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations. The certificate of incorporation of Genesis Microchip Delaware includes such a provision to the maximum extent permitted by law. Under Delaware General Corporation Law, however, a company’s indemnification of its directors may not eliminate or limit director monetary liability for:

•	breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations or law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director received an improper personal benefit.

          A Delaware corporation may not limit a director’s liability for violation of federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

          The bylaws of Genesis Microchip Delaware provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Genesis Microchip Delaware, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement, and held harmless by Genesis Microchip Delaware to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Genesis Microchip Delaware are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Genesis Microchip Delaware’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

          In addition, Genesis Microchip Delaware is authorized to purchase and maintain insurance on behalf of its directors and officers.

          The bylaws of Genesis Microchip Delaware also provide that Genesis Microchip Delaware may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Genesis Microchip Delaware receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Genesis Microchip Delaware as authorized by Genesis Microchip Delaware’s bylaws. Genesis Microchip Delaware’s bylaws also provide that Genesis Microchip Delaware shall not be required to indemnify any director or officer in connection with any proceeding initiated by such officer or director unless the proceeding was authorized in advance by Genesis Microchip Delaware’s board of directors.

          However, insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Genesis Microchip Delaware pursuant to the provisions described above, or otherwise, Genesis Microchip Delaware has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions and Interested Stockholders

          The Companies Act (Nova Scotia) does not restrict takeover bids or related party transactions. In Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies which may apply to any company having shareholders in Canada. These requirements do not apply where the number of shareholders resident in Canada is less than specified thresholds. A “takeover bid” occurs where an offer to acquire outstanding shares is made by a person who would hold more than 20% of the shares upon completion of the acquisition. Subject to the securities legislation of several Canadian provinces it is required that a takeover bid: (1) be made to all shareholders in the jurisdiction, (2) be accompanied by specified disclosure, (3) remain open for a minimum period of time, and (4) provide the same consideration to all shareholders. There are additional rules or policies in some provinces involving takeover bids by insiders or transactions between the company and a related party. Insiders and related parties include persons holding in excess of 10% of the shares of a company. Related party transactions and insider bids require enhanced information disclosure, approval of an independent committee of the board of directors of the company, formal valuation of the subject matter of the transaction and, in the case of a related party transaction, disinterested shareholder approval. A company may be exempt from these requirements if it is not a reporting public company in Canada.

          Delaware General Corporation Law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the assets (determined on a consolidated basis) or outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•
the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder acquired such 15% interest;

•
upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

•
the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

•
the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•	the corporation effectively elects not to be governed by this provision; or

•	in certain other limited circumstances. Genesis Microchip Delaware has not taken action to elect not to be governed by this provision.

Short-Form Mergers

          Delaware law permits “short-form” mergers between a parent corporation and its wholly owned or at least 90%-owned subsidiary, with the approval of the directors of each merging corporation. The Companies Act (Nova Scotia) does not contain a “short-form” merger provision; such a merger requires a shareholders’ meeting and a court application.

Dividends and Repurchase of Shares

          The Companies Act (Nova Scotia) does not address specifically the payment of ordinary dividends. It is generally recognized that Nova Scotia law permits the payment of dividends out of profits and in any case where payment would not impair the capital of the company declaring dividends. English authority, which is probably authoritative, interprets these provisions broadly. The articles of association of Genesis Microchip permit the directors to declare such dividends as they deem proper out of the profits, retained earnings or contributed surplus of Genesis Microchip shares so long as such dividends are declared in accordance with the respective rights of holders of common shares and special shares as set forth in the memorandum of association. The Companies Act (Nova Scotia) permits a company to purchase or otherwise acquire, its shares, subject to solvency tests and exceptions, only upon authorization of the shareholders of the company by special resolution.

          Delaware General Corporation Law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of new profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation’s net profits. In addition, Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Shareholder Rights Plan

          Genesis Microchip adopted a shareholder rights plan effective as of December 19, 1997. The objective of the shareholder rights plan is to ensure that all shareholders of Genesis Microchip are treated equally and fairly in connection with any takeover bid for Genesis Microchip. The shareholder rights plan is designed to discourage discriminatory or unfair takeover bids for Genesis Microchip and to give the board of directors time, if appropriate, to pursue alternatives to maximize shareholder value in the event of an unsolicited takeover bid for Genesis Microchip. The board of directors of Genesis Microchip has waived the application of the shareholder rights plan to the reorganization.

Amendment of Shareholder Rights

          In accordance with the provisions of the Companies Act (Nova Scotia), the amendment of rights of holders of a class of shares, including common shares, requires the approval of two-thirds of the votes cast by the holders of such shares voting at a special general meeting of such holders in addition to any other actions that may be required. Pursuant to Genesis Microchip’s articles of association, a quorum for a meeting of Genesis Microchip’s shareholders occurs when at least two persons entitled to vote are present at a meeting and they are shareholders, proxyholders or representatives of corporate shareholders, and they hold or represent at least a majority of the total number of Genesis Microchip issued shares. Where a quorum is not present at a scheduled shareholder meeting, the articles of association of Genesis Microchip require, except in the case of a meeting convened on requisition of shareholders, that the meeting be adjourned to the next week. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may hold the meeting.

          Subject to applicable provisions of the Companies Act (Nova Scotia), voting at a meeting of Genesis Microchip shareholders is by show of hands, unless the chairman, a shareholder or a proxyholder entitled to vote at the meeting requests that a vote be taken by poll. Unless a poll is demanded, a declaration by the chairman that the resolution has been carried and an entry in the minutes of the meeting to that effect is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor or against such resolution.

          Where the rights of common shares may be amended, holders of common shares have the right under the Companies Act (Nova Scotia) to dissent from such amendment and require Genesis Microchip to pay them the then fair value of the common shares.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Genesis Microchip Stock Ownership

          The following table contains information about the beneficial ownership of common shares as of November 26, 2001, for each Genesis Microchip director and all named executive officers, all of the directors and named executive officers as a group, and all persons known by Genesis Microchip to be beneficial owners of more than 5% of its outstanding capital stock.

          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of November 26, 2001 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

          The number of options exercisable within sixty days of November 26, 2001 is shown in the first column of the table, and is included in the number of common shares beneficially owned shown in the second column.

          The number and percentage of shares beneficially owned is computed on the basis of 21,833,267 common shares outstanding as of November 26, 2001. Common shares that a person has the right to acquire within sixty days of November 26, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

	Shares Issuable Pursuant to Options	Common Shares Beneficially Owned	Percentage of Outstanding Common Shares
Beneficial Owner:
Morgan Stanley Dean Witter & Co. (1)	—	2,768,924	12.68%
1585 Broadway
New York, NY 10036
FMR Corp. (2) 82 Devonshires Street Boston, MA 02109	—	2,558,200	11.72%
Pequot Capital Management Inc. (3) 500 Nyala Farm Road Westport, CT 06880-0270	—	1,226,000	5.62%
Directors and Executive Officers:
Alexander S. Lushtak	14,375	14,375	*
Jeffrey Diamond (4)	5,000	19,554	*
James E. Donegan	1,875	1,875	*
George A. Duguay	3,750	3,750	*
Lawrence G. Finch (5)	1,875	359,470	1.65%
Amnon Fisher	40,707	40,707	*
Matthew Ready	13,542	13,542	*
Anders Frisk	20,520	20,520	*
Mohammad Tafazzoli	7,407	8,193	*
Eric Erdman	20,657	20,657	*
Robert Bicevskis	13,126	13,126	*
Tzoyao Chan (6)	7,220	44,507	*
Kenneth Murray	10,001	10,001	*
All directors and executive officers as a group (13 persons)	160,055	570,277	2.59%

*	Less than one percent
(1)	Such information is based on a Schedule 13G filed with the Securities and Exchange Commission on November 10, 2001.
(2)	Such information is based on a Schedule 13G filed with the Securities and Exchange Commission on August 10, 2001.
(3)	Such information is based on a Schedule 13F filed with the Securities and Exchange Commission on September 30, 2001.
(4)	Includes 14,554 common shares held by a trust established for the benefit of Mr. Diamond and his family.
(5)	Includes 348,948 common shares held by a trust established for the benefit of Mr. Finch and his family.
(6)	Includes 1,700 common shares held by Mr. Chan indirectly.

Sage Stock Ownership

          The following table sets forth certain information regarding the beneficial ownership of Sage common stock as of November 26, 2001, by each of Sage’s directors and named executive officers, the directors and named executive officers as a group, and each person who, to the knowledge of the directors or officers of Sage, beneficially owns more than 5% of the voting rights attached to all outstanding Sage common stock. As of November 26, 2001, there were no nominee directors. The business address of each stockholder set forth below is: c/o Sage, Inc., 1601 McCarthy Boulevard, Milpitas, California 95035, except as otherwise noted.

          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within sixty days of November 26, 2001 through the exercise of any stock options. Unless indicated, each person or entity has sole voting and investment power over the shares shown as beneficially owned, or shares those powers with his or her spouse.

          Under the rules of the Securities and Exchange Commission, common stock that an individual or group has a right to acquire within sixty days by exercising options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

          The number of options exercisable within sixty days of November 26, 2001 is shown in the first column of the table, and is included in the number of common shares beneficially owned shown in the second column.

          On November 26, 2001, there were 15,066,750 shares of common stock outstanding, including 447,003 shares of common stock issuable upon the exercise of outstanding options to purchase Sage common stock that were either vested or that will vest within sixty days of November 26, 2001. The figures contained in the Percentage of Common Shares Outstanding column represent a percentage of this total.

Beneficial Owner:	Shares Issuable Pursuant to Options	Common Shares Beneficially Owned		Percentage of Outstanding Common Shares
Kern Capital Management LLC 114 W. 47th Street New York, NY 10036	—	783,500	(1)	5.35%
Directors and Executive Officers:
Chandrashekar M. Reddy	56,828	868,792		5.92%
Michael A. Gumport	49,167	239,800		1.63%
Glenn Marschel	125,876	152,522		1.03%
N. Damodar Reddy	17,500	314,416		2.15%
Arun Johary	26,944	190,706	(2)	1.30%
Pratap G. Reddy	129,231	386,773		2.62%
Simon P. Westbrook	41,457	157,589		1.07%
Vijay Desai	—	232,770	(3)	—
All directors and executive officers as a group (8 persons)	423,432	2,310,598	(4)	15.34%

(1)
Such information is based on a Schedule 13G/A filed by Kern Capital Management LLC with the Securities and Exchange Commission and reflects stock held as of July 15, 2001 including 783,500 shares as to which Kern Capital Management LLC has sole voting and dispositive power.

(2)	Mr. Johary is custodian for an aggregate of 20,999 shares of common stock held by his two daughters and his niece. Mr. Johary disclaims beneficial ownership of those 20,999 shares.

(3)
Mr. Desai resigned on April 25, 2001. Mr. Desai's common shares beneficially owned is as of June 30, 2001 and is not represented in the number of common shares or percentage of common shares beneficially owned by all directors and executive officers as a group.

(4)	The number of common shares of Sage stock beneficially owned and the percentage of outstanding common shares of Sage stock does not include Vijay Desai’s shares of Sage common stock.

          There is no familial relationship between Chandrashekar M. Reddy, N. Damodar Reddy or Pratap G. Reddy.

FUTURE GENESIS MICROCHIP SHAREHOLDER PROPOSALS

          If the merger is not completed before Genesis Microchip’s 2002 annual meeting of shareholders, Genesis Microchip shareholders may present proposals for inclusion in Genesis Microchip’s proxy statement for consideration at the 2002 annual meeting of shareholders by submitting them in writing to Genesis Microchip’s secretary in a timely manner. Proposals must be received by Genesis Microchip no later than April 22, 2002 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act.

          In accordance with Rule 14a-4(c)(1) under the Securities Exchange Act, any proposals submitted after April 22, 2002, but on or before July 5, 2002, may be eligible for consideration at next year’s annual meeting of shareholders, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after July 5, 2002 will be considered untimely for Genesis Microchip’s 2002 annual meeting of shareholders.

FUTURE SAGE STOCKHOLDER PROPOSALS

          If the merger is not consummated, Sage will hold its 2002 annual meeting of stockholders. If such meeting is held, for a stockholder proposal to be considered for inclusion in Sage’s proxy statement for the 2002 annual meeting, the proposal must have been received at Sage’s offices no later than March 18, 2002. Securities and Exchange Commission Rule 14a-8 contains standards as to what stockholder proposals are to be included in a proxy statement.

          In the event the merger is not consummated and the Sage 2002 annual meeting is held, if a stockholder intends to present a proposal for consideration or make a nomination for director at the 2002 annual meeting outside the processes of Securities and Exchange Commission Rule 14a-8, the stockholder must meet the requirements of Sage’s bylaws which require, in general, that notice must be received by the Secretary of Sage not less than thirty days nor more than sixty days prior to the meeting; provided, however, that in the event less than forty days notice or prior public disclosure of the date of the meeting is made or given to the stockholders, notice by the stockholders to be on time must be received not later than the close of business on the tenth day following the day upon which notice of the date of the meeting was mailed to the public or public disclosure of the meeting date was made, whichever comes first. A copy of the relevant bylaw provision may be obtained by written request to Sage, Inc., 1601 McCarthy Boulevard, Milpitas, California, 95035, telecopy (408) 383-5310, Attention: Secretary.

LEGAL MATTERS

          The validity of the shares of Genesis Microchip Delaware common stock offered by this document, certain U.S. legal matters in connection with the merger and the reorganization, and certain U.S. federal income tax consequences of the reorganization will be passed upon for Genesis Microchip by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain Canadian legal matters in connection with the reorganization will be passed upon for Genesis Microchip by Stewart McKelvey Stirling Scales, Halifax, Nova Scotia. The Canadian federal income tax consequences of the reorganization will be passed upon for Genesis Microchip by Stikeman Elliot, Toronto, Ontario, Canada. Morrison & Foerster LLP, San Francisco, California, will pass upon certain U.S. federal income tax consequences of the merger for Sage.

EXPERTS

          The consolidated financial statements of Genesis Microchip at March 31, 2001 and March 31, 2000, and for each of the years in the two year period ended March 31, 2001 and the ten month period ended March 31, 1999 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the audit report of KPMG LLP, independent chartered accountants, also incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing. Representatives of KPMG LLP are expected to be present at the Genesis Microchip special general meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

          The consolidated financial statements of Sage incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2001 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of Faroudja, Inc. incorporated in this joint proxy statement/prospectus by reference to Faroudja, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

          This document incorporates documents by reference that are not presented in or delivered with this document. You should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Genesis Microchip has incorporated by reference into this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from, or in addition to, the information contained in the foregoing documents.

          The following documents, which were filed by Genesis Microchip with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

(1)
Genesis Microchip’s Annual Report on Form 10-K for its fiscal year ended March 31, 2001, filed on June 29, 2001, the Form 10-K 405/A filed on July 30, 2001 and the Form 10-K/A filed on December 3, 2001;

(2)	Genesis Microchip’s Quarterly Report on Form 10-Q for its quarter ended June 30, 2001, filed on August 14, 2001;

(3)	Genesis Microchip’s current report on Form 8-K, filed on September 28, 2001; and

(4)	Genesis Microchip’s Quarterly Report on Form 10-Q for its quarter ended September 30, 2001, filed on October 22, 2001 and the Form 10-Q/A filed on December 3, 2001.

          The following documents, which have been filed by Sage with the Securities and Exchange Commission, are incorporated by reference into this document:

(1)
the description of Sage’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on November 4, 1999 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description;

(2)	Sage’s Annual Report on Form 10-K for its fiscal year ended March 31, 2001, filed on June 29, 2001 and Form 10-K/A filed on November 30, 2001;

(3)	Sage’s Quarterly Report on Form 10-Q for its quarter ended June 30, 2001, filed on August 14, 2001;

(4)	Sage’s Current Report on Form 8-K, filed on September 28, 2001; and

(5)	Sage’s Quarterly Report on Form 10-Q for its quarter ended September 30, 2001, filed on October 22, 2001.

          The following document, which has been filed by Faroudja with the Securities and Exchange Commission, is incorporated by reference into the document:

(1)	Faroudja’s Annual Report on Form 10-K for its fiscal year ended December 31, 1999, filed on March 30, 2000;

(2)	Faroudja’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2000 filed on May 15, 2000.

          In addition, all documents filed by Genesis Microchip and Sage pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this document and before the date of the Genesis Microchip special general meeting and the Sage special meeting are deemed to be incorporated by reference into, and to be a part of, this document from the date of filing of those documents.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

          The documents incorporated by reference into this document are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document) to any person, without charge, upon written or oral request. In order for you to receive timely delivery of the documents in advance of the Genesis Microchip special general meeting and the Sage special meeting, you must request the above mentioned information no later than five business days prior to the date you must make your investment decision. As a result, Genesis Microchip or Sage should receive your request no later than              , 2002.

Requests for documents relating to Genesis Microchip should be directed to:	Requests for documents relating to Sage should be directed to:

Genesis Microchip Incorporated 165 Commerce Valley Drive, W. Thornhill, Ontario Canada L3T 7V8 Attn: Chief Financial Officer (905) 889-5400	Sage, Inc. 1601 McCarthy Boulevard Milpitas, California 95035 Attn: Chief Financial Officer (408) 383-5300

WHERE YOU CAN FIND MORE INFORMATION

          Genesis Microchip and Sage file reports, proxy statements on Schedule 14A, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, N.W.	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

          In addition, reports, proxy statements and other information concerning Genesis Microchip and Sage may be inspected at:

          The National Association of Securities Dealers
          1735 K Street, N.W.
          Washington, D.C. 20006

          Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Genesis Microchip and Sage at http://www.sec.gov.

          Genesis Microchip Delaware has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Genesis Microchip Delaware’s common stock to be issued to Sage stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Genesis Microchip Delaware filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

WHO CAN HELP ANSWER YOUR QUESTIONS

          If you have additional questions about the reorganization or the merger or how to vote your proxy, you should contact:

Inn	isfree M&A Incorporated
501	Madison Avenue
20t	h Floor
Ne	w York, New York 10022
(88	8) 750-5834
(21	2) 750-5833 (call collect)

          If you have additional questions about the reorganization or the merger, you should contact:

For Genesis Microchip Shareholders:	For Sage Stockholders:

Genesis Microchip Incorporated	Sage, Inc.
165 Commerce Valley Drive, W.	1601 McCarthy Boulevard
Thornhill, Ontario Canada L3T 7V8	Milpitas, California 95035
Attention: Eric Erdman	Attention: Simon P. Westbrook
(905) 889-5400	(408) 383-5300

          This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Sage and its subsidiaries was provided by Sage and the information contained in this joint proxy statement/prospectus with respect to Genesis Microchip was provided by Genesis Microchip.

ANNEX A

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

BY AND BETWEEN

GENESIS MICROCHIP INCORPORATED

AND

SAGE, INC.

Dated as of September 27, 2001

i

TABLE OF CONTENTS—(continued)

ii

TABLE OF CONTENTS—(continued)

INDEX OF EXHIBITS

Annex I	Summary Plan of Arrangement
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Affiliate Agreement
Exhibit C	Form of Employment and Noncompetition Agreement
Exhibit D	Form of Stock Restriction Agreement

iii

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 27, 2001 by and between Genesis Microchip Incorporated, a Nova Scotia company (“Acquiror”), and Sage, Inc., a Delaware corporation (“Company”).

RECITALS:

          A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Nova Scotia) (the “Companies Act”) and the General Corporation Law of the State of Delaware (“Delaware Law”), Acquiror and Company intend to effect a business combination transaction as a result of which (i) Acquiror will undertake a restructuring (the “Restructuring”) pursuant to a plan of arrangement, the terms and conditions of which are described in Annex I hereto (the “Summary Plan of Arrangement”), and as a result of which Acquiror will become an indirect, wholly-owned subsidiary of a newly-formed corporation organized by Acquiror under Delaware Law (“Genesis Delaware”), and (ii) a newly-formed, wholly-owned subsidiary of Genesis Delaware (“Merger Sub”) will be merged with and into Company, with Company to be the surviving corporation of such merger (the “Merger”), and all of the outstanding capital stock of Company will be converted into shares of Genesis Delaware Common Stock (as defined herein).

          B.    Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware law, the board of directors of Company has unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and (iv) determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

          C.    Subject to the terms and conditions set forth herein and in accordance with the Companies Act, the board of directors of Acquiror has (i) approved and authorized the Restructuring, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Restructuring and the Merger are consistent with and in furtherance of the long-term business strategy of Acquiror and fair to, and in the best interests of, Acquiror and its shareholders and (iv) determined to recommend that the shareholders of Acquiror (A) approve the Restructuring, and (B) approve the issuance of shares of common stock of Genesis Delaware (as successor in interest to Acquiror pursuant to the Restructuring) in the Merger (the “Share Issuance”).

          D.    Concurrently with the execution of this Agreement, and as a condition of and inducement to the willingness of Acquiror to enter into this Agreement, certain affiliates of Company are entering into a voting agreement with Acquiror in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”), and an affiliate agreement with Acquiror in the form attached hereto as Exhibit B (each, an “Affiliate Agreement” and collectively, the “Affiliate Agreements”).

          E.    Concurrently with the execution of this Agreement, and as a condition of and inducement to the willingness of Acquiror to enter into this Agreement, certain officers of Company are entering into an employment and noncompetition agreement with Acquiror in the form attached hereto as Exhibit C (each, an “Employment and Noncompetition Agreement” and collectively, the “Employment and Noncompetition Agreements”) and a lock-up agreement with Acquiror in the form attached hereto as Exhibit D (each, a “Stock Restriction Agreement” and collectively, the “Stock Restriction Agreements”).

          F.    The parties intend that the Restructuring together with the Merger shall qualify as a tax-free exchange under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereto intend to adopt a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

RESTRUCTURING AND SUBSIDIARIES

          1.1    Restructuring.    The terms of the Restructuring will be determined by Acquiror; provided, however, the terms of the Restructuring shall not deviate from the Summary Plan of Arrangement without the prior consent of Company, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide or otherwise make available to Company and its advisors, within a reasonable period of time prior to the execution thereof, all certificates, instruments, agreements and other documents to be executed and delivered in connection with the Restructuring.

          1.2    Formation of Genesis Delaware and Merger Sub; Execution of Agreement.    As soon as practicable following the execution and delivery of this Agreement by the parties hereto, Acquiror shall execute and file (as applicable) all certificates, instruments, agreements and other documents, and take all actions, necessary or advisable to organize Genesis Delaware and Merger Sub under Delaware Law solely for the purpose of effecting the Restructuring in accordance with the Summary Plan of Arrangement. As soon as practicable following the organization of Genesis Delaware and Merger Sub under Delaware Law, Acquiror shall cause Genesis Delaware and Merger Sub to execute and deliver a counterpart to this Agreement, whereupon Genesis Delaware and Merger Sub shall be deemed to be parties this Agreement for all purposes hereof.

          1.3    Directors and Officers of Genesis Delaware.    Until the earlier to occur of the termination of this Agreement or the consummation of the Restructuring, the directors and officers of Genesis Delaware shall consist of representatives of Acquiror designated and elected by Acquiror. Upon the consummation of the Restructuring, the directors and officers of Acquiror shall become the directors and officers of Genesis Delaware. Each such director and officer shall remain in office until his or her respective successor is elected or appointed in accordance with the Bylaws of Genesis Delaware.

ARTICLE II

THE MERGER

          2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined in Section 2.2) Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall thereupon cease, and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Genesis Delaware. Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

          2.2    Effective Time; Closing.    Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and such other articles, certificates or other appropriate filing documents, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (collectively, the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Acquiror and specified in the Certificate of Merger) being referred to herein as the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California, at a time and date to be specified by the parties hereto, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VII hereof, or at such other time, date and location upon which the parties shall mutually agree in writing (the “Closing Date”).

          2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

          2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (a)  Certificate of Incorporation.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to provide that the name of the Surviving Corporation shall be “Sage, Inc.”

          (b)  Bylaws.    At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          2.5    Directors and Officers of the Surviving Corporation.

          (a)  Directors.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b)  Officers.    The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          2.6    Effect on Capital Stock.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          (a)  Conversion of Company Capital Stock.    Each share of capital stock, $0.01 par value per share, of Company (the “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(b), will be cancelled and extinguished and automatically converted (subject to Section2.6(e) and Section 2.6(f)) into the right to receive 0.571 (the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of Genesis Delaware (“Genesis Delaware Common Stock”), upon the surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 2.7 (or, in the case of a lost, stolen or destroyed certificate, upon the delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9). If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Genesis Delaware Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Genesis Delaware Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Genesis Delaware is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (b)  Cancellation of Company-Owned and Genesis Delaware-Owned Company Capital Stock.     Each share of Company Capital Stock held by Company, Genesis Delaware or any direct or indirect wholly-owned subsidiary of Company or Genesis Delaware (including, without limitation, Merger Sub) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (c)  Stock Options.    Each option to purchase Company Capital Stock and stock appreciation rights then outstanding under any of Company’s Amended and Restated 1997 Stock Plan (the “Company Option Plan”), whether vested or unvested and whether exercisable or unexercisable (each, a “Company Stock Option” and collectively, the “Company Stock Options”), shall be assumed by Genesis Delaware in accordance with Section 6.8. Each purchase right outstanding under Company’s Amended and Restated 1999 Employee Stock Purchase Plan shall be treated as set forth in Section 6.8.

          (d)  Capital Stock of Merger Sub.    Each share of Common Stock, $0.001 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e)  Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Genesis Delaware Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Genesis Delaware Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

          (f)  Fractional Shares.    No fraction of a share of Genesis Delaware Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Genesis Delaware Common Stock (after aggregating all fractional shares of Genesis Delaware Common Stock that otherwise would be received by such holder) shall, upon the surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 2.7 (or, in the case of a lost, stolen or destroyed certificate, upon the delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9), receive from Genesis Delaware an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x)such fraction, and (y)the average closing price of Common Shares of Acquiror (“Acquiror Common Shares”) for the five (5) consecutive trading days immediately following the Effective Time beginning on the first full trading day immediately following the date upon which the Effective Time shall occur, as reported on the Nasdaq National Market System (“Nasdaq”).

          2.7    Surrender of Certificates; Payment of Cash and Stock Consideration.

          (a)  Exchange Agent.    Prior to the Effective Time, Acquiror or Genesis Delaware shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) for the Merger.

          (b)  Genesis Delaware to Provide Common Stock and Cash Consideration.    Genesis Delaware shall make available to the Exchange Agent, as needed, for exchange in accordance with this Article II, (i) the shares of Genesis Delaware Common Stock issuable pursuant to Section 2.6 in exchange for outstanding shares of Company Capital Stock, and (ii) cash in an amount sufficient to make all payments in lieu of fractional shares pursuant to Section 2.6(f) and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 2.7(d).

          (c)  Exchange Procedures.    As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and titleto the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Genesis Delaware Common Stock, cash in lieu of any fractional shares pursuant to Section 2.6(f) and any dividends or other distributions pursuant to Section 2.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror or Genesis Delaware, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Genesis Delaware Common Stock into which their shares of Company Capital Stock were converted at the Effective Time pursuant to Section 2.6, payment in lieu of fractional shares which such holders are entitled to receive pursuant to Section 2.6(f) and any dividends or distributions to which such holders may be entitled pursuant to Section 2.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Genesis Delaware Common Stock into which such shares of Company Capital Stock shall have been so converted pursuant to Section 2.6, the right to receive an amount in cash in lieu of the issuance of any fractional shares pursuant to Section 2.6(f) and the right to receive any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 2.7(d).

          (d)  Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date of this Agreement with respect to Genesis Delaware Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the shares of Genesis Delaware Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole shares of Genesis Delaware Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Genesis Delaware Common Stock.

          (e)  Transfers of Ownership.    If any certificate representing shares of Genesis Delaware Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Genesis Delaware or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Genesis Delaware Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Genesis Delaware or any agent designated by it that such tax has been paid or is not payable.

          (f)  Required Withholding.    Each of the Exchange Agent, Genesis Delaware, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g)  No Liability.    Notwithstanding anything to the contrary in this Section 2.7, neither of the Exchange Agent, Genesis Delaware, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Genesis Delaware Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

          2.8    No Further Ownership Rights in Company Capital Stock.    All shares of Genesis Delaware Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 2.6(f) and Section 2.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          2.9    Lost, Stolen or Destroyed Certificates.    In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Genesis Delaware Common Stock into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to Section 2.6, cash for fractional shares, if any, as may be required pursuant to Section 2.6(f) and any dividends or distributions payable pursuant to Section 2.7(d); provided, however, that Genesis Delaware may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Genesis Delaware Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Genesis Delaware, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          2.10    Tax Consequences.    It is intended by the parties hereto that the Restructuring together with the Merger shall qualify as a tax-free exchange under the provisions of Section 351 of the Code and that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Acquiror nor Company, nor any of their respective affiliates, shall take any action that would cause the Restructuring or the Merger to fail to so qualify. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          2.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the manner of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

          Company hereby represents and warrants to Acquiror, except as set forth in the written disclosure letter delivered by Company to Acquiror prior to the date hereof and dated as of the date hereof (the “Company Disclosure Letter”), as follows:

          3.1    Organization and Qualification: Subsidiaries.

          (a)  Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to be so organized or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Company or its subsidiaries, as applicable. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not have, either individually or in the aggregate, a Material

Adverse Effect (as defined in Section 9.3(b)(ii)), on Company or its subsidiaries, as applicable. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or its subsidiaries, as applicable.

          (b)  Company has no subsidiaries.    Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a “Contract”) under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

          3.2    Certificate of Incorporation and Bylaws.    Company has previously furnished to Acquiror a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

          3.3    Capitalization.

          (a)  The authorized capital stock of Company consists of 50,000,000 shares of Common Stock, $0.01 par value (“Company Common Stock”), and 10,000,000 shares of Preferred Stock, $0.01 par value (“Company Preferred Stock”). At the close of business on September 27, 2001, (i) 14,248,276 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 3,475,332 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans; (iv) 180,027 shares of Company Common Stock were available for future grant under the Company Option Plans; and (v) 412,567 shares of Company Common Stock were available for future issuance under the Company’s Amended and Restated 1999 Employee Stock Purchase Plan (the “Company ESPP”). As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option (as defined in Section 6.8) outstanding as of the close of business on September 27, 2001: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option expires. Company has made available to Acquiror accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.5(b)) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

          (b)  Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters’ rights under applicable state law in connection with the Merger.

          3.4    Authority Relative to this Agreement.    Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining the approval of the stockholders of Company of the Merger and the transactions contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by Company’s stockholders in accordance with Delaware Law and the Company Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Acquiror, Genesis Delaware and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          3.5    No Conflict; Required Filings and Consents.

          (a)  The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company’s subsidiaries; (ii) subject to obtaining the approval of Company’s stockholders of the Merger and compliance with the requirements set forth in Section 3.5(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which either Company or any of its subsidiaries or any of their respective properties is bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

          (b)  The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), state securities laws (“Blue Sky Laws”), the pre-merger notification requirements (the “HSR Approval”) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”), the rules and regulations of Nasdaq, state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

          3.6    Compliance; Permits.

          (a)  Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Company. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

          (b)  Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

          3.7    SEC Filings; Financial Statements.

          (a)  Company has made available to Acquiror a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange

Commission (the “SEC”) since November 3, 1999 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by Company with the SEC since November 3, 1999. The Company SEC Reports (A) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any reports or other documents with the SEC.

          (b)  Each of the audited consolidated financial statements (including, in each case, any related notes thereto) and unaudited interim financial statements contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

          (c) Company has previously furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

          3.8    No Undisclosed Liabilities.    Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company’s balance sheet as of June 30, 2001, or in the related notes to the consolidated financial statements of Company as of and for the period ended June 30, 2001, in each case which are included in the Company SEC Reports, and (ii) liabilities incurred since June 30, 2001 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

          3.9    Absence of Certain Changes or Events.    Since June 30, 2001, there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary and usual course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 3.19) other than licenses in the ordinary and usual course of business, consistent with past practice, or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC; (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC; or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary and usual course of business.

          3.10    Absence of Litigation.    There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings that are not material to the business of Company as currently conducted.

          3.11    Employee Benefit Plans.

          (a)  All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active, former employee, director or consultant of Company, any subsidiary of Company (an “Employee,” which shall for this purpose mean an Employee of the Company, any subsidiary of the Company or any Affiliate (as defined below)) or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an “Affiliate”), or with respect to which Company has or may in the future have liability, are listed in Section 3.11(a) of the Company Disclosure Letter (the “Plans”). Company has provided or made available to Acquiror: (i) correct and complete copies of all documents embodying each Plan and each material management, employment, severance, consulting, relocation, repatriation or other agreement, contract or understanding between Company, any subsidiary of the Company or any of Affiliate and any employee (“Employment Agreement”), including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each Plan and Employment Agreement; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service (“IRS”) or United States Department of Labor (“DOL”) determination, opinion, notification and advisory letters pertaining to any of the Plans, in each case which were received in the last three years; (v) all material correspondence to or from any governmental agency pertaining to any of the Plans, in each case which was received in the last three years; (vi) all COBRA (as defined below) forms and related notices in the form currently being used in connection with any of the Plans; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts currently in effect relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan that were given within the last six years; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

          (b)  Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any

Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except for such changes as to which there is still a remaining period of time to adopt such amendments. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

          (c)  Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

          (d)  Neither Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan, Employment Agreement, trust, loan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, (ii) increase any benefits otherwise payable under any Plan or Employment Agreement, or (iii) result in any payment or benefit which will or may be made by the Company or any of its subsidiaries with respect to any Employee which will or may be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

          3.12    Labor Matters.    (i)  As of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries. Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          3.13    Registration Statement; Joint Proxy Statement/Prospectus.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Genesis Delaware in connection with the issuance of shares of Genesis Delaware Common Stock in or as a result of the Merger (the “S-4”) will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (ii) the joint proxy statement/prospectus to be filed with the SEC by Company and Acquiror pursuant to Section 6.1 hereof (the “Joint Proxy Statement/Prospectus”) will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the “Company Stockholders’ Meeting”) in connection with the transactions contemplated hereby at the dates mailed to the shareholders of Acquiror, at the times of the shareholders’ meeting of Acquiror (the “Acquiror Shareholders’ Meeting”) in connection with the Share Issuance and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

          3.14    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

          3.15    Property.    Neither Company nor any of its subsidiaries owns any real property. Section 3.15 of the Company Disclosure Letter contains a complete and accurate list of all (i) real property leases, subleases or other occupancy agreements to which Company or any of its subsidiaries is a party and each amendment thereto, setting forth for each the address of the property, the name of the lessor, master lessor and/or lessee, the term of the lease and the date of the lease or sublease, and (ii) real property leases for residential space to which Company or any of its subsidiaries is a party relating to field application engineers. Each premises subject to any such lease, sublease or other occupancy agreement (collectively, the “Leases”) is hereinafter referred to as a “Leased Property.” The Company does not occupy any real property other than the Leased Property. Company has provided or made available to Acquiror true, complete and correct copies of each of the Leases; no term or condition of any of the Leases has been modified, amended or waived except as shown in such copies; each of the Leases constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company’s use or occupancy of any of the premises described in any of the Leases. Company has not transferred, mortgaged or assigned any interest in any of the Leases, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. There are no other parties occupying, or with a right to occupy, the Leased Property except as identified in Section 3.15 of the Company Disclosure Letter. Company and each of its subsidiaries have good and valid title to all of their material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable, except as reflected in the financial statements contained in the Company SEC Reports and except for such liens or other non-monetary imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others real or material personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). There is no pending or, to Company’s knowledge, threatened condemnation or similar proceeding affecting any Leased Property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. To the knowledge of Company, each Leased Property has received all material approvals of governmental entities and otherwise meets all Legal Requirements, and each Leased Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted. To the best knowledge of the Company, neither the operations of the Company on the Leased Property, or nor such Leased Property, nor the improvements thereon, violate in any manner any applicable building code, zoning requirement, or classification or statue relating to the particular property or such operations and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

          3.16    Taxes.

          (a)  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority. Such returns are true and correct in all material respects and have been completed in accordance with applicable Law, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (c)  Company and each of its subsidiaries has withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

          (d)  Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from the Company or any of its subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business.

          (e)  No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

          (f) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

          (g)  Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet dated June 30, 2001 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

          (h)  There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee or any director of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (i)  Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (j)  Except as between Company and its current subsidiaries, neither Company nor any of its subsidiaries is, or has ever been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (such agreements and Contracts, “Tax Indemnity Agreements”) and neither Company nor any of its subsidiaries has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any Tax Indemnity Agreement, (iii) liable for the Taxes of any person (other than Company or any of its subsidiaries) by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, or (iv) party to any joint venture, partnership or, to the knowledge of Company, other agreement that could be treated as a partnership for Tax purposes.

          (k)  No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel is pending or, to the Company’s knowledge, has been threatened against or with respect to the Company or any of its subsidiaries in respect of any material Tax.

          (l)  Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (m)  Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (as such terms are defined in Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x)in the two years prior to the date of this Agreement, or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          3.17    Environmental Matters.    Company (i) has obtained all material permits, licenses and other authorizations that are required under Environmental Laws; (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, has no knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim with respect to Company or any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law, other than, as to each of (i),

(ii), and (iii), such as would not have a Material Adverse Effect on Company. To the knowledge of Company, no Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws (as defined below). The Company has not contractually assumed liability for Environmental Claims (as defined below) of any third parties. For the purposes of this Section 3.17, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials (as defined below) or (ii) any violation, or alleged violation, of any Environmental Laws. For the purposes of this Section 3.17, “Environmental Laws” means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

          3.18    Brokers.    Except for fees payable to U.S. Bancorp Piper Jaffray Inc. pursuant to an engagement letter dated April 19, 2001, a copy of which has been provided to Acquiror, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.19    Intellectual Property.

          (a)  For the purposes of this Agreement, the following terms have the following definitions:

          (i)  “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topographies (“Mask Works”); (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) all processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, and hardware development tools; (xi) any similar, corresponding or equivalent rights to any of the foregoing; and (xii) all documentation related to any of the foregoing.

          (ii)  “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries, including the Company Registered Intellectual Property (as defined below). Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed to Company related to the Company’s products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign:

(i) Patents, Patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

          (b)  Section 3.19(b) of the Company Disclosure Letter contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

          (c)  No Company Intellectual Property or product, device or component (including any software incorporated in the same) manufactured, owned, sold or offered by, or service offerings of, the Company or any of its subsidiaries (the “Company Products”) are subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation (except, in the case of Intellectual Property licensed by third parties to Company, the contracts, licenses and agreements with, or to the knowledge of Company, the rights of such third parties granted to Company thereunder) materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may materially adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

          (d)  Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such Company Registered Intellectual Property. To the knowledge of Company, there are no actions that must be taken within one hundred twenty (120) days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates for the purposes of obtaining, perfecting, maintaining or preserving or renewing any Company Registered Intellectual Property.

          (e)  Company and each of its subsidiaries owns and has good and exclusive title to, each material item of Company Intellectual Property purported to be owned by Company or such subsidiary free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing:

          (i)  Company or its subsidiary is the exclusive owner of all rights in trademarks and trade names purported to be owned by Company or such subsidiary used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale or distribution of Company Products or the provision of any services by Company or its subsidiaries; (ii) with respect to all rights in trademarks and trade names not covered by the preceding clause (i), Company has all rights and licenses necessary to use such trademarks and trade names in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale or distribution of Company Products or the provision of any services by Company or its subsidiaries; (iii) Company owns exclusively, and has good title to, all Copyrighted works that are, or Mask Works used in the manufacture of, Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iv) to the extent that any Patents would be infringed by any Company Products, to the knowledge of Company (without inquiry), Company is the owner or licensee of such Patents.

          (f)  To the extent that any material technology or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has either (i) obtained ownership, or (ii) obtained a perpetual and irrevocable license (sufficient for the conduct of its business as currently conducted and as proposed by Company to be conducted) to such third party’s Intellectual Property in such work, technology, material or invention by operation of law or by valid assignment or license.

          (g)  The Company Intellectual Property and other Intellectual Property licensed by Company and its subsidiaries constitutes all the technology, software and Intellectual Property material to and used in the conduct of the business of Company and its subsidiaries as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

          (h)  No person who has licensed any technology or Intellectual Property to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by the Company or such subsidiary in such technology or Intellectual Property.

          (i)  Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Company’s rights in such Company Intellectual Property to lapse or enter the public domain.

          (j)  Section 3.19(j) of the Company Disclosure Letter contains a list of all material contracts, licenses and agreements (other than agreements entered into in the ordinary course of business and formed by the exchange of purchase orders, acknowledgments and the like) to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses or related support and maintenance agreements in the ordinary course), including any material agreements with third party foundries or distributors; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company (other than commercially available end user licenses or related support and maintenance agreements licensed by Company in the ordinary course of business).

          (k)  All contracts, licenses and agreements material to the business of the Company and its subsidiaries as currently conducted and relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect (other than those which have expired or otherwise terminated by their terms). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. To the knowledge of Company, each of Company and its subsidiaries is in material compliance with, and has not materially breached any material term of, any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company’s and its subsidiaries rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Acquiror or Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the

Company or any subsidiary is a party, will result in (i) either Acquiror’s or the Surviving Corporation’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Acquiror’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) either the Acquiror’s or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Acquiror or Surviving Corporation, respectively, prior to the Closing (other than any royalties or other material amounts which Company or any of its subsidiaries would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred). The foregoing sentence shall only apply with respect to contracts of Company and its subsidiaries.

          (l)  The operation of the business of the Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by the Company or any of its subsidiaries, including without limitation (i) Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company’s and its subsidiaries’ use of any product, device or process in connection with design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products), has not, does not, and will not when conducted by Acquiror and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate the Intellectual Property (other than Patents) of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, or, to the knowledge of Company (without inquiry), infringe upon the Patents of any third parties, except, in each case, where such infringement, misappropriation, unfair competition or trade practice would not have a Material Adverse Effect on Company taken as a whole.

          (m)  Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries (including the manufacture, distribution and sale of Company Products), infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (n)  To the knowledge of Company, there are no material contracts, licenses or agreements between the Company or any of its subsidiaries and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its subsidiaries thereunder.

          (o)  Company and each of its subsidiaries has taken reasonable steps to protect Company’s and its subsidiaries’ rights in Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Acquiror and all current and former employees, contractors and consultants of Company and any of its subsidiaries have executed such an agreement.

          3.20    Agreements, Contracts and Commitments.

          (a)  Neither Company nor any of its subsidiaries is a party to or is bound by:

          (i)  any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company’s board of directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

          (ii)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement;

          (iii)  any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the ordinary course of business;

          (iv)  any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (v)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

          (vi)  any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(v) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

          (vi)  any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Acquiror;

(vii) any mortgages, leases, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; or

(ix) any other agreement, contract or commitment that has a value of $250,000 or more individually.

          (b)  Neither Company nor any of its subsidiaries, nor to Company’s knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would be material to the business of Company as currently conducted.

          (c)  Each material Company Contract is, with respect to Company or any of its subsidiaries (as applicable), and, to the knowledge of Company with respect to the other party thereto, valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.21    Insurance.    Company has provided or made available to Acquiror true, correct and complete copies of all insurance policies and fidelity bonds to which each of Company and its subsidiaries are a party or a beneficiary or named insured, which are of the type and in amounts the Company believes are appropriate for its business. There is no claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

          3.22    Opinion of Financial Advisor.    Company has received the written opinion of U.S. Bancorp Piper Jaffray, Inc. to the effect that as of the date of such opinion and based upon and subject to matters stated therein, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company (other than Acquiror and its affiliates) from a financial point of view.

          3.23    Board Approval.    The board of directors of Company has, as of the date of this Agreement, unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and (iv) determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger. As of the Effective Time, the board of directors of Company shall have complied, as applicable, with the provisions of the SEC’s No-Action Letter, addressed to Skadden, Arps, Slate, Meagher & Flom LLP and relating to Rule 16(b) of the Exchange Act (dated January 12, 1999), such that the assumption of Company Stock Options in connection with the Merger shall be exempt transactions for purposes of Section 16(b) of the Exchange Act by any officer or director of Company who may become a covered person for purposes of Section 16(b) of the Exchange Act.

          3.24    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          3.25    State Takeover Statutes.    The board of directors of the Company has approved the Merger, the Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the Delaware Law to the extent, if any, such section is applicable to the Merger, the Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

          3.26    Amendment of Rights Plan.    The Company has taken all action and entered into all amendments to the Rights Agreement dated as of June 1, 2001, by and between Company and Mellon Investor Services LLC (the “Company Rights Agreement”), as necessary or appropriate, such that (i) no “Stock Acquisition Date” (as defined in the Company Rights Agreement) shall occur and neither Acquiror nor its affiliates, individually or taken together, shall become an “Acquiring Person” (as defined in the Company Rights Agreement), (ii) the Company Rights Agreement and the Company Rights shall not apply to Acquiror or any of its affiliates, individually or taken together, in the case of the foregoing clause (i) or (ii), solely as a result of this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby and (iii) all Rights (as defined in the Company Rights Agreement) issued under the Company Rights Agreement shall, immediately prior to the Effective Time, be cancelled, void and of no further force or effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror hereby represents and warrants to Company, except as set forth in the written disclosure letter delivered by Acquiror to Company prior to the date hereof and dated as of the date hereof (the “Acquiror Disclosure Letter”), as follows:

          4.1    Organization and Qualification; Subsidiaries.    Each of Acquiror and its subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Each of Acquiror and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Each of Acquiror and its subsidiaries is duly qualified or licensed as a foreign or extra-provincial corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

          4.2    Charter Documents.    Acquiror has previously furnished to Company complete and correct copies of its Memorandum of Association and Articles of Association as amended to date (together, the “Acquiror Charter Documents”). Such Acquiror Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Acquiror is not in violation of any of the provisions of the Acquiror Charter Documents, and no subsidiary of Acquiror is in violation of any of its equivalent organizational documents.

          4.3    Capitalization.

          (a)  The authorized capital stock of Acquiror consists of (i) 1,000,000,000 Common Shares without a nominal or par value, and (ii) 1,000,000,000 special shares without nominal or par value per share (the “Acquiror Special Shares”).

          (b)  At the close of business on September 24, 2001, (i) 21,200,075 shares of Acquiror Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable; (ii) no shares of Acquiror Common Shares are held in the treasury of Acquiror or by its subsidiaries; (iii) 3,611,144 shares of Acquiror Common Shares were reserved for issuance upon the exercise of outstanding options to purchase Acquiror Common Shares under the Acquiror’s 1987 Stock Plan, 1997 Employee Stock Option Plan, 1997 Paradise Stock Option Plan, 1997 Non-Employee Stock Option Plan, 1997 Employee Stock Purchase Plan, 2000 Nonstatutory Stock Option Plan and 2001 Nonstatutory Stock Option Plan; and (iv) no shares of Acquiror Common Shares were reserved for issuance upon the exercise of outstanding warrants to purchase Acquiror Common Shares. Acquiror has made available to Company accurate and complete copies of all stock option plans pursuant to which Acquiror has granted Acquiror Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Acquiror Stock Options, including the number of Acquiror Common Shares subject to each Acquiror Stock Option, the relative exercise prices of such Acquiror Stock Options. As of the date hereof, no shares of Acquiror Special Shares were issued or outstanding. Except as set forth in this Section 4.3(b), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Acquiror or any of its subsidiaries is a party or by which it is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, partnership interests or similar ownership interests of Acquiror or any of its subsidiaries or obligating Acquiror or any of its subsidiaries to grant, extend, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          (c)  Except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

          4.4    Genesis Delaware Common Stock.    The Genesis Delaware Common Stock to be issued pursuant to the Merger will have been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid, and nonassessable.

          4.5    Authority Relative to this Agreement.    Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to the approval of the Restructuring and the Share Issuance by Acquiror’s shareholders and the delivery of a certified copy of the order approving the Plan of Arrangement under Nova Scotia law and the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Acquiror, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Acquiror, enforceable against Acquiror in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.6    No Conflict; Required Filings and Consents.

          (a)  The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Acquiror Charter Documents or the equivalent organizational documents of any of Acquiror’s subsidiaries; (ii) subject to obtaining the approval of Acquiror’s shareholders of the Share Issuance and Restructuring, of the Supreme Court of Nova Scotia of the Plan of Arrangement, and compliance with the requirements set forth in Section 4.6(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which either Acquiror or any of its subsidiaries or any of their respective properties is bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Acquiror or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties are bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

          (b)  The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, HSR Approval, the rules and regulations of Nasdaq, state takeover laws, the filing and recordation of the Certificate of Merger as required by Delaware Law and the issuance of a Certificate of Arrangement under Nova Scotia law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Acquiror or a material adverse effect on the ability of Acquiror to perform its obligations under this Agreement or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

          4.7    Compliance; Permits.

          (a)  Neither Acquiror nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Acquiror. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Acquiror, threatened against Acquiror or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Acquiror or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Acquiror or any of its subsidiaries, any acquisition of material property by the Acquiror or any of its subsidiaries or the conduct of business by the Acquiror or any of its subsidiaries.

          (b)  Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Acquiror and its subsidiaries taken as a whole (collectively, the “Acquiror Permits”). Acquiror and its subsidiaries are in compliance in all material respects with the terms of the Acquiror Permits, except where such failure would not have a Material Adverse Effect on Company, except where such failure would not have a Material Adverse Effect on Acquiror.

          4.8    SEC Filings; Financial Statements.

          (a)  Acquiror has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Acquiror with the SEC on or after December 31, 1999 (the “Acquiror SEC Reports”), which are all the forms, reports and documents required to be filed by Acquiror with the SEC since December 31, 1999. The Acquiror SEC Reports (i) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Acquiror’s subsidiaries is required to file any reports or other documents with the SEC.

          (b)  Each of the audited consolidated financial statements (including, in each case, any related notes thereto) and unaudited interim financial statements contained in the Acquiror SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Acquiror and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

          (c)  Acquiror has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Acquiror with the SEC pursuant to the Securities Act or the Exchange Act.

          (d)  As of the date of this Agreement, Acquiror is not a reporting issuer under the securities legislation of any province or territory of Canada.

          4.9    No Undisclosed Liabilities.    Neither Acquiror nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Acquiror and its subsidiaries taken as a whole, except (i) liabilities provided for in Acquiror’s balance sheet as of June 30, 2001, or in the related notes to the consolidated financial statements of Acquiror as of and for the period ended June 30, 2001, in each case which are included in the Acquiror SEC Reports, and (ii) liabilities incurred since June 30, 2001 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

          4.10    Absence of Certain Changes or Events.    Since June 30, 2001, except as contemplated by this Agreement, there has not been: (i) any Material Adverse Effect on Acquiror; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Acquiror’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Acquiror of any of Acquiror’s capital stock or any other securities of Acquiror or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Acquiror’s or any of its subsidiaries’ capital stock; (iv) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC; or (v) any revaluation by Acquiror of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Acquiror other than in the ordinary course of business.

          4.11    Absence of Litigation.    There are no claims, actions, suits or proceedings pending or, to the knowledge of Acquiror, threatened (or, to the knowledge of Acquiror, any governmental or regulatory investigation pending or threatened) against Acquiror or any of its subsidiaries or any properties or rights of Acquiror or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for any claims, actions, suits or proceedings which would not reasonably be expected to result in a Material Adverse Effect to Acquiror.

          4.12    Labor Matters.    (a)  As of the date of this Agreement, neither Acquiror nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Acquiror or its subsidiaries nor does Acquiror or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (b) as of the date of this Agreement, neither Acquiror nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Acquiror or any of its subsidiaries. Acquiror and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          4.13    Registration Statement; Joint Proxy Statement/Prospectus.    None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company and of Acquiror, at the time of the Company Stockholders’ Meeting, the time of the Acquiror Shareholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

          4.14    Brokers.    Except for fees payable to Robert Tillman and Dresdner Kleinwort Wasserstein, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.15    Intellectual Property.    Acquiror owns each of the patents and patent applications referred to in Acquiror SEC Reports and, except as set forth in the Acquiror SEC Reports, (i) to the knowledge of Acquiror, Acquiror owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, shareholders’ equity, or results of operations of Acquiror) adequate and enforceable rights to use all other Intellectual Property necessary for the conduct of its business, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror, (ii) no claims are pending or, to the knowledge of Acquiror, threatened that Acquiror is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect and Acquiror knows of no basis therefor, and (iii) to the knowledge of Acquiror, no person is infringing on or otherwise violating any right of Acquiror with respect to any Intellectual Property owned by or licensed to Acquiror, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

          4.16    Opinion of Financial Advisor.    Acquiror’s board of directors has received an opinion from Dresdner Kleinwort Wasserstein, dated as of the date hereof to the effect that as of the date hereof the Exchange Ratio is fair to Acquiror from a financial point of view.

          4.17    Board Approval.    The board of directors of Acquiror has, as of the date of this Agreement, (i) approved and authorized the Restructuring, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Restructuring and the Merger are consistent with and in furtherance of the long-term business strategy of Acquiror and fair to, and in the best interests of, Acquiror and its shareholders and (iv) determined to recommend that the shareholders of Acquiror (A) approve the Restructuring, and (B) approve the Share Issuance. As of the Effective Time, the board of directors of Acquiror shall have complied, as applicable, with the provisions of the SEC’s No-Action Letter, addressed to Skadden, Arps, Slate, Meagher & Flom LLP and relating to Rule 16(b) of the Exchange Act (dated January 12, 1999), such that the assumption of Company Stock Options in connection with the Merger shall be exempt transactions for purposes of Section 16(b) of the Exchange Act by any officer or director of Company who may become a covered person for purposes of Section 16(b) of the Exchange Act.

          4.18    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Shares entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Acquiror’s capital stock necessary to approve the Share Issuance. The affirmative vote of (i) a majority of the holders of the outstanding Acquiror Common Shares entitled to vote with respect to the Restructuring and present in person or by proxy at the Acquiror Shareholders’ Meeting, and (ii) the holders of seventy percent (75%) in value of the Acquiror Common Shares entitled to vote with respect to the Restructuring and represented in person or by proxy at the Acquiror Shareholders’ Meeting, is the only vote of the holders of any class or series of Acquiror’s capital stock necessary to approve the Restructuring. Except as set forth in this Section 4.18, no other vote of the holders of any class or series of Acquiror’s capital stock is necessary to approve this Agreement, the Merger, the Restructuring or any other transaction contemplated by this Agreement.

          4.19    Tax Matters.

          (a)  Acquiror and each of its subsidiaries has timely filed all material Returns relating to Taxes required to be filed by Acquiror and each of its subsidiaries prior to the date hereof with any Tax authority, except such Returns which are not material to Acquiror. Such Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and Acquiror and each of its subsidiaries has paid all Taxes shown to be due on such Returns. Neither Acquiror nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Acquiror or any of its subsidiaries.

          (b)  Neither Acquiror nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Acquiror balance sheet dated June 30, 2001 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Acquiror, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of Acquiror and its subsidiaries in the ordinary course.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

          5.1    Conduct of Business by Company.

          (a)  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, Company and each of its subsidiaries shall, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) in connection with specific actions that Company is explicitly required or permitted to take pursuant to this Agreement or (iii) to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

          (b)  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) in connection with specific actions that Company is explicitly required to take pursuant to this Agreement, or (iii) to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (i)  Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or preferred stock purchase rights, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (ii)  Grant (or agree to grant, whether orally or in writing) any severance or termination pay (cash, equity or otherwise) to any officer or employee, except (x) pursuant to written agreements outstanding, or policies existing, on the date hereof and (y) as previously disclosed in writing to Acquiror in the Company Disclosure Letter, or adopt any new severance plan;

          (iii)  Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices. Without limiting the foregoing, in no event shall Company license, sell, assign or transfer any Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business;

          (iv)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (v)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (vi)  Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof for periods commencing in July 2001, and (y) the granting of stock options to purchase up to fifteen thousand (15,000) shares to any individual or to purchase up to two hundred thousand (200,000) shares in the aggregate (and the issuance of Common Stock upon exercise thereof) under the terms of the Company 1997 Stock Option Plan;

(vii) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

          (viii)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

          (ix)  Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, except (A) sales, leases or licenses of product or of inventory in the ordinary course of business consistent with past practice, or (B) sales, leases or dispositions of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

          (x) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;

          (xi)  Adopt or amend (except as necessary to conform to all applicable laws, including, without limitation, ERISA or the Code) any employee benefit plan, policy, employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than as required by applicable law or this Agreement;

          (xii)  (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and whether or not arising prior to, on or after the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their respective terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (B) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary; provided, however, that Company will use its good faith efforts to enforce any such agreements specifically requested to be enforced by Acquiror;

          (xiii)  Make any individual or series of related payments outside of the ordinary course of business (including payments to financial, legal, accounting or other professional service advisors incurred in connection with the transactions contemplated by this Agreement or otherwise) in excess of $100,000;

          (xix)  Enter into or materially modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (xx)  Except in the ordinary course of business consistent with past practice, enter into any material contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company’s products or products licensed by Company;

(xxi) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(xxii) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $500,000 individually;

          (xxiii)  Make or change any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (xxiv)  Make any loan, advance or capital contribution to or investment in any person (other than a subsidiary of Company) other than in the ordinary course of business consistent with past practice, but in no event in the amount (to persons other than subsidiaries) of more than $10,000 for any one transaction and $50,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

(xxv) Modify or amend in any manner that is adverse to Company standstill or similar agreements to which Company or any of its subsidiaries is a party;

          (xxvi)  Engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (i) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) increase the possibility that any Governmental or Regulatory Authority will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement; or

(xxvii) Redeem rights under its rights plan or amend, modify or terminate its rights plan;

(xxviii) Agree in writing or otherwise to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxvii) above, inclusive.

          5.2    Conduct of Business by Acquiror.

          (a)  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, Acquiror and each of its subsidiaries shall, except (i) as set forth in Section 5.2 of the Acquiror Disclosure Letter, (ii) in connection with specific actions that Acquiror is explicitly required or permitted to take pursuant to this Agreement or (iii) to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

          (b)  During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.2 of the Acquiror Disclosure Letter, (ii) in connection with specific actions that Acquiror is explicitly required to take pursuant to this Agreement, or (iii) to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Acquiror shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (i)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Acquiror; provided, however, that neither Acquiror nor Genesis Delaware shall be prohibited under this clause (i) from effecting any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Acquiror Common Shares or shares of Genesis Delaware Common Stock on or after the date hereof;

          (ii)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Acquiror or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iii) Cause, permit or propose any amendments to the Acquiror Charter Documents or other charter documents;

(iv) Except as required by GAAP, make any change in accounting methods, principles or practices or any change in tax accounting methods or any tax elections;

(v) Take any action that would materially delay the consummation of the transactions contemplated hereby; or

(vi) Agree in writing or otherwise to take any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(v) above, inclusive.

ARTICLE VI

ADDITIONAL AGREEMENTS

          6.1    Joint Proxy Statement/Prospectus; Registration Statement.

          (a)  As promptly as practicable after the execution of this Agreement, Acquiror and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Genesis Delaware Common Stock pursuant to the Merger. Acquiror or Company, as the case may be, shall furnish all information concerning Acquiror, Genesis Delaware, Merger Sub or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/Prospectus. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of Company and of Acquiror. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq and (iv) the Companies Act (Nova Scotia). If at any time prior to the Effective Time, any event relating to Acquiror or Company or any of their respective affiliates, officers or directors should be discovered by Acquiror or Company, as the case may be, which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Acquiror or Company, as the case may be, shall promptly inform the other.

          (b)  The Joint Proxy Statement/Prospectus shall include (i) a proposal to approve this Agreement and the Merger and the recommendation of the board of directors of Company to Company’s stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the board of directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section6.4 of this Agreement and (ii) the opinion of U.S. Bancorp Piper Jaffray Inc. referred to in Section 3.22; provided, however, that the board of directors of Company shall submit this Agreement to Company’s stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall also include (i) the approval of the Share Issuance and the recommendation of the board of directors of Acquiror to Acquiror’s shareholders that they vote in favor of approval of the Share Issuance (ii) if the Restructuring has not then occurred, the approval of the Restructuring and the recommendation of the board of directors of Acquiror to Acquiror’s shareholders that they vote in favor of approval of the Restructuring, and (iii) the opinion of Dresdner Kleinwort Wasserstein referred to in Section 4.14.

          (c)  No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Acquiror and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Genesis Delaware Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          6.2    Stockholder Meetings.    Company shall call and hold the Company Stockholders’ Meeting and Acquiror shall call and hold the Acquiror Shareholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and Acquiror and Company shall use all reasonable efforts to hold the Acquiror Shareholders’ Meeting and the Company Stockholders’ Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Acquiror from adjourning or postponing the Company Stockholders’ Meeting or the Acquiror Shareholders’ Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Acquiror Common Shares, as the case may be, necessary to conduct business at their respective meetings of the stockholders or shareholders. Unless Company’s board of directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.4, Company shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Acquiror shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the Delaware Law or applicable stock exchange requirements to obtain such approval. Company shall call and hold the Company Stockholders’ Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company’s board of directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company’s stockholders reject it.

          6.3    Confidentiality; Access to Information.

          (a)  The parties acknowledge that Company and Acquiror have previously executed a Confidentiality Agreement, dated as of June 13, 2001 (the “Confidentiality Agreement”), which Acquiror and Company mutually agree is hereby amended so as to continue in full force and effect after the date of this Agreement.

          (b)  Each of the Company and Acquiror will afford the other and the other’s accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          6.4    No Solicitation.

          (a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII hereof, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) enter or participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to Company or any of its subsidiaries, or take any other action to cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 6.4 shall prohibit the board of directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) in response to an unsolicited, bona fide written Acquisition Proposal that Company’s board of directors reasonably concludes (after consultation with the Company’s financial advisor) constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal and approving, endorsing or recommending such Acquisition Proposal and withdrawing its recommendation of this Agreement and the Merger to the extent (A) the board of directors of Company reasonably determines in good faith after consultation with its outside legal counsel its fiduciary obligations under applicable law require it to do so, (B)(x) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Acquiror written notice of Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (C) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously furnished by the Company to Acquiror). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.4 by Company.

          (b)  For the purposes of this Agreement, (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Acquiror) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the

Company by any person or “group” (as defined under Section13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (3)any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (iii) “Superior Proposal” shall mean an Acquisition Proposal with respect to which (A) Company’s board of directors shall have reasonably determined (based upon the advice of Company’s independent financial advisors) that the acquiring party is capable of consummating (including, if relevant, obtaining any necessary financing) the proposed Acquisition Transaction on the terms proposed, and (B) Company’s board of directors shall have reasonably determined that the proposed Acquisition Transaction provides greater value to the stockholders of Company than the Merger (based upon the advice of Company’s independent financial advisors).

          (c) In addition to the obligations of Company set forth in paragraph (a) of this Section 6.4, Company as promptly as practicable, and in any event within one (1) business day, shall advise Acquiror orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Acquiror informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Acquiror with at least two (2) business days prior notice (or such lesser prior notice as provided to the members of Company’s board of directors but in no event less than eight (8) hours) of any meeting of Company’s board of directors at which Company’s board of directors is reasonably expected to consider an Acquisition Proposal, (ii) provide Acquiror with at least two (2) business days prior written notice of a meeting of Company’s board of directors at which Company’s board of directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal and (iii) not, nor will it authorize a permit any of its respective officers, directors, controlled affiliates or employees or any investment banker, attorney or representative retained by them to, directly or indirectly, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or relating to any Acquisition Transaction unless the Company has provided Acquiror at least two (2) business days prior written notice and Acquiror or Merger Sub shall have failed to offer to amend the Agreement so that it is at least as favorable to the stockholders of Company in the good faith, judgment of the board of directors of Company, after consultation with its independent financial advisor and its outside counsel.

          6.5    Public Disclosure.    Acquiror and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

          6.6    Reasonable Efforts; Notification.

          (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger and this Agreement or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger and this Agreement, and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Acquiror or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any, material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          (b)  Company shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c)  Acquiror shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Acquiror or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.7    Third Party Consents.    As soon as practicable following the date hereof, Acquiror and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          6.8    Company Stock Options; Company 401(k) Plan; Company ESPP; Employee Benefit Matters.

          (a)  Company Stock Options. At the Effective Time, Genesis Delaware shall assume all options to purchase Common Stock issued by Company pursuant to the Company Option Plans, whether vested or unvested and whether exercisable or unexercisable. The Company’s repurchase right with respect to any unvested shares of Company Common Stock shall be assigned to Genesis Delaware by virtue of the Merger and without any further action on the part of the Company or the holder of the outstanding Company Common Stock. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Genesis Delaware Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such option multiplied by the Exchange Ratio, rounded down to the nearest whole number. The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The term, vesting schedule, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the Company Options so assumed by Genesis Delaware qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Genesis Delaware will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option assumed by Genesis Delaware a document evidencing the foregoing assumption of such option by Genesis Delaware.

          (b)  401(k) Plans.    Effective as of the day immediately preceding the Closing Date, Company and its Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Company that such 401(k) plan(s) shall not be terminated). Unless Acquiror provides such written notice to Company, no later than five business days prior to the Closing Date, Company shall provide Acquiror with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Acquiror. Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Acquiror may reasonably require.

          (c)  Company ESPP.    The rights of participants in the Company ESPP with respect to any offering then underway under the Company ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with Section 13(b) of the Company ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Genesis Delaware Common Stock in accordance with Section 2.6(a), without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, Company shall (i) provide Acquiror with evidence that the Company ESPP has been terminated pursuant to resolutions of Company’s board of directors; the form and substance of such resolutions shall be subject to prior review and approval of Acquiror and (ii) take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 6.8(c).

          (d)  Employee Benefit Matters.    Except as otherwise provided in this Agreement, the Acquiror shall take reasonable actions to ensure that all employees of Company continue participation in the same Company health and welfare plans and arrangements in effect prior to the Effective Date. Notwithstanding the foregoing, Acquiror may, in its sole discretion, terminate any such benefit plans and arrangements, provided, however, that all employees of Company are provided with substantially equivalent levels of health and welfare benefits as those provided to similarly situated eligible employees of Acquiror.

          6.9  Form S-8.    Within fifteen (15) days following the Effective Time, Genesis Delaware shall file, if available for use by Genesis Delaware, a registration statement on Form S-8 (or any successor form thereto) relating to Genesis Delaware Common Stock issuable pursuant to awards under the Company Option Plan assumed by Genesis Delaware pursuant to this Agreement. If required by applicable rules of the Nasdaq, Genesis shall use its commercially reasonable efforts to cause the shares of Genesis Delaware Common Stock issuable upon the exercise of Company Stock Options assumed by Genesis Delaware pursuant to this Agreement to be approved for quotation on the Nasdaq, subject to official notice of issuance.

          6.10    Indemnification.

          (a)  From and after the Effective Time, Genesis Delaware will cause to be maintained in effect in all respects the current obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the “Indemnified Parties”) as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

          (b)  For a period of six (6) years after the Effective Time, Genesis Delaware will cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Genesis Delaware or the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred and seventy five percent (175%) of the annual premium currently paid by the Company.

          (c)  This Section 6.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event Genesis Delaware or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, assume the indemnification obligations set forth in this Section 6.10.

          6.11    Nasdaq Listing.    Acquiror agrees to cause Genesis Delaware to authorize for listing on Nasdaq the shares of Genesis Delaware Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

          6.12    Affiliates.    Set forth in Section 6.12 of the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company’s reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”). Company will provide Acquiror with such information and documents as Acquiror reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed Affiliate Agreement. Genesis Delaware will be entitled to place appropriate legends on the certificates evidencing any Genesis Delaware Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Genesis Delaware Common Stock, consistent with the terms of the Affiliate Agreement.

          6.13    Regulatory Filings; Reasonable Efforts.    As soon as may be reasonably practicable, Company and Acquiror each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Acquiror each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Acquiror shall not be required to agree to any divestiture by Acquiror or the Company or any of Acquiror’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Acquiror or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (assuming for purposes of determining materiality in this Section 6.13 that the Merger shall have been effected).

          6.14    Restructuring of Acquiror.    As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and shall file with the SEC and such other governmental regulatory authorities as may be required by law a document or documents that will constitute a prospectus and proxy statement necessary to effect the Restructuring in accordance with Annex I hereto. Acquiror shall use all reasonable efforts to consummate the Restructuring as soon as practicable and in any case prior to the Effective Time and to solicit shareholder approval of the Restructuring in conjunction with the first to occur of the mailing of the Joint Proxy Statement. Acquiror will inform Company promptly concerning any material developments relating to the Restructuring and shall not make any material change to the structure of the Restructuring without first advising Company of the proposed change and offering Company an opportunity to review and comment thereon. Company will cooperate with Acquiror in its efforts to consummate the Restructuring including by providing assistance with respect to any proxy or information statement required in connection with the Restructuring.

          6.15    Obligations of Merger Sub and Genesis Delaware.    Acquiror shall take all action necessary to cause Merger Sub and Genesis Delaware to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          6.16    Board of Directors of Genesis Delaware.    The board of directors of Acquiror will take all actions necessary to cause the board of directors of Genesis Delaware, immediately after the Effective Time, to consist of seven (7) persons, two (2) of whom shall be Chandra Reddy and Dan Reddy. If, prior to the Effective Time, either of Chandra Reddy or Dan Reddy shall decline or be unable to serve as a director, Company shall designate another person to serve in such person’s stead, which person shall be reasonably acceptable to Acquiror.

ARTICLE VII

CONDITIONS TO THE MERGER

          7.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)  Stockholder Approvals.    This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the shareholders of Acquiror.

          (b)  Registration Statement Effective; Joint Proxy Statement.    The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c)  No Order; HSR Act.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust or other regulatory approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (d)  Restructuring.    The Restructuring shall have been consummated.

          (e)  Tax Opinions.    Acquiror shall have received a written opinion of its United States tax counsel that the Restructuring together with the Merger qualifies as a tax-free exchange under the provisions of Section 351 of the Code and Company shall have received a written opinion of its United States tax counsel that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (each such opinion, a “Tax Opinion”). Each Tax Opinion shall be in form and substance reasonably satisfactory to the party receiving such opinion, and shall not have been withdrawn. The parties agree to make such representations as are reasonably requested by United States tax counsel to Acquiror or Company in connection with rendering the Tax Opinions, and United States tax counsel shall be entitled to rely upon such representations.

          (f)  Nasdaq Listing.    The shares of Genesis Delaware Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

          7.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a)  Representations and Warranties.    Each representation and warranty of Acquiror contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, in the case of clauses (i) and (ii), (A) with respect to representations and warranties other than those contained in Section 4.3, for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Acquiror or, with respect to representations and warranties contained in Sections 4.3, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the disclosure letter attached hereto by Acquiror Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized officer of Acquiror.

          (b)  Agreements and Covenants.    Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Acquiror by an authorized officer of Acquiror.

          (c)  No Acquiror Material Adverse Effect.    No Material Adverse Effect on Acquiror shall have occurred from the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

          7.3    Additional Conditions to the Obligations of Acquiror.    The obligations of Acquiror to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

          (a)  Representations and Warranties.    Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, in the case of clauses (i) and (ii), (A) with respect to representations and warranties other than those contained in Sections 3.3, 3.23, 3.24, and 3.25, for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company or, with respect to representations and warranties contained in Sections 3.3, 3.23, 3.24 and 3.25, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b)  Agreements and Covenants.    Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer of Company.

          (c)  Other Agreements.    The Employment and Noncompetition Agreements by and among Acquiror and the following officers shall remain in full force and effect: Chandra Reddy, Nikhil Balram, Pratap Reddy, Aditya Srinivasan, Don Butler, and Arun Johary.

          (d)  No Company Material Adverse Effect.    No Material Adverse Effect on Company shall have occurred from the date of this Agreement. Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

          (e)  Consents.    Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 7.3(e) of the Company Disclosure Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

          8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

          (a)  by mutual written consent duly authorized by the Boards of Directors of Acquiror and Company;

          (b)  by either Company or Acquiror if the Merger shall not have been consummated by May 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c)  by either Company or Acquiror if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d)  by either Company or Acquiror if (i) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment or postponement thereof, or (ii) the required approval by the shareholders of Acquiror of the Restructuring shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Acquiror shareholders duly convened therefor or at any adjournment or postponement thereof, or (iii) the required approval by the shareholders of Acquiror of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Acquiror shareholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party where the failure to obtain the required approval of Company stockholders or Acquiror shareholders, as applicable, shall have been caused by the action or failure to act of Company or Acquiror, as applicable, and such action or failure to act constitutes a material breach by Company or Acquiror of this Agreement;

          (e)  by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror, Genesis Delaware or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that notwithstanding the foregoing, in the event that such breach by Acquiror, Genesis Delaware or Merger Sub or such inaccuracies in the representations and warranties of Acquiror, Genesis Delaware or Merger Sub are curable by Acquiror, Genesis Delaware or Merger Sub through the exercise of its commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (i) the expiration of a thirty (30) calendar day period after delivery of written notice from Company to Acquiror of such breach or inaccuracy, as applicable, or (ii) Acquiror, Genesis Delaware or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Acquiror, Genesis Delaware or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Acquiror, Genesis Delaware or Merger Sub is cured within such thirty (30) calendar day period);

          (f)  by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that notwithstanding the foregoing, in the event that such breach by Company or such inaccuracies in the representations and warranties of Company are curable by Company through the exercise of its commercially reasonable efforts, then Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) until the earlier to occur of (i) the expiration of a thirty (30) calendar day period after delivery of written notice from Acquiror to Company of such breach or inaccuracy, as applicable, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 8.1(f) if such breach or inaccuracy by Company is cured within such thirty (30) calendar day period); or

          (g)  by Acquiror, if (i) the board of directors of Company for any reason directly or indirectly withdraws, modifies or changes its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger by the Company stockholders (collectively, the “Recommendations”), (ii) the board of directors fails to include the Recommendations in the Joint Proxy Statement/Prospectus, (iii) the board of directors of Company approves, or recommends that the Company stockholders approve, an Acquisition Proposal, (iv) the Company enters into a letter of intent of similar agreement or arrangement contemplating an Acquisition Proposal or an Acquisition Transaction, (v) in the event that an Acquisition Proposal has been announced or otherwise become publicly known, the board of directors of Company (A) fails to recommend that the Company stockholders reject such Acquisition Proposal (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) fails to reconfirm the Recommendations, in each case within five (5) business days after the announcement or other public disclosure of such Acquisition Proposal, (vi) the Company fails to comply with Section 6.4, or (vii) the board of directors of Company resolves to take any of the actions described in the foregoing clauses (i) through (v).

          8.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto (or such later time as may be required by Section 8.1). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 6.3(a), Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

          8.3    Fees and Expenses.

          (a)  General.    Except as set forth in this Section8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Acquiror and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) or the premerger notification and report forms under the HSR Act.

          (b)  Termination Fee.

          (i)  In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(g), Company shall pay to Acquiror Nine Million, Six Hundred and Forty Thousand Dollars ($9,640,000), plus an amount equal to the Acquiror’s actual and documented out-of-pocket fees and expenses incurred by Acquiror in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such fees and expenses shall not exceed $1,750,000 in the aggregate (the “Termination Fee”), which Termination Fee shall be payable by wire transfer of immediately available funds to such account designated by Acquiror in writing to Company.

          (ii)  Company shall pay to Acquiror an amount in cash equal to the Termination Fee, by wire transfer of immediately available funds to an account designated in writing by Acquiror to Company, within one (1) business day after demand by Acquiror, in the event that this Agreement is terminated by Acquiror or Company pursuant to Section 8.1(b) or Section 8.1(d)(i), and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into a letter of intent or a definitive agreement providing for a Company Acquisition and any Company Acquisition is later consummated. For the purposes of this Agreement, the term “Company Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by the Company of assets representing in excess of thirty percent (30%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Company.

          (iii)  The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Acquiror its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

          8.4    Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Acquiror and Company.

          8.5    Extension; Waiver.    At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

          9.1    Survival of Representations and Warranties.    The representatives and warranties of Company and Acquiror contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

          9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Acquiror, to:

Genesis Microchip Incorporated
2150 Gold Street
Alviso, California 95002
Attention: Amnon Fisher
Telephone: (408) 262-6599
Telecopy: (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Selim Day, Esq.
Telephone: (415) 947-2000
Telecopy: (415) 947-2099

(b)	if to Company, to:

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035
Attention: Chandra Reddy
Telephone: (408) 383-5300
Telecopy: (408) 383-5310

with a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention: John W. Campbell III, Esq.
Telephone: (415) 268-7000
Telecopy: (415) 268-7522

          9.3    Interpretation; Definitions.

          (a)  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b)  For purposes of this Agreement:

(i) the term “knowledge” means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers of such party after reasonable inquiry;

          (ii)  the term “Material Adverse Effect,” when used in connection with a party to this Agreement, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, capitalization or results of operations of such party and its subsidiaries taken as a whole; provided, however, that in no event shall any effect that results from (A) the loss of customers, orders or design wins to the other party directly due to the public announcement of the execution of this Agreement or the pendency of this Agreement, and any change in the revenues or operating results of a party directly attributable to such loss of customers, orders or design wins, (B) changes in general economic conditions or the industry in which a party operates generally and not affecting a party to a materially disproportionate degree, or (C) changes in the trading prices of such party’s common stock, constitute a “Material Adverse Effect.”

          (iii)  the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          9.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          9.5    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.10.

          9.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          9.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          9.10    Assignment.    Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GE	NESIS MICROCHIP INCORPORATED

By	: /S/ AMNON FISHER

Name: Amnon Fisher
Title: President & CEO

SA	GE, INC.

By	: /S/ C M REDDY

Name: Chandrashekar M. Reddy
Title: President & CEO

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

ANNEX B

FORM OF VOTING AGREEMENT

          THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2001 by and between Genesis Microchip Incorporated, a Nova Scotia company (“Acquiror”), and the undersigned stockholder (the “Stockholder”) of Sage, Inc., a Delaware corporation (the “Company”).

RECITALS:

          A.    Acquiror and the Company have entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of the Merger Sub (as defined therein) with and into the Company.

          B.    The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

          C.    In consideration of the execution of the Merger Agreement by Acquiror, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

          NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1.    Certain Definitions.    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                   (a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

                   (b)    “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

                   (c)    “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

                   (d)    Transfer.    A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

          2.    Transfer of Shares.

                   (a)    Transferee of Shares to be Bound by this Agreement.    The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each Person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as the Acquiror may reasonably request), and (ii)agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

                   (b)    Transfer of Voting Rights.    The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

          3.    Agreement to Vote Shares.    Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

                   (a)    in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

                   (b)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

                   (c)    against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (iv) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

                   (d)    in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

          Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

          4.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to the Acquiror a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

          5.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to the Acquiror that, as of the date hereof and at all times until the Expiration Date, (i) the Stockholder is (and will be, unless Transferred pursuant to Section 2(a) hereof) the beneficial owner of the shares of Company Common Stock, and the options, warrants and other rights to purchase shares of Company Common Stock, set forth on the signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be, unless Transferred pursuant to Section 2(a) hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (iii) does not beneficially own any securities of the Company other than the shares of Company Common Stock, and options, warrants and other rights to purchase shares of Company Common Stock, set forth on the signature page of this Agreement; (iv) the Stockholder has (and will have, unless Transferred pursuant to Section 2(a) hereof) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; (v) the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action; (vi) if this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement; (vii) this Agreement constitutes a valid and binding Agreement of such Stockholder; and (viii) the execution, delivery and performance by such Stockholder of this Agreement and, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and securities laws, as applicable, the consummation of the transactions contemplated hereby, do not and will not (a) violate the certificate of incorporation or bylaws, limited partnership agreement or other organizational documents, as applicable, of such Stockholder, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (d) result in the imposition of any encumbrance on any asset of such Stockholder.

          6.    Legending of Shares.    If so requested by the Acquiror, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

          7.    Termination.    This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

          8.    Miscellaneous.

                   (a)    Waiver.    No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

                   (b)    Severability.    In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

                   (c)    Binding Effect; Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of the Acquiror.

                   (d)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                   (e)    Specific Performance; Injunctive Relief.    Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of the Acquiror and to preserve for the Acquiror the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to the Acquiror that cannot be adequately compensated by a monetary award. Accordingly, the Acquiror and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, the Acquiror shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

                   (f)    Governing Law.    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                   (g)    Entire Agreement.    This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of the Acquiror and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between the Acquiror and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

                   (h)    Notices.    All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to the Acquiror:

Genesis Microchip Incorporated
2150 Gold Street
Alviso, CA 95002
Attention: Chief Executive Officer and General Counsel
Telephone: (408) 262-6599
Telecopy: (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Selim Day, Esq.
Telecopy: (415) 947-2099

If to the Stockholder: To the address for notice set forth on the signature page hereof.

with a copy to:

Sage, Inc.
1601 McCarthy Blvd.
Milipitas, CA 95035
Attention: Chief Executive Officer
Telephone: (408) 383-5300
Telecopy: (408) 383-5310

and to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention: John W. Campbell III, Esq.
Telecopy: (415) 268-7000

                   (i)    Further Assurances.    The Stockholder shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as the Acquiror may deem necessary or desirable, in the reasonable opinion of the Acquiror, to carry out and effectuate the purpose and intent of this Agreement.

                   (j)    Headings.    The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

                   (k)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

GENESIS MICROCHIP INCORPORATED By: Signature of Authorized Signatory Name: Title:
STOCKHOLDER

By:
        Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:

                              shares of Company Common Stock

                              shares of Company Common Stock
issuable upon the exercise of outstanding options,
warrants or other rights

EXHIBIT A

IRREVOCABLE PROXY

          The undersigned stockholder of Sage, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Genesis Microchip Incorporated, a Nova Scotia company (“Genesis”), and each of them individually, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

          This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between the Acquiror and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of the Acquiror entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and between Genesis and the Company, which provides for the merger of Merger Sub (as defined therein) with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

          The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

                   (i)    in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

                   (ii)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

                   (iii)    against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

                   (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

          The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

          Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

          This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Da	ted: September 27, 2001

Sig	nature of Stockholder:

Pri	nt Name of Stockholder:

Sh	ares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

ANNEX C

[Dresdner Kleinwort Wasserstein, Inc. Letterhead]

September 27, 2001

Bo	ard of Directors
Ge	nesis Microchip Incorporated
165	Commerce Valley Drive West
Th	ornhill, Ontario L3T 7V8, Canada

Me	mbers of the Board:

          You have asked us to advise you with respect to the fairness, from a financial point of view, to Genesis Microchip Incorporated (“Acquiror”) of the Exchange Ratio (as defined below) provided for pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 27, 2001 (the “Merger Agreement”), between Acquiror and Sage, Inc. (the “Target”). Upon terms substantially similar to the Summary Plan of Arrangement (as defined in the Merger Agreement) and prior to consummation of the Merger (as defined below), Acquiror will become an indirect wholly-owned subsidiary of a newly-formed corporation (“Genesis Delaware”) through a restructuring (the “Restructuring”) pursuant to which each outstanding share of common stock, no par value per share, of Acquiror will be exchanged on a one for one basis for either (i) common stock, par value $0.001 per share, of Genesis Delaware (“Genesis Delaware Common Stock”) or (ii) Exchangeable Shares (as defined in the Summary Plan of Arrangement). Pursuant to the Merger Agreement and prior to consummation of the Merger, a newly-formed, wholly-owned subsidiary of Genesis Delaware (“Merger Sub”) will merge with and into the Target (the “Merger”) pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Target (other than any such shares held in the treasury of the Target or owned by Genesis Delaware, Merger Sub or their respective subsidiaries) will be converted into 0.571 shares of Genesis Delaware Common Stock (the “Exchange Ratio”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

          In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Target and Acquiror for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Target and Acquiror and provided to us for purposes of our analysis, and we have met with management of the Target and Acquiror to review and discuss such information and, among other matters, the Target’s and Acquiror’s business, operations, assets, financial condition and future prospects.

          We have reviewed and considered certain financial and stock market data relating to the Target and Acquiror, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Target or Acquiror or one or more of their respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the multimedia semiconductor industry specifically, and in the semiconductor industry generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

          In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of savings and other effects on operating results expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Target’s and Acquiror’s management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Target or Acquiror, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Target or Acquiror, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Target or Acquiror, and no such independent valuation or appraisal was provided to us. We note that the Restructuring together with the Merger are intended to qualify as a tax free reorganization for United States Federal tax purposes, and we have assumed that the Restructuring and the Merger will so qualify. We have not taken into account, nor have we considered any potential tax consequences to stockholders of Acquiror or Genesis Delaware that may result from either the Restructuring or the Merger. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger and the Restructuring will not have an adverse impact on Acquiror or the Target or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Furthermore, we have assumed that the Restructuring will not result in the creation of any liability of Acquiror or have any other adverse effect on Acquiror. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of Acquiror, Genesis Delaware or the Target will actually trade at any time.

          In the ordinary course of our business, we may actively trade the debt and equity securities of the Target and Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          We are acting as financial advisor to Acquiror in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as a fee for rendering this opinion. In addition, we have performed various investment banking services for Acquiror from time to time in the past, are continuing to provide financial advisory services to Acquiror and may receive additional fees for such services.

          Our opinion addresses only the fairness from a financial point of view to Acquiror of the Exchange Ratio provided for pursuant to the Merger Agreement, and we do not express any views on any other terms of the Merger or the Restructuring. Specifically, our opinion does not address Acquiror’s underlying business decision to effect the transactions contemplated by the Merger Agreement or the Summary Plan of Arrangement nor the relative merits of the Merger or Restructuring as compared to any alternative transaction or business strategy under consideration by Acquiror.

          It is understood that this letter is for the benefit and use of the Board of Directors of Acquiror in its consideration of the Merger and may not be relied upon by any other person, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of Acquiror relating to the Merger, may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder as to how such holder should vote with respect to the Merger or the Restructuring, and should not be relied upon by any shareholder as such.

          Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair to Acquiror from a financial point of view.

Ve	ry truly yours,

/s/	DRESDNER KLEINWORT WASSERSTEIN, INC.
DR	ESDNER KLEINWORT WASSERSTEIN, INC.

ANNEX D

[U.S. Bancorp Piper Jaffray Letterhead]

Sep	tember 27, 2001

Personal and Confidential

Bo	ard of Directors
Sag	e, Inc.
160	1 McCarthy Blvd
Mi	lpitas, CA 95035

Me	mbers of the Board:

          You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (other than Acquiror (as defined below) and its affiliates) of Sage, Inc. (the “Company”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger and Reorganization (the “Agreement”) to be entered into among the Company and Genesis Microchip, Inc. (“Acquiror”). The Agreement provides for (I) a restructuring (the “Restructuring”) of Acquiror to become an indirect, wholly-owned subsidiary of a newly formed corporation organized by Acquiror under Delaware law (“Plato Delaware”), and (II) the merger (the “Merger”) of a newly formed, wholly-owned subsidiary of Plato Delaware (“Merger Sub”) with and into the Company (the “Merger”) pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive 0.571 (the “Exchange Ratio”) shares of common stock of Plato Delaware. The Merger, the Restructuring and the other transactions contemplated in the Agreement are collectively referred to as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

          U.S. Bancorp Piper Jaffray Inc. (“U.S. Bancorp Piper Jaffray”), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have performed investment banking services for the Company in the past.

          In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed a draft dated September 27, 2001 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Acquiror, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company and Acquiror with various other companies whose securities are traded in public markets and, to the extent publicly available, reviewed prices and premiums paid in certain other selected business combinations deemed comparable to the Merger. We also conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

          We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and Acquiror or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s and Acquiror’s respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company’s and Acquiror’s respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that that the Transaction will qualify as a reorganization under the United States Internal Revenue Code. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Acquiror is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Transaction or in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or Acquiror or alter the terms of the Transaction. With your consent, we have assumed for purposes of our opinion that the material financial, operating and market characteristics of Plato Delaware following the Restructuring will be substantially similar to those of Acquiror prior to the Restructuring.

          We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder.

          In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company or Acquiror, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, Acquiror or any of their respective affiliates is a party or may be subject and, at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

          This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company or Acquiror have traded or such stock or that of Plato Delaware may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

          This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

          This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger.

          Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company (other than Acquiror and its affiliates) as of the date hereof.

Sin	cerely,

/s/ U.S. BANCORP PIPER JAFFRAY INC.

U.S. BANCORP PIPER JAFFRAY INC.

ANNEX E

SHARE EXCHANGE AND ARRANGEMENT AGREEMENT

AMONG:

GENESIS MICROCHIP INCORPORATED,
a company organized under the laws of Nova Scotia, Canada

- and -

GENESIS MICROCHIP NOVA SCOTIA CORP.,
an unlimited company under the laws of Nova Scotia, Canada

- and -

GENESIS MICROCHIP INC.,
a body corporate under the laws of Delaware, United States of America

          WHEREAS the board of directors of Genesis Canada has determined that it is in the best interest of the shareholders to effect a share and option exchange transaction whereby Genesis Canada will become an indirect, wholly owned subsidiary of Genesis Delaware, a body corporate that is a wholly owned subsidiary of Genesis Canada on the date hereof;

          AND WHEREAS as part of, and in order to effect, the share exchange transaction, Genesis Canada intends to propose an Arrangement under section 130 of the Act to its common shareholders;

          AND WHEREAS the Arrangement involves the exchange of the issued and outstanding Common Shares on a one-for-one basis for Genesis Delaware Stock;

          AND WHEREAS the parties hereto have entered into this Agreement for the purpose of effecting the share exchange transaction, including the Arrangement, on the Effective Date;

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the respective covenants and agreements hereinafter contained, the parties hereto covenant and agree as hereinafter set out;

ARTICLE 1

INTERPRETATION

1.1    Definitions

          In this Agreement:

(a)
“Exchange Transaction” means the transactions contemplated by this Agreement pursuant to which Genesis Canada will become an indirect wholly owned subsidiary of Genesis Delaware, including the Arrangement;

(b)
“Genesis Canada Option Plans” means all share option or purchase plans of Genesis Canada, including the Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Non-Employee Stock Option Plan, 2000 Non-Statutory Stock Option Plan, 2001 Non-Statutory Stock Option Plan, and 1997 Employee Stock Purchase Plan of Genesis Canada;

(c)	“Interim Order” means the order of the Court pursuant to the application to the Court pursuant to section 130 of the Act;

(d)	“Options” means options to acquire Common Shares pursuant to the Genesis Canada Option Plans;

(e)
“Plan of Arrangement” means the plan of arrangement set out as Exhibit 1 hereto together with any amendments or variations thereto made in accordance with section 3.1 hereof or the provisions thereof; and

(f)
each of the terms “Act”, “Arrangement”, “Arrangement Resolution”, “Common Shares”, “Court”, “Dissent Rights”, “Dissenting Shareholder”, “Effective Date”, “Effective Time”, “Final Order”, “Genesis Canada”, “Genesis Canada Shareholders”, “Genesis Delaware”, “Genesis Delaware Stock”, “Genesis NSULC”, “Registrar” and “Special General Meeting” shall have the meaning given to those terms in section 1.1 of the Plan of Arrangement.

1.2    Currency

          All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3    Interpretation Not Affected by Headings, etc.

          The division of this Agreement into articles, sections and other portions, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder”, and similar expressions referring to this Agreement and the exhibits hereto are not to any particular article, section or other portion hereof and include any agreement or instruments supplementary or ancillary hereto.

1.4     Number, etc.

          Unless the context requires to the contrary, words importing the singular number only shall include the plural, and vice-versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms and corporations.

1.5    Date for any Action

          In the event that any date on which any action is to be taken hereunder by any of the parties hereto is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.6    Entire Agreement

          This Agreement, together with all exhibits and the agreements and other documents herein or therein referred to, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

ARTICLE 2

PURPOSE, COVENANTS AND WARRANTIES

2.1    Purpose

          The parties hereto have entered into this Agreement for the purpose of effecting the Exchange Transaction, including the Arrangement, at the Effective Time.

2.2    Covenants of Genesis Canada

          Genesis Canada covenants and agrees with Genesis NSULC and Genesis Delaware that Genesis Canada shall do all such acts and things as may be necessary or desirable in order to give effect to the Exchange Transaction, including the Arrangement, and without limiting the generality of the foregoing, Genesis Canada shall:

(a)	proceed with an application to the Court pursuant to section 130 of the Act for the Interim Order;

(b)
convene the Special General Meeting, solicit proxies to be voted at the Special General Meeting in favour of the Arrangement Resolution, and conduct the Special General Meeting in accordance with the articles of association of Genesis Canada and as otherwise required by law;

(c)
if the Arrangement Resolution is properly passed at the Special General Meeting, proceed with an application to the Court pursuant to section 130 of the Act for the Final Order in such fashion as the Court may direct;

(d)	as soon as practicable after receipt of the Final Order, subject to compliance with the conditions set out herein, deliver a certified copy of the Final Order to the Registrar; and

(e)	use its best efforts to obtain such other consents, orders or approvals as counsel may advise are necessary or desirable for the implementation of the Exchange Transaction, including the Arrangement.

2.3    Covenants of Genesis NSULC

          Genesis NSULC covenants and agrees with Genesis Canada and Genesis Delaware that Genesis NSULC shall:

(a)
transfer the Genesis Delaware Stock to each holder of Common Shares, other than Dissenting Shareholders, in exchange for the Common Shares and to otherwise perform the obligations required to be performed by it under the Plan of Arrangement; and

(b)
do all such other acts and things as may be necessary or desirable in order to give effect to the Exchange Transaction, including the Arrangement, and without limiting the generality of the foregoing, Genesis NSULC shall use its best efforts to apply for and shall cooperate in any application for:

(i)	the Interim Order and Final Order; and

(ii)	such other consents, orders or approvals as counsel may advise are necessary or desirable for the implementation of the Exchange Transaction, including the Arrangement.

2.4    Covenants of Genesis Delaware

          Genesis Delaware covenants and agrees with Genesis Canada and Genesis NSULC that Genesis Delaware shall:

(a)
at or prior to the Effective Time, issue to Genesis NSULC that number of shares of Genesis Delaware Stock equal to the number of Common Shares issued and outstanding at the Effective Time (excluding such of those Common Shares to which Dissent Rights apply at the Effective Time), and record such issue in the register of holders of Genesis Delaware Stock;

(b)
at the Effective Time assume all outstanding Options, whether vested or unvested and whether exercisable or unexercisable, subject to the same terms and conditions set forth in the relevant Genesis Canada Option Plans, such that the Options shall be exercisable on the same terms for the same number of shares of Genesis Delaware Stock;

(c)
as at the Effective Time, record in the register of holders of Genesis Delaware Stock the transfers of Genesis Delaware Stock from Genesis NSULC to Genesis Canada Shareholders pursuant to the Arrangement;

(d)	at or prior to the Effective Time secure the listing of the Genesis Delaware Stock on the Nasdaq National Market;

(e)	immediately following the Effective Time, acquire for cancellation and cancel the one common share of Genesis Delaware Stock held by Genesis Canada in exchange for one U.S. dollar;

(f)
after the Effective Time and from time to time, issue to Genesis NSULC that number of shares of Genesis Delaware Stock equal to those Common Shares to which Dissent Rights applied at the Effective Time, but for which the Dissent Rights subsequently terminated so that such Common Shares are deemed to have been exchanged in accordance with sections 3.1(a), (b) and (c) of the Plan of Arrangement; and

(g)
otherwise perform the obligations required to be performed by it under the Exchange Transaction, including the Arrangement, and do all such other acts and things as may be necessary or desirable in order to give effect to the Exchange Transaction, including the Arrangement, and without limiting the generality of the foregoing, Genesis Delaware shall use its best efforts to apply for and shall cooperate in any application for:

(i)	the Interim Order and Final Order; and

(iii)	such other consents, orders or approvals as counsel may advise are necessary or desirable for the implementation of the Exchange Transaction, including the Arrangement.

2.5    Warranties of Genesis Delaware

          Genesis Delaware hereby represents and warrants to each of Genesis Canada and Genesis NSULC, and confirms that each of Genesis Canada and Genesis NSULC are relying upon the accuracy of each of such representations and warranties in connection with the transactions hereunder, that, as of the date hereof:

(a)	Genesis Delaware is a corporation duly incorporated and validly subsisting in all respects under the laws of Delaware;

(b)	Genesis Delaware has good right, full corporate power and absolute authority to enter into this Agreement and to perform all the obligations to be performed by Genesis Delaware under this Agreement;

(c)
Genesis Delaware has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement;

(d)
this Agreement is a legal, valid and binding obligation of Genesis Delaware, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(e)
the execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by Genesis Delaware, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under (i) any term or provision of any of the articles, by-laws or other constating documents of Genesis Delaware; (ii) the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which Genesis Delaware is a party or by which it is bound; or (iii) any term or provision of any licenses, registrations or qualification of Genesis Delaware or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction; and

(f)
upon issue in accordance with the terms of this Agreement, the Genesis Delaware Stock will be validly issued as fully paid and non-assessable and be listed on the NASDAQ National Market, all in compliance with applicable securities law requirements.

ARTICLE 3

ARRANGEMENT

3.1    Plan of Arrangement

          Subject to the terms and conditions of this Agreement, the parties hereto agree to do all such acts and things as may be necessary or desirable in order that the Plan of Arrangement is implemented and the Arrangement becomes effective.

3.2    Conditions Precedent

          The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement and to file the Final Order with the Registrar to give effect to the Arrangement shall be subject to satisfaction, on or before the Effective Date, of the following conditions, any of which (except for those provided for in paragraphs (a), (b), (d) and (f) below) may be waived by any party hereto in whole or in part without prejudice to such party’s right to rely on any other of them:

(a)
The Arrangement Resolution, with or without amendment, shall have been passed at the Special General Meeting in accordance with the Interim Order and the Act, and the Arrangement Resolution shall have otherwise been approved by the requisite majorities of persons entitled or required to vote thereon;

(b)	The Interim Order and the Final Order shall have been obtained in form and substance satisfactory to each party hereto;

(c)
All other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary or desirable for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, including, without limitation, pursuant to the Securities Act (Nova Scotia) and the comparable securities laws of the other provinces of Canada and comparable securities laws of the United States;

(d)	There shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and the Arrangement;

(e)
None of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the parties hereto; and

(f)	This Agreement shall not have been terminated under Article 4.

3.3    Merger of Conditions

          The conditions set out in section 3.2 shall be conclusively deemed to have been satisfied, waived or released by each of the parties hereto on the filing by Genesis Canada of the Final Order with the Registrar.

ARTICLE 4

AMENDMENT AND TERMINATION

4.1    Amendment

          This Agreement may, at any time and from time to time before and after the holding of the Special General Meeting, but not later than the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of any shareholder of Genesis Canada. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or in any document to be delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties hereto,

provided that, subject to section 5.1 of the Plan of Arrangement, the terms of section 3.1 of the Plan of Arrangement shall not be materially amended following the passing of the Arrangement Resolution without the approval of the Genesis Canada Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

          This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event the terms of the Final Order require any such amendment, the rights of the parties hereto under section 3.2 and 4.2 shall remain unaffected.

4.2    Termination

          This Agreement may, at any time before or after the holding of the Special General Meeting but no later than the Effective Date, be terminated by Genesis Canada in its sole discretion.

ARTICLE 5

GENERAL

5.1    Binding Effect

          This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Arrangement, the holders from time to time of the Common Shares.

5.2    Waiver

          Any waiver or release of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same. Waivers may only be granted upon compliance with the terms governing amendments as set forth in section 4.1, mutatis mutandis.

5.3    Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable therein and shall be treated in all respects as a Nova Scotia contract.

5.4    Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the              day of
                         , 2001.

GENESIS MICROCHIP INCORPORATED	GENESIS MICROCHIP NOVA SCOTIA CORP.

By:	By:
Name:	Name:
Title:	Title:

GENESIS MICROCHIP INC.

By:
Name:
Title:

EXHIBIT 1

TO THE SHARE EXCHANGE AND ARRANGEMENT AGREEMENT
MADE AS OF              , 2001

AMONG:

GENESIS MICROCHIP INCORPORATED,
a company organized under the laws of Nova Scotia, Canada

- and -

GENESIS MICROCHIP NOVA SCOTIA CORP.,
an unlimited company under the laws of Nova Scotia, Canada

- and -

GENESIS MICROCHIP INC.,
a body corporate under the laws of Delaware, United States of America

PLAN OF ARRANGEMENT
UNDER SECTION 130 OF THE COMPANIES ACT (NOVA SCOTIA)

ARTICLE 1

INTERPRETATION

1.1    Definitions

          In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

(a)	“Act” means the Companies Act, R.S.N.S. 1989, c.81, as amended;

(b)
“Arrangement” means an arrangement under the provisions of section 130 of the Act on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation hereto made in accordance with section 4.1 of the Arrangement Agreement and section 5.1 hereof;

(c)
“Arrangement Resolution” means the shareholders’ resolution to be presented to the shareholders of Genesis Canada at the Special General Meeting and, if deemed advisable, passed with or without variation by the holders of the outstanding Common Shares at the Special General Meeting;

(d)	“Associated Rights” means the rights outstanding under the Shareholder Rights Plan;

(e)	“Common Shares” means the common shares in the capital stock of Genesis Canada, including all rights attached to such shares, which include the Associated Rights;

(f)	“Court” means the Supreme Court of Nova Scotia;

(g)	“Depositary” means ;

(h)	“Dissent Rights” has the meaning attributed to that term in section 6.1;

(i)	“Dissenting Shareholder” means a holder of Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

(j)	“Effective Date” means the date a certified copy of the Final Order is delivered to the Registrar for registration giving effect to the Arrangement;

(k)	“Effective Time” means (Halifax Time) on the Effective Date;

(l)	“Final Order” means the final order of the Court approving the Arrangement;

(m)	“Genesis Canada” means Genesis Microchip Incorporated, a company organized under the laws of the Province of Nova Scotia;

(n)	“Genesis Canada Shareholders” means all of the holders and beneficial owners of Common Shares;

(o)	“Genesis Delaware” means Genesis Microchip Inc., a body corporate under the laws of Delaware;

(p)	“Genesis Delaware Stock” means shares of common stock of the par value of $0.001(U.S.) per share in the capital of Genesis Delaware;

(q)	“Genesis NSULC” means Genesis Microchip Nova Scotia Corp., an unlimited company formed under the laws of the Province of Nova Scotia, and a wholly-owned subsidiary of Genesis Delaware;

(r)	“Letter of Transmittal” means the letter of transmittal to be delivered to the Genesis Canada Shareholders following the Effective Date;

(s)	“Registrar” means the Registrar of Joint Stock Companies for the Province of Nova Scotia;

(t)	“Shareholder Rights Plan” means the shareholder rights plan of Genesis Microchip, dated December 19, 1997; and

(u)
“Special General Meeting” means the special general meeting of the holders of the outstanding Common Shares to be held on such date as may be determined by the Court to consider and, if deemed advisable, to approve the Arrangement, and any adjournment meeting.

1.2    Currency

          All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3    Interpretation not affected by headings, etc.

          The division of this Plan of Arrangement into articles, sections and other portions, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4    Number, etc.

          Unless the context requires to the contrary, words importing the singular number only shall include the plural, and vice-versa; words importing the use of any gender shall include all genders; and words importing persons shall include firms and corporations.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1    Arrangement Agreement

          This Plan of Arrangement is made pursuant and subject to the provisions of the Share Exchange and Arrangement Agreement dated              among Genesis Canada, Genesis Delaware, and Genesis NSULC.

2.2    Binding Effect

          This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time, on (i) Genesis Canada, Genesis Delaware, and Genesis NSULC, and (ii) Genesis Canada Shareholders.

ARTICLE 3

THE ARRANGEMENT

3.1    Exchange of Common Shares

          At the Effective Time, the following shall occur and will be deemed to occur without any further act or formality:

(a)
each outstanding Common Share, other than those Common Shares held by a Dissenting Shareholder, shall be transferred by each holder thereof to Genesis NSULC in exchange for one fully paid and non-assessable share of Genesis Delaware Stock;

(b)
each holder of Common Shares, other than any Dissenting Shareholders, shall cease to be a holder of Common Shares, and the name of each such holder shall be removed from the register of holders of Common Shares, and Genesis NSULC will be recorded as the registered holder of such Common Shares and will be deemed to be the legal and beneficial owner thereof;

(c)
subject to section 4.1, each holder of Common Shares, other than any Dissenting Shareholders, shall have the right to receive from Genesis NSULC one or more certificates for the number of fully paid and non-assessable shares of Genesis Delaware Stock to which the holder is entitled pursuant to the foregoing, to become a holder of the number of fully paid and non-assessable shares of Genesis Delaware Stock to which the holder is entitled pursuant to the foregoing, and to have the name of such holder added to the register of holders of Genesis Delaware Stock; and

(d)
each outstanding Common Share held by Dissenting Shareholders shall be deemed to have been transferred to Genesis Canada and be cancelled and cease to be outstanding such Dissenting Shareholders shall cease to have any rights as Genesis Canada Shareholders other than Dissent Rights.

ARTICLE 4

SHARE CERTIFICATES

4.1    Entitlement to Share Certificates and Dividends, etc.

(a)
At or prior to the Effective Time, Genesis NSULC shall deliver to the Depositary for the benefit of the Genesis Canada Shareholders who have not elected to exercise their Dissent Rights, all certificates for Genesis Delaware Stock held by Genesis NSULC.

(b)
The Depositary shall, as soon as practicable after the Effective Date mail one share of Genesis Delaware Stock for each Common Share of that holder exchanged in accordance with this Plan of Arrangement to each Genesis Canada Shareholder who:

(i)	did not elect to exercise their Dissent Rights; and

(ii)
deposits with the Depositary properly endorsed certificates representing all Common Shares held by that holder together with a duly completed Letter of Transmittal and any other documents or instruments as would have been required to effect the transfer of the Common Shares in accordance with the Act and the constating documents of Genesis Canada and such other documents or instruments as the Depositary may reasonably require.

(c)
No dividends or other distributions declared or made after the Effective Time with respect to Genesis Delaware Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares, unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1(b). Subject to applicable law, at the time of such surrender of any such certificate, there shall be paid to the holder of record of a certificate formerly representing Common Shares, without interest, the amount of dividends or other distributions, if any, on Genesis Delaware Stock with a record date after the Effective Time and a payment date prior to surrender.

ARTICLE 5

AMENDMENT

          5.1    Genesis Canada will, at its option, at any time prior to the granting by the Court of the Final Order, and without any further notice to or authorization on the part of any shareholder of Genesis NSULC, Genesis Canada or Genesis Delaware, be entitled to vary this Plan of Arrangement in accordance with the Arrangement Agreement. This Plan of Arrangement may also be varied or amended in accordance with the Final Order in such manner as the Court may approve or require.

ARTICLE 6

DISSENT

6.1    Dissent

          Subject to the Act, in the event that the Arrangement becomes effective, holders of Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in this Article 6 in connection with the Arrangement and, in place of the deemed transfer of Common Shares to Genesis NSULC in exchange for Genesis Delaware Stock, be paid by Genesis Canada the fair value of the Common Shares held by such Dissenting Shareholder, determined as of the close of business on the day before the Arrangement Resolution was adopted (the “Dissent Rights”).

6.2    Method of Dissent

(a)
A Dissenting Shareholder shall send to Genesis Canada, no later than the termination of the Special General Meeting (or any adjournment thereof), a written objection to the Arrangement Resolution (a “Dissent Notice”). A Dissenting Shareholder may only dissent with respect to all Common Shares held by such holder on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

(b)
A Dissenting Shareholder who submits a Dissent Notice but who also votes in favour of the Arrangement Resolution will not be considered a Dissenting Shareholder and the Common Shares of such Dissenting Shareholder shall be deemed to have been exchanged in accordance with 3.1(a), (b) and (c) hereof and accordingly, all Common Shares held by such Dissenting Shareholder shall be deemed to be transferred to Genesis NSULC on the Effective Date pursuant to the Arrangement hereinbefore described.

(c)
Any proxy granted by a Dissenting Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, must be validly revoked by the Genesis Canada Shareholder in order to prevent the proxyholder from voting such Dissenting Shareholder’s Common Shares in favour of the Arrangement Resolution and thereby disentitling the Dissenting Shareholder from the right to dissent.

6.3    Notice to Dissenting Shareholders

          Within 10 days after the Arrangement Resolution is adopted, Genesis Canada shall notify each Dissenting Shareholder who has filed a Dissent Notice that the Arrangement Resolution has been adopted. Such notice shall not be required to be sent to any Dissenting Shareholder who voted for the Arrangement Resolution or who has withdrawn a Dissent Notice, in which case all Common Shares held by such Dissenting Shareholder shall be deemed to have been exchanged in accordance with 3.1(a), (b) and (c) hereof and accordingly, all Common Shares held by such Dissenting Shareholder shall be deemed to be transferred to Genesis NSULC on the Effective Date pursuant to the Arrangement hereinbefore described.

6.4    Payment Demand

          A Dissenting Shareholder shall, within 20 days after receipt of the notice from Genesis Canada that the Arrangement Resolution has been adopted, or if a Dissenting Shareholder does not receive such notice, within 20 days after a Dissenting Shareholder learns that the Arrangement Resolution has been adopted, send to Genesis Canada a written notice containing the name and address of the Dissenting Shareholder, the number of Common Shares in respect of which such Dissenting Shareholder dissents, and a demand for payment of the fair value of such Common Shares (a “Payment Demand”).

6.5    Rights of Dissenting Shareholders

          At the Effective Time, a Dissenting Shareholder ceases to have any rights as a shareholder of Genesis Canada, other than the right to be paid the fair value of the Common Shares held by such Dissenting Shareholder, except where:

(a)	the Dissenting Shareholder withdraws the Payment Demand before Genesis Canada makes an offer to such Dissenting Shareholder; or

(b)	Genesis Canada fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws the Payment Demand;

in which case the rights of the Dissenting Shareholder as a shareholder of Genesis Canada are reinstated as of the date such Dissenting Shareholder sent the Payment Demand and accordingly, the Common Shares held by such Genesis Canada Shareholder shall be deemed to have been exchanged in accordance with 3.1(a), (b) and (c) hereof and accordingly, all Common Shares of such Genesis Canada Shareholder shall be deemed to be transferred to Genesis NSULC on the Effective Date pursuant to the Arrangement hereinbefore described.

6.6    Share Certificates

          Within 30 days after sending a Payment Demand, each Dissenting Shareholder shall send to the Depositary the certificates representing the Common Shares in respect of which such Dissenting Shareholder dissents. A Dissenting Shareholder who fails to send to the Depositary, within the prescribed time frame, the said certificates, forfeits all rights to make a dissent claim and all Common Shares held by such Genesis Canada Shareholder shall be deemed to have been exchanged in accordance with 3.1(a), (b) and (c) hereof and accordingly, all Common Shares of such Genesis Canada Shareholder shall be deemed to be transferred to Genesis NSULC on the Effective Date pursuant to the Arrangement hereinbefore described.

6.7    Offer to Pay

          Genesis Canada shall, not later than 7 days after the later of the Effective Date or the date on which Genesis Canada received a Payment Demand, send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay for the Common Shares held by such Dissenting Shareholder an amount considered by the Board of Directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value has been determined (“Offer to Pay”), or notification of its inability to lawfully pay the Dissenting Shareholder due to solvency requirements of the Act. Every Offer to Pay shall be on the same terms.

6.8    Acceptance

          A Dissenting Shareholder shall have 30 days after the Offer to Pay has been made to accept the Offer to Pay and this acceptance shall be in writing and delivered to Genesis Canada.

6.9    Payment

          Genesis Canada shall pay for the Common Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Genesis Canada does not receive an acceptance in accordance with section 6.8.

6.10    Application to Court

(a)
If Genesis Canada fails to make an Offer to Pay for a Dissenting Shareholder’s Common Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay, Genesis Canada may, within 50 days after the Effective Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the Common Shares of any Dissenting Shareholders.

(b)
If Genesis Canada fails to apply to the Court, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow.

(c)
If no application is made to the Court by either Genesis Canada or a Dissenting Shareholder within the respective time periods, the Common Shares of the respective Dissenting Shareholder shall be deemed to have been exchanged in accordance with 3.1(a), (b) and (c) hereof and accordingly, all Common Shares of such Dissenting Shareholder shall be deemed to be transferred to Genesis NSULC on the Effective Date pursuant to the Arrangement hereinbefore described.

(d)
Upon an application to the Court, all Dissenting Shareholders whose Common Shares have not been purchased by Genesis Canada shall be joined as parties and bound by the decision of the Court, and Genesis Canada shall notify each affected Dissenting Shareholder of the date, place and consequences of the application and of the right to appear and be heard in person or by counsel.

(e)	Upon any such application to the Court, the Court shall fix a fair value for the Common Shares of all of the Dissenting Shareholders who have not accepted an Offer to Pay.

(f)
The final order of the Court shall be rendered against Genesis Canada in favour of each such Dissenting Shareholder and for the amount of the fair value of the Common Shares held by such Dissenting Shareholder as fixed by the Court.

ANNEX F

FORM OF INTERIM ORDER

2001

S.H. No.

IN	THE SUPREME COURT OF NOVA SCOTIA

IN THE MATTER OF THE APPLICATION OF GENESIS MICROCHIP INCORPORATED, GENESIS MICROCHIP INC. and GENESIS MICROCHIP NOVA SCOTIA CORP.

- and -

IN THE MATTER OF THE COMPANIES ACT, R.S.N.S. 1989, C. 81, AS AMENDED, AND IN PARTICULAR, SECTION 130 THEREOF.

ORDER

          BEFORE THE HONOURABLE JUSTICE             , IN CHAMBERS

          UPON READING the Affidavit of                  , sworn the      day of          , 2001 (the “Affidavit”);

          AND UPON HEARING counsel for Genesis Microchip Incorporated in support of the application;

          AND UPON MOTION:

          IT IS HEREBY ORDERED THAT:

1.
Genesis Microchip Incorporated (“Genesis Microchip”) is authorized and directed to call, hold and conduct a special general meeting (the “Special General Meeting”) of the holders of its common shares (the “Shareholders”) to, among other things, consider and, if deemed advisable, pass, with or without variation, a resolution (the “Resolution”) under the Nova Scotia Companies Act, R.S.N.S. 1989, c. 81 (the “Act”) to approve the arrangement (the “Arrangement”) substantially in the form set forth in the Plan of Arrangement contained in the Share Exchange and Arrangement Agreement attached as Annex      of Exhibit “     ” to the Affidavit of          (the “Plan of Arrangement”).

2.
A Special General Meeting to consider the Resolution shall be called, held and conducted on          at 8:00 a.m., local time, in accordance with the Act and the Memorandum and Articles of Association of Genesis Microchip, subject to the terms of this Order and subject to any further Order of this Honourable Court.

3.
Genesis Microchip is authorized to make, in the manner contemplated by the Plan of Arrangement, such amendments, revisions or supplements to the Arrangement as it may determine without any additional notice to the Shareholders and the Arrangement as so amended, revised or supplemented, shall be the Arrangement to be submitted to the Special General Meeting.

4.
Genesis Microchip, if it deems advisable, is specifically authorized to adjourn or postpone the Special General Meeting on one or more occasions, without the necessity of first convening a Special General Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement. Notice of any such adjournment shall be given by press release.

5.
Notice of the Special General Meeting (the “Notice of Meeting”) and the Joint Prospectus and Proxy Statement/Prospectus of Genesis Microchip and Sage, Inc. dated                 , 2002 and the Interlocutory Notice (Application Ex Parte) setting a date for an application for an Order approving an arrangement between Genesis Microchip and Genesis Microchip Shareholders (collectively the “Genesis Proxy Material”) in substantially the same form as contained in Exhibit      to the Affidavit of          shall be distributed to the Shareholders of record as of         , the “record date’’ by mailing the same by prepaid ordinary mail to such persons at least twenty-one (21) clear days prior to the date of the Special General Meeting in accordance with the Articles of Association of Genesis Microchip, and such mailing shall constitute good and sufficient service of notice of the Special General Meeting.

6.
The accidental omission to give notice of the Special General Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Special General Meeting, but if any such failure or omission is brought to the attention of Genesis Microchip prior to the Special General Meeting, then it shall use reasonable best efforts to rectify it by the method and in a time most reasonably practicable in the circumstances.

7.
Genesis Microchip is authorized to use the form of proxy, in substantially the same form as [Annex] to Exhibit      to the Affidavit of         , subject to Genesis Microchip’s ability to insert dates and other relevant information in the final form of proxy. Genesis Microchip is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine.

8.
Votes shall be taken at the Special General Meeting on the basis of one (1) vote per Common Share and, subject to further Order of this Honourable Court, the vote required to pass the Resolution shall be the affirmative vote of not less than a majority of the Shareholders represented in person or by proxy at the Special General Meeting and three fourths in value of those Shareholders represented in person or by proxy at the Special General Meeting (excluding spoiled, illegible or defective votes).

9.
The only persons entitled to attend the Special General Meeting shall be the Shareholders as at the record date for the Special General Meeting; holders of valid proxies from such Shareholders; Genesis Microchip directors, auditors, advisors and legal counsel. The only persons entitled to be represented and to vote at the Special General Meeting shall be the Shareholders as at the record date for the Special General Meeting.

10.
The Shareholders shall be entitled to exercise rights of dissent in accordance with and in compliance with the Plan of Arrangement, provided that they provide Genesis Microchip with written objection to the Resolution at or before the Special General Meeting and otherwise comply with the Plan of Arrangement.

11.
Upon approval by the Shareholders of the Arrangement in the manner set forth in this Order, Genesis Microchip may apply to this Honourable Court on the      day of                 , 2001 at the hour of 9:30 in the forenoon or on such later date to which this application may be adjourned, for approval of the Arrangement.

12.
The only persons entitled to appear at the application to sanction and approve the Arrangement at the hearing described in paragraph 11 of this Order, shall, subject to any further Order of this Honourable Court, be:

(a)	The Registrar appointed pursuant to section 3 of the Act; and

(b)
Persons who have filed an appearance herein in accordance with the Nova Scotia Rules of Civil Procedure giving this Honourable Court and Genesis Microchip notice of an intention to appear no less than two (2) clear days before the hearing of this application.

13.
Mailing of the Interlocutory Notice (Application Ex Parte) in the form attached as Annex      of Exhibit “    ” to the Affidavit of          in the Genesis Microchip Proxy Material in accordance with paragraph 5 of this Order shall constitute good and sufficient service of such Interlocutory Notice to all interested parties. No other form of service need be made on such persons in respect of these proceedings. No other material filed on behalf of Genesis Microchip in support of this Application need be served on any person except to those persons who have filed an appearance in accordance with the provisions of paragraph 12(b) of this Order in which case Genesis Microchip will make reasonable efforts to deliver to such persons copies of materials filed with this Honourable Court which were not included in the Genesis Proxy Material.

14.
No further notice of any adjournment of the Application to sanction and approve the Arrangement is required except to those persons who have filed an appearance in accordance with the provisions of paragraph 12(b) of this Order in which case Genesis Microchip will make reasonable efforts to deliver notice to such persons.

          DATED at Halifax, Nova Scotia, this      day of                     , 2001.

PR	OTHONOTARY

ANNEX G

IN THE SUPREME COURT OF NOVA SCOTIA

IN THE MATTER OF THE APPLICATION OF GENESIS MICROCHIP INCORPORATED, GENESIS MICROCHIP INC. and GENESIS MICROCHIP NOVA SCOTIA CORP.

- and -

IN THE MATTER OF THE COMPANIES ACT, R.S.N.S. 1989, C. 81, AS AMENDED, AND IN PARTICULAR, SECTION 130 THEREOF

INTERLOCUTORY NOTICE (Application Ex Parte)

          TAKE NOTICE that an application will be made by the Applicant, Genesis Microchip Incorporated, to the judge presiding in Chambers at the Law Courts, in Halifax, Nova Scotia, on      day, the      day of           , 2001 at the hour of 9:30 o’clock in the forenoon or so soon thereafter as application can be made for an Order approving an arrangement between Genesis Microchip Incorporated and the holders of its common shares.

          AND TAKE NOTICE that in support of the application will be read the Affidavit of      deposed to on the      day of                  , 2001, and the proposed Order that is filed with this Notice and such other material as counsel may advise, a true copy of which will be filed.

          DATED at Halifax Regional Municipality, Province of Nova Scotia, this                  day of                  , 2001.

Ro	derick (Rory) H. Rogers
Ste	wart McKelvey Stirling Scales
900	Purdy’s Wharf Tower 1
195	9 Upper Water Street
Ha	lifax, NS B3J 2X2
So	licitor for the Applicant

G-1

ANNEX H

GENESIS MICROCHIP INCORPORATED

ARRANGEMENT RESOLUTION

          BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 130 of the Companies Act (Nova Scotia) involving Genesis Microchip Incorporated (“Genesis Microchip”), as more particularly described and set forth in the joint proxy statement/prospectus of Genesis Microchip Incorporated and Sage, Inc. dated [ ], 2001 (the “Proxy Statement”)] accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

2.
The Share Exchange and Arrangement Agreement among Genesis Microchip, Genesis Microchip Inc., a Delaware corporation, and Genesis Microchip Nova Scotia Corp., attached as Annex E to the Proxy Statement (the “Arrangement Agreement”), including the Plan of Arrangement (the “Plan of Arrangement”) set forth in Exhibit 1 to the Arrangement Agreement (as the Arrangement Agreement and Plan of Arrangement may be modified or amended) is hereby authorized, approved and adopted.

3.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Genesis Microchip or that the Arrangement has been approved by the Supreme Court of Nova Scotia (the “Court”), the directors of Genesis Microchip are hereby authorized without any further approval by the shareholders of Genesis Microchip to vary or terminate the Arrangement in such manner as is provided for in the Plan of Arrangement and Arrangement Agreement and as may be approved by the Supreme Court of Nova Scotia in granting the final order approving the Arrangement.

4.
Any one director or officer of Genesis Microchip be and is hereby authorized for and on behalf of Genesis Microchip to make application to the Supreme Court of Nova Scotia for an order approving the Arrangement and to deliver a certified copy of an order of the Supreme Court of Nova Scotia approving the Arrangement to the Registrar of Joint Stock Companies for registration pursuant to Section 130(3) of the Companies Act (Nova Scotia).

5.
Any one director or officer of Genesis Microchip be and is hereby authorized for and on behalf of Genesis Microchip to execute or cause to be executed, under the seal of Genesis Microchip or otherwise, and to deliver or to cause to be delivered, all such documents, agreements and instruments, and to do or to cause to be done all such other acts and things, as such director or officer determines to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

H-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Officers and Directors

          Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

          Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

          Article VI of Genesis Microchip Delaware’s bylaws provides for indemnification to the fullest extent permitted under Delaware law for any person who is or was a director or officer of the registrant and who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the registrant or was serving at the request of the registrant as a director, officer, employee or agent of any other enterprise.

          The foregoing statements are subject to the provisions of Section 145 of the Delaware General Corporation Law and Article VI of the bylaws of Genesis Microchip Delaware.

          Genesis Microchip Delaware maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

ITEM 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number		Exhibit Description
2.1	*
Agreement and Plan of Merger and Reorganization, dated as of September 27, 2001, by and between
     Genesis Microchip Incorporated and Sage, Inc. (included as Annex A to this joint proxy statement/
     prospectus).

2.2	*
Form of Share Exchange and Arrangement Agreement and Plan of Arrangement by and among the
     Registrant, X Number Nova Scotia Company, and Genesis Microchip Incorporated (included as
     Annex E to this joint proxy statement/prospectus).

3.1	*	Certificate of Incorporation of the Registrant.
3.2	*	Bylaws of the Registrant.
4.1		Form of Common Stock Certificate of the Registrant.
5.1		Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
5.2		Form of opinion of Stewart McKelvey Stirling Scales.
8.1		Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to certain U.S. tax matters.
8.2		Form of opinion of Morrison & Foerster LLP, with respect to certain U.S. tax matters.
8.3		Form of opinion of Stikeman Elliot, with respect to certain tax matters.
9.1	*	Form of Voting Agreement (included as Annex B to this joint proxy statement/prospectus).
23.1		Consent of KPMG LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1).
23.4		Consent of Morrison & Foerster LLP (included in Exhibit 8.2).
23.5		Consent of Stikeman Elliot (included in Exhibit 8.3).
23.6		Consent of Ernst & Young, LLP
24.1	*	Power of Attorney.
99.1	*	Fairness Opinion of Dresdner Kleinwort Wasserstein, Inc. (included as Annex C to this joint proxy statement/prospectus).
99.2	*	Fairness Opinion of U.S. Bancorp Piper Jaffray (included as Annex D to this joint proxy statement/ prospectus).
99.3		Consent of Dresdner Kleinwort Wasserstein, Inc.
99.4	*	Consent of U.S. Bancorp Piper Jaffray.
99.5	*	Form of Interim Order (included as Annex F to this joint proxy statement/prospectus).
99.6	*	Interlocutory Notice—Notice of Final Hearing (included as Annex G to this joint proxy statement/ prospectus).
99.7	*	Genesis Microchip Incorporated Arrangement Resolution (included as Annex H to this joint proxy statement/prospectus).
99.8		Form of Proxy for Genesis Microchip Incorporated Shareholders.
99.9		Form of Proxy for Sage, Inc. Stockholders.
99.1	0*	Consent of Chandrashekar M. Reddy.
99.1	1*	Consent of N. Damodar Reddy.

*	Previously filed.

(b) Financial Statement Schedules

          No schedules are included in the foregoing financial statements because the required information is inapplicable or is presented in the financial statements or related notes thereto contained herein, or incorporated by reference into this joint proxy statement/prospectus.

(c) Reports, Opinions, or Appraisals

          Opinions of Dresdner Kleinwort Wasserstein, Inc. and U.S. Bancorp Piper Jaffray (attached as Annexes C and D respectively, to this joint proxy statement/prospectus, filed as part of this registration statement).

ITEM 22.    Undertakings

          The undersigned registrant hereby undertakes:

          (1)  that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2)  that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3)  that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4)  to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5)  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

          (6)  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alviso, California, on November 30, 2001.

GE	NESIS MICROCHIP INC.

/s/ I. ERIC ERDMAN
By
Na	me: Eric Erdman
Tit	le: Secretary and Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Amnon Fisher	President, Chief Executive Officer and Director	November 30, 2001

/s/ I. ERIC ERDMAN I. Eric Erdman	Chief Financial Officer, Chief Accounting Officer and Secretary	November 30, 2001

* Alexander S. Lushtak	Chairman	November 30, 2001

* James E. Donegan	Director	November 30, 2001

* George A. Duguay	Director	November 30, 2001

* Lawrence G. Finch	Director	November 30, 2001

* Jeffrey Diamond	Director	November 30, 2001

/s/ I. ERIC ERDMAN
By	:
I. Eric Erdman
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description
2.1	*
Agreement and Plan of Merger and Reorganization, dated as of September 27, 2001, by and between
     Genesis Microchip Incorporated and Sage, Inc. (included as Annex A to this joint proxy statement/
     prospectus).

2.2	*
Form of Share Exchange and Arrangement Agreement and Plan of Arrangement by and among the
     Registrant, X Number Nova Scotia Company, and Genesis Microchip Incorporated (included as
     Annex E to this joint proxy statement/prospectus).

3.1	*	Certificate of Incorporation of the Registrant.
3.2	*	Bylaws of the Registrant.
4.1		Form of Common Stock Certificate of the Registrant.
5.1		Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
5.2		Form of opinion of Stewart McKelvey Stirling Scales.
8.1		Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to certain U.S. tax matters.
8.2		Form of opinion of Morrison & Foerster LLP, with respect to certain U.S. tax matters.
8.3		Form of opinion of Stikeman Elliot, with respect to certain tax matters.
9.1	*	Form of Voting Agreement (included as Annex B to this joint proxy statement/prospectus).
23.1		Consent of KPMG LLP.
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibits 5.1 and 8.1).
23.4		Consent of Morrison & Foerster LLP (included in Exhibit 8.2).
23.5		Consent of Stikeman Elliot (included in Exhibit 8.3).
23.6		Consent of Ernst & Young, LLP.
24.1	*	Power of Attorney (included on signature page at page II-4).
99.1	*	Fairness Opinion of Dresdner Kleinwort Wasserstein, Inc. (included as Annex C to this joint proxy statement/prospectus).
99.2	*	Fairness Opinion of U.S. Bancorp Piper Jaffray (included as Annex D to this joint proxy statement/ prospectus).
99.3		Consent of Dresdner Kleinwort Wasserstein, Inc.
99.4	*	Consent of U.S. Bancorp Piper Jaffray.
99.5	*	Form of Interim Order (included as Annex F to this joint proxy statement/prospectus).
99.6	*	Interlocutory Notice—Notice of Final Hearing (included as Annex G to this joint proxy statement/ prospectus).
99.7	*	Genesis Microchip Incorporated Arrangement Resolution (included as Annex H to this joint proxy statement/prospectus).
99.8		Form of Proxy for Genesis Microchip Incorporated Shareholders.
99.9		Form of Proxy for Sage, Inc. Stockholders.
99.1	0*	Consent of Chandrashekar M. Reddy.
99.1	1*	Consent of N. Damodar Reddy.

*	Previously filed.

1